UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

SCHEDULE 14A

__________________

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

__________________

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

JM GLOBAL HOLDING COMPANY

(Name of Registrant as Specified in Its Charter)

_______________________________________________________________

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not applicable

	(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

	(4)	Proposed maximum aggregate value of transaction: $94.8 million[1]

	(5)	Total fee paid: $11,805.14[2]

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

____________

1        Our estimate of the transaction value is based on the following estimated values: 9,482,043 shares of JM Global common stock valued at $10.00 per share.

2        This amount is the product of $94,820,429 multiplied by the SEC’s filing fee of $124.50 per million, of which $11,221.78 was previously paid.

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED DECEMBER 1, 2017

JM GLOBAL HOLDING COMPANY
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445

Dear JM Global Holding Company Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2017 annual meeting of stockholders of JM Global Holding Company, which we refer to as “we,” “us,” “our,” “JM Global” or the “Company,” on          ,         , 2017, at     , Eastern time, at the offices of Ellenoff Grossman & Schole LLP, New York, New York 10105. This proxy statement is dated         , 2017, and is first being mailed to stockholders of the Company on or about         , 2017.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a share exchange agreement (as it may be amended, the “Share Exchange Agreement”) dated August 28, 2017 (the “Exchange Agreement”) providing for the acquisition by us of all of the outstanding issued shares and other equity interests in China Sunlong Environmental Technology Inc. (“CaymanCo”), which primarily conducts its business through its indirect wholly owned subsidiaries, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. (“Hubei Shengrong”) and Tianjin Commodity Exchange Company Limited (“Tianjin Commodity”), from the shareholders of CaymanCo (“Sellers”). We refer to CaymanCo and its consolidated subsidiaries hereafter collectively as “Sunlong,” and we refer to such exchange and the other transactions contemplated by the Share Exchange Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Share Exchange Agreement, in exchange for 100% of the equity interests of CaymanCo, we agreed to issue to the Sellers a number of shares of our common stock (the “Exchange Shares”) at $10.00 per share based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million. Ten percent of the Exchange Shares to be issued to Sellers at closing will be deposited in escrow (the “Escrow Shares”) along with related dividends, to support certain indemnification obligations under the Exchange Agreement.

It is anticipated that, following completion of the Business Combination, assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that approximately 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 37.1% of the Company, and Sunlong’s existing stockholders will own approximately 62.9% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Share Exchange Agreement. A copy of the Share Exchange Agreement is attached to the accompanying proxy statement as Annex A.

Our stockholders will also be asked to consider and vote upon the following proposals:

(a)      to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying proxy statement as Annex C, to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2”, (ii) change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited” (“Proposal 3”), (iii) eliminate the classification of the Board and make certain related changes (“Proposal 4”) and (iii) provide for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal”) (each of Proposals 2, 3, 4 and 5, a “Charter Proposal” and collectively, the “Charter Proposals”);

(b)     to elect seven individuals to serve as directors on our board of directors until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(c)      to approve and adopt the TMSR Holding Company Limited 2017 Long-Term Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal,” and

(d)     to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal or the Incentive Plan Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “WYIG,” “WYIGU” and “WYIGW,” respectively. We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the new symbols “TMSR” and “TMSRW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of JM Global common stock, par value $0.0001 per share (“JM Global common stock”), and warrants to purchase one-half of one share of JM Global common stock, and cease separate trading.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Share Exchange Agreement, shares of JM Global common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Share Exchange Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 29, 2015 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the July 27, 2017 redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting (and approximately $0.3 million of which had been withdrawn as of such date for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares so long as they affirmatively vote for or against the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares (the “20% threshold”); provided, however, that such 20% threshold shall not apply to any shares purchased by Zhong Hui Holding Limited, which we refer to as our “Sponsor,” purchased in our IPO. Holders of our outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of shares of JM Global common stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to retain their founder shares and placement shares for all periods relevant to our stockholder vote on the Business Combination Proposal and waive their redemption rights in connection with the consummation of the Business Combination with respect to their founder shares and the placement shares included in the placement units purchased in connection with the IPO, and any such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Additionally, of the 3,000,000 units that our Sponsor purchased in our IPO, our Sponsor has agreed to hold 650,000 (as reduced from the initially agreed 1,000,000) of the shares included in such units through the consummation of our initial business combination and not seek redemption in connection therewith; the remaining 2,350,000 may be redeemed on the same terms as the public shares.

We are providing this proxy statement, accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement and our Annual Report on Form 10-K carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 35 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Share Exchange Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Certain Benefits of JM Global’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal and Charter Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. The boards of directors of Sunlong and JM Global have already approved the Business Combination. Currently, our Sponsor, certain of its affiliates and our officers and directors own approximately 81.5% of our issued and outstanding shares of common stock, including all of the founder shares and placement shares. Our Sponsor and other initial stockholders have agreed to vote any shares of JM Global common stock owned by them in favor of the proposals described in the accompanying proxy statement. Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of common stock of JM Global, and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial shareholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the July 27, 2017 redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting, the estimated per share redemption price would have been approximately $10.00.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Business Combination Proposal and the Charter Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting. The transactions contemplated by the Share Exchange Agreement will be consummated only if the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Business Combination Proposal and the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT JM GLOBAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JM GLOBAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

, 2017	Sincerely,

/s/ Qi (Jacky) Zhang
Qi (Jacky) Zhang Chairman of the Board

This proxy statement is dated          , 2017, and is first being mailed to stockholders of the Company on or about          , 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

JM GLOBAL HOLDING COMPANY
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445

NOTICE OF SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING
OF STOCKHOLDERS OF JM GLOBAL HOLDING COMPANY

To Be Held on          , 2017

To the Stockholders of JM Global Holding Company:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2017 annual meeting of stockholders (the “special meeting”) of JM Global Holding Company, a Delaware corporation (“we,” “us,” “our,” “JM Global” or the “Company”), will be held on          , 2017, at           Eastern time, at the offices of Ellenoff Grossman & Schole LLP, New York, New York 10105. You are cordially invited to attend the special meeting for the following purposes:

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve a share exchange agreement (the “Share Exchange Agreement”) dated August 28, 2017 (the “Exchange Agreement”) providing for the acquisition by us of all of the outstanding issued shares and other equity interests in China Sunlong Environmental Technology Inc. (“CaymanCo”), which primarily conducts its business through its two indirect wholly owned subsidiaries, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. (“Hubei Shengrong”) and Tianjin Commodity Exchange Company Limited (“Tianjin Commodity”), from the shareholders of CaymanCo (“Sellers”). We refer to CaymanCo and its consolidated subsidiaries hereafter collectively as “Sunlong,” and we refer to such merger and the other transactions contemplated by the Share Exchange Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

(3)      Proposal 3 — change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited” (“Proposal 3”);

(4)      Proposal 4 – eliminate the classification of the Board and make certain related changes (“Proposal 4”);

(5)      Proposal 5 — providing for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 5”);

(6)      Proposal 6 – to consider and vote upon a proposal to elect seven individuals to serve as directors on our board of directors until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(7)      Proposal 7 — to consider and vote upon a proposal to approve and adopt the TMSR Holding Company Limited 2017 Long-Term Incentive Plan (the “Incentive Plan Proposal”); and

(8)      Proposal 8 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on          , 2017 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

In connection with the Company’s July 27, 2017 meeting of shareholders to, among other things, approve an extension of the date before which the Company must complete an initial business combination from July 29, 2017 to January 29, 2018 (the “Extension Meeting”), a total of 963,112 shares of common stock were redeemed.

Pursuant to the existing charter, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Share Exchange Agreement, shares of JM Global common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Share Exchange Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 29, 2015 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting (and approximately $0.3 million of which had been withdrawn as of such date for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares so long as they affirmatively vote for or against the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares (the “20% threshold”); provided, however, that such 20% threshold shall not apply to any shares purchased by Zhong Hui Holding Limited, which we refer to as our “Sponsor,” purchased in our IPO. The holders of shares of JM Global common stock issued prior to our IPO ( “founder shares”) have agreed to retain their founder shares and placement shares for all periods relevant to our stockholder vote on the Business Combination Proposal and waive their redemption rights in connection with the consummation of the Business Combination with respect to their founder shares and the placement shares included in the placement units purchased in connection with the IPO, and any such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Additionally, of the 3,000,000 units that our Sponsor purchased in our IPO, our Sponsor has agreed to hold 650,000 (as reduced from the initially agreed 1,000,000) of the shares included in such units through the consummation of our initial business combination and not seek redemption in connection therewith; the remaining 2,350,000 may be redeemed on the same terms as the public shares. Currently, Zhong Hui Holding Limited, certain of its affiliates and our officers and directors own approximately 81.5% of our issued and outstanding shares of common stock, including all of the founder shares and placement shares.

The transactions contemplated by the Share Exchange Agreement will be consummated only if the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

Each redemption of shares of our outstanding common stock by our public stockholders will decrease the amount in our trust account, which held approximately $40.4 million on September 30, 2017 (and approximately $0.3 million of which was withdrawn as of such date for taxes and working capital purposes). The issuance of 20% or more of our outstanding common stock pursuant to the Share Exchange Agreement is contingent upon stockholder approval and the closing of the Business Combination Proposal.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

By Order of the Board of Directors,

, 2017	Sincerely,

/s/ Qi (Jacky) Zhang
Qi (Jacky) Zhang Chairman of the Board

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	6
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	8
SUMMARY OF THE PROXY STATEMENT	19
SELECTED HISTORICAL FINANCIAL INFORMATION OF JM GLOBAL	30
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SUNLONG	31
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	32
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	34
RISK FACTORS	35
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	67
COMPARATIVE PER SHARE INFORMATION	75
SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING OF JM GLOBAL STOCKHOLDERS	76
THE BUSINESS COMBINATION PROPOSAL	82
The Share Exchange Agreement	82
Background of the Business Combination	90
JM Global’s Board of Directors’ Reasons for the Approval of the Business Combination	95
Satisfaction of 80% Test	98
Description of Fairness Opinion of Highline Research Advisors LLC	98
Certain Company Projected Financial Information	103
Certain Benefits of JM Global’s Directors and Officers and Others in the Business Combination	105
Potential Purchases of Public Shares	105
Total Shares of JM Global Common Stock to be Issued in the Business Combination	106
Sources and Uses for the Business Combination	107
Board of Directors of JM Global Following the Business Combination	107
Certificate of Incorporation	107
Name; Headquarters	108
Redemption Rights	108
Appraisal Rights	108
Accounting Treatment	108
Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights	108
Vote Required for Approval	112
Recommendation of the Board	112
THE CHARTER PROPOSALS	113
Vote Required for Approval	116
Recommendation of the Board	117
DIRECTOR ELECTION PROPOSAL	118
Vote Required for Approval	119
Recommendation of the Board	119
INCENTIVE PLAN PROPOSAL	120
Vote Required for Approval	123
Recommendation of the Board	123
THE ADJOURNMENT PROPOSAL	124
Vote Required for Approval	124
Recommendation of the Board	124
INFORMATION ABOUT JM GLOBAL	125
JM GLOBAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	134

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INFORMATION ABOUT SUNLONG	140
EXECUTIVE AND DIRECTOR COMPENSATION OF SUNLONG	157
SUNLONG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	159
MANAGEMENT AFTER THE BUSINESS COMBINATION	177
DESCRIPTION OF SECURITIES	182
BENEFICIAL OWNERSHIP OF SECURITIES	191
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	193
PRICE RANGE OF SECURITIES AND DIVIDENDS	196
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	197
APPRAISAL RIGHTS	197
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	197
TRANSFER AGENT AND REGISTRAR	198
SUBMISSION OF STOCKHOLDER PROPOSALS	198
FUTURE STOCKHOLDER PROPOSALS	198
WHERE YOU CAN FIND MORE INFORMATION	199
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A — Share Exchange Agreement	A-1
Annex B — Fairness Opinion of Highline Research Advisors LLC	B-1
Annex C — Second Amended and Restated Certificate of Incorporation of JM Global Holding Company	C-1
Annex D — TMSR Holding Company Limited 2017 Long-Term Incentive Plan	D-1

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. You should also read carefully the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         JM Global is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•         There currently are 5,599,388 shares of JM Global common stock issued and outstanding, consisting of 4,036,888 shares originally sold as part of units in JM Global’s IPO, 250,000 shares included in the placement units issued to our Sponsor in a private placement simultaneously with the consummation of JM Global’s IPO, and 1,312,500 founder shares that were issued to our Sponsor prior to JM Global’s IPO and are held by our initial stockholders.

•         In addition, there currently are 5,250,000 warrants of JM Global outstanding, consisting of 5,000,000 public warrants originally sold as part of units in JM Global’s IPO and 250,000 placement warrants included in the placement units issued to our Sponsor in a private placement simultaneously with the consummation of JM Global’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of JM Global’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of JM Global’s common stock. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable 30 days after the completion of JM Global’s initial business combination and will expire at 5:00 p.m., New York time, five years after the completion of JM Global’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, JM Global may redeem the outstanding warrants at a price of $0.01 per warrant, provided that the last sale price of JM Global’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before JM Global sends the notice of redemption to the warrant holders and certain other conditions are met. The placement warrants, however, are non-redeemable and may be exercised on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

•         In addition, there currently are: (i) options to purchase 6,000 shares of JM Global common stock outstanding, which options were issued to two JM Global directors and are exercisable at a price of $9.79 per share commencing six months after completion of JM Global’s initial business combination and expiring five years thereafter, and (ii) a unit purchase option held by the underwriter in JM Global’s IPO, which option entitles the holder to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share, at any time after completion of JM Global’s initial business combination until July 23, 2020. For more information about JM Global and its securities, see the sections entitled “Information About JM Global,” “JM Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•         Sunlong, through its two indirect subsidiaries, focuses on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors and iron ore trading, wine import and resale, and agarwood trading in the PRC. For more information about Sunlong, see the sections entitled “Information About Sunlong,” “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management After the Business Combination” and “Risk Factors — Risk Factors Relating to Sunlong’s Business and Operations.”

•         Pursuant to the Share Exchange Agreement, dated as of August 28, 2017, as it may be amended (the “Share Exchange Agreement”), by and among the Company, CaymanCo, Zhong Hui Holding Limited,

in its capacity thereunder as the representative from and after the closing for the shareholders of the Company other than the Sellers and their successors and assigns (the “Purchaser Representative”), the stockholders of CaymanCo (the “Sellers”), and Chuanliu Ni, solely in his capacity as the representative of the Sellers (the “Seller Representative”), and the transactions contemplated thereby, we agreed to issue to the Sellers, in exchange for 100% of the outstanding capital stock of CaymanCo, a number of shares of our common stock (the “Exchange Shares”) at $10.00 per share based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million. We refer to CaymanCo and its consolidated subsidiaries hereafter collectively as “Sunlong,” and we refer to such share exchange and the other transactions contemplated by the Share Exchange Agreement collectively hereafter as the “Business Combination.” For more information about the transactions contemplated by the Share Exchange Agreement, which is referred to herein as the “Business Combination,” see the section entitled “The Business Combination Proposal” and the copy of the Share Exchange Agreement attached to this proxy statement as Annex A.

•         Ten percent (10%) of the Exchange Shares (“Escrow Shares”) will be deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing.

•         Based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting. For additional information regarding sources and uses for funding the Business Combination, see “The Business Combination Proposal — Sources and Uses for the Business Combination.” For more information on the Company’s shares, see the section entitled “The Business Combination Proposal — Total Shares of JM Global Common Stock to be Issued in the Business Combination.” For more information about the Share Exchange Agreement and related transaction agreements, see the section entitled “The Business Combination Proposal — The Share Exchange Agreement.”

•         It is anticipated that, following completion of the Business Combination assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares would be issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s public stockholders will retain an ownership interest (excluding those public shares held by our sponsor) of approximately 6.9% in JM Global and our initial stockholders and affiliates will retain an ownership interest (including those public shares held by our sponsor) of approximately 30.2% in JM Global. If any of JM Global’s stockholders (including our Sponsor, who has the right to redeem up to 2,350,000 public shares it purchased in our IPO), exercise their redemption rights, the ownership interest in JM Global of JM Global’s public stockholders will decrease and the ownership interest in JM Global of our initial stockholders, including our Sponsor, will increase. These ownership percentages with respect to JM Global following the Business Combination also do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities of JM Global that are issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by JM Global’s existing stockholders in JM Global will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on JM Global’s Public Float” for further information.

•         Our management and board of directors considered various factors in determining whether to approve the Share Exchange Agreement and the transactions contemplated thereby and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding taxes payable on interest earned and released to us for working capital purposes). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — JM Global’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to our existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. Following the redemption of 963,112 public shares in connection with the Extension Meeting, the pro rata portion of the funds available in the trust account for the remaining public shares was approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights.”

•         In addition to voting on the Business Combination Proposal, at the special meeting, the stockholders of JM Global will be asked to vote upon:

•         The Charter Proposals — to approve and adopt separate proposals for amendments to the existing charter, all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached hereto as Annex C:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

•         Proposal 3 — change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited” (“Proposal 3”);

•         Proposal 4 — eliminate the classification of the Board and make certain related changes (“Proposal 4”); and

•         Proposal 5 — provide for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 5” and each of Proposals 2, 3, 4 and 5, a “Charter Proposal” and collectively, the “Charter Proposals”);

•         Proposal 6 — consider and vote upon a proposal to elect seven individuals to serve as directors on our board of directors until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified (the “Director Election Proposal”);

•         Proposal 7 — to consider and vote upon a proposal to approve and adopt the Incentive Plan (the “Incentive Plan Proposal”); and

•         Proposal 8 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, or the Director Election Proposal (the “Adjournment Proposal”).

•         The transactions contemplated by the Share Exchange Agreement will be consummated only if the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

•         Seven incumbent directors of JM Global, Qi (Jacky) Zhang, Tim Richerson, Peter Nathanial, Kurt Jetta, Dongliang Qu, Xiaoguang Liu and Arthur Drogue, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to nominate seven directors for election at the special meeting (including three persons who are presently members of Sunlong’s board of directors) and to fill the vacancies created by such resignations. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of three existing Sunlong directors, Chuanliu Ni, Jiazhen Li and Xiaonian Zhang, and four newly appointed directors Hui Zhu, Yaqing Hu, Chenchen Zhang, and Wenting Zou. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

•         Unless waived by the parties to the Share Exchange Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Share Exchange Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — The Share Exchange Agreement — Conditions to Closing of the Business Combination.”

•         The Share Exchange Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by Sunlong or the Company acting alone, in specified circumstances. For more information about the termination rights under the Share Exchange Agreement, see the section entitled “The Business Combination Proposal — The Share Exchange Agreement — Termination.”

•         The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•         In considering the recommendation of JM Global’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “JM Global” refer to JM Global Holding Company, and the terms “combined company” and “post-combination company” refer to JM Global and its subsidiaries, including Sunlong, following the consummation of the Business Combination.

In this document:

“Board” means the board of directors of JM Global.

“Business Combination” means the acquisition by us of all of the outstanding capital stock of CaymanCo pursuant to the Share Exchange Agreement.

“CaymanCo” means China Sunlong Environmental Technology Inc., a Cayman Islands business company with limited liability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the shares of JM Global common stock to be issued to the Sellers in exchange for 100% of the equity interests of CaymanCo.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on July 23, 2015.

“founder shares” means the 1,312,500 shares of JM Global common stock issued to our Sponsor prior to our IPO, including any shares transferred to our directors, officers and affiliates and the forfeiture of 192,188 shares as a result of the underwriters’ overallotment option in our IPO not being exercised in full.

“JM Global” means JM Global Holding Company, a Delaware corporation.

“JM Global common stock” or “our common stock” means common stock, par value $0.0001 per share, of JM Global.

“initial stockholders” means our Sponsor, each of our current officers and directors, and their respective affiliates, in each case, that hold founder shares.

“IPO” means the initial public offering of JM Global units, each comprised of one share of common stock and one warrant, consummated on July 29, 2015 with respect to 5,000,000 units at $10.00 per unit.

“Share Exchange Agreement” means the Share Exchange Agreement, dated as of August 28, 2017, as it may be amended, by and among the Company, our Sponsor, as the Purchaser Representative, CaymanCo, the shareholders of CaymanCo, and Chuanliu Ni, solely in his capacity as the Seller Representative.

“placement shares” means the 250,000 shares of common stock included in the placement units purchased separately by our Sponsor in the private placement that closed concurrently with our IPO.

“placement units” means the 250,000 units issued to our Sponsor in connection with the IPO.

“placement warrants” means the warrants to purchase an aggregate of 125,000 shares of our common stock included within the placement units purchased separately by our Sponsor in the private placement that closed concurrently with our IPO.

“PRC” means the People’s Republic of China.

“proposed charter” means the proposed second amended and restated certificate of incorporation of JM Global, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means shares of JM Global common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to 2,350,000 of the 3,000,000 public shares held by them.

“public warrants” means the warrants issued in JM Global’s IPO, each of which is exercisable for one-half of one share of JM Global common stock, in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the shareholders of CaymanCo.

“Share Exchange Agreement” means that certain Share Exchange Agreement, dated as of August 28, 2017, as it may be amended, by and among the Company, CaymanCo, Zhong Hui Holding Limited, in its capacity thereunder as the representative from and after the closing for the shareholders of the Company other than the Sellers and their successors and assigns (the “Purchaser Representative”), the Sellers, and Chuanliu Ni, solely in his capacity as the representative of the Sellers, pursuant to which we agreed to issue the Exchange Shares to the Sellers, in exchange for 100% of the outstanding capital stock of CaymanCo.

“special meeting” means the special meeting in lieu of the 2017 annual meeting of stockholders of JM Global that is the subject of this proxy statement.

“Sponsor” means Zhong Hui Holding Limited, a Delaware limited liability company.

“Sunlong” means CaymanCo and its consolidated subsidiaries, taken together.

“Warrants” means the placement warrants and the public warrants, taken together.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein. You should also read carefully the accompanying Annual Report on Form 10-K for the year ended December 31, 2016.

Q:      Why am I receiving this proxy statement?

A:      Our stockholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a Share Exchange Agreement (the “Share Exchange Agreement”) providing for the acquisition by us of all of the outstanding capital stock of China Sunlong Environmental Technology Inc. (“CaymanCo”). CaymanCo, through its subsidiaries, conducts its business under the “Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd.” and “Tianjin Commodity Exchange Co., Ltd.” We refer to CaymanCo and its consolidated subsidiaries hereafter collectively as “Sunlong,” and we refer to such merger and the other transactions contemplated by the Share Exchange Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Exchange Agreement, in exchange for 100% of the equity interests of CaymanCo, we agreed to issue to the Sellers a number of shares (the “Exchange Shares”) of our common stock at $10.00 per share based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million. 10% of the Exchange Shares to be issued at the closing will be deposited in escrow (the “Escrow Shares”) to support certain Seller indemnification obligations under the Exchange Agreement. A copy of the Exchange Agreement is attached hereto as Annex A.

It is anticipated that, following completion of the Business Combination, assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares would be issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 37.1% of the Company, and CaymanCo existing stockholders will own approximately 62.9% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described below) and are subject to adjustment in accordance with the terms of the Share Exchange Agreement.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market (“NASDAQ”) under the symbols WYIG,” “WYIGU” and “WYIGW,” respectively. We plan to apply to continue the listing of our common stock and warrants on NASDAQ under the new symbols “TMSR” and “TMSRW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of JM Global common stock, par value $0.0001 per share (“JM Global common stock”), and warrants to purchase one-half of one share of JM Global common stock, and the units will cease trading.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety. You should also read carefully the accompanying Annual Report on Form 10-K for the year ended December 31, 2016.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which our stockholders are being asked to vote.

1.       To approve and adopt the Business Combination and the other transactions contemplated by the Share Exchange Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

To approve and adopt the following separate proposals for amendments to the Company’s existing charter:

2.       To increase the Company’s authorized common stock and preferred stock (this proposal is referred to herein as “Proposal 2”);

3.       To change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited” (this proposal is referred to herein as “Proposal 3”);

4.       To eliminate the classification of the Board and make certain related changes (this proposal is referred to herein as “Proposal 4”); and

5.       To provide for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (this proposal is referred to herein as “Proposal 5”);

Each of Proposals 2, 3, 4 and 5, a “Charter Proposal” and collectively, the “Charter Proposals.”

5.       To elect seven individuals to serve as directors on our board of directors until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

6.       To approve and adopt the Incentive Plan, a copy of which is attached hereto as Annex D (this proposal is referred to herein as the “Incentive Plan Proposal”); and

7.       To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals or the Director Election Proposal (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals or the Director Election Proposal.

Q:      Are the proposals conditioned on one another?

A:      The transactions contemplated by the Share Exchange Agreement will be consummated only if the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. Although our initial stockholders hold a majority of our total issued and outstanding shares of common stock, and, assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals. Notwithstanding the foregoing, it is important for you to note that in the event that the Business Combination Proposal or the Director Election Proposal does not receive the requisite vote for approval, then (absent a waiver by CaymanCo with respect to the Director Election Proposal) we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Why is JM Global providing stockholders with the opportunity to vote on the Business Combination?

A:      Under the existing charter, we must provide all holders of public shares (other than 650,000 public shares held by our Sponsor, which has agreed not to redeem such shares) with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:      What will happen in the Business Combination?

A:      At the closing of the Business Combination, JM Global will acquire all the outstanding ordinary shares of CaymanCo, and CaymanCo will become our direct wholly-owned subsidiary. Ordinary shares of CaymanCo will be exchanged for the Exchange Shares.

Q:      What equity stake will (i) current JM Global stockholders hold in the Company after the closing of the Business Combination and (ii) JM Global hold in Sunlong after the closing of the Business Combination?

A:      It is anticipated that, following completion of the Business Combination assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares would be issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s public stockholders will retain an ownership interest (excluding those public shares held by our sponsor) of approximately 6.9% of JM Global and our initial stockholders and affiliates will retain an ownership interest (including those public shares held by our sponsor) of approximately 30.2% of JM Global. If any of JM Global’s stockholders exercise their redemption rights, the ownership interest in JM Global of JM Global’s public stockholders will decrease and the ownership interest in JM Global of our initial stockholders, including our Sponsor, will increase. If 83.9% of JM Global’s public stockholders exercise their redemption rights, of which our Sponsor exercises its redemption rights for 2,350,000 shares that it purchased in our IPO, no JM Global public stockholders (excluding those public shares held by our Sponsor) will retain any ownership interest in JM Global, and our initial stockholders and affiliates will retain such number of founder shares, placement shares and public shares resulting in an ownership interest of approximately 18.9% of JM Global. Upon the closing of the Business Combination, JM Global will own 100% of the outstanding common stock of CaymanCo. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by JM Global’s existing stockholders in JM Global will be different (with our Sponsor and its affiliate, above certain redemption levels, owning a majority of our outstanding shares of common stock). These ownership percentages with respect to JM Global following the Business Combination do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities of JM Global that are issued and outstanding as of the date hereof (see the section entitled “Summary Term Sheet” for a discussion of all JM Global securities that are currently outstanding). If the actual facts are different than these assumptions, the percentage ownership retained by JM Global’s existing stockholders in JM Global will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on JM Global’s Public Float” for further information.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions in the Share Exchange Agreement, including that our stockholders have approved and adopted the Share Exchange Agreement and, unless waived by CaymanCo, the Director Election Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Share Exchange Agreement — Conditions to Closing of the Business Combination.”

Q:      Why is JM Global proposing the Charter Proposals?

A:      The proposed charter that we are asking our stockholders to approve in connection with the Business Combination provides for an increase in the number of authorized shares of our common stock and preferred stock, the elimination of the classification of the board of directors, certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company and a consent to personal jurisdiction and service of process. In addition, to the extent that the Incentive Plan is approved, we will need to have additional authorized capital stock. Unless waived by CaymanCo, approval of the Director Election Proposal is a condition to the consummation of the Business Combination pursuant to the Share Exchange Agreement.

Q:      Why is JM Global proposing the Director Election Proposal?

A:      Upon the closing of the Business Combination, all of JM Global’s incumbent directors shall resign. The JM Global board has nominated seven directors for a term expiring at the Company’s annual meeting in 2018. See the section entitled “Director Election Proposal” for additional information.

Q:      Why is JM Global proposing the Incentive Plan Proposal?

A:      The purpose of the Incentive Plan is to enable us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:      What happens if I sell my shares of JM Global common stock before the special meeting?

A:      The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of JM Global common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of JM Global common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      The approval of Business Combination Proposal and the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the Incentive Plan Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a JM Global stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of JM Global common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Q:      May JM Global or the Sponsor, JM Global’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the stockholder vote to approve the proposed Business Combination, our initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We have an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and (ii) clear all trades with our legal counsel prior to execution. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Q:      How many votes do I have at the special meeting?

A:      Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of          , 2017, the record date for the special meeting. As of the close of business on the record date, there were 5,599,388 outstanding shares of our common stock. Currently, our Sponsor, certain of its affiliates and our officers and directors own approximately 81.5% of our issued and outstanding shares of common stock, including all of the founder shares and placement shares.

Q:      What constitutes a quorum at the special meeting?

A:      Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the special meeting will have the power to adjourn the special meeting. As of the record date for the special meeting, 2,799,694 shares of our common stock would be required to achieve a quorum. Currently, our Sponsor, certain of its affiliates and our officers and directors own approximately 81.5% of our issued and outstanding shares of common stock, including all of the founder shares and placement shares. Assuming that initial stockholders of all of such shares are present in person or represented by proxy, such votes will be sufficient to meet the requisite threshold for quorum.

Q:      How will JM Global’s Sponsor, directors and officers vote?

A:      In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our directors and our executive officers, pursuant to which each agreed to vote any shares of JM Global common stock owned by them in favor of the Business Combination Proposal. Additionally, they agreed to waive their redemption rights with respect to: (i) their founder shares and placement shares included in the placement units purchase by our Sponsor in connection with the IPO, and (ii) 650,000 of the 3,000,000 units our Sponsor purchased in our IPO. Other than as described above, none of our initial stockholders has purchased any shares during or after our IPO in the open market and neither we nor our initial stockholders have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our officers and directors own approximately 81.5% of our issued and outstanding shares of common stock, including all of the founder shares and placement shares. Assuming that all of such shares are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Q:      What interests do JM Global’s current officers and directors have in the Business Combination?

A:      Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Q:      What happens if I vote against the Business Combination Proposal?

A:      If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares

(the “20% threshold”); provided, however, that such 20% threshold shall not apply to any shares purchased by our Sponsor in our IPO. Our Sponsor and initial stockholders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to their founder shares and placement shares included in the placement units purchased by our Sponsor in connection with the IPO, and any such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Additionally, of the 3,000,000 units our Sponsor purchased in our IPO, our Sponsor has agreed to hold 650,000 of the shares included in such units through the consummation of our initial business combination and not seek redemption in connection therewith. For illustrative purposes, based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting (and approximately $0.3 million of which was withdrawn as of such date for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of amounts released for taxes payable, working capital and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by January 29, 2018 (subject to the requirements of law).

Q:      As long as I vote on the Business Combination Proposal, will how I vote affect my ability to exercise redemption rights?

A:      No. You must affirmatively vote either for or against the Business Combination in order to redeem your shares of JM Global common stock. However, you may exercise your redemption rights irrespective of whether you vote your shares for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Share Exchange Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to          , Eastern time on          , 2017 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:      What are the federal income tax consequences of exercising my redemption rights?

A:      JM Global stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of JM Global common stock will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of JM Global common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in JM Global, taking into account certain attribution rules. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the JM Global common stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the JM Global common stock. See the section entitled “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:      If I am a JM Global warrantholder, can I exercise redemption rights with respect to my warrants?

A:      No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:      If I am a JM Global unit holder, can I exercise redemption rights with respect to my units?

A:      No. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:      Do I have appraisal rights if I object to the proposed Business Combination?

A:      No. There are no appraisal rights available to holders of JM Global common stock in connection with the Business Combination.

Q:      What happens to the funds held in the trust account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) first, to JM Global stockholders who properly exercise their redemption rights, (ii) after all redemption payments are made, the remaining cash balance will be used to pay approximately $0.5 million (of which we currently estimate approximately $0.45 million will be incurred and payable) of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that are incurred by the Company in connection with the Business Combination, and (iii) after all redemption payments and approximately $0.5 million of such fees, costs and expenses are paid, the remaining cash balance will be used as future working capital and for other general corporate purposes of the combined company.

Q:      What happens if the Business Combination is not consummated?

A:      There are certain circumstances under which the Share Exchange Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Share Exchange Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2018 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of any interest released to us to for working capital purposes, payment of taxes or dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’

rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to JM Global’s obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares and placement shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to JM Global’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Share Exchange Agreement — Conditions to Closing of the Business Combination.”

Q:      What do I need to do now?

A:      You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should also carefully read the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our common stock on          , 2017, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposals. Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2016. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      JM Global will pay the cost of soliciting proxies for the special meeting. JM Global has engaged Advantage Proxy to assist in the solicitation of proxies for the special meeting. JM Global has agreed to pay Advantage Proxy a fee of $7,500 plus expenses, which fee also includes Advantage Proxy acting as the inspector of elections at the special meeting. JM Global will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. JM Global will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of JM Global’s common stock for their expenses in forwarding soliciting materials to beneficial owners of JM Global’s common stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card or the accompanying Annual Report on Form 10-K for the year ended December 31, 2016, you should contact:

Tim Richerson
JM Global Holding Company
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
(561) 900-3672

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” See “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors that Affect Operating Results” below for additional information.

Unless otherwise specified, all share calculations do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities of JM Global that are issued and outstanding as of the date hereof.

Parties to the Business Combination

JM Global Holding Company

JM Global is a Delaware special purpose acquisition company incorporated on April 10, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving JM Global and one or more businesses.

JM Global’s securities are traded on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbols “WYIG,” “WYIGU” and “WYIGW.” We intend to apply to continue the listing of our common stock and warrants on NASDAQ under the new symbols “TMSR” and “TMSRW,” respectively, upon the closing of the Business Combination.

The mailing address of JM Global’s principal executive office is 1615 South Congress Avenue, Suite 103 Delray Beach, FL and its phone number is (001) (561) 900-3672.

China Sunlong Environmental Technology Inc.

CaymanCo is a Cayman Island corporation formed on August 31, 2015. CaymanCo has no substantive operations other than holding the equity interest of Shegrong Environmental Protection Company Limited (“Shengrong BVI”) and TJComex International Group Corporation (“TJComex BVI”). Shengrong BVI, a British Virgin Islands company, owns Hong Kong Shengrong Environmental Technology Limited, a Hong Kong registered company (“Shengrong HK”). Shengrong HK in turn owns 100% of the issued and outstanding equity interests in Shengrong Environmental Protection Technology (Wuhan) Co., Ltd. (“Shengrong WFOE”), a wholly foreign-owned enterprise registered in Hubei China, which, since March 2016, owns 100% of the issued and outstanding equity interests in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. (“Hubei Shengrong”), a registered company in Hubei, China formed in January 2009. TJComex BVI, a British Virgin Islands company, owns TJComex Hong Kong Company Limited, a Hong Kong registered company (“TJComex HK”). TJComex HK in turn owns 100% of the issued and outstanding equity interests in Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WOFE”), a wholly foreign-owned enterprise registered in Tianjin China, which owns 100% of the issued and outstanding equity interests in Tianjin Commodity Exchange Co., Ltd. (“Tianjin Comex”), a registered company in Tianjin, China formed in 2007. Shengrong BVI and its subsidiaries are referred as “Shengrong” and TJComex BVI and its subsidiaries are referred as “TJComex.” We refer to CaymanCo and all of its consolidated subsidiaries collectively as “Sunlong,”

The mailing address of Sunlong’s principal executive office is A-101 98 Huanghai Road TEDA Tianjin 300457 China and its phone number is 86-22-5982-4800.

Sunlong Business Overview

Sunlong has two business divisions: Shengrong, which engages in the production and sales of solid waste recycling and comprehensive utilization equipments; and TJComex, which engages in provision of commodity exchange services and ship exchange consulting services. For the nine months ended September 30, 2017 and for the years ended December 31, 2016 and December 31, 2015 and for Sunlong generated revenues of approximately and $38.3 million, $26.3 million and $23.9 million, respectively.

Shengrong, is focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Shengrong provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials.

TJComex is engaged in iron ore trading, wine import and resale, and Agarwood trading. TJComex also generated revenue from ship exchange consulting services during the first quarter 2017 but this may not be the future focus of TJComex. TJComex has obtained initial licenses to establish its commodity exchange platform, and it plans to obtain the relevant specific commodity-specific licenses and cooperate with warehouse and logistics businesses in order to build out electronic commodity exchange platforms. Additionally, if TJComex intends to provide services on these platforms, pursuant to the Administrative Measures on Internet Information Services, TJComex will be required to obtain a license for operation of value-added telecom services of Internet information services with the relevant provincial or municipal-level telecom administrative agency.

For more information about Sunlong, see the sections entitled “Information About Sunlong,” “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

Sunlong’s Competitive Strengths

Sunlong management believes that the following competitive strengths differentiate it from its competitors and are the key factors to its success:

Shengrong is taking advantage of the trend in the PRC for “green” technology in the mining industry and other industries

Sunlong believes that demand for Shengrong’s products will continue to grow because recently adopted policies in the PRC companies encourage companies in the mining industry and other industries to adopt “green” technology. On March 16, 2016, the National People’s Congress in the PRC issued the Thirteenth Five Year Plan for Economic and Social Development, establishing a fundamental national policy to preserve resources and protect the environment. According to a notification issued by the State Counsel on July 28, 2016, the PRC government identified the need for “green” technology specifically with respect to water and mining resources. In addition, Premier Li, in a governmental work report delivered in 2016, stated that the PRC government will increase the intensity of environmental governance and promote the development of “green” and energy-saving technology in the coming years.

Shengrong is addressing a large unmet market need

According to a Status Bulletin of China Environmental, from 2011 through 2015, approximately 3 billion tons of industrial solid waste were generated annually in the PRC. Approximately 95% of industrial solid waste in the PRC is stored in special facilities and sites, including warehouses for mining slags or tails. However, the cost of storage, disposal and incineration of industrial solid wastes is high. Shengrong is addressing this significant unmet need by providing end users in the solid waste recycling markets with a clean alternative to traditional waste disposal by significantly reducing of solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials.

Leading provider of recycling technology for solid industrial and mining waste

Using Shengrong’s high-tech systems, end users recycle refractory metal mineral tailings, including but not limited to copper, iron, manganese and molybdenum tailings and aluminum slag, and low grade metal minerals, into valuable metals and construction materials, leaving no waste discharge. Based on their extensive experience in the industry, Shengrong management believes that Shengrong is the leading enterprise in the design, engineering, manufacture and sale of solid waste recycling systems for the mining and industrial sectors in the PRC. Shengrong’s innovative, high efficiency technologies have been recognized by various government and industry agencies, including the PRC Ministry of Land and Resources, the PRC Ministry of Industry and Information and the PRC Ministry of Science and Technology.

Shengrong’s strong in-house research and development capabilities which developed efficient proprietary production technology

Shengrong’s research and development team consists of 7 members as of August 31, 2017, including two members of our senior management team that are recognized as industry experts in China. Shengrong continually pursues technological improvements for its products to its manufacturing processes via the company’s strong in-house R&D team. Shengrong owns two U.S. patents and five patents granted by the State Intellectual Property Office of the PRC, including four invention patents and two utility model patents. Shengrong’s research and development efforts have generated technological advancements that enable end users to both avoid discharging pollutants, and to generate additional revenue by selling the metal byproducts and other byproducts as construction material.

TJComex has stable and long-term relationships with its merchandise sources.

TJComex maintains a strong and long-standing exclusive relationship with its primary supplier of dry red wines based in Virginia. TJComex works closely with this supplier to maintain its reputation as a reliable and affordable wine importer. In China, imported wine is a popular yet relatively expensive product and collectors are very particular about the source of the imported wine. TJComex also has a long-term exclusive contract with the iron ore producer for stable supply of iron ore. TJComex believes its long-term relationships with these sources is a key competitive advantage.

Acquisition of TJComex creates active synergy

Sunlong’s acquisition of TJComex is expected to create active synergy. Management believes a combination of these two companies will broaden Shengrong’s client base and expand its market to outside of China. Shengrong manufactures high-quality solid waste recycling equipment, which has become increasingly popular in the iron and steel manufacture industry. TJComex, as a trading company, has built up a sizeable client base in Chinese iron and steel industry throughout the years. TJComex can utilize its strong marketing capacity and leverage its existing client base to connect Shengrong with additional iron and steel manufacturers who have strong needs for solid waste recycling equipment. Furthermore, TJComex’s management team brings Shengrong the expertise required to navigate through international markets.

Experienced management and operational team

Sunlong’s senior management team and key operating personnel have extensive management and operating experience and industry knowledge. In particular, Sunlong’s Co-Chair of the Board, Ms. Li Jiazhen, won third prize for the 2010 Wuhan City Science and Technology Progress Award and her team won second prize in the 2011 China (Shenzhen) Innovation Tournament. Mr. Chuanliu Ni, Sunlong’s Co-Chair of the Board, has more than two decades of managerial experience with extensive knowledge of international trading. We believe our management team’s experience and in depth knowledge of the Chinese and international markets will enable us to continue to successfully execute our growth strategies. In addition, Sunlong believes that its management team’s strong track record will enable the company to continue to take advantage of market opportunities that may arise.

Sunlong’s Growth Strategy

JM Global believes Sunlong, under new public ownership, will have greater flexibility and financial resources to pursue a more aggressive and systematic strategy to grow the business while increasing shareholder value by executing the following:

Further expand the markets for the solid waste recycling equipment.

Sunlong will make the best use of Shengrong’s patented technology such as zero-emission manganese tailings utilization project to carry on its solid waste equipment manufacturing service for its Chinese clients. Sunlong management believes being a U.S. public company will provide Sunlong necessary financial resources and marketing opportunity to enable Sunlong to tap into international market. Sunlong plans to expand its customer base in Europe, Asia-Pacific, and the United States. Sunlong believes these regions have a large and robust solid waste recycling market, a concrete need for advanced solid waste recycling equipment, and would benefit from Sunlong’s solid waste recycling equipment manufacturing services.

Further explore the end use of processed solid waste.

Shengrong has experimented applying solid waste byproducts to certain building material manufacture. Certain solid waste byproducts could be used as low-cost yet high-quality raw material for construction materials such as paint, antirust paint, marble-look floor tiles, countertops, stone plastic materials, autoclaved aerated concrete, putty powder, and glass glue. Shengrong plans to contract with construction material manufacturers to label the materials with the Shenrong brand.

TJComex’s further expansion of Agarwood trading business

As agarwood, one of the most expensive natural raw materials around the globe, becomes increasingly scarce, TJComex believes that the agarwood trading business will have an excellent growth potential. TJComex plans to expand its agarwood trading business in the near future by assembling a trading team to establish contact with multiple local farmers and landowners cultivating agarwood in Cambodia. The trading team will partner up with agarwood product assessment and trading experts who live in Cambodia, which is one of the largest agarwood producers in the world. TJComex hopes to utilize its strong marketing capacity to build an exclusive trading channel between agarwood landowners and its existing Chinese client base.

TJComex’s governmental support in conducting commodity exchange businesses

TJComex is well-positioned to start its commodity trading business. In China, special permits need to be obtained before a company engages in commodity exchange business. As a heavily regulated business segment, commodity exchange business often requires considerable governmental support to thrive. TJComex has received permits from Tianjin Development and Reform Commission, Tianjin Commerce Commission, and Tianjin Economic and Development Area (TEDA) Administrative Commission to establish its commodity exchange services. TJComex has a number of special qualification permits issued by local governments, such as permits for ship exchange, dangerous chemicals licensing, foreign trade, e-commerce licensing, import and export licensing, full license of bank sponsorship, and food operations. These permits make TJComex versatile and provide great flexibility for TJComex to pick and choose the business segments in which it engages, according to the economic trend. TJComex also has strong support from Tianjin government, which will be instrumental to TJComex’s future business plan.

Sunlong Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the Business Combination and the jurisdictions in which the identified entities were organized.

JM Global Holding Company (1)
(Delaware)
100%
China Sunlong Environmental Technology Inc.
("CaymanCo")
(Cayman)
100%
100%
Shengrong Environmental Protection Holding Company Limited ("Shengrong BVI")
(BVI)
TJComex International Group Corporation
("TJComex BVI")
(BVI)
100%
100%
Hong Kong Shengrong Environmental Technology Limited
("Shengrong HK")
(Hong Kong)
TJComex Hong Kong Company Limited
("TJComex HK")
(Hong Kong)
Outside China
100%
100%
Shengrong Environmental Protection Technology (Wuhan) Co., Ltd.
("Shengrong WFOE")
(PRC)
Tianjin Corro Technological Consulting Co., Ltd
("TJComex WFOE")
(PRC)
Inside China
100%
100%
Hubei Shengrong Environmental Protection Energy Saving Science and Technology Co., Ltd
("Shengrong")
(PRC)
Tianjin Commodity Exchange Co., Ltd.
("Tianjin Comex")
(PRC)

____________

(1)      In connection with the consummation of the Business Combination, JM Global Holding Company will change its name to TMSR Holding Company Limited, subject to stockholder approval.

Opinion of Highline Research Advisors LLC to JM Global’s Board of Directors (Page 98)

On August 22, 2017, at a meeting of our board of directors held to evaluate the Business Combination and the Share Exchange Agreement and the transactions contemplated thereby, the Company’s financial advisor, Highline Research Advisors LLC (“Highline Research Advisors” or “HRA”), delivered to our board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 28, 2017, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its written opinion the Share Exchange Agreement is fair, from a financial point of view, to the holders of JM Global common stock.

The full text of HRA’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by HRA. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of HRA’s opinion in this proxy statement is qualified in its entirety by reference to the full text of HRA’s written opinion. Holders of JM Global common stock are encouraged to read HRA’s opinion carefully in its entirety. HRA’s opinion was provided for the benefit of JM Global’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of (i) the Exchange Shares to be issued to the Sellers in the Business Combination from a financial point of view and (ii) the fair market value of Sunlong as compared to the amount of funds held by JM Global in trust for the benefit of its public stockholders, and does not address any other aspect of the Business Combination or any related transaction. HRA’s opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available with respect to JM Global or JM Global’s underlying business decision to effect the Business Combination or any related transaction. HRA’s opinion does not constitute a recommendation to any stockholder of JM Global as to how such stockholder should vote or act with respect to the Share Exchange Agreement or the Business Combination Proposal, whether such stockholder should exercise its redemption rights with respect to its shares of JM Global common stock or any other matter.

Redemption Rights (Page 108)

Pursuant to the existing charter, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. Following the redemption of 963,112 public shares in connection with the Extension Meeting, the pro rata portion of the funds available in the trust account for the remaining public shares was approximately $10.01 per share as of September 1, 2017. If a holder exercises its redemption rights, then such holder will be exchanging its shares of JM Global common stock for cash and will no longer own shares of JM Global common stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination will not be consummated if the holders of more than 3,386,888 JM Global public shares exercise their redemption rights. At the time of our IPO, our Sponsor agreed to hold 1,000,000 of the public shares it purchased in our IPO through the consummation of our initial business combination, vote in favor of the Business Combination and not seek redemption in connection therewith. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares.

Impact of the Business Combination on JM Global’s Public Float

It is anticipated that, following completion of the Business Combination assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s public stockholders (excluding those public shares held by our sponsor) will retain an ownership interest of approximately 6.9% in JM Global and our initial stockholders and affiliates will retain an ownership interest (including those public shares held by our sponsor) of approximately 30.2% in JM Global. These ownership percentages with respect to JM Global following the Business Combination also do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities of JM Global that are issued and outstanding as of the date hereof. If any of JM Global’s stockholders exercise their redemption rights, the ownership interest in JM Global of JM Global’s public stockholders will decrease and the ownership interest in JM Global of our initial stockholders, including our Sponsor, will increase. At the time of our IPO, our Sponsor agreed to hold 1,000,000 of the public shares it purchased in our IPO through the consummation of our initial business combination, vote in favor of the Business Combination and not seek redemption in connection therewith. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by JM Global’s existing stockholders in JM Global will be different.

The following table illustrates varying ownership levels in JM Global assuming varying levels of redemptions by JM Global’s public stockholders other than our Sponsor:

	Assumed % of JM Global Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $40.4 million in trust)	25.7% (or $30.0 million in trust)
JM Global public stockholders	6.9%	0%
JM Global initial stockholders*	30.2%	32.5%
Sellers	62.9%	67.5%

____________

*         Includes 250,000 placement shares included in the placement units purchased by our initial stockholders in connection with the IPO. Assumes that our Sponsor does not exercise its right to redeem up to 2,350,000 of the 3,000,000 shares it purchased in the IPO.

To the extent our Sponsor determines to redeem all 2,350,000 shares to which it is entitled to redeem, the ownership percentages of JM Global’s public stockholders (other than our Sponsor) reflected above will change as shown below:

	Assumed % of JM Global Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	58.2%* (or $16.9 million in trust)	83.9%** (or $6.5 million in trust)
JM Global public stockholders	8.1%	0%
JM Global initial stockholders*	17.4%	18.9%
Sellers	74.5%	81.1%

____________

*         Includes 250,000 placement shares included in the placement units purchased by our initial stockholders in connection with the IPO. Assumes that, in connection with the Business Combination, our Sponsor redeems an aggregate of 2,350,000 of the 3,000,000 shares it purchased in the IPO. This calculation is being presented for illustrative purposes only. If our Sponsor redeems a fewer number of shares, the ownership percentages reflected in the table above will change accordingly.

**       Assumes that the maximum number of public shares, including the 2,350,000 public shares held by our Sponsor, are redeemed, such that $5,000,001 is left in our trust account after paying out transaction-related expenses of approximately $1.5 million.

Board of Directors of JM Global Following the Business Combination (Page 107)

Upon the closing of the Business Combination, we anticipate the size of our board of directors will remain at seven directors. All the incumbent directors of JM Global have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the seven vacancies created by the resigning directors with seven persons, three of whom are incumbent directors of Sunlong. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of three existing Sunlong directors, Chuanliu Ni, Jiazhen Li and Xiaonian Zhang, and four newly appointed directors Hui Zhu, Yaqing Hu, Chenchen Zhang, and Wenting Zou, and all seven directors will serve until our annual meeting in 2018 or until their successors are elected and qualified. See the sections entitled “Director Election Proposal” and “Management After the Business Combination”.

Approval and Adoption of the Proposals Related to the Proposed Charter (Page 113)

At the special meeting, the Company’s stockholders will be asked to approve and adopt separate proposals for amendments to the existing charter to:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock;

•         Proposal 3 — change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited”;

•         Proposal 4 — eliminate the classification of the board of the directors and make certain related changes; and

•         Proposal 5 — provide for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

For more information, see the section entitled “The Charter Proposals.”

Appraisal Rights (Page 108)

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination (Page 95)

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of JM Global and Sunlong.

From the date of our IPO through execution of the Share Exchange Agreement on August 28, 2017, we identified and evaluated over 50 potential acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined in our IPO prospectus, which we believed were important in evaluating prospective targets. In reviewing the Sunlong opportunity, our board considered the following factors consistent with our strategy:

•         Size Of Business. We sought to acquire a business or entity with an enterprise value of approximately $50,000,000 to $200,000,000, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. Our agreement with Sunlong met this requirement as we believe that this market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history.

•         Established Company with Strong Management Team and Proven Track Records. Sunlong is an established company with consistent historical financial performance and strong operating results. They have a highly experienced management team with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders. We believe the Total Merger Consideration reflects an estimated enterprise value of $92 million, which represents 9.9 times Sunlongs 2016 actual Adjusted EBITDA of $9.3 million and less than 6 times 2017 projected EBITDA. We regard this as an attractive discount to valuation multiple.

•         Strong Competitive Position. We focused on Sunlong as they have a growing market position in their respective category with technology that we believe has a much broader scale. We also believe that they have some intellectual property advantages when compared to their competitors, which may help to protect their market position and profitability. We believe that Sunlong has a much large scale potential and will benefits by having long-standing vendor relationships and a diverse customer base that includes government municipalities, land owners, miners, commercial contractors to name a few.

•         Opportunity for Significant Revenue and Earnings Growth. Sunlong has the potential for significant revenue and earnings growth through a combination of organic growth, new product markets and geographies and increased operating leverage. During the last few years, Sunlong has significantly grown both net sales and Adjusted EBITDA through operational efficiency improvements and market share gains. Through the nine months ended September 30, 2017, revenue was $38,345,612 as compared to $20,475,197 for the same period in 2016 and net income was $15,082,561 for the nine months ended September 30, 2017 as compared to $6,562,421 for the same period in 2016.

•         Benefit from Being a Public Company. We believe that Sunlong under new public ownership will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and shareholder value and will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•         Opinion of JM Global Financial Advisor.  Our board of directors considered the written analyses reviewed and discussed with our board of directors by representatives of Highline Research Advisors on August 22, 2017, as well as the oral opinion of Highline rendered to our board of directors that same day (all was subsequently confirmed in writing by delivery of a written opinion). Subject to the various assumptions made, matters considered and limitations described in its written opinion, the total merger consideration to be paid by JM Global in the Share Agreement was fair, from a financial point of view. See “— Description of Fairness Opinion of HRA.” The full text of the opinion is included with this proxy statement.

Quorum and Required Vote for Proposals for the Special Meeting (Page 77)

A quorum of JM Global stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a JM Global stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of JM Global common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will also have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

The transactions contemplated by the Share Exchange Agreement will be consummated only if the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of common stock of JM Global, and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Recommendation to JM Global Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Risk Factors (Page 35)

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 35.

SELECTED HISTORICAL FINANCIAL INFORMATION OF JM GLOBAL

The following table sets forth selected historical financial information derived from JM Global’s condensed financial statements as of September 30, 2017, December 31, 2016 and 2015, and for the six months then ended September 30, 2017, the year ended December 31, 2016 and the period from April 10, 2015 (inception) through December 31, 2015, each of which is included elsewhere in this proxy statement. The balance sheet data as of September 30, 2017 and the income statement data for the nine months ended September 30, 2017 and 2016 are derived from the unaudited financial statements included elsewhere in this proxy statement. The balance sheet data as of December 31, 2016 and income statement data for the year ended December 31, 2016 are derived from the audited financial statements included elsewhere in this proxy statement. In the opinion of JM Global’s management, such unaudited condensed financial statements have been prepared on the same basis as the JM Global audited financial statements presented herein and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of JM Global’s results of operations and financial position for such periods and dates.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “JM Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and JM Global’s financial statements and the related notes appearing elsewhere in this proxy statement.

	As of September 30,	As of December 31,
	2017	2016	2015
Balance Sheet Data:
Cash	$2,799	$150,306	$623,044
Cash and Investments held in Trust Account	$40,434,721	$50,109,326	$50,023,363
Total Assets	$40,460,142	$50,275,212	$50,834,774
Common stock subject to possible redemption (at redemption value)	$30,368,880	$40,000,000	$40,000,000
Total stockholders’ equity	$9,644,362	$10,032,143	$10,623,279

	Nine Months Ended September 30, 2017 (Unaudited)	Nine Months Ended September 30, 2016 (Unaudited)	For the Year Ended December 31, 2016	For the period from April 10, 2015 (date of inception) to December 31, 2015
Cash Flow Data:
Net cash used in operating activities	$(190,992)	$(359,113)	$(386,775)	$(156,377)
Net cash used in investing activities	$(9,674,605)	$(53,497)	$(85,963)	$(50,023,363)
Net cash used in financing activities	$(9,631,120)	$—	$—	$50,082,784

Statement of Operations Data:

Operating expenses	$615,384	$512,981	$627,579	$257,568
Loss from operations	$(615,384)	$(512,981)	$(627,579)	$(257,568)
Other Income:
Interest income	$227,603	$53,497	$85,963	$23,363
Net loss attributable to common stockholders	$(387,781)	$(459,484)	$(541,616)	$(234,205)
Basic and diluted net loss per share attributable to common stockholders	$(0.15)	$(0.18)	$(0.21)	$(0.11)
Weighted average number of common shares outstanding
Basic and diluted (excluding shares subject to possible redemption)	2,562,500	2,562,500	2,562,500	2,091,409

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SUNLONG

We are providing the following selected historical consolidated financial information of Sunlong to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of September 30, 2017 and the selected historical consolidated statements of income and cash flow data for each of the nine months ended September 30, 2017 and 2016 have been derived from Sunlong’s unaudited condensed consolidated financial statements that are included elsewhere in this proxy statement. The selected historical consolidated balance sheet data as of December 31, 2016 and 2015 and the selected historical consolidated statements of income and cash flows data for each of the years ended December 31, 2016, 2015 and 2014 have been derived from Sunlong’s audited consolidated financial statements that are included elsewhere in this proxy statement. The selected consolidated balance sheet data as of December 31, 2013 has been derived from Sunlong’s audited consolidated financial statements that are not included in this proxy statement. Sunlong’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Such unaudited interim financial information has been prepared on a basis consistent with Sunlong’s audited consolidated financial statements and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes included elsewhere in this proxy statement.

This information should be read in conjunction with “Risk Factors,” “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sunlong’s consolidated financial statements and notes thereto included elsewhere in this proxy statement. The selected historical consolidated financial information in this section is not intended to replace Sunlong’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement. Sunlong’s historical results are not necessarily indicative of future results.

	For the Nine Months ended September 30,		For the Years ended December 31,
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)
Revenues	$38,345,612	$20,475,197	$26,305,723	$23,885,022
Cost of revenues	$19,085,820	$11,916,326	$14,148,836	$14,288,260
Gross profit	$19,259,792	$8,558,871	$12,156,887	$9,596,762
Operating expenses	$1,114,947	$626,414	$867,872	$978,554
Income from operations	$18,144,845	$7,932,457	$11,289,015	$8,618,208
Other expense, net	$(157,582)	$(115,215)	$(149,739)	$(163,761)
Provision for income taxes	$2,904,702	$1,254,821	$1,849,935	$1,401,113
Net income	$15,082,561	$6,562,421	$9,289,341	$7,053,334

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as an acquisition of JM Global (the accounting acquiree) by CaymanCo (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of CaymanCo immediately prior to the Business Combination will have effective control of TMSR Holding Company Limited, the post-combination company, through their approximate 62.9% ownership interest in the combined entity, assuming (i) no share redemptions in connection with the closing (approximately 81.1% in the event of maximum share redemptions), (ii) the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) that the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, and their ability to elect a majority of the board of directors. For accounting purposes, Sunlong will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Sunlong (i.e., a capital transaction involving the issuance of shares by JM Global for the shares of Sunlong).

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited condensed consolidated balance sheet of Sunlong and the unaudited condensed balance sheet of JM Global, in each case as of September 30, 2017 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, and the year ended December 31, 2016 combine the historical results of operations of Sunlong for those periods and for JM Global for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2017 was derived from Sunlong’s unaudited condensed consolidated statement of income for the nine months ended September 30, 2017 and JM Global’s unaudited condensed statement of operations for the nine months ended September 30, 2017, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Sunlong and JM Global, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2016 was derived from Sunlong’s audited consolidated statement of income for the year ended December 31, 2016 and JM Global’s audited statement of operations for the period April 10, 2015 (inception) to December 31, 2015, each of which is included elsewhere in this proxy statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. JM Global will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, JM Global anticipates the adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination.

The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “JM Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Sunlong and JM Global included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of JM Global common stock:

•         Assuming No Redemption: This presentation assumes that no JM Global stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 3,386,888 shares by holders of JM Global common stock: This presentation assumes that JM Global stockholders exercise their redemption rights with respect to all public shares other than the 650,000 public shares held by our Sponsor, for an aggregate of 3,386,888 public shares, which includes the maximum number of shares redeemable in connection with the Business Combination that would permit us to maintain at least $5,000,001 of net tangible assets.

	Pro Forma Combined (Assuming No Redemption of Common Stock)	Pro Forma Combined (Assuming Redemption of 3,386,888 Shares of Common Stock)
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months Ended September 30, 2017
Net sales	$38,346	$38,346
Net income	$14,467	$14,467
Earnings per share from continuing operations available to common stockholders
Weighted average shares outstanding – basic and diluted	15,081	11,695
Earning per share – basic and diluted	$0.96	$1.24

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2016
Net sales	$26,306	$26,306
Net income
Earnings per share from continuing operations available to common stockholders
Weighted average shares outstanding – Basic and diluted	15,081	11,695
Earning per share – basic and diluted	$0.57	$0.74

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At September 30, 2017
Total assets	$99,218	$65,349
Total stockholders’ equity	$77,737	$43,868
Total liabilities and stockholders’ equity	$99,218	$65,349

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for Sunlong’s services;

•         expansion plans and opportunities, including future acquisitions or additional business combinations; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Exchange Agreement;

•         the outcome of any legal proceedings that may be instituted against Sunlong or JM Global following announcement of the proposed Business Combination and related transactions;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of JM Global, or other conditions to closing in the Share Exchange Agreement;

•         the inability to maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that Sunlong or JM Global may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors,” or indicated in the accompanying Annual Report on Form 10-K for the year ended December 31, 2016.

RISK FACTORS

The following risk factors apply to the business and operations of JM Global, Sunlong, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Sunlong. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” as well as in the accompanying Annual Report on Form 10-K for the year ended December 31, 2016. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement.

Risks Related to Sunlong’s Business and Operations

Hubei Shengrong’s revenues are highly dependent on two distributors, and we will likely continue to be dependent on a small number of customers.

Two of Shengrong’s customers, Wuhan KYX and Wuhan Zhirong, accounted for 38.4% and 16.1%, respectively, of our total revenues for the year ended December 31, 2016 and 42.2% and 49.3%, respectively, of our total revenues for the year ended December 31, 2015. We will be substantially dependent on revenues generated by our distribution agreements with Wuhan KYX and Wuhan Zhirong until we are able to generate significant revenues from a large number of customers through our sales efforts. Therefore, we are, and will likely continue to be, dependent on a small number of customers, and the loss of any such customer would materially and adversely affect our business, operating results and financial condition. Furthermore, as a result of our reliance on a limited number of customers, we could face pricing and other competitive pressures which may have a material adverse effect on our business, operating results and financial condition.

The limited operating history of Shengrong makes it difficult to evaluate its business and prospects.

Shengrong commenced operations in January 2009 and has a limited operating history. Prior to 2015, the company had limited operations and was focused primarily on research and development. For the years ended December 31, 2016 and 2015, Shengrong generated approximately $26.3 million and $23.9 million of revenue and approximately $9.3 million and $7.0 million of net income, respectively. However, Shengrong’s growth rate since 2014 may not be indicative of future performance.

After the Business Combination, we may not be able to achieve similar results or grow at the same rate as Shengrong has in the past. It is also difficult to our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the industrial and mining recycling industry may be exposed. After the Business Combination, we will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•         obtain sufficient working capital and increase its registered capital to support expansion of our industrial and mining recycling business;

•         comply with any changes in the laws and regulations of the PRC or local province that may affect our operations;

•         expand our customer base;

•         maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;

•         implement our growth strategies and plans and adapt and modify them as needed;

•         integrate any future business combinations; and

•         anticipate and adapt to changing conditions in the Chinese industrial and mining recycling industry resulting from changes in government regulations, mergers and Business Combinations involving our competitors, and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

Shengrong’s business is highly concentrated in one sector. Accordingly, its future revenue and earnings are more susceptible to fluctuations than a more diversified company.

Shengrong’s primary business activities include primarily the sale of industrial and mining recycling equipment. If Shengrong is unable to maintain and grow the operating revenues from this business or develop additional revenue streams, its future revenue and earnings are not likely to grow and could decline. Shengrong’s lack of significant product and business diversification could limit the opportunities for the growth of its business, revenues and profits.

Competition in the industrial and mining recycling industry is likely to grow and could cause us to lose market share and revenues in the future.

Shengrong believes that the industrial and mining recycling industry is an emerging market in China. Shengrong may face growing competition in the industrial and mining recycling industry, and Shengrong believes that the industrial and mining recycling industry is expected to become more competitive as this industry matures and begins to consolidate. Shengrong will compete with several companies in the purification and recycling of industrial waste residue by the permanent magnet device and technology. Some of these competitors will likely have substantially greater financial, marketing and other resources than us. As a result, Shengrong could lose market share and its revenues could decline, thereby adversely affecting our earnings and potential for growth. While Shengrong believes that it will be able to successfully compete in this area as a result of its proprietary technology, there is no assurance that it will be able to hire and retain the necessary employees and compete successfully.

As the government starts to impose stricter policies on Environmental Protection, The mining recycling market gets bigger. The competition could become increasingly fierce in the near future. Furthermore, the Company’s technology has been industrialized which is relatively mature, which is a not pure brand new technology.

Shengrong’s business requires highly qualified personnel, and if Shengrong is unable to hire or retain qualified personnel, then it may not be able to grow effectively.

Shengrong’s success depends upon its ability to attract and retain highly qualified personnel. Expansion of Shengrong’s businesses may require additional managers and employees with relevant industry experience, and its success will be highly dependent on its ability to attract and retain skilled management personnel and other employees. Shengrong may not be able to attract or retain highly qualified personnel. In addition, competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. Shengrong may incur additional expenses to recruit and retain qualified replacements and its businesses may be disrupted and its financial condition and results of operations may be materially and adversely affected. In addition, key managers may join a competitor or form a competing company. An operating company may not be able to successfully enforce any contractual rights with its management team, in particular in China, where all of these individuals reside.

Discontinuation of preferential tax treatment Shengrong currently enjoys may result in additional compliance obligations and costs so as to materially and adversely impact the company’s net income.

From 2013 through 2016, local tax authorities granted Shengrong the preferential income tax rate of 15% because Shengrong was entitled to the preferential rate as a “high-tech enterprise.” The discontinuation of such preferential tax treatment may materially and adversely affect our results of operations. In December 2016, local tax authorities renewed Hubei’s preferential tax treatment through 2019. During the effective period of high-tech enterprise certificate held by Shengrong, there won’t be any risk that the treatment could be revoked, unless Shengrong chooses to liquate or dissolve or related laws and regulated be modified or invalid by government authorities. But, at the last year of each effective period, Shengrong has to apply to acquire this high-tech enterprise certificate, which requires the company should meet the requirements to be recognized as a high-tech company regulated by related Chinese government. Shengrong cannot assure successfully received high-tech enterprise certificate in each application. But, since the patent owned by Shengrong is unique and advanced in China, Shengrong has faith in being recognized as a high-tech enterprise and should be able to renew the certificate. Should Shengrong is unable to renew certificate as “high-tech enterprise”, then Shengrong may be unable to enjoy preferential income tax rate of 15%, which is lower than common tax rate of 25%. According to Administrative Measures on Accreditation of High-tech Enterprise promulgated by The Ministry of Science and Technology, Ministry of Finance, State Administration of Taxation on January 29, 2016, where an accredited high-tech enterprise has committed any of the following acts, its high-tech enterprise qualification shall be revoked by the accreditation authorities: (1) committed serious fraud in the application process; (2) occurrence of major safety or quality incident, or committed serious environmental violation; or (3) failed to promptly report a major change in relation to the accreditation criteria, or failed to submit annual reports on development status for two years cumulatively; Where the high-tech enterprise qualification of an enterprise is revoked, the accreditation authorities shall notify the tax authorities to recover, pursuant to the Tax Collection Law and the relevant provisions, the high-tech enterprise tax incentives claimed by the enterprise for the year in which the date of occurrence of the aforesaid act falls.

Shengrong has a limited number of suppliers for its major products. If its suppliers are unable to fulfill their obligations under its arrangements with them, Shengrong could encounter supply shortages and incur higher costs.

Shengrong has a limited number of suppliers for component parts necessary to produce its products, including stainless steel, nd-fe-b materials, stainless steel, magnetic separator, equipment parts, frequency converter, stainless steel brush, beam barrel, U-steel, reduction gears, magnetic sheet and pulse dust collectors. In fiscal 2016, Shengrong purchased all of its component parts from seventeen suppliers, with over 50% of these component parts supplied by one supplier, Wuhan Jingxin Photovoltaics New Energy Technology Co., Ltd. Due to this concentration of suppliers, the cancellation of our supply arrangements with any one of these suppliers or the disruption, delay or inability of these suppliers to deliver these component parts to Shengrong’s facility may materially and adversely affect its results of operations while Shengrong establishes alternate supply channels. In addition, if our suppliers fail to comply with relevant laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Shengrong cannot assure you that it would be able to find replacement suppliers on commercially reasonable terms or a timely basis, if at all.

Accordingly, although Shengrong believes that alternative supply sources are available, there can be no assurance that Shengrong will continue to be able to identify or negotiate with such sources on terms that are commercially reasonable. If Shengrong’s suppliers are unable to fulfill their obligations under their contracts or Shengrong is unable to identify alternative sources, Sengrong could encounter supply shortages and incur higher costs, each of which could have a material adverse effect on our results of operations.

Shengrong has limited material insurance coverage, which could expose it to significant costs and business disruption.

Risks associated with Shengrong’s business and operations include, but are not limited to, losses of key personnel, business interruption due to power loss or network failure, and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. Shengrong does not maintain any business interruption insurance, general third-party liability insurance, nor does it maintain key-man life insurance or any other insurance coverage except the mandatory social insurance for employees and certain accidently factory insurance and worker compensation insurance. If Shengrong incurs any loss that is not covered by reserves, its business, financial condition and results of operations could be materially and adversely affected.

Shengrong maintains cash deposits with various banks. These cash accounts are not sufficiently insured or otherwise protected. Should any bank or trust company holding these cash deposits become insolvent, or if Shengrong is otherwise unable to withdraw funds, it could lose the cash on deposit with that particular bank or trust company.

If Shengrong fails to retain certain of its key personnel and attract and retain additional qualified personnel, Shengrong might not be able to remain competitive, continue to expand its technology or pursue growth.

Shengrong’s future success depends upon the continued service of certain of its executive officers and other key research and development personnel, such as Ms. Jianzhen Li and Mr. Xiaonian Zhang who possess longstanding industry relationships and technical knowledge of Shengrong’s products and operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. There can be no assurance that these persons will agree to continue to be employed by us after the expiration dates of their current contracts.

Sunlong may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the TJComex acquisition.

Although Sunlong currently expect to achieve synergies from the TJComex acquisition of approximately $3.8 million during fiscal 2017, the inclusion of these expected synergy targets in this proxy should not be viewed as a representation that Sunlong will in fact achieve these synergies by the end of fiscal 2017, or at all. To the extent Sunlong fails to achieve these synergies, Sunlong’s results of operations may be impacted, and any such impact may be material.

Sunlong has identified various synergies including corporate and division overhead savings, brand enhancement, vendor funds, marketing and advertising cost reduction and operational efficiencies. Actual synergies, the expenses and cash required to realize the synergies and the sources of the synergies could differ materially from these estimates, and Sunlong cannot assure you that it will achieve the full amount of synergies on the schedule anticipated, or at all, or that these synergy programs will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on Sunlong’s estimated synergies.

Failure to manage TJComex effectively since its acquisition could materially impact our business.

Sunlong has recently experienced a period of rapid growth in its operations. In particular, it has significantly increased the size of its customer base due to the acquisition of TJComex. Sunlong anticipates that it will continue to significantly expand its operations and headcount in the near term. However, recent growth has placed, and future growth will place, a significant strain on Sunlong’s management, administrative, operational and financial infrastructure. Sunlong’s success will depend in part on its ability to manage TJComex effectively. To manage the recent and expected growth of its operations and personnel, Sunlong will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Failure to effectively manage TJComex could result in difficulty or delays in deploying Sunlong’s services to customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these difficulties could adversely impact Sunlong’s business performance and results of operations.

TJComex’s inability to renew or maintain its statutory and regulatory permissions and approvals in connection with trading of commodities and operation of its business would adversely affect its operations and profitability.

TJComex is required to obtain and maintain various statutory and regulatory permissions and approvals for the trading of commodities on its exchange and operating its business. In the future, TJComex will be required to renew such permissions and approvals and obtain new permissions and approvals for trading of commodities. While TJComex believes that it will be able to renew or obtain such permissions and approvals as and when required, there can be no assurance that the relevant authorities will issue any such permissions or approvals in the timeframe anticipated by us or at all. Failure by TJComex to renew, maintain or obtain the required permissions or approvals may result in the interruption of the trading of commodities and may subsequently have a material adverse effect on our business, financial condition and results of operations.

TJComex depends on its executive officers and other key personnel, and its business may be adversely affected if it fails to retain these professionals or attract new ones.

TJComex’s future success depends in large part upon the continued service of its executive officers, as well as various key management, technical and trading operations personnel. Some of these individuals have significant experience in the commodities trading industry and financial services markets and possess skills and understanding of how various businesses in commodity trading industry operate. The loss of service of its executive officers and key managerial personnel could have an adverse effect on TJComex’s business, financial condition and results of operations.

TJComex’s future success also depends, in significant part, upon our ability to continue to recruit and retain highly skilled and specialized individuals as employees. The level of competition in commodity trading industry for people with these skills is intense. If any of the key personnel or other professionals were to leave, TJComex cannot guarantee that it would be able to replace these key personnel in a timely manner. Significant losses of key personnel, particularly to TJComex’s competitors, could have an adverse effect on its business, financial condition and results of operations.

TJComex is currently dependent on a very limited number of customers.

TJComes sells the high-end wine the Agarwood to limited number of customers and its iron ore trading is for one customer as of the date of this proxy. As such TJComex’s sales may be concentrated with limited number of customers. Its results of operations may be materially adversely affected if some of these customers significantly reduces the volume of its purchases or demands a reduction in price.

TJComex may be subject to the enforcement of regulations and laws relating to the importation and sale of agarwood, which could adversely affect our ability to conduct agarwood trading and harm its business.

TJComex is subject to a variety of customs and import regulations that, if not properly followed could delay or impact its importation of agarwood, which could adversely affect its business. For example, pursuant to the Convention on International Trade in Endangered Species of Wild Fauna and Flora (“CITES”), Aquilaria spp are listed in the Annex II of the CITES, which means it is required to obtain permit and license of exporting and importing Aquilaria spp and its products. Besides, in accordance with the Regulations of the People’s Republic of China on the Administration of Import and Export of Endangered Wild Animals and Plants, the import or export of endangered wild animals and plants and their products, which are subject to the import or export restriction of the CITES, shall be approved by the competent wild animals and plants department of the State Council, and get the permits issued by the national administration authority for import and export of endangered species. In November 2016, Chinese officials began a criminal investigation pertaining to 40 kilogram agarwood worth over RMB 5 million from South Asia to determine if it was improperly imported into China between approximately March 2015 and January 2016. As high-grade agarwood becomes increasingly scarce and considered by Chinese Environmental Bureau as endangered species, China has tightened its trade and import regulations related to agarwood.

Because TJComex imports a substantial amount of its agarwood from Myanmar, tightened regulations may subject TJComex to pressure from Chinese government and environmental groups to change its supply chain. Losing the Myanmar supply chain could significantly reduce the quality and quantity of TJComex’s agarwood and make it more expensive, which in turn could harm TJComex’s agarwood trading business and results of operations. In addition, negative publicity regarding environmental matters also could harm TJComex’s brands.

TJComex may also be subject to the enforcement of other new or existing regulations and laws relating to the sourcing, transportation, distribution and use of agarwood, which could impact its ability to sell agarwood effectively and harm its business.

TJComex currently has no risk management policies and procedures, and this may leave it exposed to unidentified or unanticipated risks

TJComex’s trading activities are exposed to commodity price, foreign exchange, interest rate, operational, regulatory and other risks. Specifically, commodity price may decline in the near future due to slowing demand from China. China’s foreign exchange policies may change significantly as China gradually relax foreign exchange controls. Given commodity trading in China has a relatively short history, the regulatory framework for commodity market in China is constantly developing and shifting. Commodity price decline, foreign exchange policy overhaul, and regulatory framework change affect the profitability of TJComex as well as its operational and management structure. TJComex currently has no policies or procedures to manage these risks and expects to implement risk management policies and procedures in the near future. Failure to prevent or mitigate all risks associated with TJComex’s business could have a material adverse effect on its business, results of operations, financial condition and prospects.

TJComex is reliant on third parties to source the large majority of the commodities purchased by its trading desks

TJComex purchases only a small minority of the physical commodities sold by its trading desks from its own businesses, businesses owned by its joint ventures or from companies in which it has minority investments. The remainder of the commodities sourced by its trading desks are purchased from third party suppliers. TJComex’s management expects to continue to source a large majority of such commodities from such third parties in the future.

TJComex is exposed to both price and supply risks in respect of commodities sourced from third parties. Any increases in TJComex’s purchase price relative to the price at which it sells a commodity could adversely affect TJComex’s margins. TJComex’s business, results of operations, financial condition and prospects could be materially adversely impacted if it is unable to continue to source required volumes of commodities from its suppliers on reasonable terms or at all.

TJComex’s trading activities require access to significant amounts of freight, storage, infrastructure and logistics support and TJComex is exposed to increases in the costs thereof.

TJComex often competes with other producers, purchasers or traders of commodities or other products for limited storage and berthing facilities at ports and freight terminals, which can result in delays in loading or unloading of TJComex’s products and expose TJComex to significant delivery interruptions. Limitations or interruptions in rail, shipping or port capacity could impede TJComex’s ability to deliver its products on time. In addition, increases in the costs of freight could adversely affect the Group’s business, results of operations, financial condition and prospects. Although increases in freight costs are taken into account by TJComex when setting transaction terms, there is no assurance that increased costs of freight can be passed on to customers and/or suppliers. TJComex also requires significant storage capacity for its commodities, which it sources both through facilities in which TJComex holds equity stakes and pursuant to rental agreements with oil terminals, tank farms and other types of storage facilities. Any decrease in TJComex’s ability to access its customary levels of capacity from these storage facilities or an increase in the price at which TJComex can acquire storage capacity could have an adverse effect on the TJComex’s business by forcing TJComex to use storage facilities in less advantageous locations or at prices that make it less profitable for TJComex to supply its customers. There can be no guarantee that TJComex will continue to be able to access freight and/or storage facilities to support its operations in adequate quantities or at reasonable prices.

Risks Related to Sunlong’s Corporate Structure

The failure to comply with PRC regulations relating to mergers and acquisition of domestic enterprises by offshore special purpose vehicles may subject the company to severe fines or penalties and create other regulatory uncertainties regarding the company’s corporate structure.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (“SAT”), the State Administration for Industry and Commerce (the “SAIC”), and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are the related parties with the PRC domestic companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicles’ securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to the company’s corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules are not required in the context of the Acquisition because WFOE was incorporated as wholly owned foreign investment enterprise with the approval of local department of commerce. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the Acquisition circumvents the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for overseas financing.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the Acquisition or the restructuring of Shengrong, or if prior CSRC approval for overseas financings is required and not obtained, the company may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares of common stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure the company’s corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy.

PRC regulations relating to investments in offshore companies by PRC residents may subject Sunlong’s PRC-resident beneficial owners or its PRC subsidiaries to liability or penalties, limit our ability to inject capital into its PRC subsidiaries or limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Circular 13, on February 13, 2015, which was effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items: foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, instead. Banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

Ms. Jiazhen Li and Mr. Xiaonian Zhang have completed registration under SAFE Circular 37 when they are the majority beneficiary owners of the Company. But, after the reorganization of Shengrong, they becoming the indirect shareholders of the Sunlong via a co-owned BVICo, such shareholding structure change of the Sunlong has not completed the modification registered with local SAFE according to Circular 37. However, Sunlong may not be aware of the identities of all of its beneficial owners who are PRC residents. Sunlong does not have control over its beneficial owners and cannot assure you that all of its PRC-resident beneficial owners will comply with SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules. The failure of its beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, or the failure of future beneficial owners of Sunlong who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and SAFE Circular 13 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, Sunlong cannot predict how these regulations will affect its business operations or future strategy. Failure to register or comply with relevant requirements may also limit its ability to contribute additional capital to its PRC subsidiaries and limit its PRC subsidiaries’ ability to distribute dividends to Sunlong. These risks may have a material adverse effect on its business, financial condition and results of operations.

If either TJComex or Shengrong fails to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and local authorities. Both Shengrong and TJComex are required to obtain and maintain certain licenses or approvals from different regulatory authorities in order to operate its current business. These licenses and approvals will be essential to the operation of their businesses. If either TJComex or Shengrong fails to obtain or maintain any of the required licenses or approvals for its business, we may be subject to various penalties, such as fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of Shengrong or TJComex could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

After the Business Combination, we will be a holding company and all of the combined company’s operations will be entirely conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 7.7% in 2013 to 7.3% in 2014, and 6.9% in 2015. According to a recent State Information of China forecast, China’s economic growth rate in 2016 will slow to 6.7%, its lowest since 1990. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s products and may have a materially adverse effect on its business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region the combined company serves, which could materially adversely affect the combined company’s business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business the combined company may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

The combined company’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which the combined company must conduct its business activities. The combined company’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing the combined company’s business, or the enforcement and performance of the combined company’s arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect the combined company’s business. Consequently, neither we nor Shengrong and TJComex can predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Both Shengrong and TJComex’s businesses are subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way the combined company conducts its business and may negatively impact its financial results.

Both Shengrong and TJComex are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to their loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “Business — Government Regulations.” These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities in Hubei Province, the city of Wuhan and the city of Tianjin. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, both Shengrong and TJComex’s business activities and growth may be adversely affected if they do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from theirs taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If Shengrong and TJComex are found to be not in compliance with these laws and regulations, they may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on the combined company’s business operations and profitability.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines, the amount payable of which shall be determined in accordance with 110% of the amount paid by us in the preceding month. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a company incorporated in Delaware. After the Business Combination, substantially all of our operations will be conducted in China, and substantially all of our assets will be located in China. With the exception of our current Chief Financial Officer, all of our current and proposed directors and officers reside in China, and substantially all of the assets of those persons are located outside of the United States. As a result, Allbright Law, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Allbright Law has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Allbright Law has also advised us that in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

After the Business Combination, WFOE’s ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China.

After the Business Combination, as an offshore holding company, we will rely principally on dividends from our subsidiary in China, WFOE, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, WFOE’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of the Operating Companies’ operations are conducted in China and all of the revenue we recognize, through WFOE will be denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, WFOE may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from WFOE may limit our ability to make investments or Business Combinations that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from WFOE, our liquidity and financial condition will be materially and adversely affected.

Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may become subject to tax by the PRC.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries established outside of China are considered a PRC resident enterprise, holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and Business Combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Announcement 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for all of our PRC subsidiaries.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. Since June 2010, the RMB has appreciated more than 10% against the U.S. dollar. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the yuan experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar-Chinese yuan currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years, on January 6, 2017, the reference rate was 0.9% up-regulated by the PRC government. However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of common stock, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect the combined company’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect the combined company’s business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the combined company to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that the combined company seek to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments on securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As our shares are listed on Nasdaq, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

SEC administrative proceedings against the China affiliates of multi-national accounting firms, and/or any related adverse regulatory development in the PRC, may result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five major accounting firms in China alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of these firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the Chinese Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings or initiates new proceedings against other firms, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our delisting from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares in the United States.

If our management following our Business Combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial Acquisition, our management will likely resign from their positions as officers or directors of the company and the management of the target business at the time of the Acquisition will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with these laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

Risk Factors Relating To JM Global and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of CaymanCo’s capital stock, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of CaymanCo’s capital stock. We will depend on CaymanCo and its subsidiaries to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing the current indebtedness of Sunlong and future indebtedness we intend to incur in connection with the Business Combination, as well as the financial condition and operating requirements of Sunlong, may limit our ability to obtain cash from CaymanCo. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

As a public company, JM Global is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2017 in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Sunlong as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the consummation of the Business Combination, we may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take writedowns or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Following the consummation of the Business Combination, we expect to have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in Sunlong’s financial performance and/or future outlook, the estimated fair value of its long-lived assets decreases, we may determine that one or more of Sunlong’s long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on combined company’s financial condition and results of operations.

Although we have conducted due diligence on Sunlong, we cannot assure you that this diligence revealed all material issues that may be present in Sunlong’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Sunlong ‘s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our unaffiliated public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of JM Global common stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and affiliates own shares equal to 81.5% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of JM Global common stock owned by them in accordance with the majority of the votes cast by our unaffiliated public stockholders.

Your ability to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

At the time of your investment in us, you were not provided with an opportunity to evaluate the specific merits or risks of any target businesses. Since our Sponsor and other initial stockholders own 81.5% of the issued and outstanding shares of our common stock, and they have agreed to vote any shares of JM Global common stock owned by them in favor of the Business Combination, public stockholders may not have the right to affect the vote on the Business Combination. Accordingly, your ability to affect the investment decision regarding the Business Combination may be limited to exercising your redemption rights with respect to the Business Combination.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs, and we will be forced to liquidate and dissolve.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. JM Global’s transaction expenses as a result of the Business Combination are currently estimated at approximately $470,000, which are comprised of (i) an approximate $100,000 payment to Highline Research Advisors LLC, (ii) approximately $30,000 in fees to our auditors, (iii) an estimated $280,000 in legal fees and expenses and (iv) approximately $60,000 relating to other fees and expenses incurred in connection with the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $11,221.78. Going forward, Sunlong will incur its own transition costs and costs relating to operating as a public company. If JM Global and Sunlong do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and JM Global likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. JM Global’s limited liquidity outside of the trust account, limited ability to raise additional capital and limited time frame in which to complete an initial business combination have historically raised substantial doubt about the Company’s ability to continue as a going concern. If the Company has not completed its initial business combination by January 29, 2018, the Company will distribute the aggregate amount then on deposit in the trust account, pro rata, to its public shareholders by way of redemption and cease all operations except for purposes of the winding up of its affairs.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

JM Global will only have limited protection under the indemnification provisions in the event that the representations and warranties made by CaymanCo in the Share Exchange Agreement ultimately proves to be inaccurate or incorrect or there is a breach of pre-closing covenants by Sunlong.

The representations and warranties made by CaymanCo to JM Global in the Share Exchange Agreement generally will survive for a period of 18 months after the closing of the Business Combination (with certain representations and warranties surviving for longer periods). As a result, after the expiration of such periods, JM Global will not have the protection of any indemnification if any such representations or warranties made by CaymanCo in the Share Exchange Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, JM Global would have limited indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected. JM Global’s indemnification for breaches of CaymanCo’s representations and warranties is generally subject to a cap equal to 15% of the Adjusted Equity Value (with certain representations and warranties subject to a cap equal to the Adjusted Equity Value)

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that Sunlong’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Share Exchange Agreement). However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of JM Global’s common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 90% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 90% of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the merger with Sunlong, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. The personal and financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting Sunlong for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other transactions contemplated by the Share Exchange Agreement collectively.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Share Exchange Agreement, would require JM Global to agree to amend the Share Exchange Agreement, to consent to certain actions taken by Sunlong or to waive rights that JM Global is entitled to under the Share Exchange

Agreement. Such events could arise because of changes in the course of Sunlong’s business, a request by Sunlong to undertake actions that would otherwise be prohibited by the terms of the Share Exchange Agreement or the occurrence of other events that would have a material adverse effect on Sunlong’s business and would entitle JM Global to terminate the Share Exchange Agreement. In any of such circumstances, it would be at JM Global’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for JM Global and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, JM Global does not believe there will be any changes or waivers that JM Global’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, JM Global will circulate a new or amended proxy statement and re-solicit JM Global’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, following the completion of the Business Combination assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, the existing common stockholders of CaymanCo will own 62.9% of the post-combination company. The ownership percentage with respect to CaymanCo existing common stockholders following the Business Combination also does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2017 Long-Term Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities issued and outstanding as of the date hereof that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions, the percentage ownership of the existing common stockholders of Sunlong may be different. As a result, the existing common stockholders of Sunlong may have the ability to strongly influence the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Sunlong, all of whom we expect to stay with Sunlong following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Sunlong. Although we expect all of such key personnel to remain with Sunlong following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Sunlong following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of the Company’s common stock or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares outstanding to approve the Business Combination Proposal vote in its favor, that the Company will have at least $5,000,001 in net tangible assets upon closing of the business combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the Company’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting. In addition, if such arrangements are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our common stock and warrants will remain listed on NASDAQ after the Business Combination, there can be no assurance that our common stock and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of NASDAQ.

We plan to apply to continue listing our securities on NASDAQ subsequent to the closing of the Business Combination. To continue listing our securities on NASDAQ subsequent to the closing of the Business Combination, we will be required to demonstrate compliance with NASDAQ’s initial listing standards, which are more rigorous than NASDAQ’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

On August 14, 2017, we received written notice from the NASDAQ Staff of the Listing Qualifications Department that the Company’s common stock were not in compliance with the minimum 300 round lot holder requirement set forth in NASDAQ Listing Rules 5505(a)(3), and, we would be required to submit a plan to regain compliance with such requirement by February 12, 2018 for the Staff’s consideration by no later than September 28, 2017. On September 28, 2017, we submitted a plan of compliance, and on November 10, 2017, the Staff granted the Company an extension of up to 180 calendar days from the date of the Notice, or through February 12, 2018, to evidence compliance with the minimum 300 round lot shareholder requirement. The Company continues to work towards satisfying the NASDAQ listing qualification of 300 round lot holders with respect to our common stock, but there can be no assurance that we will satisfy that requirement by the February 12, 2018 deadline set by NASDAQ.

If, after the Business Combination, NASDAQ delists our common stock or warrants from trading on its exchange due to our failure to meet NASDAQ’s initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective with respect to the year ending December 31, 2017 in accordance with applicable SEC guidance. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following July 29, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Share Exchange Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Sunlong’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Sunlong and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•         market conditions affecting the industrial solid waste recycling management and exchange services industries;

•         quarterly variations in our results of operations;

•         changes in government regulations;

•         the announcement of acquisitions by us or our competitors;

•         changes in general economic and political conditions;

•         volatility in the financial markets;

•         results of our operations and the operations of others in our industries;

•         changes in interest rates;

•         threatened or actual litigation and government investigations;

•         the addition or departure of key personnel;

•         actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

•         differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a blank check company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants as soon as practicable after the closing of the Business Combination (but in no event later than thirty (30) business days thereafter) and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 91st day following the closing of the Business Combination, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The future exercise of registration rights may adversely affect the market price of our common stock.

Our common stock is subject to registration rights agreements. We are obligated to register founder shares, placement shares included in the placement units, placement warrants and shares issuable upon exercise of placement warrants pursuant to a registration rights agreement signed in connection with our IPO. In addition, pursuant to the Share Exchange Agreement, we are obligated to file a resale “shelf” registration statement to register the shares of our common stock being issued to existing Sunlong stockholders in the Business Combination and use reasonable best efforts to cause such registration statement to become effective as soon as practicable following the closing of the Business Combination. There are no penalties associated with delays in registering such shares of common stock under the Share Exchange Agreement. Sales of restricted securities pursuant to these agreements may substantially depress the market price of our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding public warrants to purchase an aggregate of 2,500,000 shares of our common stock, outstanding placement warrants to purchase an aggregate of 125,000 shares of our common stock, and outstanding warrants to purchase an aggregate of 200,000 shares of our common stock underlying the underwriter’s unit purchase option will become exercisable 30 days after the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one-half of one share of JM Global’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of JM Global’s common stock. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders may experience dilution as a consequence of certain transactions. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, following completion of the Business Combination, assuming that (i) there are no redemptions in connection with the closing, (ii) the Adjusted Equity Value based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, and (iii) the Escrow Shares are deemed to be outstanding and owned by the Sellers while held in escrow, JM Global’s public stockholders will retain an ownership interest (excluding those public shares held by our sponsor) of approximately 6.9% in JM Global and our initial stockholders and affiliates will retain an ownership interest (including those public shares held by our sponsor) of approximately 30.2% in JM Global. In addition, if any of JM Global’s stockholders (including our Sponsor, who has the right to redeem up to 2,350,000 public shares it purchased in our IPO) exercise their redemption rights, the ownership interest in JM Global of JM Global’s public stockholders will decrease and the ownership interest in JM Global of our initial stockholders, including our Sponsor, will increase. The ownership percentage with respect to JM Global following the Business Combination also does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2017 Long-Term Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities issued and outstanding as of the date hereof that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by JM Global’s existing stockholders in JM Global will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants are converted into JM Global common stock, any shares of JM Global common stock are issued pursuant to the proposed 2017 Long-Term Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on November 30, 2017, the last reported sale price for shares of our common stock was $9.90) and (iii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities

Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding public warrants could force holders of public warrants:

•         to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•         to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•         to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation (as proposed to be amended) and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of JM Global’s outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect the Business Combination and fail to complete an alternative initial business combination by January 29, 2018, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, the warrants will expire worthless and third parties may bring claims against JM Global and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share. Our directors may decide not to enforce the indemnification obligations of Mr. Zhang, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by January 29, 2018 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of any interest released to us to for working capital purposes, payment of taxes or dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of our founder shares and placement shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

In addition, third parties may bring claims against JM Global. Although JM Global has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of JM Global’s public stockholders. If JM Global is unable to complete a business combination within the required time period, Mr. Zhang, the Chairman of our Board of Directors, has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or working capital expenses, and Mr. Zhang asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Zhang to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Zhang to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

JM Global’s stockholders may be held liable for claims by third parties against JM Global to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by January 29, 2018 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following January 29, 2018 in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after January 29, 2018 in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our initial stockholders or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our initial stockholders or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether Sunlong is appropriate for our initial business combination.

In April 2015, our Sponsor, Zhong Hui Holding Limited, which is an affiliate of our Chairman of the Board, purchased an aggregate of 1,504,688 founder shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. In June 2015, our sponsor transferred 164,063 founder shares to each of Tim Richerson, our Chief Executive Officer, and Peter Nathanial, our President, as well as 3,000 founder shares to each of Messrs. Jetta and Qu, our independent directors. On September 8, 2015, our Sponsor forfeited 192,188 founder shares because the underwriter’s overallotment option was not exercised. In January 2016, Messrs. Nathanial and Richerson transferred an aggregate of 268,126 founder shares to our Sponsor. In October 2017, our Sponsor sold an aggregate of 170,000 shares to Messrs. Nathanial and Richerson for $0.017 per share. The 1,312,500 founder shares held by our Sponsor (or its members), executive officers and directors and affiliates would have a value at November 30, 2017 of approximately $13.0 million based on the closing price of JM Global common stock as reported by NASDAQ, are not subject to redemption and will be worthless if we do not complete an initial business combination. In addition, our Sponsor purchased an aggregate of 250,000 placement units, each unit comprised of one placement and one warrant exercisable for one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), for a purchase price of approximately $2,500,000, that will also be worthless if we do not complete a business combination. As a result, our Sponsor, independent directors and officers have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares and placement units.

The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting Sunlong for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether Sunlong is appropriate for our initial business combination.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting Sunlong for the Business Combination.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us after the Business Combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity.

Following the completion of the Business Combination, we intend to identify and combine with one or more businesses. Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in similar businesses. Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our proposed second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Members of our management team may directly or indirectly own common stock and warrants following the Business Combination, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to combine. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a particular business combination.

For a complete discussion of our executive officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Certain Relationships and Related Party Transactions.”

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from Sunlong and its subsidiaries. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of Sunlong and its subsidiaries, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold. Each redemption of shares of JM Global common stock by our public stockholders will decrease the amount in our trust account. Accordingly, unless this right is waived by Sunlong, we may be unable to consummate the Business Combination if there are substantial redemptions by our public stockholders.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 20% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. The absence of such a redemption threshold makes it easier for us to consummate a business combination with which a substantial number of our stockholders may not agree. Each redemption of public shares by our public stockholders (and those public shares held by our Sponsor) will decrease the amount in our trust account, which held approximately $40.4 million as of September 30, 2017 (approximately $0.3 million of which had been withdrawn as of such date for taxes and working capital purposes). However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 3,501,324 shares of the 4,036,888 public shares as of September 30, 2017 (including up to 2,350,000 or the 3,000,000 public shares held by our Sponsor) redeem their public shares in connection with the Business Combination if the Business Combination were consummated as of that date. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding shares issued in the IPO provided, however, that such 20% threshold shall not apply to any shares purchased by our Sponsor in our IPO. We refer to such shares aggregating 20% or more of the shares issued in the IPO as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public stockholder’s inability to redeem any Excess Shares will reduce that stockholder’s influence over our ability to consummate the Business Combination. A stockholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such stockholder will continue to hold that number of shares equal to its Excess Shares and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of JM Global might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable or amounts released to us for working capital, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, JM Global will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sunlong comprising the ongoing operations of the combined company, Sunlong’s senior management comprising the senior management of the combined company, and Sunlong stockholders having a majority of the voting power of the combined company. For accounting purposes, Sunlong will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Sunlong (i.e., a capital transaction involving the issuance of stock by JM Global for the stock of Sunlong). Accordingly, the consolidated assets, liabilities and results of operations of Sunlong will become the historical financial statements of the combined company, and JM Global’s assets, liabilities and results of operations will be consolidated with Sunlong beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of Sunlong, and the unaudited balance sheet of JM Global, as of September 30, 2017 and has been prepared to reflect the Business Combination as if they occurred on September 30, 2017. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 combines the historical results of operations of Sunlong and for JM Global for the nine months ended September 30, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical results of operations of Sunlong and JM Global, giving effect to the Business Combination as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 was derived from Sunlong’s unaudited consolidated statement of operations for the nine months ended September 30, 2017 and JM Global’s unaudited statement of operations for the nine months ended September 30, 2017, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Sunlong and JM Global, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2016 was derived from Sunlong and JM Global’s audited statement of operations for the year ended December 31, 2016 included elsewhere in this proxy statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Sunlong Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “JM Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Sunlong and JM Global included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of JM Global common stock:

•         Assuming maximum redemptions of 100% of outstanding public common stock plus redemptions of 100% of redeemable outstanding common shares held by the Sponsor. As of September 30, 2017, JM Global has 5,599,388 shares of common stock outstanding, of which 3,386,888 shares are redeemable. This presentation assumes that JM Global stockholders exercise redemption rights with respect to 3,386,888 shares of the remaining redeemable common stock and additional $33,868,880 is withdrawn from our trust account to fund such redemption of shares of common stock at $10.00 per share.

JM GLOBAL HOLDING COMPANY
Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2017

	JM Global	China Sunlong	Adjustment for Merger Assuming Maximum Redemptions	Note	Pro Forma Combined Assuming Maximum Redemptions	Adjustment for Merger Assuming Low Redemptions	Note	Pro Forma Combined Assuming Low Redemptions
	(Unaudited)	(Unaudited)			(Unaudited)			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,799	$414,831	$6,500,000	3b	$6,917,630	$40,368,880	3b	$40,786,510
Accounts receivable, net	—	21,060,871	—		21,060,871	—		21,060,871
Other receivables	—	4,103	—		4,103	—		4,103
Inventories, net	—	3,876,665	—		3,876,665	—		3,876,665
Prepaid and other current assets	22,622	25,047,318	—		25,069,940	—		25,069,940
TOTAL CURRENT ASSETS	25,421	50,403,788	6,500,000		56,929,209	40,368,880		90,798,089

PROPERTY AND EQUIPMENT, NET	—	2,192,520			2,192,520			2,192,520
					—			—
OTHER ASSETS					—			—
Trust account	40,434,721	—	(33,868,880)	3a	6,565,841	(40,434,721)	3b	—
			(6,500,000)	3b	(6,500,000)			—
			(65,841)	3b	(65,841)			—
					—			—
Goodwill	—	3,830,813	—		3,830,813	—		3,830,813
Intangible assets, net	—	1,242,155	—		1,242,155	—		1,242,155
Other assets	—	1,154,433	—		1,154,433	—		1,154,433
TOTAL OTHER ASSETS	40,434,721	6,227,401	(40,434,721)		6,227,401	(40,434,721)		8,419,921

TOTAL ASSETS	$40,460,142	$58,823,709	$(33,934,721)		$65,349,130	$(65,841)		$99,218,010

CURRENT LIABILITIES
Short term loan – bank	$—	$2,254,425	$—		$2,254,425	$—		$2,254,425
Third party loan	—	145,228	—		145,228	—		145,228
Accounts payable	92,061	249,178	—		341,239	—		341,239
Other payables and accrued liabilities	214,339	194,623	(65,841)	3b	343,121	(65,841)	3b	343,121
Other payables – related party	140,500	988,476	—		1,128,976	—		1,128,976
Customer deposits	—	969,903	—		969,903	—		969,903
Taxes payable	—	16,231,526	—		16,231,526	—		16,231,526
TOTAL LIABILITIES	446,900	21,033,359	(65,841)		21,414,418	(65,841)		21,414,418

LONG-TERM LIABILITIES	—	66,665	—		66,665	—		66,665

TOTAL LIABILITIES	446,900	21,100,024	(65,841)		21,481,083	(65,841)		21,481,083

Common stock subject to possible redemption: 3,036,888 and 4,000,000 shares (at a redemption value of approximately $10 per share) at September 30, 2017 and December 31, 2016, respectively	30,368,880	—	(30,368,880)	3a	—	(30,368,880)	3c	—

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 15,000,000 shares authorized; 2,562,500 shares issued and outstanding (excluding 4,000,000 shares subject to redemption)	256	53	(53)	3e	1,169	304	3c	1,508
			948	3f		(53)	3e
			(35)	3g		948	3f
Stock subscription receivable	—	(50)	—		(50)			(50)
Additional paid-in-capital	10,807,708	10,593,288	(1,163,602)	3d	16,736,534	30,368,576	3c	50,605,075
			53	3e		(1,163,602)	3d
			(948)	3f		53	3e
			(3,499,965)	3g		(948)	3f
Statutory reserve	—	2,247,684	—		2,247,684	—		2,247,684
Retained earnings (accumulated deficit)	(1,163,602)	24,576,883	1,163,602	3d	24,576,883	1,163,602	3d	24,576,883
Accumulated other comprehensive income (loss)	—	305,827	—		305,827	—		305,827
TOTAL STOCKHOLDERS’ EQUITY	9,644,362	37,723,685	(3,500,000)		43,868,047	30,368,880		77,736,927

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$40,460,142	$58,823,709	$(33,934,721)		$65,349,130	$(65,841)		$99,218,010

JM GLOBAL HOLDING COMPANY
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2016

	JM Global	China Sunlong	Adjustment for Merger Assuming Maximum Redemptions	Note	Pro Forma Combined Assuming Maximum Redemptions	Adjustment for Merger Assuming Low Redemptions		Note	Pro Forma Combined Assuming Low Redemptions
					(Unaudited)				(Unaudited)
REVENUES	$—	$26,305,723	$—		$26,305,723		$—		$26,305,723

COST OF REVENUES	—	14,148,836	—		14,148,836		—		14,148,836

GROSS PROFIT	—	12,156,887	—		12,156,887		—		12,156,887

OPERATING EXPENSES:
Selling, general and administrative	627,579	867,872	—		1,495,451		—		1,495,451
Total operating expenses	627,579	867,872	—		1,495,451		—		1,495,451

INCOME (LOSS) FROM OPERATIONS	(627,579)	11,289,015	—		10,661,436		—		10,661,436

OTHER INCOME (EXPENSE), NET	85,963	(149,739)	(85,963)	4a	(149,739)		(85,963)	4a	(149,739)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(541,616)	11,139,276	(85,963)		10,511,697		(85,963)		10,511,697

INCOME TAX	—	1,849,935	—		1,849,935		—		1,849,935

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(541,616)	$9,289,341	$(85,963)		$8,661,762		$(85,963)		$8,661,762

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(0.21)				$0.74	$			$0.57

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
Basic and diluted	2,562,500		9,132,043	5a	11,694,543		12,518,931	5a	15,081,431

JM GLOBAL HOLDING COMPANY
Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2017

	JM Global	China Sunlong	Adjustment for Merger Assuming Maximum Redemptions	Note	Pro Forma Combined Assuming Maximum Redemptions	Adjustment for Merger Assuming Low Redemptions		Note	Pro Forma Combined Assuming Low Redemptions
	(Unaudited)	(Unaudited)			(Unaudited)				(Unaudited)
REVENUES	$—	$38,345,612	$—		$38,345,612		$—		$38,345,612

COST OF REVENUES	—	19,085,820	—		19,085,820		—		19,085,820

GROSS PROFIT	—	19,259,792	—		19,259,792		—		19,259,792

OPERATING EXPENSES:
Selling, general and administrative	615,384	1,114,947	—		1,730,331		—		1,730,331
Total operating expenses	615,384	1,114,947	—		1,730,331		—		1,730,331

INCOME (LOSS) FROM OPERATIONS	(615,384)	18,144,845	—		17,529,461		—		17,529,461

OTHER INCOME (EXPENSE), NET	227,603	(157,582)	(227,603)	4a	(157,582)		(227,603)	4a	(157,582)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(387,781)	17,987,263	(227,603)		17,371,879		(227,603)		17,371,879

INCOME TAX	—	2,904,702	—		2,904,702		—		2,904,702

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(387,781)	$15,082,561	$(227,603)		$14,467,177		$—		$14,467,177

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(0.15)				$1.24	$			$0.96

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
Basic and diluted	2,562,500		9,132,043	5a	11,694,543		12,518,931	5a	15,081,431

Note 1 — Description of Transactions

Pursuant to the Share Exchange Agreement, dated as of August 28, 2017, as it may be amended (the “Share Exchange Agreement”), by and among the Company, China Sunlong Environmental Technology, Inc. (“CaymanCo”), Zhong Hui Holding Limited in its capacity thereunder as the Purchaser Representative, the stockholders of CaymanCo (CaymanCo and its consolidated subsidiaries hereafter are collectively referred as “Sunlong”, and Chuanliu Ni, solely in his capacity as the Seller Representative, and the transactions contemplated thereby, the Company will acquire all of the outstanding equity interests of CaymanCo from CaymanCo’s shareholders in exchange for newly issued shares of common stock of the Company (the “Exchange Shares”) valued at $10.00 per share, with the number of shares based on the $92 million valuation of Sunlong, plus (or minus if negative) (i) (A) the net working capital of Sunlong as of the close of business on the Closing Date less (B) the target net working capital amount of $26,550,000, minus (ii) the indebtedness (net of cash) of Sunlong as of the close of business on the Closing Date, minus (iii) the amount of any unpaid Transaction Expenses under the terms of the Share Exchange Agreement,

•         Ten percent (10%) of the Exchange Shares (“Escrow Shares”) will be deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Escrow Shares will be held in escrow for 18 months after the closing as security for CaymanCo’s and such shareholders’ indemnification obligations under the share exchange agreement. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing.

•         Based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting (and approximately $66,000 of which is anticipated to be withdrawn in the fourth quarter of 2017 for working capital purposes).

The transaction is subject to the satisfaction of customary closing conditions, including approval of JM Global’s shareholders.

Note 2 — Basis of Presentation

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, JM Global will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sunlong comprising the ongoing operations of the combined company, Sunlong’s senior management comprising the senior management of the combined company and Sunlong stockholders having a majority of the voting power of the combined company. For accounting purposes, Sunlong will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Sunlong (i.e., a capital transaction involving the issuance of stock by JM Global for the stock of Sunlong). Accordingly, the consolidated assets, liabilities and results of operations of Sunlong will become the historical financial statements of the combined company, and JM Global’s assets, liabilities and results of operations will be consolidated with Sunlong beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 was derived from Sunlong’s unaudited consolidated balance sheet, and JM Global’s unaudited balance sheet, as of September 30, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 assumes that the Business Combination were completed on September 30, 2017.

The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2017 was derived from Sunlong’s unaudited consolidated statement of operations and JM Global’s unaudited statements of operations for the nine months ended September 30, 2017. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2016 was derived from Sunlong and JM Global’s audited consolidated statement of operations for the year ended December 31, 2016 and gives pro forma effect to the Business Combination as if they had occurred on January 1, 2016.

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)      Reflects the transaction effect in the maximum redemption presentation of 3,386,888 shares of common stock. As of September 30, 2017, JM Global has 5,599,388 shares of common stock outstanding, of which, 3,036,888 shares are redeemable. The Company has subsequently agreed to allow its Sponsor to redeem an additional 350,000 shares purchased in the Company’s IPO, which results in a total of 3,386,888 shares of redeemable shares. This presentation assumes that JM Global stockholders exercise redemption rights with respect to 3,386,888 shares of the remaining redeemable common stock.

(b)     Reflects cash funding as follows: (i) the transfer of $6.5 million from our trust account to the cash account, (ii) the transfer of approximately $66,000 from our trust account for the payment of taxes and working capital, and.(iii) the withdrawal of funds from our trust account to fund the redemption of shares of common stock, at $10.00 per share, assumed deemed by shareholders as follows: $33,868,880 additional withdrawn from our trust account to fund the redemption of an additional 3,386,888 shares of common stock in the “maximum redemption” presentation. As of September 30, 2017, JM Global has 5,599,388 shares of common stock outstanding, of which, 3,036,888 shares are redeemable. The Company has subsequently agreed to allow its Sponsor to redeem an additional 350,000 shares purchased in the Company’s IPO, which results in a total of 3,386,888 shares of redeemable shares pf common stock. The number of non-redeemable shares of common stock acquired by the Sponsor in the IPO is reduced to 650,000 shares.

(c)      Reflects the elimination of 3,036,888 shares of common stock subject to redemption in the no redemption presentation and the reclassification of those shares into common stock.

(d)     Reflects the elimination of JM Global’s accumulated deficit upon consummation of the Business Combination.

(e)      Reflects the elimination of Sunlong’s common stock upon consummation of the Business Combination.

(f)      Reflects the payment of the total merger consideration pursuant to the Share Exchange Agreement in the amount of approximately $94.8 million in fair value of 9,482,043 shares of common stock valued at $10.00 per share, based on the current estimates of the components of the Adjusted Equity Value. Such anticipated payment is subject to certain adjustments. The calculation for total estimated merger consideration is based on the historical Sunlong financial information for the nine months ended September 30, 2017 (assuming there is no unpaid transaction expenses at closing):

Add	Net Working Capital	$31,355,251
Less	Target Net Working Capital	26,550,000
Less	Closing indebtedness net of cash	1,984,822
Less	Unpaid transaction expenses	—
	Adjustment	2,820,429
	Aggregate consideration for the Business Combination	92,000,000
	Total value of estimated merger consideration	94,820,429
	Per share value	10
	Total number of Merger Consideration shares	$9,482,043

 (g)   Reflects the reclassification of the additional 350,000 shares of the non-redeemable common stock held by our Sponsor to redeemable common stock in the maximum redemption presentation. Our Sponsor purchased 3,000,000 shares of our common stock in the IPO of which 1,000,000 shares were non-redeemable. We have agreed to permit our Sponsor to redeem an additional 350,000 of the non-redeemable public shares and 650,000 shares of Sponsor non-redeemable public shares will remain which would permit us to maintain at least $5,000,001 of net tangible assets. The redemption of the additional 350,000 Sponsor public shares will result in the additional withdrawal of funds from our trust account to fund the redemption at $10.00 per share for a total of $3,500,000.

Note 4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)      Elimination of interest income on the JM Global trust assets.

Note 5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following:

(a)      The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical JM Global weighted average number of shares outstanding of 2,562,500 for the nine months ended September 30, 2017 and for the year ended December 31, 2016, adjusted by: (a) 9,482,043 shares estimated to be issued in connection with the Business Combination and (b) 963,112 and 4,350,000 shares, respectively, assumed to be redeemed in the “no redemption” and “maximum redemption” presentations as follows:

	September 30, 2017	December 31, 2016
Weighted average shares reported	2,562,500	2,562,500
Add: Redeemable/IPO shares	4,000,000	4,000,000
Closing Merger Consideration payable in stock	9,482,043	9,482,043
Less: Low Shares Assumed Redeemed	(963,112)	(963,112)
Subtotal Added	12,518,931	12,518,931
Weighted average shares pro forma – No Redemptions	15,081,931	15,081,931
Less: Additional Shares Assumed Redeemed	(3,386,888)	(3,386,888)
Weighted average shares pro forma – Maximum Redemptions	11,694,543	11,694,543

There currently are 5,650,000 warrants of JM Global outstanding to purchase up to a total of 2,825,000 shares of our common stock, consisting of 5,000,000 public warrants originally sold as part of units in JM Global’s IPO, 250,000 placement warrants included in the placement units issued to our Sponsor in a private placement simultaneously with the consummation of JM Global’s IPO and 400,000 public warrants sold to the underwriter in our IPO. Each warrant entitles the holder thereof to purchase one-half of one share of JM Global’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Additionally, the underwriter in our IPO holds a purchase option to purchase up to 400,000 shares of our common stock at a price of $10.00 per share. Because the option and the warrants will be exercisable at per share amounts exceeding the current market price of JM Global common stock and the approximate per share redemption price of $10.00, the warrants are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the convertible preferred stock are not included in the earnings per share calculations.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for Sunlong and JM Global and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 3,386,888 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Consolidated Financial Information of Sunlong” and “Selected Historical Financial Information of JM Global” included elsewhere in this proxy statement and the historical financial statements of Sunlong and JM Global included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Sunlong and JM Global would have been had the Business Combination been completed as of the assumed date or for the periods presented below, or to project Sunlong’s and JM Global’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Sunlong and JM Global would have been had the Business Combination been completed as of the assumed date or for the periods presented below, or the book value per share for any future date or period.

	Sunlong (Historical)		JM Global (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 3,386,888 Shares
As of and for the nine months ended September 30, 2017
Shares outstanding
Common stock	9,482,043	*	2,562,500	15,081,431	11,694,543
Preferred stock	—
Net income (loss) per common share
Basic and diluted	$1.59		$(0.04)	$0.96	$1.24
Cash dividends declared per share	$—		$—	$—	$—

	Sunlong (Historical)		JM Global (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 3,386,888 Shares
As of and for the year ended December 31, 2016
Shares outstanding
Common stock	9,482,043	*	2,562,500	15,081,431	11,694,543
Preferred stock	—
Net income (loss) per common share
Basic and diluted	$0.98		$(0.21)	$0.57	$0.74
Cash dividends declared per share	$—		$—	$—	$—

____________

*         Number is representing historical Sunlong’s shares based on the potential shares to be exchanged with JM Global

SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING OF JM GLOBAL STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2017 annual meeting of stockholders to be held on         , 2017, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about          , 2017. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting. In connection with the special meeting, we are also providing you with our Annual Report on Form 10-K for the year ended December 31, 2016.

Date, Time and Place of Special Meeting

The special meeting will be held at          Eastern time, on          , 2017, at the offices of Ellenoff Grossman & Schole LLP, New York, New York 10105, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on          , 2017, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,599,388 shares of JM Global common stock outstanding, of which 4,036,888 are public shares (including 3,000,000 shares held by our Sponsor) and 1,562,500 are founder shares and placement shares held by our Sponsor, independent directors and affiliates.

Vote of JM Global Initial Stockholders and Chairman

In connection with our IPO, we entered into a letter agreement with each of the initial stockholders pursuant to which the initial stockholders agreed to vote any shares of JM Global common stock owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to the founder shares and placement shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Mr. Zhang, its sole owner and our Chairman.

At the time of our IPO, our Sponsor agreed to hold 1,000,000 of the 3,000,000 shares included in such units it purchased in our IPO until the consummation of our initial business combination and not seek redemption in connection therewith. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares.

Except for those shares purchased by our Sponsor in our IPO, as discussed above, our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares and placement units held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by January 29, 2018 (subject to the requirements of law). However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of common stock of JM Global and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

The approval of the Business Combination Proposal and the Charter Proposals each requires the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Broker non-votes will have no effect on the election of directors.

Approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a JM Global stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of JM Global common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Director Election Proposal; and the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal and, unless waived by CaymanCo, the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to JM Global Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

The approval of Business Combination Proposal and the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the Incentive Plan Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a JM Global stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a JM Global stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of JM Global common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

•         You can vote your shares in advance of the special meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Tim Richerson, the Company’s Chief Executive Officer, by telephone at (561) 900-3672, by email at mit127@hotmail.com or in writing to c/o JM Global Holding Company, 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445 before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Advantage Proxy at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the consummation of the Business

Combination. If you affirmatively vote for or against the Business Combination Proposal, demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the trust account of approximately $40.4 million on September 30, 2017 following the redemption of 963,112 public shares in connection with the Extension Meeting, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•         check the box on the proxy card to elect redemption;

•         check the box on the proxy card marked “Shareholder Certification”;

•         affirmatively vote for or against the Business Combination Proposal;

•         submit a request in writing prior to 5:00 p.m., Eastern time on          , 2017 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of shares of JM Global common stock by our public stockholders will decrease the amount in our trust account, which held approximately $40.4 million as of September 30, 2017. The issuance of 20% or more of our outstanding common stock pursuant to the Share Exchange Agreement is contingent upon stockholder approval and the closing of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Share Exchange Agreement and the other transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Share Exchange Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Share Exchange Agreement, which is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, a copy of which is attached as Annex A to this proxy statement.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting, assuming that a quorum is present.

The Share Exchange Agreement

The subsections that follow this subsection describe the material provisions of the Share Exchange Agreement, but do not purport to describe all of the terms of the Share Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Share Exchange Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Share Exchange Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Share Exchange Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Share Exchange Agreement. The representations, warranties and covenants in the Share Exchange Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Share Exchange Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Accordingly, the representations and warranties and other provisions of the Share Exchange Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement. To the extent specific material facts exist that contradict the representations, warranties, or covenants in the Share Exchange Agreement, we have provided corrective disclosure in this proxy statement. Additionally, to the extent appropriate, JM Global’s subsequent public disclosures will include any material information necessary to provide JM Global’s stockholders a materially complete understanding of the Share Exchange Agreement disclosures.

On August 28, 2017, we entered into the Share Exchange Agreement with CaymanCo, Zhong Hui Holding Limited, in the capacity thereunder as the Purchaser Representative, the Sellers and Chuanliu Ni, in the capacity thereunder as the Seller Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, we will consummate the acquisition of all of the outstanding capital stock of CaymanCo through a share exchange, with CaymanCo becoming a direct wholly owned subsidiary of the Company.

Pursuant to the Share Exchange Agreement, the aggregate consideration for the Business Combination (the “Total Merger Consideration”) is equal to an amount based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million. We will pay the Total Merger Consideration by issuing a number of shares of our common stock (the “Exchange Shares”) equal to the Adjusted Equity Value, with each such Exchange Share valued at $10.00.

Ten percent (10%) of the Exchange Shares (“Escrow Shares”) will be deposited in escrow at the closing of the Business Combination for a period of eighteen (18) months (subject to further retention in the escrow account to the extent that there are pending indemnification claims brought prior to such time) with a mutually agreed escrow agent. During such time, the Escrow Shares will be subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Sellers will be entitled to vote the Escrow Shares while they are held in escrow. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing. The Exchange Shares will be subject to a lock-up as set forth in the Lock-Up Agreement as described below under the heading “Lock-Up Agreement.”

The Total Merger Consideration will be based on an estimated calculation of the Adjusted Equity Value as of the closing, and subject to a post-closing review and true-up to the extent that the finally determined Adjusted Equity Value varies from the estimate. If there is an increase in the Adjusted Equity Value from the post-closing true-up, it will be paid by us by delivery of additional shares of JM common stock valued at $10.00 per share. If there is a decrease in the Adjusted Equity Value from the post-closing true-up, the Sellers will return to us and forfeit Exchange Shares valued at $10.00 per share, with the Escrow Shares serving as the first source and security for such obligations.

As promptly as practicable after the date of the Share Exchange Agreement, JM Global has agreed to provide its public stockholders with the opportunity to redeem shares of JM Global common stock (the “Offer”) in conjunction with a stockholder vote on the transactions contemplated by the Share Exchange Agreement. JM Global has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Share Exchange Agreement and (ii) to extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ.

Post-Business Combination Ownership of CaymanCo and JM Global

Immediately after the Business Combination, JM Global will own 100% of CaymanCo. Based on (i) the assumption that the Adjusted Equity Value, based on the unaudited pro forma financial statements included in this proxy statement, is equal to $94,820,429, such that a total of 9,482,043 Exchange Shares are issued at the closing, with 10% of such Exchange Shares being deposited in escrow as Escrow Shares, (ii) the Escrow Shares being deemed to be outstanding and owned by the Sellers while held in escrow, (iii) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan being excluded for such purposes, and (iv) any warrants, options, convertible debt or other convertible securities of JM Global that are issued and outstanding as of the date hereof being excluded for such purposes:

•         assuming no redemptions of public shares, (i) our public stockholders (excluding our Sponsor) and (ii) our initial stockholders and affiliates (including those public shares held by our Sponsor) will each own approximately 6.9% and approximately 30.2% of JM Global, respectively; and

•         assuming redemption by holders of 3,386,888 public shares for cash (including the redemption of 2,350,000 shares by our Sponsor, (i) our public stockholders (excluding our Sponsor) and (ii) our initial stockholders and affiliates will own 0% and approximately 18.9% of JM Global, respectively.

Purchaser Representative and Seller Representative

Our Sponsor is serving as the Purchaser Representative under the Share Exchange Agreement, and in such capacity will represent the interests of our shareholders (other than the Sellers) with respect to certain post-closing matters under the Share Exchange Agreement and the ancillary agreements, including any indemnification claims made against the Sellers after the closing.

Chuanliu Ni is serving as the Seller Representative under the Exchange Agreement, and in such capacity will represent the interests of the Sellers with respect to certain matters under the Share Exchange Agreement and the ancillary agreements, including any indemnification claims made against the Sellers after the closing.

Conditions to Closing of the Business Combination

The closing of the Business Combination is expected to take place on the second business day following the day on which the last of the conditions to the closing of the Business Combination have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by

JM Global and CaymanCo. Assuming timely satisfaction of the necessary closing conditions, JM Global and CaymanCo currently expect the closing of the Business Combination to occur promptly after the special meeting is concluded.

The obligations of each party to consummate the closing are subject to the satisfaction or waiver of customary conditions and closing deliverables, including, but not limited to, (1) our shareholders having approved the Share Exchange Agreement and the related transactions (including the other matters for approval specific in this Proxy Statement) by the requisite vote at the Shareholder Meeting, (2) any required governmental and specified third party approvals having been obtained and any antitrust waiting periods expired or terminated, (3) no law or order preventing the transactions, (4) no pending third-party litigation to enjoin or otherwise restrict the consummation of the closing, (5) unless waived by CaymanCo, the approval of the Director Election Proposal and appointment of such directors to our Board of Directors, (6) JM Global having net tangible assets of at $5,000,001 after giving effect to any redemptions of our shareholders, (7) the other party’s representations and warranties being true and correct as of the date of the Share Exchange Agreement and as of the closing, except as has not had or reasonably be expected to have a Material Adverse Effect on the other party, (8) the other party’s compliance with its covenants under the Share Exchange Agreement in all material respects, (9) no Material Adverse Effect shall have occurred with respect to the other party (or with respect to CaymanCo, its subsidiaries) since the date of the Share Exchange Agreement and (10) receipt of the Related Agreements and other ancillary documents specified in the Share Exchange Agreement signed by the other parties, including the escrow agreement, the Non-competition Agreements, the Lock-up Agreements and the Registration Rights Agreement.

The obligation of JM Global to consummate the closing is subject to satisfaction or waiver of certain additional conditions specified in the Share Exchange Agreement, including, but not limited to: (1) certain specified employees of Sunlong having entered into employment agreements in form and substance reasonably acceptable to JM Global, (2) JM Global having received a legal opinion from CaymanCo’s counsel, and (3) the net working capital of Sunlong being at least $22,000,000.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Share Exchange Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Share Exchange Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Share Exchange Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Share Exchange Agreement or the Director Election Proposal, or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Share Exchange Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Share Exchange Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Share Exchange Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Share Exchange Agreement, each of the parties to the Share Exchange Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Share Exchange Agreement (including the Business Combination). In furtherance and not in limitation of the foregoing, the parties thereto will cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any person required to be made or obtained by the terms of the Share Exchange Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated by the Share Exchange Agreement (including the Business Combination) and (b) to fulfill all conditions to the consummation of the transactions contemplated by the Share Exchange Agreement (including the Business Combination).

The parties to the Share Exchange Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any antitrust or other necessary regulatory approvals.

Neither JM Global nor CaymanCo is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

JM Global and CaymanCo may terminate the Share Exchange Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after JM Global’s stockholders have voted in favor the Share Exchange Agreement.

In addition, a party may terminate the Share Exchange Agreement at any time before the closing of the Business Combination by written notice to the other party under the following circumstances:

•         by either JM Global or CaymanCo if the closing has not occurred by January 29, 2018 (the “Outside Date”) so long as no breach of the Share Exchange Agreement by such terminating party or its affiliates (or, with respect to CaymanCo, the Sellers) caused the closing not to have occurred by such date;

•         by either JM Global or CaymanCo if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Share Exchange Agreement, so long as no breach of the Share Exchange Agreement by such terminating party or its affiliates (or, with respect to CaymanCo, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority;

•         by CaymanCo for a breach of JM Global’s representations, warranties, covenants or agreements in the Share Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the Outside Date, so long as Cayman Co or any Seller is not then in material uncured breach;

•         by JM Global for a breach of CaymanCo’s or the Sellers’ representations, warranties, covenants or agreements in the Share Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the Outside Date, so long as JM Global is not then in material uncured breach;

•         by JM Global if there shall have been a Material Adverse Effect on CaymanCo or its subsidiaries which is uncured and continuing;

•         by CaymanCo if there shall have been a Material Adverse Effect on JM Global which is uncured and continuing; or

•         by JM Global or CaymanCo if the requisite stockholder vote in favor of the Share Exchange Agreement and the Business Combination is not obtained at JM Global’s special meeting.

If the Share Exchange Agreement is terminated, all further obligations of the parties under the Share Exchange Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver against trust, and certain general provisions will continue in effect), and neither JM Global nor CaymanCo will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

If the Share Exchange Agreement is validly terminated by JMGlobal for CaymanCo’s or the Sellers’ material breach, CaymanCo shall pay to JM Global as liquidated damages a termination fee equal to $500,000, plus the transaction expenses incurred by or on behalf of JM Global or its affiliates, provided that CaymanCo and the Sellers will not be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

Except as expressly provided by the Share Exchange Agreement, each party will pay its own transaction expenses.

Covenants

The Share Exchange Agreement also contains additional covenants of the parties, including, among others, covenants providing that:

•         Each party shall give other parties access to records and information pertaining to it and its subsidiaries.

•         During the period from the date of the Share Exchange Agreement and continuing until the earlier of the termination of the Share Exchange Agreement or the closing of the Business Combination (the “Interim Period”), each party shall continue to operate their respective businesses in the ordinary course consistent with past practice, comply with all laws applicable to such party, and take all reasonable measures necessary or appropriate to preserve intact their respective business organizations, keep available the services of their respective officers, directors, employees and consultants, and preserving their respective assets, and will not take certain specified actions without the prior written consent of the other party.

•         During the Interim Period, CaymanCo shall provide periodic financial information to JM Global.

•         During the Interim Period, JM Global will keep current and file all of its public filings with the SEC in a timely manner, otherwise comply in all material respects with applicability securities law, and use its commercially reasonable efforts to maintain the listing of its securities on NASDAQ.

•         During the Interim Period, CaymanCo shall not directly or indirectly solicit, facilitate or encourage any third party proposal relating to the sale of all or any material part of the assets or business of CaymanCo or its subsidiaries or affiliates (outside of the ordinary course of business) or any transaction with regard to the shares or profits of CaymanCo or its subsidiaries or affiliates.

•         During the Interim Period, JM Global shall not solicit, facilitate or encourage any third party proposal relating to a business combination other than the Business Combination.

•         CaymanCo and the Sellers shall comply with insider trading laws with respect to JM Global securities.

•         During the Interim Period, each party shall give other parties prompt notice if such party or its affiliates fail to comply with or satisfy any covenant, condition or agreement, or receive notice from any third party or government agency in connection with the transactions contemplated by the Share Exchange Agreement.

•         The parties shall use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties.

•         Each party shall not issue any public statements without the consent of JM Global, CaymanCo, the Purchaser Representative and the Seller Representative, except to the extent required by applicable law.

•         Each party shall treat confidential information of other parties in strict confidence, subject to customary exceptions.

•         Each party will provide reasonable cooperation with any litigation or legal proceedings relating to pre-closing periods.

•         JM Global agreed to certain post-closing document retention requirements.

•         The parties shall take all necessary actions so that JM Global’s board of directors after the closing will consist of seven individuals, all of which shall be appointed by CaymanCo prior to the closing (at least four of whom must be independent directors), and the executive officers of JM Global after the closing will be the same individuals as those of CaymanCo immediately prior to the closing.

•         Each party agreed to the use of the trust funds after the closing.

•         JM Global and CaymanCo agreed during the Interim Period to consult and adopt as of the closing new operational policies for the post-closing combined company.

Representations and Warranties

The Share Exchange Agreement contains a number of representations and warranties made by JM Global, on the one hand, and CaymanCo, on the other hand, made for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Share Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Share Exchange Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

In the Share Exchange Agreement, CaymanCo made certain customary representations and warranties to JM Global, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits and licenses; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) books and records; (25) accounts receivable; (26) ethical business practices; (27) registration with the PRC State Administration of Foreign Exchange; (28) Investment Company Act of 1940; (29) finders and brokers; (30) independent investigation; (31) information supplied; and (32) disclosure. Each of the Sellers also made certain customary representations and warranties to JM Global on a several and not joint basis, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) ownership of the CaymanCo shares to be purchased by the Company; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and investment bankers; (9) independent investigation; and (10) information supplied.

In the Share Exchange Agreement, JM Global made certain customary representations and warranties to CaymanCo, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits and licenses; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with related persons; (15) Investment Company Act of 1940; (16) finders and investment bankers; (17) ownership of the Exchange Shares; (18) ethical business practices; (19) insurance; (20) independent investigation;(21) trust account; (22) NASDAQ listing; and (23) net tangible assets.

Survival, Indemnification and Escrow

The representations and warranties made by CaymanCo and the Sellers in the Share Exchange Agreement generally survive for a period of eighteen months after the closing, with certain representations relating to taxes, benefit plans, environmental matters and information supplied surviving until 60 days after the expiration of the applicable statute of limitations and certain fundamental representations relating to due organization and good standing, authorization and binding effect, capitalization and ownership of CaymanCo shares, subsidiaries, finders and investment bankers and independent investigation surviving indefinitely. Claims against CaymanCo or the Sellers based on fraud, willful misconduct or intentional misrepresentation also survive indefinitely. The covenants and agreements of CaymanCo and the Sellers survive until fully performed.

Our representations and warranties also generally survive for a period of eighteen months after the closing, with certain representations relating to due organization and good standing, authorization and binding effect, capitalization, finders and brokers and independent investigation, as well as claims against us based on fraud, willful misconduct or intentional misrepresentation, surviving indefinitely. Our covenants and agreements to be performed after the closing survive until fully performed.

From and after the closing, the Sellers and their respective successors and assigns are required to jointly and severally indemnify us and our affiliates and our respective officers, directors, managers, employees, successors and permitted assigns (each referred to with respect to claims as a purchaser indemnitee) from and against any losses from (a) the breach of any of CaymanCo’s or the Sellers’ respective representations and warranties, (b) the breach of any of CaymanCo’s or the Sellers’ respective covenants or our post-closing covenants, (c) any and all pre-closing tax liabilities of Sunlong, (d) any actions by persons who were holders of equity securities (including options, warrants, convertible securities or other rights) of any Sunlong entity prior to the closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities or (e) any indebtedness and/or transaction expenses of Sunlong as of the closing that were not taken into account in the final Adjusted Equity Value calculation.

From and after the closing, the Purchaser and its successors and assigns will indemnify the Sellers and their respective affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each referred to with respect to claims as a seller indemnitee) from and against any losses from (a) the breach of any of our representations and warranties or (b) the breach of any of our pre-closing covenants.

In any indemnification claims, the Purchaser Representative will represent the Purchaser and the purchaser indemnitees and the Seller Representative will represent the Sellers and the seller indemnitees.

Other than claims based on fraud, willful misconduct or intentional misrepresentation, indemnification claims will be limited to (i) 15% of the final Adjusted Equity Value with respect to claims relating to the breach of the representations and warranties set forth in the Share Exchange Agreement other than the special representations that survive past the 18 month survival period, as described above (referred to as the special representations), and (ii) the final Adjusted Equity Value with respect to any other indemnification claims. All indemnification claims for breaches of representations and warranties, other than claims based on fraud, willful misconduct, intentional misrepresentation or the special representations, shall be subject to an aggregate basket of $450,000 before any indemnification claims can be made, at which point all claims will be paid back to the first dollar.

To support the indemnification obligations of CaymanCo and Sellers, at closing, the Escrow Shares will be deposited in the escrow account established by the Escrow Agent, and any future accrued dividends and distributions will be held back in such escrow account, and such escrowed shares and property will be applied to any indemnification claims before any Seller indemnitor will be required to may any out-of-pocket payment. Any Escrow Shares released as an indemnification payment shall be promptly cancelled.

Trust Account Waiver and Seller Release

CaymanCo and the Sellers agreed that they will not have any right, title, interest or claim of any kind in or to any monies in JM Global’s trust account, and will not make any claim against JM Global’s trust account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between JM Global and CaymanCo, the Share Exchange Agreement or any other matter.

Each Seller, on behalf of itself and its affiliates that own any interests in such Seller, also provided a general release of Sunlong, effective as of the closing, other than its rights under the Share Exchange Agreement and ancillary documents and certain other specified agreements.

Governing Law and Dispute Resolution

The Share Exchange Agreement is governed by New York law. Any disputes under the Share Exchange Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Share Exchange Agreement), and certain disputes relating to the earn-out provisions, will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to the exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Share Exchange Agreement in addition to any other remedy to which they are entitled at law or in equity.

THE DESCRIPTION OF THE SHARE EXCHANGE AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE SHARE EXCHANGE AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION

WITH NEGOTIATING THE TERMS OF THE SHARE EXCHANGE AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE SHARE EXCHANGE AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT. SEE “WHERE YOU CAN FIND MORE INFORMATION.” TO THE EXTENT SPECIFIC MATERIAL FACTS EXIST THAT CONTRADICT THE REPRESENTATIONS, WARRANTIES, OR COVENANTS IN THE SHARE EXCHANGE AGREEMENT, WE HAVE PROVIDED CORRECTIVE DISCLOSURE IN THIS PROXY STATEMENT. ADDITIONALLY, TO THE EXTENT APPROPRIATE, JM GLOBAL’S SUBSEQUENT PUBLIC DISCLOSURES WILL INCLUDE ANY MATERIAL INFORMATION NECESSARY TO PROVIDE JM GLOBAL’S STOCKHOLDERS A MATERIALLY COMPLETE UNDERSTANDING OF THE SHARE EXCHANGE AGREEMENT DISCLOSURES.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Share Exchange Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Copies of the Related Agreements have been filed with the SEC as exhibits to our current report on Form 8-K filed on September 1, 2017. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Registration Rights

At the closing of the Business Combination, JM Global will also enter into a Registration Rights Agreement with the Sellers and the Purchaser Representative in substantially the form attached to the Share Exchange Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Sellers will hold registration rights that obligate us to register for resale under the Securities Act, all or any portion of the Exchange Shares so long as such shares are not then restricted under the Lock-Up Agreement. Sellers holding a majority-in-interest of all Exchange Shares then issued and outstanding will be entitled to make a written demand for registration under the Securities Act of all or part of the their Exchange Shares (up to a maximum of three demands in total), so long as such shares are not then restricted under the Lock-Up Agreement. Subject to certain exceptions, if any time after the closing of the Business Combination, JM Global proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, JM Global shall give notice to the Sellers as to the proposed filing and offer the Sellers holding Exchange Shares an opportunity to register the sale of such number of Exchange Shares as requested by the Sellers in writing. In addition, subject to certain exceptions, Sellers holding Exchange Shares will be entitled under the Registration Rights Agreement to request in writing that JM Global register the resale of any or all of such Exchange Shares on Form S-3 and any similar short-form registration that may be available at such time.

Under the Registration Rights Agreement, JM Global will agree to indemnify the Sellers and certain persons or entities related to the Sellers, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Exchange Shares, unless such liability arose from their misstatement or omission, and the Sellers including registrable securities in any registration statement or prospectus will agree to indemnify JM Global and certain persons or entities related to JM Global such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

Lock-Up Agreements

At the closing, each Seller will enter into a Lock-Up Agreement with JM Global and the Purchaser Representative, in substantially the form attached to the Share Exchange Agreement (each, a “Lock-Up Agreement”), with respect to their Exchange Shares received in the Business Combination. In such Lock-Up Agreement, each Seller will agree that such Seller will not, from the closing of the Business Combination until the first anniversary of the closing (or if earlier, the date on which JM global consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of JM Global’s shareholders having the right to exchange either equity holdings in us for cash, securities or other property), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any of its Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Exchange Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each Seller will further agree that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the escrow account. However, each Seller will be allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the escrow account) by gift, will or intestate succession upon death of the Seller, pursuant to a court order or settlement agreement in connection with a divorce, or to any affiliate, to any immediately family members, trusts for the benefit of the Seller or its immediately family members, if the Seller is a trust, to the trustor or trust beneficiary, or as a liquidating distribution to limited partners or other equity holders, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-up Agreement.

Non-Competition and Non-Solicitation Agreements

At the closing of the Business Combination, each Seller will enter into a Non-Competition and Non-Solicitation Agreement in favor of JM Global, CaymanCo and their respective successors, affiliates and subsidiaries (referred to as the “Covered Parties”), in substantially the form attached to the Share Exchange Agreement (each, a “Non-Competition Agreement”), relating to the post-combination company’s business. Under the Non-Competition Agreements, for a period from the closing of the Business Combination to two years thereafter (or if later, the date on which the Seller, its affiliates or any of their respective officers, directors or employees are no longer directors, officers, managers or employees of CaymanCo or its subsidiaries (the “Termination Date”)), each Seller and its affiliates will not, without JM Global’s prior written consent, anywhere in the PRC or any other markets in which, as of the closing, the Covered Parties are engaged or actively contemplating to become engaged in the Business (as defined below) as of the closing or during the restricted period, directly or indirectly engage in (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) the business of (i) industrial solid waste recycling and comprehensive utilization, production, sales and leasing of environmental protection equipment whose main function is the separation and utilization of low grade/refractory mineral resources, development, transfer, consultation and services of environmental protection technology, and sells steel products, furnace refractory, fire resistant materials, construction materials, decorative materials and ore products, (ii) exchange services for wine and business consulting services, or (iii) multi-commodity exchange to offer on-shore commodity spot exchange services and off-shore commodity future exchange services (collectively, the “Business”). However, the Seller and its affiliates will be permitted under the Non-Competition Agreements to own passive portfolio company investments in a competitor, so long as the Seller and its affiliates and their respective shareholders, directors, officer, managers and employees who were involved with the business of Sunlong are not involved in the management or control of such competitor. Under the Non-Competition Agreements, during such restricted period, the Seller and its affiliates will not, without JM Global’s prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of such time (or, if earlier, the Termination Date) or during the one year period prior thereto or otherwise interfere with the Covered Parties’ relationships with such persons, (ii) solicit or divert the Covered Parties’ customers as of such time (or, if earlier, the Termination Date) or during the one year period prior thereto relating to the Business or otherwise interfere with the Covered Parties’ contractual relationships with such persons, or (iii) interfere with or disrupt any Covered Parties’ vendors, suppliers, distributors, agents or other service providers for a purpose competitive with a Covered Party as it relates to the Business. Each Seller and its affiliates will also agree to not disparage the Covered Parties during the restricted period and to keep confidential and not use the confidential information of the Covered Parties.

Background of the Business Combination

We are a blank check company that was formed in April 2015 for the purpose to effect a merger, capital stock exchange, asset acquisition, stock purchase, share exchange, reorganization or similar business combination with one or more businesses or entities. The Share Exchange Agreement was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms for the Share Exchange set forth in the Agreement were the result of thorough negotiations between our representatives and the Company, the Sellers and their respective representatives.

The following is a brief description of the background of these negotiations, the Agreement and related transactions.

A registration statement for our IPO was declared effective on July 23, 2015. We consummated our IPO of 5,000,000 units on July 29, 2015 (the “IPO”). The net proceeds of the IPO, together with net proceeds from our concurrent sale of 250,000 units in a private placement to the Sponsor, was an aggregate of approximately $50,000,000, which amount has been placed into our trust account.

Prior to the consummation of its IPO, neither JM Global Holding, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with JM Global.

From the date of the IPO through execution of the Share Exchange Agreement with CaymanCo on August 28, 2017, we considered a number of potential target companies with the objective of consummating an acquisition. Our representatives contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies that have their operations in either the United States or Asia (particularly China). We compiled a list of high priority potential targets and updated and supplemented such list from time to time. This pipeline was periodically shared, in depth, with our board of directors.

During that period, we and our representatives:

•         Identified and evaluated over 50 potential acquisition target companies;

•         Participated in in-person or telephonic discussions with representatives of approximately 20 potential acquisition targets (other than Sunlong); and

•         Provided an initial non-binding indication of interest to three potential acquisition targets (other than Sunlong) or its representatives.

We reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the proposed Business Combination, which included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and strong free cash flow generation. We focused on companies exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, companies that would benefit from being a publicly traded company.

On or about August 1, 2015, we formed a team led by our CEO, Tim Richerson and including our Chairman Jacky Zhang and advisors from our Sponsor and investment banking staff from our advisor Cantor Fitzgerald.

The team identified various preliminary target selection criteria, including but not limited to financial thresholds such as total net income and net profit, length of operating history, business practice licensing requirements, and managements’ professional knowledge in connection with global capital markets. Based on the extensive business connections and industry insights, we established a referral system, whereby potential acquisition targets that met the team’s preliminary target selection criteria would be submitted to our team. Our CEO would review the initial candidate referrals on the basis of each candidate’s financial performance, business industry and management description. Following such initial review, the team would then select preliminary qualified candidates and proceed to the second stage of review by conducting business conference calls and/or a personal visit and meeting with the management of such preliminary qualified candidates to discuss candidates’ business operation performance and financial performance, and collecting further business information of candidates.

From August 2015 to February 2016, we held five meetings, three at the Sponsor’s office in Shanghai or Guangzhou, China to discuss preliminary target candidates. At each meeting, we reviewed and discussed the qualifications of those preliminary target candidates and ranked companies with respect to our level of interest in a possible business combination. After reviewing over 50 potential targets, and holding discussions with our management, we decided to focus on four potential companies. After completing our analysis, JM Global identified Sunlong as the preferred acquisition target.

Description of negotiation process with candidates other than Sunlong

In January 2016, Company A, which is not affiliated with JM Global or to any affiliated business entities of JM Global, was referred to the team through its internal referral system. Company A is a consumer product company in New Jersey, United States. On February 10, 2016, after reviewing basic information of Company A and discussing with management of Company A, the JM Global selection team established Company A as a merger candidate and submitted its information at the selection meeting with the Sponsor on March 3, 2016 based upon a preliminary due diligence review. JM Global conducted additional due diligence on Company A from March 2016 through April 2016 reviewing Company A’s information as it became available. Following JM Global’s further review of Company A’s data, JM Global removed Company A from the priority list of business merger target candidates on April 26, 2016 after discussion with our Chairman Jacky Zhang, as our conclusion was that candidate’s product was of limited scale outside of North America and we would need incremental international revenue and sales to pay the multiple that was being required.

In or about March 2016, Company B, which is not affiliated with JM Global or any affiliated business entities, was referred to the team through its internal referral system. Company B is a consumer product skincare company based in California, United States. On March 9, 2016, after reviewing basic information of Company B and holding meetings with its management, the team established Company B as a potential merger candidate and submitted Company B’s information to the JM Global selection team this same month. From March 2016 through April 2016, JM Global reviewed and evaluated Company B’s financial information, management structure and business model. In May 2016, JM Global removed Company B from the list of target candidates when we decided the price to acquire was significantly higher than our target business size.

Around January 2016, Company C, which is not affiliated with JM Global or any affiliated business entities, was referred to the team through its internal referral system. Company C is branded consumer product company based in New Jersey, United States. On February 4, 2016, after reviewing basic information of Company C and meeting with its management, the team established Company C as a candidate and submitted Company C’s information to the JM Global selection team in a meeting on March 3, 2016. From January 2016 through March 2016 JM Global continued due diligence and discussions with Company C. In April, 2016, JM Global decided that Company C’s valuation requirement was not compatible with JM Global’s view and opinion so we removed it from our priority list of business merger target candidates on April 26, 2016.

Description of negotiation process with Sunlong

In September, 2016, JM Global was contacted by Dr. Chuanliu Ni of Tianjin Commodity Exchange Co., Ltd. (“TJ Comex”) and Steve Zhu of Allbright Law Offices (“Allbright”), TJ Comex’s counsel, seeking a potential merger partner.

On September 20, 2016, TJ Comex and JM Global executed a confidentiality and non-disclosure agreement and waiver of claims against JM Global’s trust.

On September 27, 2016 Tim Richerson, Dick Wang (advisor to our Sponsor) and JM Global’s counsel, Ellenoff Grossman and Schole LLP (“EGS”) met with TJ Comex’s U.S. counsel, Hunter Taubman Fischer & Li LLC (“HTFL”), at EGS’s offices in New York City to discuss the potential transaction.

On November 11, 2016, Mr. Zhu sent business presentation, financials and a financial forecast to our CEO Tim Richerson. Subsequently, JM Global and TJ Comex held a conference call to discuss the potential business combination opportunity. During the call, Dr. Ni made a presentation and believed that a transaction with JM Global could be a suitable option, considering the certainty and timeframe involved.

On November 30, 2016, JM Global and TJ Comex conducted a meeting in Shanghai, China. Tim Richerson, our Chairman Jacky Zhang and Dr. Ni had a detailed discussion about TJ Comex’s current and forecasted financial results.

During the period from January 11, 2017 to January 26, 2017, JM Global and TJ Comex negotiated a non-binding letter of intent for a business combination. On January 26, 2017, JM Global and TJ Comex entered into a non-binding Letter of Intent for a business combination. JM Global also decided to hire B&D Law Firm (“B&D”), a leading law firm based in China as JM’s Chinese legal counsel to conduct legal due diligence review work.

On March 31, 2017 TJ Comex was acquired by CaymanCo. Dr. Ni and Mr. Zhu then discussed with JM Global about the possibility of doing the business combination with the now larger Sunlong group.

In April 2017, EGS and our management team prepared an initial draft of a Share Exchange Agreement between JM Global and TJ Comex, which was reviewed by B&D and then sent to Dr. Ni, Allbright and HTFL.

On April 26, 2017 Tim Richerson, Elsa Sung and B&D met with Dr. Ni and Allbright at Sunlong’s offices in Tianjin, China. Mr. Richerson toured the facility, met with management, and conducted in person and on site diligence. At the meeting, Sunlong reported that their projected 2017 total revenue was approximately $55 — $70 million USD and Sunlong had already secured large contracts for 2017 and beyond in the China market and was now beginning to organize with other companies outside of China. We also discussed with Sunlong management the formal due diligence process.

We continued to discuss the potential transaction between the two companies pending review of their 2015, 2016 and March 31, 2017 financial statements when they became available. Also our legal professionals collected detailed information regarding Sunlong including current business operations, technologies, markets trends and additional information concerning current shareholders. B&D also began reviewing corporate history, and any outstanding litigation.

During May and early June, EGS and HTFL negotiated the initial draft Share Exchange Agreement, subject to further changes as might be necessary for the substitution of CaymanCo for TJ Comex.

On June 15, 2017, JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and WithumSmith+Brown, PC, JM Global’s auditors (“Withum”), conducted a conference call to discuss revising the potential business combination to include Sunlong instead of just TJ Comex, including revising the Letter of Intent. The same group held a follow-up call on June 22, 2017.

On June 22, 2017, we conducted a conference call with Tim Richerson, EGS attorneys, Withum accountants and Elsa Sung to review any open issues and the execution of a non-binding letter of intent with CaymanCo.

On June 27, 2017, JM Global and CaymanCo entered into a non-binding Letter of Intent.

On June 29, 2017, JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and Withum, held a conference call where they reviewed the following: the Sunlong business combination; timing of Sunlong’s audit; the extension required by JM Global to continue beyond its then July 29, 2017 deadline; the PRC legal due diligence for Sunlong required by B&D; and the requirements for a definitive agreement.

On June 29, 2017, EGS sent to CaymanCo and HTFL a draft Share Exchange Agreement based on the previously negotiated Share Exchange Agreement for the TJ Comex transaction, but revised to reflect the non-binding Letter of Intent for Sunlong.

On July 6, JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and Withum, held a conference call to discuss the status of the transaction and the open issues.

On July 10, 2017, HTFL sent to JM Global and EGS a revised draft of the Share Exchange Agreement.

On July 17, 2017 JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and Withum, held a conference call to follow up on the status of the transaction and ongoing execution items from the previous calls.

On July 20, 2017 Sunlong’s auditors, Friedman LLP (“Friedman”), issued Sunlong’s audited financials for 2015 and 2016 and provided a copy to JM Global. This included detailed information regarding Sunlong’s accounting and finances. This report was reviewed by JM Global and also sent to Withum for review.

On July 24, 2017 JM Global hired Highline Research Advisors to provide a fairness opinion for the Board of Directors on the share exchange agreement. Highline was provided all information that JM Global had on Sunlong to include but not limited to 2015 and 2016 audited financials, Sunlong’s management presentation, their business projections, etc.

On July 24, 2017 JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and Withum, held a conference call to follow up on the status of the transaction, requirements to complete the definitive Share Exchange Agreement, the status of the June 30, 2017 Sunlong financials and ongoing execution items from the previous calls. An in person meeting was scheduled at Sunlong offices in Wuhan, China for July 31st.

On July 24, 2017 Tim Richerson met with Peter Nathanial, JM Global’s President and a director to discuss the fairness opinion and upcoming meeting with Sunlong in Wuhan, China.

On July 27, 2017, we held a special meeting of our stockholders, at which our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation extending the date by which we must consummate our initial business combination and the date for cessation of our operations if we have not completed an initial business combination from July 29, 2017 to January 29, 2018 or such earlier date as determined by our Board of Directors, and a similar amendment to our trust agreement. In connection with the special meeting, stockholders holding 963,112 public shares exercised their right to redeem such public shares into a pro rata portion of the trust account. As a result, an aggregate of approximately $9.6 million (or $10.00 per share) was removed from the trust account to pay such holders.

On April 26, 2017 and July 31, 2017 B&D had a team make onsite visits to both Sunlong’s Tianjin and Wuhan, China offices to collect and review the information and documentation to then draft a legal and business due diligence report with partner Andy Gu’s oversight. On July 21, 2017, B&D provided an initial “draft” and review of the business and legal due diligence report, and from July 22, 2017 to July 24, 2017, Tim Richerson and EGS attorneys reviewed and made comments to the report. On July 28, 2017, B&D updated the report for comments received on the initial draft.

On July 31, 2017 Tim Richerson and Elsa Sung met with Dr. Ni, Ms. Jiazhen Li of Sunlong and Allbright at Sunlong’s offices in Wuhan, China, following B&D’s on-site legal due diligence at Sunlong’s Wuhan offices earlier in the month. In addition team members from our sponsor and other Sunlong management attended the meeting. Mr. Richerson toured the office and manufacturing facility, met with management and conducted in person and on site diligence. Dr. Ni and Ms. Li also confirmed to JM Global that Sunlong expected to demonstrate attractive growth rates based on its 2017 revenues and contractual obligations to date. The group discussed Sunlong’s business model, financial information and forecast and reviewed detailed information regarding Sunlong’s general business operations, business developments and future business plans. The group also discussed information regarding Sunlong’s accounting, including financial statements and material accounting items. Sunlong asked for a valuation of less than 2 times Sunlong projected revenue for 2017. JM Global confirmed an interest to continue exploring a share exchange agreement with Sunlong pending a review of their June 30, 2017 financial statements when they became available. The group also discussed some of the remaining outstanding material terms for the proposed share exchange agreement including but not limited to valuation, minimum cash requirements, proposed board structure and the completion of the June 30, 2017 unaudited financials and the proposed timeline requirement for completion of the proposed business combination.

On the same day, July 31, 2017, Mr. Ted Kalem, Managing Director of HRA, met with Sunlong management in Wuhan, China and collected detailed information regarding their business operation, current development, market share and competitive positioning. He also toured their manufacturing facility.

On August 2, 2017, EGS sent to CaymanCo and HTFL a revised draft of the Share Exchange Agreement.

On August 4, 2017 Tim Richerson had a call with EGS to discuss the July 31, 2017 Sunlong meeting in Wuhan, China and provided a similar update on the same day to Peter Nathanial, our President and director.

On August 12, 2017, EGS sent to CaymanCo and HTFL a revised draft of the Share Exchange Agreement.

On August 16, 2017 JM Global, Sunlong and their respective advisors, including EGS, B&D, Allbright, HTFL and Withum, held a conference call to follow up on the status of the transaction and the requirements to complete the definitive Share Exchange Agreement, including determining the minimum and target net working capital numbers, finalizing the disclosure schedules and confirming the list of Sellers. The parties also discussed the status of the proxy for the business combination. After the call separately the parties discussed Sunlong’s valuation as JM Global counter-offered a base enterprise valuation of approximately 1.5 times projected 2017 revenue, or $92 million. Following further negotiation, both parties agreed on a base enterprise valuation of $92 million or 1.5 projected 2017 revenue and 10 times earnings.

Between August 12, 2017 and August 21, 2017, JM Global, EGS, Sunlong Management, Allbright and HTFL held calls and sent multiple emails to discuss status, terms and open items for the proposed Share Exchange Agreement and circulated drafts of the agreement and the ancillary documents for further review and revision.

On August 22, 2017 JM Global held a meeting of its board of directors through a conference call, at which Highline Research Advisors delivered to the board an oral opinion on the fairness of the Share Exchange Agreement, and the board approved entering into the binding Share Exchange Agreement with CaymanCo for the proposed Business Combination.

On August 23 through August 25, 2017, EGS and HTFL finalized the definitive Share Exchange Agreement and exhibits and disclosure schedules for execution.

On August 28, 2017, Highline Research Advisors delivered a written fairness opinion, the parties signed the definitive binding Share Exchange Agreement and JM Global issued a press release announcing the signing on that same day.

On September 1, 2017 JM Global filed a Current Report on Form 8-K and DEFA 14-A with the SEC disclosing the Share Exchange Agreement and providing a summary of the transaction and related documents.

Between September 1, 2017 until October 11, 2017 JM Global, Sunlong management and their respective advisors, including EGS, Allbright, HTFL, Withum and Friedman held calls and sent multiple emails to discuss status, terms and open items for the preparation of this proxy statement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

JM Global’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Share Exchange Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of JM Global Holding and its stockholders, JM Global board of directors reviewed the results of its and management’s due diligence, which included:

•         research on comparable transactions within the space;

•         extensive meetings and calls with Sunlong management team and its representatives regarding Sunlong’s operations and services, and financial prospects, among other typical due diligence matters;

•         personal visits by JM Global’s management, their PRC attorney and third party investment bank to provide opinion on valuation to Sunlong’s headquarters and manufacturing facility in Wuhan, China. Management and PRC attorneys also visited Sunlong’s office in Tainjin, China;

•         review of Sunlong’s material contracts, environmental matters, intellectual property matters, labor matters and other legal due diligence;

•         consultation with JM Global legal and audit advisors;

JM Global’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, JM Global’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of JM Global’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•         Size Of Business. We seek to acquire one or more businesses or entities with an enterprise value of approximately $50,000,000 to $200,000,000, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe that this market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history and where we believe we have the strongest network to identify opportunities.

•         Established Companies with Proven Track Records. We seek to acquire established companies with consistent historical financial performance. We are typically focused on companies with a history of strong operating and financial results and strong fundamentals. We do not intend to acquire start-up companies or companies with recurring negative free cash flow.

•         Strong Management Team. We seek to acquire one or more businesses or entities that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. We are focused on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders and expect that the operating and financial abilities of our executive team and board will complement their own capabilities.

•         Strong Competitive Position. We are focused on targets that have a leading, growing or niche market position in their respective category. We expect to analyze the strengths and weaknesses of target businesses relative to their competitors. We seek to acquire a business that demonstrates advantages when compared to their competitors, which may help to protect their market position and profitability.

•         Companies with Revenue and Earnings Growth or Potential for Revenue and Earnings Growth. We seek to acquire one or more businesses or entities that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, new product markets and geographies, expense reduction and increased operating leverage.

•         Benefit from Being a Public Company. We intend to acquire a company that will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In considering the Business Combination, JM Global’s board of directors concluded that Sunlong substantially met the above criteria. In particular, the JM Global board considered the following positive factors, although not weighted or presented in any order of significance:

•         Size Of Business. We sought to acquire a business or entity with an enterprise value of approximately $50,000,000 to $200,000,000, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. Our agreement with Sunlong met this requirement as we believe that this market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history.

•         Established Company with Strong Management Team and Proven Track Records. Sunlong is an established company with consistent historical financial performance and strong operating results. They have a highly experienced management team with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders. We believe the Total Merger Consideration reflects an estimated enterprise value of $92 million, which represents 9.9 times Sunlong’s 2016 actual Adjusted EBITDA of $9.3 million and less than 6 times 2017 projected EBITDA. We regard this as an attractive discount to valuation multiple.

•         Strong Competitive Position. We focused on Sunlong as they have a growing market position in their respective category with technology that we believe has a much broader scale. We also believe that they have some intellectual property advantages when compared to their competitors, which may help to protect their market position and profitability. We believe that Sunlong has a much large scale potential and will benefits by having long-standing vendor relationships and a diverse customer base that includes government municipalities, land owners, miners, commercial contractors to name a few.

•         Opportunity for Significant Revenue and Earnings Growth. Sunlong has the potential for significant revenue and earnings growth through a combination of organic growth, new product markets and geographies and increased operating leverage. During the last few years, Sunlong has significantly grown both net sales and Adjusted EBITDA through operational efficiency improvements and market share gains. During the nine months ended September 30, 2017, revenue was $38,345,612 as compared to $20,475,197 for the same period in 2016 and net income was $15,082,561 as compared to $6,562,421 at for the same period in 2016.

•         Benefit from Being a Public Company. We believe that Sunlong under new public ownership will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and shareholder value and will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•         Opinion of JM Global Financial Advisor. Our board of directors considered the written analyses reviewed and discussed with our board of directors by representative of Highline Capital on August 22, 2017, as well as the oral opinion of Highline rendered to our board of directors that same day, (all was subsequently confirmed in writing by delivery of a written opinion). Subject to the various assumptions made, matters considered and limitations described in its written opinion, (i) the Total Merger Consideration to be paid by JM Global in the Share Agreement was fair, from a financial point of view. See “— Description of Fairness Opinion of Highline Capital.” The full text of the opinion is included with this proxy statement.

Our board of directors concluded that any factors associated with the Business Combination were outweighed by the potential benefits of the Business Combination to JM Global and its stockholders. The JM Global board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the JM Global board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

JM Global board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or presented in any order of significance:

•         the risk that the announcement of the transactions and potential diversion of Sunlong’s management and employee attention as a distraction from time spent managing the business;

•         the risk that certain key employees of Sunlong might not choose to remain with the Company;

•         the fact that existing JM Global stockholders are expected to no longer hold majority voting control of JM Global upon the consummation of the Business Combination;

•         the risks associated with the cyclicality of Sunlong’s business and the risks associated with changes in general and local economic conditions which are out of Sunlong’s control;

•         the risk that Sunlong’s obligations associated with being a public reporting company will require significant resources and management attention and Sunlong will need to hire additional personnel;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts;

•         the risk that the transactions contemplated by the Share Exchange Agreement would not be completed in accordance with its terms or at all;

•         the inability to maintain the listing of the JM Global common stock on NASDAQ prior to or following the Business Combination;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•         the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “— Certain Benefits of JM Global Holding Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of our outstanding common stock.

Our board of directors concluded that these risks could be managed or mitigated by JM Global Holding or were unlikely to have a material impact on the Business Combination or JM Global, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the

Business Combination to JM Global and its stockholders. The JM Global board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the JM Global Holding board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Satisfaction of 80% Test

It is a requirement under JM Global’s amended and restated certificate of incorporation that any business acquired by JM Global have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The JM Global board of directors adopted the financial analysis reviewed by Highline Research Advisors LLC with the JM Global board of directors, and the opinion of Highline Research Advisors LLC to the JM Global board of directors as to whether, as of the date of the opinion, and subject to the various assumptions made, matters considered and limitations described in its written opinion, the fair market value of Sunlong was equal to at least 80% of the amount of funds held by JM Global in trust for the benefit of its public stockholders (excluding taxes payable on interest earned and released to us for working capital purposes).

Description of Fairness Opinion of Highline Research Advisors LLC

Fairness Opinion of Highline Research Advisors

Highline Research Advisors rendered its opinion to the JM Global Board, as of August 28, 2017, and based upon and subject to the factors and assumptions set forth therein, the terms of the Exchange Agreement are fair, from a financial point of view, to the holders of the common stock of the JM Global.

The full text of the written opinion of Highline Research Advisors, dated August 28, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Highline Research Advisors provided its opinion for the information and assistance of the JM Global Board in connection with its consideration of the transaction contemplated by the Exchange Agreement. The Highline Research Advisors opinion is not a recommendation as to how any holder of ordinary shares should vote with respect to such transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Highline Research Advisors reviewed, among other things:

•         the Exchange Agreement;

•         all of the filings with the Securities and Exchange Commission filed by JM Global during the period ended August 28, 2017, including a review of the balance sheets, the statements of operations and statements of cash flows, inclusive of the disclosures therein;

•         the historical financial statements of Sunlong; and

•         the projected financial statements of Sunlong.

Highline Research Advisors also held discussions with members of the senior managements of both JM Global and Sunlong regarding their assessment of past and current business operations, financial condition and future prospects of their respective companies; reviewed the reported price and trading activity for the common stock of JM Global; compared certain financial information for Sunlong with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the industry of Sunlong and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Highline Research Advisors relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided by JM Global, without assuming any responsibility for independent verification thereof. In that regard,

Highline Research Advisors assumed, with JM Global’s consent, that the financial projections of Sunlong were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Sunlong management, and Sunlong approved these financial projections for Highline Research Advisors’ use in connection with Highline Research Advisors’ opinion. Highline Research Advisors did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of JM Global or Sunlong or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Highline Research Advisors assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Exchange Agreement will be obtained without any adverse effect on the expected benefits of the transaction contemplated by the Exchange Agreement in any way meaningful to its analysis. Highline Research Advisors also assumed that the transaction contemplated by the Exchange Agreement will be consummated on the terms set forth in the Exchange Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Highline Research Advisors’ opinion does not address the underlying business decision of JM Global or Sunlong to engage in the transaction contemplated by the Exchange Agreement, or the relative merits of the transaction contemplated by the Exchange Agreement as compared to any strategic alternatives that may be available to JM Global or Sunlong; nor does it address any legal, regulatory, tax or accounting matters. Highline Research Advisors was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, JM Global or Sunlong, or any other alternative transaction. Highline Research Advisors’ opinion addresses only the fairness, from a financial point of view, to the holders of the common stock of JM Global of the terms of the Exchange Agreement. Highline Research Advisors’ opinion does not express any view on, and does not address, any other term or aspect of the Exchange Agreement or transaction contemplated by the Exchange Agreement, or any term or aspect of any other agreement or instrument contemplated by the Exchange Agreement, or entered into, or amended in connection with, the transaction contemplated by the Exchange Agreement, including the fairness of the transaction contemplated by the Exchange Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of JM Global. Highline Research Advisors’ opinion does not express any view on, and does not address, the fairness of the amount, or nature of, any compensation to be paid or payable to any of the officers, directors or employees of JM Global, or class of such persons, in connection with the transaction contemplated by the Exchange Agreement. Highline Research Advisors’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Highline Research Advisors as of, the date of the opinion and Highline Research Advisors assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Highline Research Advisors did not express any opinion as to the prices at which the common stock of JM Global will trade at any time or as to the impact of the transaction contemplated by the Exchange Agreement on the solvency or viability of JM Global or Sunlong or the ability of JM Global or Sunlong to pay their respective obligations when they come due. Highline Research Advisors’ opinion was approved by a fairness committee of Highline Research Advisors.

The following is a summary of the material financial analyses delivered by Highline Research Advisors to the JM Global Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Highline Research Advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by Highline Research Advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Highline Research Advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 28, 2017, and is not necessarily indicative of current market conditions.

JM Global Historical Stock Trading Analysis

Highline Research Advisors reviewed and analyzed the trading price and volume of the ordinary shares of JM Global through August 28, 2017, the last trading day preceding the date of the Highline Research Advisors opinion. As of August 11, 2017 the number of shares of common stock of JM Global outstanding was 5,599,388. Based upon the closing price per share of JM Global of $9.98 on August 28, 2017, the implied equity valuation for JM Global was $55.9 million.

Sunlong Selected Companies Analysis

Highline Research Advisors reviewed and compared certain financial information for Sunlong to corresponding financial information, ratios and public market multiples for the following publicly traded corporations: Advanced Emissions Solutions, CECO Environmental, Fuel Tech, Heritage-Crystal Clean, Layne Christenson, Northern Technologies International, Perma-Fix Environmental Services and Sharps Compliance (collectively referred to in the table immediately below as the “Comparable Companies”).

Although none of the selected companies is directly comparable to Sunlong, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Sunlong Highline Research Advisors calculated and compared various financial multiples and ratios based on publicly available estimates. With respect to each of the selected companies, Highline Research Advisors calculated such company’s enterprise value, which we refer to as “EV,” which is the market capitalization of such company that Highline Research Advisors derived based on the closing price of the shares of the applicable company’s common stock and the number of ordinary shares outstanding on a fully diluted basis based upon public information available as of August 28, 2017, plus the book value of debt less the book value of liquid cash and cash equivalents (such metric, the operating cash flow or “OCF”) based upon public information available as of August 28, 2017, as a multiple of revenue for the most latest twelve months (“LTM”) ending June 30, 2017.

Sunlong Selected Transactions Analysis

Highline Research Advisors analyzed certain information relating to the following selected transactions in the energy and environmental services industries since January 1, 2012.

For each of the selected transactions, Highline Research Advisors calculated and compared aggregate enterprise consideration as a multiple of the applicable LTM revenues.

While none of the companies that participated in the selected transactions are directly comparable to Sunlong, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Sunlong’s results, market size and product profile.

The applicable information from these transactions is summarized as follows:

Sunlong Illustrative Discounted Cash Flow Analysis

Highline Research Advisors performed an illustrative discounted cash flow analysis of Sunlong based on estimates of unlevered free cash flows of Sunlong as reflected in the Forecasts to derive an illustrative range of implied present value for the equity of Sunlong as of August 28, 2017. Utilizing discount rates ranging from 10.0% to 20.0%, reflecting estimates of Sunlong’s weighted average cost of capital derived in part by application of the Capital Asset Pricing Model, Highline Research Advisors derived an illustrative range of implied equity values for Sunlong by discounting to present value as of August 28, 2017, based upon (i) estimates of the unlevered free cash flows for Sunlong during the period ending December 31, 2017 and the years ending December 31, 2018, 2019, 2020 and 2021, as reflected in the Sunlong financial projections, as extrapolated, and (ii) a range of illustrative terminal values for Sunlong as of December 31, 2021. The Capital Asset Pricing Model, which we refer to as “CAPM,” requires certain company-specific inputs, including the company’s target capital structure weightings (including the amount of any permanent excess cash), the cost of long-term debt, after-tax yield on permanent excess cash, future applicable marginal cash tax rate and the company’s beta, as well as certain financial metrics for the United States financial markets generally. Under the CAPM, the effect of permanent cash in the target capital structure is to increase the weighted average cost of capital, as such permanent cash has to be permanently financed by capital with a cost which is higher than the yield on the cash. Highline Research Advisors derived the range of illustrative terminal values for Sunlong by applying illustrative multiples of LTM Operating Cash Flow as of December 31, 2021 of 6.0x to 8.0x. Highline Research Advisors then added the present value of the illustrative terminal value with the present values of the unlevered free cash flows for the period ending December 31, 2017, and the years ending 2018 to 2021 and subtracted the assumed amount of Sunlong’s net debt as of June 30, 2017 to calculate a range of illustrative equity values for Sunlong.

The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Highline Research Advisors’ opinion. In arriving at its fairness determination, Highline Research Advisors considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Highline Research Advisors made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sunlong or the contemplated transaction.

Highline Research Advisors prepared these analyses for purposes of Highline Research Advisors’ providing its opinion to the JM Global Board as to the fairness, as of August 28, 2017, from a financial point of view, of the economic terms of the Exchange Agreement to the holders of the common stock of JM Global. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Highline Research Advisors does not assume any responsibility if future results are materially different from those forecast.

The economic terms of the Exchange Agreement were determined through arm’s-length negotiations and the Exchange Agreement was approved by the JM Global Board. Highline Research Advisors did not recommend any specific terms of the Exchange Agreement to JM Global or the JM Global Board.

As described above, Highline Research Advisors’ opinion to the JM Global Board was one of many factors taken into consideration by the JM Global Board in making its determination to approve the Exchange Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Highline Research Advisors in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Highline Research Advisors attached as Annex B to this proxy statement.

Highline Research Advisors is engaged in advisory, underwriting and financing, principal investing and other financial and non-financial activities and services for various persons and entities. Prior to being engaged for the purpose of rendering this fairness opinion, Highline Research Advisors had not been engaged by or worked with JM Global or Sunlong.

The JM Global Board selected Highline Research Advisors as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Exchange Agreement. Pursuant to a letter agreement dated July 13, 2017, JM Global engaged Highline Research Advisors to act as its financial advisor for the purpose of rendering this fairness opinion. Pursuant to the terms of this agreement, Highline Research Advisors’ compensation was paid in full before rendering this fairness opinion and was not dependent upon our conclusions. In addition, JM Global has agreed to reimburse Highline Research Advisors for certain of its expenses and disbursements, and to indemnify Highline Research Advisors and related persons against various liabilities, including certain liabilities under the federal securities laws.

Miscellaneous

Pursuant to the terms of the engagement letter between Highline Research Advisors and JM Global, JM Global agreed to pay to Highline Research Advisors a fee equal to $100,000 payable upon Highline Research Advisors’ delivery of the Opinion. In addition, JM Global agreed to reimburse Highline Research Advisors for its reasonable and documented out-of-pocket expenses, including reasonable legal fees of external counsel, and to indemnify Highline Research Advisors and related persons against various liabilities, including certain liabilities under the federal securities laws. Highline Research Advisors, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. However, Highline Research Advisors has not in the past provided any investment banking services to JM Global or its affiliates. Highline Research Advisors or its affiliates may provide investment and corporate banking services to JM Global and Sunlong and their respective affiliates in the future, for which Highline Research Advisors or its affiliates may receive customary fees. Highline Research Advisors provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of JM Global or its affiliates for its own account and for the accounts of customers.

Certain Company Projected Financial Information

JM Global and Sunlong do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with JM Global’s board of directors’ consideration of the Business Combination and Highline Research Advisors LLC’s financial analysis of Sunlong described under “— Description of Fairness Opinion of Highline Research Advisors LLC,” Sunlong management provided to JM Global its non-public, one-year internal financial forecast regarding Sunlong’s anticipated future operations for the year ending December 31, 2016, which JM Global subsequently provided to Highline Research Advisors LLC (and which reflect certain adjustments made by JM Global management, as described below). In addition, JM Global provided to its board of directors and Highline Research Advisors LLC three-year financial forecast information regarding Sunlong’s anticipated future operations for the years ending December 31, 2016 through December 31, 2019, which were based on JM Global’s due diligence of Sunlong and extrapolations from Sunlong’s financial forecasts for the year ending December 31, 2016 (as adjusted by JM Global management to include estimated interest expense from the Debt Financing). JM Global has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of JM Global for purposes of evaluating the Business Combination and by JM Global’s financial advisor, Highline Research Advisors LLC, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither WithumSmith+Brown, PC, JM Global’s independent registered public accounting firm, nor Friedman LLP, the independent registered public accounting firm of Sunlong, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Neither WithumSmith+Brown, PC nor Friedman LLP has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, WithumSmith+Brown, PC and Friedman LLP do not express any opinion or any other form of assurance with respect thereto.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after September 30, 2017, the date it was prepared. The prospective financial information was prepared treating Sunlong on a stand-alone basis, without giving effect to the Business Combination or any potential acquisitions. None of the prospective financial information provided herein should be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA. Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back, in the case of the year ending December 31, 2017 only, certain charges recorded each year, such as non-cash stock-based compensation expense and acquisition-related expenses, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of JM Global or Sunlong or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the JM Global special meeting will be held several months after the date the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

JM Global and Sunlong have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither JM Global, Sunlong nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of JM Global, Sunlong or the surviving corporation.

A summary of the one-year internal consolidated financial forecast information regarding Sunlong’s anticipated future operations for the year ending December 31, 2017 provided by Sunlong management to JM Global is as follows:

(dollars in millions; all amounts are approximate) (unaudited)	Year Ending December 31, 2017E
Revenue	$70.1
Adjusted EBITDA(1)	25.3
Capital expenditures(2)	—

____________

(1)      Adjusted EBITDA excludes estimated public company costs.

(2)      Capital expenditures consist of cash used for the purchase of property and equipment.

A summary of the three-year consolidated financial forecast information regarding Sunlong’s anticipated future operations for the years ending December 31, 2017 through December 31, 2019, which were based on JM Global’s due diligence of Sunlong and extrapolations from Sunlong financial forecasts for the year ending December 31, 2017 and provided by JM Global to Highline Research Advisors LLC in connection with Highline Research Advisors LLC’s opinion and related financial analyses, is as follows:

(dollars in millions; all amounts are approximate) (unaudited)	2017E	2018E	2019E
Revenue	$70.1	$79.8	$89.3
Adjusted EBITDA(1)	25.3	28.9	32.5
Capital expenditures(2)	—	—	—

____________

(1)      Adjusted EBITDA excludes estimated public company costs and, for the years ending December 31, 2017 through December 31, 2021, stock-based and non-employee director compensation.

(2)      Capital expenditures consist of cash used for the purchase of property and equipment.

Certain Benefits of JM Global’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $2.5 million for their founder shares and placement units and such securities should have a significantly higher value at the time of the Business Combination. However, the placement warrants comprising the placement units will expire worthless if we do not complete an initial business combination. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is gained on the founder shares and placement shares, as well as any value attributable to the placement warrant;

•         the fact that our Sponsor has loaned the Company an aggregate of $140,500, which is due on demand. Additionally, our Sponsor and its affiliates may (but are not obligated to) loan us additional funds to fund our working capital requirements ant transaction costs. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of our Sponsor. These warrants will be identical to the private warrants issued in a private placement in connection with Company’s IPO;

•         the fact that Dr. Ni, an affiliate of Sunlong, has advanced us a total of $237,000 to the Company for working capital purposes, which is non-interest bearing, unsecured and due on demand;

•         the fact that at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Although, as of the date of this proxy statement, we have not incurred any out-of-pocket expenses as of the date of this proxy statement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf;

•         if JM Global is unable to complete a business combination within the required time period, our Chairman of the Board will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JM Global for services rendered or contracted for or products sold to JM Global, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriter in our IPO; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders or their respective affiliates may purchase shares of JM Global common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of JM Global common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor, that the Company will have at least $5,000,001 in net tangible assets upon closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance JM Global’s ability to satisfy a closing condition under the Share Exchange Agreement.

Our initial stockholders have agreed to vote any shares of JM Global common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned 4,562,500 shares of common stock, excluding shares issuable upon the exercise of warrants. As of the date hereof, other than the public shares included in the 3,000,000 units purchased by our Sponsor in our IPO, our initial stockholders have not purchased any public shares. Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of JM Global common stock and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Additionally, at the time of our IPO, our Sponsor agreed to hold 1,000,000 of the 3,000,000 shares it purchased our IPO through the consummation of our initial business combination and not seek redemption in connection therewith. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares.

Total Shares of JM Global Common Stock to be Issued in the Business Combination

It is anticipated that, following completion of the Business Combination and if there are no redemptions, JM Global’s public stockholders will retain an ownership interest (excluding those public shares held by our sponsor) of approximately 6.9% in JM Global and our initial stockholders and affiliates will retain an ownership interest (including those public shares held by our sponsor) of approximately 30.2% in JM Global, assuming none of JM Global’s stockholders exercise their redemption rights. If JM Global’s stockholders exercise their redemption rights, the ownership interest in JM Global of JM Global’s public stockholders will decrease and the ownership interest in JM Global of our initial stockholders and affiliates will increase. To the extent that there are redemptions of JM Global common stock covering a maximum of 3,386,888 shares (including the redemption of 2,350,000 public shares by our Sponsor), which we believe would leave $5,000,001 in our trust account after paying out transaction-related expenses, no JM Global public stockholders (excluding those public shares held by our Sponsor) will retain any ownership interest in JM Global, and our initial stockholders and affiliates will retain an ownership interest of approximately 18.9%.

The ownership percentage with respect to JM Global following the Business Combination does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2017 Long-Term Incentive Plan, or (ii) any warrants, options, convertible debt or other convertible securities issued and outstanding as of the date hereof that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by

JM Global’s existing stockholders in JM Global will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on JM Global’s Public Float” for further information. To the extent that any of the warrants or shares of our preferred stock, if any, are converted into JM Global common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

Sources and Uses for the Business Combination

The following table summarizes our estimated sources and uses for funding the Business Combination assuming no redemptions and $40.4 million of cash in our trust account:

Sources		Uses
($ in Millions)
JM Global Trust Account Cash(1)	$40.4	JM Global Transaction Expenses	$0.47
Cash from Sunlong	0.5	Sunlong Transaction Expenses	1.04
		Additional capital to subsidiaries	39.39
Total Sources	$40.9	Total Uses	$40.9

____________

(1)      Based on JM Global cash in trust account at September 30, 2017.

The following table summarizes our estimated sources and uses for funding the Business Combination assuming maximum redemptions (or 3,386,888 shares, including the redemption by our Sponsor of 2,350,000 public shares) and $6.5 million of cash in our trust account:

Sources		Uses
($ in Millions)
JM Global Trust Account Cash(1)	$6.5	JM Global Transaction Expenses	$0.47
Cash from Sunlong	0.5	Sunlong Transaction Expenses	1.04
		Additional capital to subsidiaries	5.49
Total Sources	$7.0	Total Uses	$7.0

____________

(1)      Based on JM Global cash in trust account at September 30, 2017.

Board of Directors of JM Global Following the Business Combination

Upon the closing of the Business Combination, we anticipate the size of our board of directors will remain at seven directors. All the incumbent directors of JM Global have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the seven vacancies created by the resigning directors with seven persons, three of whom are incumbent directors of Sunlong. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of three existing Sunlong directors, Chuanliu Ni, Jiazhen Li and Xiaonian Zhang, and four newly appointed directors Hui Zhu, Yaqing Hu, Chenchen Zhang, and Wenting Zou, and all seven directors will serve until our annual meeting in 2018 or until their successors are elected and qualified. See the sections entitled “Director Election Proposal” and “Management After the Business Combination”.

Certificate of Incorporation

Pursuant to the terms of the Share Exchange Agreement, upon the closing of the Business Combination, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•         change our name to TMSR Holding Company Limited;

•         increase the number of authorized shares of the Company’s common stock and preferred stock;

•         remove certain provisions related to our status as a blank check company; and

•         add an exclusive forum provision and certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be TMSR Holding Company Limited and our headquarters will be located at A-101 98 Huanghai Road TEDA Tianjin 300457 China.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of September 30, 2017, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of JM Global. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. The requirement that a holder affirmatively vote for or against the Business Combination in order to redeem its shares does not have any state law precedent. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $40.4 million on September 30, 2017 following the July 27, 2017 redemption of 963,112 shares of common stock with a total amount of approximately $9.6 million in connection with the Extension Meeting. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations”. Sunlong will be considered the accounting acquirer.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of JM Global common stock that elect to have their JM Global common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•         certain U.S. expatriates;

•         traders in securities that elect mark-to-market treatment;

•         S corporations;

•         U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•         financial institutions;

•         mutual funds;

•         qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•         insurance companies;

•         broker-dealers;

•         regulated investment companies (or RICs);

•         real estate investment trusts (or REITs);

•         persons holding JM Global common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•         persons subject to the alternative minimum tax provisions of the Code;

•         tax-exempt organizations;

•         persons that actually or constructively own 5 percent or more of JM Global common stock; and

•         non-U.S. stockholders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds JM Global common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding JM Global common stock, you should consult your tax advisor. This summary assumes that stockholders hold JM Global common stock as capital assets within the meaning of Section 1221 of the Code, which means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the stockholder’s trade or business.

WE URGE HOLDERS OF JM GLOBAL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. JM Global Stockholders

This section is addressed to U.S. holders of JM Global common stock that elect to have their JM Global common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its JM Global common stock and is:

•         a citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the JM Global common stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in JM Global is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in JM Global is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a shareholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the shareholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of JM Global common stock (generally, shares of JM Global common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

For purposes of these tests, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of JM Global is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of JM Global entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of JM Global. The IRS has ruled that any reduction in a stockholder’s proportionate interest generally is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as a distribution by us to such Redeeming U.S. Holder, which will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the JM Global common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the JM Global common stock.

These rules are complex and U.S. holders of JM Global common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of JM Global common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. JM Global Stockholders

This section is addressed to non-U.S. holders of JM Global common stock that elect to have their JM Global common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its JM Global common stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its JM Global common stock redeemed will be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. JM Global Stockholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•         such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although not subject to withholding tax (Except as may be required by the “backup withholding” or “FATCA” rules, in each case as described below), such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of JM Global common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their JM Global common stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of JM Global common stock.

Backup Withholding

Proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of the Director Election Proposal (unless waived by CaymanCo), approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal. If the Director Election Proposal is not approved, unless waived by CaymanCo, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Share Exchange Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least of a majority of the outstanding shares of our common stock vote in favor of such proposal. Broker non-votes, abstentions or the failure to vote on the Business Combination Proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of JM Global common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned 4,562,500 shares of common stock, excluding shares issuable upon the exercise of warrants. As of the date hereof, other than the public shares included in the 3,000,000 units purchased by our Sponsor in our IPO, our initial stockholders have not purchased any public shares. Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of JM Global common stock and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Recommendation of the Board

JM GLOBAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)	Our existing charter authorizes 16,000,000 shares, consisting of 15,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize 110,000,000 shares, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Name (Proposal 3)	Our existing charter provides that our name is “JM Global Holding Company”	The proposed charter provides that our name is “TMSR Holding Company Limited.”

No Classification (Proposal 4)	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors have no classes, with all directors being elected each year and serving a one-year term.

Duration of Existence (Proposal 5)

Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company (Proposal 5)	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Exclusive Jurisdiction (Proposal 4)	Our existing charter does not contain an exclusive jurisdiction provision.

The proposed charter provides in Article XI that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or employees arising

Existing Charter	Proposed Charter

pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company or any of its directors, officers, employees or agents governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The proposed charter provides that a stockholder bringing a claim subject to Article XI will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.

In addition, the stockholder bringing a claim subject to Article XI may be required by that provision to bring other related claims in the Court of Chancery, even if such other related claims do not fall within one of the enumerated categories set forth in Article XI, unless (a) exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery; or (b) the Court of Chancery does not have subject matter jurisdiction with respect to such claim.

The Company may decide that it is in the best interests of the Company and its stockholders for an action to be determined in a forum other than the Court of Chancery, and it may consent in writing to the selection of an alternative forum.

Any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and to have consented to it.

Article XI would not apply to claims brought against the Company except for those enumerated in Article XI and certain other related claims.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital (Proposal 2)

There currently are 5,599,388 shares of JM Global common stock issued and outstanding, consisting of 4,036,888 shares originally sold as part of units in JM Global’s IPO and 1,562,500 founder shares and placement shares that were issued to initial stockholders prior to or in connection with the IPO. There are currently no shares of JM Global preferred stock issued and outstanding. In addition, there currently are 5,250,000 warrants of JM Global outstanding, consisting of 5,000,000 public warrants originally sold as part of units in JM Global’s IPO and 250,000 placement warrants included in the placement units issued to our Sponsor in a private placement simultaneously with the consummation of JM Global’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of JM Global’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of JM Global’s common stock. No fractional shares will be issued upon exercise of the warrants. In addition, concurrently with the closing of the Business Combination, JM Global also intends to reserve for issuance up to 10 million shares of JM Global common stock under the Incentive Plan.

In order to ensure that JM Global has sufficient authorized capital for future issuances, including pursuant to the Share Exchange Agreement and the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our common stock and preferred stock from 16,000,000, consisting of 15,000,000 shares of JM Global common stock, and 1,000,000 shares of JM Global preferred stock, to 110,000,000 shares, consisting of 100,000,000 shares of JM Global common stock, and 10,000,000 shares of JM Global preferred stock. This summary is qualified by reference to the complete text of the proposed second amended and restated charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to issue shares pursuant to the Share Exchange Agreement, under the Incentive Plan and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including if needed as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination (assuming 3.8 million shares of our common stock are redeemed), and the Incentive Plan, as described above, we would have up to approximately 78.8 million authorized shares of JM Global common stock and 10 million authorized shares of JM Global preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the NASDAQ rules or regulations, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

No Classification of the Board (Proposal 4)

In connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to be elected on an annual basis, without any division into classes, such that each director shall serve a one-year term until the next annual meeting of stockholders. We expect that our annual meeting will be conducted during the second calendar quarter of each year, commencing in 2018.

The board of directors believes that eliminating the classification of the board will assure more accountability of the board to the Company’s stockholders following the Business Combination.

For more information about the directors who are being nominated to comprise the board following the Business Combination, see “Director Election Proposal.”

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination (Proposal 5)

The exclusive jurisdiction amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes.

In addition, this exclusive jurisdiction amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the board of directors believes that providing for the Delaware Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The parties to the Share Exchange Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “JM Global Holding Company” to “TMSR Holding Company Limited.”

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve JM Global and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from JM Global’s IPO be held in the trust account until a business combination or liquidation of JM Global has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposals 2, 3, 4 and 5 are conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of JM Global common stock and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

DIRECTOR ELECTION PROPOSAL

JM Global’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. At the special meeting, and assuming Proposal 4 is approved, stockholders are being asked to elect a new slate of seven directors in connection with the Business Combination, each of whom will be elected until the next annual meeting of stockholders or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination.

We expect to conduct our next annual meeting of stockholders during the second calendar quarter of 2018 and thereafter conduct our annual meetings during the second calendar quarter of each subsequent year.

Our board of directors has nominated each of Chunliu Ni, Jiazhen Li, Xiaonian Zhang, Hui Zhu, Yaqing Hu, Chenchen Zhang, and Wenting Zou to serve as directors following the Business Combination. The following sets forth information regarding each nominee.

Dr. Chuanliu Ni

Dr. Ni, was appointed as Sunlong’s Co-Chair of the Board in 2017. He has an extensive managerial experience and has a proven track record of success as a team leader. From 2007 to present, Mr. Ni has served as TJComex’s CEO and Chairman. From 1994-1999, Mr. Ni served as the U.S. Business Representative for Tianjin Economic and Technological Development Area (TEDA)/Tianjin City based in Washington D.C. Mr. Ni holds a Bachelor Science degree in Electrical Engineering of Nanjing University of Science and Technology, a Master Science degree in Management Information Systems of Hebei Polytechnic University, a Master Arts degree in Economics and a Ph.D. in Economics of West Virginia University. Mr. Ni was also a member of 11th China People’s Political Consultative Conference (CPPCC) Tianjin Commission.

Ms. Jiazhen Li

Sunlong’s Co-Chair, Ms. Li has over seven years of work experience in environmental protection equipment and industrial waste recycling and utilizing area. She co-founded Hubei Shengrong Environmental Protection and Energy Saving Technology Co. Ltd. in 2009. Ms. Li won the third prize of Tech-Innovation Award issued by the Wuhan City Government in 2010, and under her leadership, her team won the second place in the China (Shenzhen) Innovation Tournament 2011. Ms. Li is also the co-inventor of multiple important patents owned by the Company. Ms. Li served as the Director of Sales for Wuhan Textile Industry Co. Ltd during the period from 1983 to 1995. She founded Wuhan Mingjia Trading Co. Ltd in 1995. Wuhan Mingjia is engaged in the business of fashion design, manufacture, marketing and distribution. Wuhan Mingjia owns two fashion brands, “MG” and “Mingjia Guixiu”, in China. Ms. Li actively serves as the Vice President of Hubei Wuhan Qiaokou District Commercial and Industrial Association. Ms. Li graduated from Beijing College of Economics and Management with a bachelor degree in Marketing and obtained her MBA degree from Welsh College of Wuhan University.

Ms. Hui Zhu

Hui Zhu will be appointed to be a director of Sunlong after the Business Combination. Ms. Zhu has served as the Fund manager of Wealthever Investment Management Co., Ltd. since March 2015, where she is in charge of gathering information, reading financial briefings, making informed financial recommendations and decisions and other managerial responsibilities. Ms. Zhu received her bachelor degree from Zhejiang Open University in 1987.

Ms. Yaqing Hu

Yaqing Hu will be appointed to be a director of Sunlong after the Business Combination. Ms. Hu has served as an investment manager of Wealthever Investment Management Co., Ltd. since March 2017. From July 2015 until March 2017, Ms. Hu served as the Premier Relationship Manager for the Hong Kong and Shanghai Banking Corporation, Shanghai Branch. Ms. Hu received her Bachelor of Science degree in Business Administration from the Ohio State University, Fisher Business School, her master degree from Tulane University, A.B. Freeman School of Business. We believe Ms. Hu is well qualified to serve as a member of the Board because her finance background adds to, and rounds out the experience of the Board.

Mr. Chenchen Zhang

Chenchen Zhang will be appointed to be a director of Sunlong after the Business Combination. Mr. Zhang currently serves as an investment manager of Wealthever Investment Management Co., Ltd. and is specialized in private equity investment. From 2014 to 2016, Mr. Zhang has worked for Joyful Financial Consulting Company Limited, a Hong Kong company and he served for a position in charge of product development, including information collection, produce and promotion, as well as in charge of channel training. Mr. Zhang graduated from Medicine School of Ningbo University with a bachelor degree in Clinical Medicine in 2012 and obtained a master degree in Public Health from the Chinese University of Hong Kong.

Mr. Xiaonian Zhang

Xiaonian Zhang was appointed to be President and a director of Sunlong in 2017. From 2009 to present, Mr. Zhang has been the general manager and head of technology department in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. Over the last decade, Mr. Zhang had been working on R&D and successfully managed a team with a research focus on high efficiency permanent magnetic separation of industrial solid wastes and comprehensive utilization of tailings. Mr. Zhang also held 2 U.S. invention patents on the high efficiency permanent magnetic comprehensive separating technology. Mr. Zhang graduated from Huazhong University of Science and Technology in July 1989 with a Bachelor degree of Automatic Control.

Ms. Wenting Zou

Wenting Zou will be appointed to be a director of Sunlong after the Business Combination. Ms. Zou currently serves as the Executive Assistant of Wealthever Investment Management Co., Ltd. and has held this position since 2016. From 2011 to 2015, Ms. Zou has worked for Shanghai Fenghua Investment Group, and she served for a position responsible for budgeting, accounting, auditing and other administrative work. Ms. Zou graduated from Shanghai Lixin University with a bachelor’s degree in accounting in 2011.

For information regarding our directors to be appointed in connection with the Business Combination, see “Management After the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. Pursuant to the Share Exchange Agreement, Sunlong has no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS.

INCENTIVE PLAN PROPOSAL

Overview of Proposal

At the special meeting, our stockholders will be asked to approve the TMSR Holding Company Limited 2017 Long-Term Incentive Plan (the “Incentive Plan”), which will allow us to make future stock-and cash-based awards to eligible participants deemed critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our successes. Stockholder approval of the Incentive Plan will also provide the Plan Committee (as defined below) with flexibility to grant cash incentive and share awards intended to qualify as performance-based compensation under Section 162(m) of the Code and incentive stock options under Section 422 of the Code, assuming applicable regulatory requirements have been satisfied.

If approved by the Company’s stockholders, the Plan will be effective as of [•], 2017 (the date that the Company’s Board of Directors approved the Plan). Capitalized terms used but not defined in this Proposal shall have the meaning ascribed to them in the Plan, a copy of which is attached hereto as Annex D. The following description is qualified in its entirety by reference to the Plan.

Description of the Plan

Administration. Our Compensation Committee will administer the Plan. The Committee will have the authority to determine the terms and conditions of any agreements evidencing any Awards granted under the Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Plan. Our Compensation Committee will have full discretion to administer and interpret the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable.

Eligibility. Current or prospective employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the Plan. Our Compensation Committee has the sole and complete authority to determine who will be granted an award under the Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the Plan.

Number of Shares Authorized. The Plan provides for an aggregate of Ten Million (10,000,000) Common Shares to be available for awards. If an award is forfeited or if any option terminates, expires or lapses without being exercised, the Common Shares subject to such award will again be made available for future grant. Common Shares that are used to pay the exercise price of an option or that are withheld to satisfy the Participant’s tax withholding obligation will not be available for re-grant under the Plan.

Each Common Share subject to an Option or a Stock Appreciation Right will reduce the number of Common Shares available for issuance by one share, and each Common Share underlying an Award of Restricted Stock, Restricted Stock Units, Stock Bonus Awards and Performance Compensation Awards will reduce the number of Common Shares available for issuance by one share.

If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our Plan, the number of shares covered by awards then outstanding under our Plan, the limitations on awards under our Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The Plan will have a term of ten years and no further awards may be granted under the Plan after that date.

Awards Available for Grant. Our Compensation Committee may grant awards of Non-Qualified Stock Options, Incentive (qualified) Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards, Performance Compensation Awards (including cash bonus awards) or any combination of the foregoing.

Options. Our Compensation Committee will be authorized to grant Options to purchase Common Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Plan will be subject to the terms and conditions established by our Compensation Committee. Under the terms of the Plan, the exercise price of the Options will be set forth in the applicable Award agreement. Options granted under the Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our Compensation Committee and specified in the applicable Award agreement. The maximum term of an option granted under the Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder).

Stock Appreciation Rights. Our Compensation Committee will be authorized to award Stock Appreciation Rights (or SARs) under the Plan. SARs will be subject to the terms and conditions established by our Compensation Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An Option granted under the Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an Option. SARs granted in connection with an Option shall be subject to terms similar to the Option corresponding to such SARs. SARs shall be subject to terms established by our Compensation Committee and reflected in the Award agreement.

Restricted Stock. Our Compensation Committee will be authorized to award Restricted Stock under the Plan. Our Compensation Committee will determine the terms of such Restricted Stock awards. Restricted Stock are Common Shares that generally are non-transferable and subject to other restrictions determined by our Compensation Committee for a specified period. Unless our Compensation Committee determines otherwise or specifies otherwise in an Award agreement, if the participant terminates employment or services during the restricted period, then any unvested Restricted Stock is forfeited.

Restricted Stock Unit Awards. Our Compensation Committee will be authorized to award Restricted Stock Unit awards. Our Compensation Committee will determine the terms of such Restricted Stock Units. Unless our Compensation Committee determines otherwise or specifies otherwise in an Award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Stock Bonus Awards. Our Compensation Committee will be authorized to grant awards of unrestricted Common Shares or other awards denominated in Common Shares, either alone or in tandem with other awards, under such terms and conditions as our Compensation Committee may determine.

Performance Compensation Awards. Our Compensation Committee will be authorized to grant any award under the Plan in the form of a Performance Compensation Award by conditioning the vesting of the award on the attainment of specific levels of performance of the Company and/or one or more Affiliates, divisions or operational units, or any combination thereof, as determined by the Committee.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. Our Compensation Committee, however, may permit awards (other than incentive stock options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment. The Plan will have a term of ten years. Our Board may amend, suspend or terminate the Plan at any time; however, stockholder approval to amend the Plan may be necessary if the law or the rules of the national exchange so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any Award without the consent of the participant or recipient.

Change in Control. Except to the extent otherwise provided in an Award agreement or as determined by the Compensation Committee in its sole discretion, in the event of a Change in Control, all outstanding options and equity awards (other than performance compensation awards) issued under the Plan will become fully vested and performance compensation awards will vest, as determined by our Compensation Committee, based on the level of attainment of the specified performance goals.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options. There are a number of requirements that must be met for a particular option to be treated as a qualified option. One such requirement is that Common Shares acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the company for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by the company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. The company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will recognize taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)). The company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. The company will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs. No income will be realized by a participant upon grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. The company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the Common Shares subject to the award are transferred to the participant over the amount the participant paid for such shares, if any. The company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the Plan is designed to permit certain awards of Options, Stock Appreciation Right, restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation”

Vote Required

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of JM Global common stock and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL AND THE TMSR HOLDING COMPANY LIMITED 2017 LONG-TERM INCENTIVE PLAN.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Charter Proposals or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Charter Proposals or the Director Election Proposal.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Following the redemption of 963,112 shares of common stock in connection with the Extension Meeting, our initial shareholders hold a majority of the total issued and outstanding shares of common stock of JM Global and, pursuant to the above-mentioned agreement, will vote all such shares in favor of the Business Combination. Assuming that all 4,562,500 of the shares (including the founder shares and placement shares) held by our initial stockholders are properly cast and are voted in favor of the Business Combination Proposal and all other proposals, such votes will be sufficient to meet the requisite vote for approval of all proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT JM GLOBAL

General

We are a blank check company incorporated in Delaware on April 10, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Share Exchange Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the consumer products sector in the United States.

On July 29, 2015, we consummated our initial public offering of 5,000,000 units, each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant to purchase one-half of one share of common stock for an exercise price of $5.75 per half share ($11.50 per whole share), pursuant to a registration statement on Form S-1 (File No. 333-204995). The units were sold in our initial public offering at an offering price of $10.00 per unit, generating gross proceeds of $50,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our initial public offering, we completed a private placement of 250,000 units at a price of $10.00 per unit, issued to Zhong Hui Holding Limited, our Sponsor, generating gross proceeds of $2,500,000. A total of $50,000,000 from the net proceeds from our initial public offering and the private placement were placed in a trust account established for the benefit of our public stockholders.

The units began trading on July 24, 2015 on the NASDAQ Stock Market under the symbol “WYIGU”. Commencing on September 11, 2015, the securities comprising the units began separate trading. The units, common stock and warrants are trading on the NASDAQ Stock Market under the symbols “WYIGU,” “WYIG” and “WYIGW.”

In connection with the Company’s July 27, 2017 meeting of shareholders to, among other things, approve an extension of the date before which the Company must complete an initial business combination from July 29, 2017 to January 29, 2018 (the “Extension Meeting”), a total of 963,112 shares of JM Global common stock were redeemed.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account.

Selection of a Target Business and Structuring of our Initial Business Combination

Under NASDAQ rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value equal to at least 80% of our assets held in the trust account (excluding taxes payable on interest earned and released to us for working capital purposes) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has obtained an opinion from Highline Research Advisors LLC, an independent investment banking firm that is a member of FINRA, with respect to the satisfaction of such criteria. For more information, See “The Business Combination Proposal — Description of Fairness Opinion of Highline Research Advisors LLC.” Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial Business Combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended.

Redemption Rights for Holders of Public Shares

We will provide our stockholders (including our sponsor and its associated parties, with respect to up to 2,350,000 of the 3,000,000 shares included in the units purchased by such parties in our initial public offering) with the opportunity to redeem their shares upon the consummation of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes or the payment of taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share.

In connection with the Company’s July 27, 2017 meeting of shareholders to, among other things, approve an extension of the date before which the Company must complete an initial business combination from July 29, 2017 to January 29, 2018 (the “Extension Meeting”), a total of 963,112 shares of JM Global common stock were redeemed. Following the redemption of a portion of the public shares in connection with the extension, the pro rata amount of the funds available in the trust account for the public shares that were not redeemed was approximately $10.00 per share.

At the time of our IPO, initial stockholders each agreed, with respect to their founder shares, placement shares and 1,000,000 of the 3,000,000 shares included in the units purchased by our Sponsor and its associated parties in our IPO, to waive their respective redemption rights in connection with the consummation of our initial Business Combination. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of the shares included in the units it purchased in the IPO, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of JM Global stock owned by them in favor of the Business Combination. In addition, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and placement shares and 650,000 public shares they may hold in connection with the consummation of the Business Combination.

Limitation of Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO; provided, however, that such 20% threshold shall not apply to any shares purchased by our Sponsor in our IPO.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Qi (Jacky) Zhang	43	Chairman of the Board of Directors
Tim Richerson	56	Chief Executive Officer, Chief Financial Officer and Director
Peter Nathanial	49	President and Director
Kurt Jetta, PhD	56	Director
Dongliang Qu	35	Director
Arthur B. Drogue	71	Director
Xiaoguang Liu	52	Director

Qi (Jacky) Zhang has been Chairman of our Board of Directors since inception. Mr. Zhang has been a senior management member of Nanjing Joymain Science and Technology Development Co., Ltd. (“Nanjing Joymain”), a health care consumer product company that develops, manufactures, markets and distributes high-tech health care consumer products through its direct sales channels in China, since June 2009, including holding positions as Global Chief Executive Officer since November 2012 and Executive President and Vice Chairman since December 2012. From June 2009 to October 2012, he was the President of Nanjing Joymain China District. Mr. Zhang is also the Global Chief Executive Officer and Vice Chairman of JM Ocean Avenue International Corporation Limited (“JM Ocean Avenue”), a global direct sales company that offers consumer products in the nutritional supplement, personal care, and lifestyle categories in over 30 countries. From 2003 to 2009, Mr. Zhang was an entrepreneur and involved in a number of health care and consumer products’ development companies with distribution through direct sales channels in China. Previously, from 1995 to 2003, Mr. Zhang held various positions and was promoted as a branch manager by the end of his tenure at Hangzhou City Commercial Bank. Mr. Zhang holds an MBA degree from the Business School of Nanjing Normal University. We believe Mr. Zhang is well qualified to serve as Chairman due to his more than 16 years of experience in business management and health care and consumer product development and marketing.

Tim Richerson has been our Chief Executive Officer, Chief Financial Officer and a director since inception. He is currently the Chief Executive Officer and director of Hyten Global, a members-only online travel and performance nutrition product company. He previously was the President of Global Operations and a director at JM Ocean Avenue, serving in such capacities from August 2014 through June 2015. Mr. Richerson started his career at Beecham Products in 1984 and then spent over a decade at Playtex Products, Inc. In 1998, Mr. Richerson was Senior Vice President & General Manager of Rexall Sundown (then a NASDAQ-listed company), a manufacturer and distributor of health-related consumer products in the Vitamin, Diet and Sports Nutrition categories with multiple brands and sales channels, and then company President from 2000 to 2002. During that time, Rexall was sold to Royal Numico in 2000 for $1.8 billion. During his tenure he was also a member of the Numico North American Management Committee, which included representatives from General Nutrition Centers (GNC) and Unicity, also Royal Numico-owned companies. During that time he was on the Associate Member Advisory Board with the National Association of Chain Drug Stores. In 2003, he cofounded the Alan James Group, (a branded consumer products company), which was purchased by Interleukin Genetics (NASDAQ:ILI), a genetics-based personalized health company, in 2006, and served as Interleukin’s Chief Executive officer until 2007. Mr. Richerson has been a partner in GT Development which develops, owns and operates commercial real estate, since November 2004. Mr. Richerson also served as a consultant to Burnham Financial Group from February 2013 through August 2014. He is a graduate of the University of Missouri and is a prior member of Young Presidents Organization (YPO). We believe Mr. Richerson is well qualified to serve as director due to his more than 30 years of business experience in the areas of consumer products and marketing.

Peter Nathanial has been our President and a director since inception. Since January 2010, he has been a member of Impala Partners LLC, a boutique financial advisory, restructuring and investment firm. Prior to this, from January 2007 to December 2009, Mr. Nathanial served as the Group Chief Risk Officer at The Royal Bank of Scotland, based in Edinburgh. From 1991 to 2006 he held management positions at Citigroup in New York and internationally, including Zurich from 1993 to 1995, Moscow from 1995 to 1998, Warsaw from 1998 to 2000, and New York from 2000 to 2006. Mr. Nathanial serves on Advisory Boards and Boards of Directors and non-for profit organizations around the world including; Digital MR (UK) — member of the advisory board since January 2010; LITUS (Belgium) — member of the international advisory board, since March 2015; International Friends of Elepap — director since October 2014, and member of the International Advisory Council to the President of Cyprus, since May 2014. He is a former Member of the President’s Council of the International Crisis Group from January 2007 to July 2009, and from July 2012 to November 2012 served as an Expert Special Advisor to the International Monetary Fund. Mr. Nathanial was educated in Australia and holds a BA from Macquarie University. We believe Mr. Nathanial is well qualified to serve as director due to his extensive experience in the banking, private equity and risk management.

Kurt Jetta, Ph.D., one of our directors since July 2015, is currently the Chief Executive Officer and Lead Product Developer for TABS Group, Inc., a technology-enabled retail and consumer analytics firm, which he founded in 1998. In the 17 years since inception TABS Group, Inc. has gone from a one-man operation to 25 employees and 50+ retainer clients. Prior to TABS Group, from 1996 to 1998, Dr. Jetta was the CEO of Binky-Griptight, a supplier of baby accessory products in the US market. Dr. Jetta is also a Board Member for the Delray Beach Boys & Girls Club. Dr. Jetta has a B.S. in Statistics from North Carolina State University, an M.B.A. in Marketing from The Fuqua School of Business at Duke University and a doctorate in Economics from Fordham University. We believe Dr. Jetta is well qualified to serve as one of our directors due to his extensive operational experience in running TABS Group, as well as his deep educational background in marketing and economics.

Dongliang Qu, one of our directors since July 2015, is currently a partner at Jiangsu Zhongmeng Law Firm, a position he has held since August 2009; he is also the Executive Director of Nanjing Zhongmeng Intellectual Property Agency, an affiliate of Jiangsu Zhongmeng Law Firm that provides trademark, copyright, patent related, corporate and legal services. From October 2005 to July 2009, Mr. Qu was the Director of Intellectual Property at Jiangsu Ninghai Trademark Agency. Mr. Qu specializes in intellectual property and corporate laws. Mr. Qu’s legal practice encompasses intellectual property applications, complex trademark disputes, unfair competition, and intellectual property infringement matters. He has successfully represented a number of corporations in China in defending their intellectual property rights and trademark. Mr. Qu holds a bachelor degree from Nanjing University with a major in law and a bachelor degree from Southeast University with a major in electrical engineering and automation. We believe Mr. Qu is well qualified to serve as one of our directors due to his extensive experience as a practicing attorney.

Arthur B. Drogue, our director since July 2016, has served as a Director of the Spar Group (NASDAQ: SGRP), a company that provides retail services to the consumer goods industry, since January 2013 and as a Director of Ruiz Foods, a privately held Mexican frozen foods company, since November 2011. Mr. Drogue has also served as the Chairman of Apollo Food Group dba Yasso, a private frozen Greek yogurt company, since December 2013 and as the Chairman of Cheating Gourmet, a private frozen seafood and frozen meat company, since January 2016. Mr. Drogue has served as Co-Founder and Partner of The Resource Team, a consulting practice focused on the consumer goods industry, since November 2011. Mr. Drogue served as the Interim Chief Operating Officer of Unreal Candy Company, a start-up confections company, from October 2012 to July 2013. Mr. Drogue served as an Operating Partner of the Raptor Consumer Fund, a private fund that invests in early stage companies in the consumer goods industry, from January 2011 to January 2015. Mr. Drogue was a Senior Vice President at Unilever NV (NYSE: UL) from 2000 until 2010. His previous professional experience includes senior management positions at Best Foods (Vice President of Sales, U.S., from 1999 to 2000), Sunbeam (Vice President of Sales, North America, from 1998 to 1999), Nabisco (Vice President and then Senior Vice President, Sales, from 1991 to 1998), Northeastern Organization Inc. (from 1989 to 1991), and General Mills (NYSE: GIS) (various positions, including Director of Operations and Strategic Planning, from 1969 to 1989). Mr. Drogue graduated with a B.A. from Stetson University. We believe that Mr. Drogue is well qualified to serve as a member of the Board due to his extensive experience serving as a director and senior officer of public and private companies.

Xiaoguang Liu, our director since August 2016, has served as a professor in the Tianjin University of Science and Technology since October 2009. From April 2006 until August 2009, Dr. Liu served as a post-doctoral associate in the Department of Biology of Texas A&M University and from March 2002 until January 2006 he served as a post-doctoral associate in the Department of Medicine of the University of Illinois at Chicago. Dr. Liu received his bachelor degree from Jiangxi Agricultural University, his master degree from Zhejiang Agricultural University and his doctorate from the University of Arizona. We believe Dr. Liu is well qualified to serve as a member of the Board because his clinical and technical background adds to, and rounds out the experience of, the Board.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, JM Global Holding Company, 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Jetta, Qu and Drogue are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for the Company’s Chairman of the Board serve as Chairman given that Mr. Zhang has an extensive background in the consumer products industry. By having Mr. Zhang serve as Chairman of the Board, the board of directors believes that it enables Mr. Zhang to ensure that the board of directors’ agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Xiaonian Zhang will succeed Mr. Tim Richerson as our Chief Executive Officer, and Dr. Ni and Ms. Li will serve as Co-Chairs of the Board. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of JM Global’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

The term of office of the first class of directors, consisting of Messrs. Drogue and Liu, will expire at our 2019 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Jetta and Qu, will expire at our 2017 annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Zhang, Richerson and Nathanial, will expire at our 2018 annual meeting of stockholders.

Audit Committee

The rules of NASDAQ and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the board of directors, which consists of Messrs. Jetta, Qu and Drogue. Messrs. Jetta, Qu and Drogue meet the independent director standard under NASDAQ’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Dr. Jetta serves as Chairman of our audit committee.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of the independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management our compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•         establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•         approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing standards. The NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NASDAQ Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Dr. Jetta satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Jetta and Qu. Mr. Qu serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our incentive compensation equity-based remuneration plans;

•         assisting management in complying with our proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Dr. Jetta, Mr. Qu, Mr. Drogue and Mr. Liu. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, Dr. Jetta, Mr. Qu, Mr. Drogue and Mr. Liu are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders

Code of Conduct and Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of any publicly traded class of our equity securities to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors and security holders required to file the same.

Executive Compensation

None of our executive officers or directors has received any cash (or non-cash) compensation for services rendered to us. Our sponsors, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our sponsors, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to our officers will be determined by our compensation.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Fees and Services

The firm of WithumSmith+Brown, PC has acted as our independent registered public accounting firm.

The following is a summary of fees paid to our independent registered public accounting firm for services rendered through December 31, 2016.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2016 and 2015 totaled $50,000 and $61,000, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2016 and 2015, we did not pay Withum for consultations concerning financial accounting and reporting standards.

Tax Fees

We did not pay Withum for tax planning and tax advice for the year ended December 31, 2016 and 2015.

All Other Fees

We did not pay Withum for other services for the year ended December 31, 2016 and 2015.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

JM GLOBAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of JM Global included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “JM Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to JM Global Holding Company. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. We consummated our initial public offering on July 29, 2015. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of the placement units, our capital stock, debt or a combination of these as the consideration to be paid in our initial business combination.

In connection with the Company’s July 27, 2017 meeting of shareholders to, among other things, approve an extension of the date before which the Company must complete an initial business combination from July 29, 2017 to January 29, 2018 (the “Extension Meeting”), a total of 963,112 shares of JM Global common stock were redeemed. Following the redemption of a portion of the public shares in connection with the extension, the pro rata amount of the funds available in the trust account for the public shares that were not redeemed was approximately $10.00 per share.

On August 28, 2017, we entered into the Share Exchange Agreement with CaymanCo,. The Share Exchange Agreement provides for the acquisition by us of all of the outstanding capital stock of CaymanCo. CaymanCo, through its subsidiaries, conducts its business under the “Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd.” and “Tianjin Commodity Exchange Co., Ltd.” We refer to CaymanCo and its consolidated subsidiaries hereafter collectively as “Sunlong,” and we refer to such merger and the other transactions contemplated by the Share Exchange Agreement collectively hereafter as the “Business Combination.”

Sunlong is a leading provider of solid waste recycling systems for the mining and industrial sections in the PRC. Sunlong’s principal operations are in Hubei, PRC.

Pursuant to the Share Exchange Agreement, we agreed to issue to the Sellers, in exchange for 100% of the outstanding capital stock of CaymanCo, a number of shares of our common stock (the “Exchange Shares”) at $10.00 per share based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million.

Ten percent (10%) of the Exchange Shares (“Escrow Shares”) will be deposited in escrow at the closing of the Business Combination and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) to support certain Seller indemnification obligations under the Exchange Agreement. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing.

The Business Combination also calls for additional agreements, including, among others, the Non-Competition Agreement, Lock-up Agreement and Registration Rights Agreement, as described elsewhere in this proxy statement.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that our total transaction costs for the Business Combination will aggregate approximately $0.5 million. A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account. Further, Sunlong’s expenses for the Business Combination are estimated to aggregate approximately $1.04 million.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations”. Sunlong will be considered the accounting acquirer.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. For the period from April 10, 2015 (inception) through September 30, 2017, we had a net loss of $1,163,602 and incurred costs of $1,862,816 related to our initial public offering which have been charged to stockholders’ equity. For the year ended December 31, 2016, we had a net loss of $541,616. For the period from April 10, 2015 (inception) through December 31, 2015, we had a net loss of $234,205 and incurred costs of $1,862,816 related to our initial public offering which have been charged to stockholders’ equity.

The Company’s entire activity from April 10, 2015 (inception) through July 29, 2015, was in preparation for our initial public offering, which was consummated on July 29, 2015. Since that date, we have engaged in a search for a target for a business combination. Our operating costs since then include our search for an initial business combination and are largely associated with our governance and public reporting, consulting fees, and state franchise taxes of approximately $1,488,000 through September 30, 2017, $628,000 for the year 2016 and $244,000 for the year 2015. Investment income of approximately $336,000, $86,000 and $23,000 for the nine months ended September 30, 2017 and the year 2016 and 2015, respectively, represents the realized and unrealized appreciation on our investment in U.S. treasury bills since our initial public offering.

For the three months ended September 30, 2017, our operating costs included our search for an initial business combination and are largely associated with our governance and public reporting, and consulting fees of approximately $371,000 and we recorded approximately $95,000 in investment income. For the nine months ended September 30, 2017, our operating costs included our search for an initial business combination and are largely associated with our governance and public reporting, and consulting fees of approximately $615,000 and we recorded approximately $278,000 in investment income.

We may need to raise additional capital through loans or additional investments from our sponsor, stockholders, officers, directors, or third parties. In order to fund transaction costs in connection with an intended initial business combination, our sponsor, members of our management team or their affiliates or other third parties may loan us additional amounts, provided any such loans will not have any claim on the proceeds held in the trust account unless such proceeds are released to us upon completion of an initial business combination. If we do not consummate an initial business combination, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment, other than interest income earned thereon. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Any part or all of such loans may be converted into additional warrants at $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants) of the post-business combination entity at the option of such parties. The warrants would be identical to the placement warrants issued to our sponsor. None of our sponsors, stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

We are an emerging growth company as defined in the JOBS Act. As an emerging growth company, we have elected, pursuant to Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. We will therefore delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We may take advantage of this extended transition period until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Securities Act Section 7(a)(2)(B). As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently-issued accounting standard.

Liquidity and Capital Resources

As of September 30, 2017, we had cash of $2,799. Until the consummation of our initial public offering on July 29, 2015, the Company’s only source of liquidity was an initial purchase of our shares of common stock and a series of advances made by an affiliate of the Company. These advances are non-interest bearing and unsecured. On July 29, 2015, we consummated our initial public offering of 5,000,000 units at a price of $10.00 per unit. Simultaneously with the consummation of our initial public offering, we consummated the private sale of 250,000 placement units to our sponsor. Each private placement unit consists of one share of common stock and one warrant to purchase one-half of one share of common stock at a price of $5.75 per half share, at a price of $10.00 per unit ($2,500,000 in the aggregate). We received net proceeds from our initial public offering and the private placement of approximately $50,650,000, net of the underwriting commissions and fees of $1,250,000 and offering costs and other expenses of approximately $600,000. $50,000,000 of the proceeds of our initial public offering and the private placement have been deposited in the trust account and are not available to us for operations (except amounts designated to pay taxes and working capital from the interest accrued). At September 30, 2017, we had approximately $3,000 of cash available outside of the trust account to fund our activities to search for an initial business combination.

As of December 31, 2016, we had cash of $150,306. Until the consummation of our initial public offering on July 29, 2015, the Company’s only source of liquidity was an initial purchase of our shares of common stock and a series of advances made by an affiliate of the Company. These advances are non-interest bearing and unsecured.

On July 29, 2015, we consummated our initial public offering of 5,000,000 units at a price of $10.00 per unit. Simultaneously with the consummation of our initial public offering, we consummated the private sale of 250,000 placement units to our sponsor. Each private placement unit consists of one share of common stock and one warrant to purchase one-half of one share of common stock at a price of $5.75 per half share, at a price of $10.00 per unit ($2,500,000 in the aggregate). We received net proceeds from the our initial public offering and the private placement of approximately $50,1,000,000, net of the underwriting commissions and fees of $1,250,000 and offering costs and other expenses of approximately $600,000. $50,000,000 of the proceeds of our initial public offering and the private placement have been deposited in the trust account and are not available to us for operations (except amounts designated to pay taxes and working capital from the interest accrued). At December 31, 2016, we had approximately $150,000 of cash available outside of the trust account to fund our activities to search for an initial business combination.

As of September 30, 2017, $40,434,721 was held in the Trust Account and we had cash outside of trust of $2,799 and $92,061 in accounts payable, $37,369 accrued expenses and $140,500 due to affiliates. Through September 30, 2017, we had withdrawn $43,485 from interest earned on the trust proceeds and $9,631,120 upon redemption of 963,112 shares of common stock. Subsequent to September 30, 2017 and as of the date of this proxy statement, we had withdrawn approximately $28,000 from interest earned on the trust proceeds. Furthermore, no amounts are payable to the underwriters of our initial public offering in the event of a business combination.

As of December 31, 2016, $50,109,326 was held in the Trust Account and we had cash outside of trust of $150,306 and $19,922 in accounts payable, $82,647 of accrued franchise taxes and $140,500 in due to affiliates. As of December 31, 2015, $50,023,363 was held in the trust account and we had cash outside of trust of $623,044 and $211,495 in accounts payable, accrued expenses and due to affiliates. Through December 31, 2016, the Company had not withdrawn any funds from interest earned on the trust proceeds. Furthermore, no amounts are payable to the underwriters of our initial public offering in the event of a business combination.

Off-balance sheet financing arrangements

As of each of September 30, 2017 and December 31, 2016, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual obligations

We do not have any long term debt, capital lease obligations, operating lease obligations or purchase obligations.

Critical Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. At each of September 30, 2017 and December 31, 2016, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

The preparation of interim financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2016. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2016.

Cash and securities held in Trust Account

At September 30, 2017 and December 31, 2016, the assets held in the trust account were held in cash and U.S. Treasury Bills.

Accrued expenses and due to affiliate

Accrued expenses represents amounts the Company owes to its vendors, for which service has been provided but the Company has not paid for and state franchise tax. At each of September 30, 2017 and December 31, 2016, there was approximately $214,000 and $83,000, respectively, accrued for state franchise tax in the Company’s accrued expenses. Due to affiliate represents entity costs and offering costs paid by an affiliate on behalf of the Company. These advances are non-interest bearing, unsecured and payable on demand.

Redeemable Common Stock

As discussed in Note 4, 4,000,000 of the 5,000,000 shares of common stock sold as part of the units in our initial public offering contain a redemption feature which allows for the redemption of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In addition, we have agreed to permit our Sponsor to redeem an additional 350,000 shares of our common stock sold in our IPO. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

Accordingly, at September 30, 2017 and December 31, 2016, 3,036,888 and 4,000,000 public shares were classified outside of permanent equity at its redemption value, respectively. In addition to the 4,000,000 common stock with a redemption feature, the Company subsequently agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares. As a result, the Company has a total of 3,386,888 shares of redeemable common stock as of the date of this report.

Going Concern and Liquidation

None of our Sponsor, stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Additionally, the Company has until January 29, 2018 to complete its initial business combination. If the Company has not completed its initial business combination by that time, the Company will distribute the aggregate amount then on deposit in the Trust Account, pro rata, to our public shareholders by way of redemption and cease all operations except for purposes of the winding up of our affairs.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Recently issued accounting standards

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting pronouncement, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT SUNLONG

Unless otherwise stated, references in this section to “Sunlong,” “we,” “us” or “our” generally refer to Sunlong Environmental Technology Inc. and its consolidated subsidiaries.

Overview

Sunlong has two business divisions: Shengrong, which engages in the production and sales of solid waste recycling and comprehensive utilization equipments; and TJComex, which engages in provision of commodity exchange services and ship exchange consulting services. For the nine months ended September 30, 2017 and for the years ended December 31, 2016 and December 31, 2015, Sunlong generated revenues of approximately $38.3 million, $26.3 million and $23.9 million, respectively.

Shengrong, is focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Shengrong provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials.

TJComex is engaged in iron ore trading, wine import and resale, and Agarwood trading. TJComex also generated revenue from ship exchange consulting services during the first quarter 2017 but this may not be the future focus of TJComex. TJComex has obtained initial licenses to establish its commodity exchange platform, and it plans to obtain the relevant specific commodity-specific licenses and cooperate with warehouse and logistics businesses in order to build out electronic commodity exchange platforms. Additionally, if TJComex intends to provide services on these platforms, pursuant to the Administrative Measures on Internet Information Services, TJComex will be required to obtain a license for operation of value-added telecom services of Internet information services with the relevant provincial or municipal-level telecom administrative agency.

Corporate Structure and History

Corporate Organization Chart

The following is an organizational chart setting forth our corporate structure immediately following the Business Combination:

____________

(1)      In connection with the consummation of the Business Combination, JM Global Holding Company will change its name to TMSR Holding Company Limited, subject to stockholder approval.

Sunlong’s Acquisition of TJComex

On March 31, 2017, Sunlong completed its acquisition of 100% of the equity in TJComex BVI. At the closing of the share exchange on March 31, 2017, the selling shareholders of TJComex BVI received 5,935 shares of CaymanCo common stock valued at $926.71 per share for 100% of their equity in TJComex BVI. TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, which owns 100% equity interest of Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC which owns 100% equity interest of Tianjin Commodity Exchange Co., Ltd. (“TJComex”), a limited liability company incorporated under the law of the PRC.

TJComex is engaged in iron ore trading, wine import and resale, and Agarwood trading. TJComex also generated revenue from ship exchange consulting services during the first quarter 2017 but this may not be the future focus of TJComex. TJComex has obtained initial licenses to establish its commodity exchange platform, and it plans to obtain the relevant specific commodity-specific licenses and cooperate with warehouse and logistics businesses in order to build out electronic commodity exchange platforms. Additionally, if TJComex intends to provide services on these platforms, pursuant to the Administrative Measures on Internet Information Services, TJComex will be required to obtain a license for operation of value-added telecom services of Internet information services with the relevant provincial or municipal-level telecom administrative agency.

Industry Overview

Solid Waste Recycling Equipment Industry

According to a Status Bulletin of China Environmental, from 2011 through 2015, approximately 3 billion tons of industrial solid waste were generated annually in the PRC. In the PRC, industrial solid waste is generally handled by one of the following methods:

•         storage in special facilities or sites;

•         disposal in landfills, incineration or related means; and

•         recycling or comprehensive utilization, such as the process utilized by Shengrong, consisting of extracting or converting valuable raw materials from industrial solid waste;

Storage is the most popular method in China which is widely used in all over the country. Approximately 95% of industrial solid waste in the PRC is stored in special facilities and sites, including warehouses for mining slags or tails.

However, the cost of storage, disposal and incineration of industrial solid wastes is high. It is estimated by the Ministry of Environmental Protection of China that during the next several years, the expense for environmental protection will increase by approximately RMB 200 billion annually, with total expenses for environmental protection from 2013 to 2023 expected to be RMB 1.7 trillion, twice the total expenses for environmental protection from 2002 to 2012. In additional, storage and disposal of industrial waste creates numerous challenges because significant land mass is required and disposal causes pollution to the environment.

Shengrong is addressing this significant unmet need by provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing of solid waste discharge into the environment and enables such users to extract value from valuable metals and other industrial waste materials.

Solid waste recycling equipment manufacturers typically situated in the upstream supply chain. In China, a broad of range of solid waste processing and recycling equipment hit the market in recent years including solid waste pretreatment equipment, hazardous waste recycling equipment and solid waste incinerators.

Although solid waste recycling equipment industry has an excellent growth potential, it is still a small-scale industry with few full-fledged players. Solid waste recycling and utilization, unlike many western countries, is a relatively new concept in China. As a result, most solid waste recycling equipment manufacturers are currently in their development stage with rudimentary production capabilities. We believe none of them has the capacity to produce a full set of solid waste recycling equipment covering all the industrial needs. These manufacturers are small and medium enterprises plagued by lack of technical support and creativity. Some equipment, such as landfill leachate treatment equipment, large-scale incineration plant, and online environmental monitoring system must be imported almost exclusively from other countries. Because of their lack of research and development capabilities, most solid waste recycling equipment manufacturers have to engage in joint venture with foreign companies. For example, more than 80% of Chinese incineration plant manufacturers have no choice but to partner with foreign companies in order to manufacture their products. Given that these solid waste recycling equipment manufacturers are low-end manufacturers, they frequently operate at lower profit margin than those in the western countries.

As more mandatory energy conservation and emission reduction target-setting policies on the horizon, we believe there will be an increasing demand for high-quality and technologically-advanced solid waste recycling equipment in China, and competition in the solid waste recycling equipment industry will continue to intensify. Solid waste recycling equipment manufacturers will compete not only on price, but also on quality, technology, service and brand. Currently in addition to Shengrong, there are two other major players in this industry: Tus-Sound Environmental Resources Co Ltd. (“Tus-Sound”) and WuXi Huaguang Boiler Co., Ltd. (“Huangguang”). Among these two, Huangguang is a leading company specializing in manufacturing circulating fluidized bed boiler, a device that can help coal manufacturers achieve lower emission of pollutants. Huangguang’s market share, in the coal waste recycling equipment market particular niche area, can be as large as 40%. Huangguang’s rapid development and steady intake of profit is a staunch proof of the great potential in solid waste recycling equipment industry.

Chinese Agarwood Trading Market

According to Asia Plantation Capital Group, a large sustainable plantation management firm, China is currently poised to be the world’s largest and fastest growing single market for agarwood. Demand for agarwood and agarwood products has grown exponentially in China in recent years, and is believed to be worth billions of US dollars. Accordingly, a growing number of agarwood traders are establishing a stronghold in South China, where agarwood primarily grows. Specific figures are unfortunately unknown, as the market is dominated by domestic trade which is currently not recorded. In addition, the domestic nature of trade means it cannot captured by the Convention on International Trade in Endangered Species of Wild Fauna and Flora (“CITES”) and other general import/export trade statistics.

Chinese Wine Import Market

According to the Chinese Custom Department, China’s wine imports grew both in volume and value terms in 2016, bolstered by strong demand for bottled wine from Guangdong, Shanghai, Beijing and coastal regions in China. Chinese wine imports totalled 638 million liters in 2016, a year-an-year increase of 15%. Its import value also grew by 16.3% year-on-year to US$2.364 billion. Bottled wines still dominated the majority of the country’s imports, taking up 92.8% of all the value imports. France remained China’s primary source for imported bottled wines, responsible for 191 million liters of wines worth about US$965 million. In value terms, French wines grew by 11.82% year-on-year, accounting for 44% of total value of bottled wine imports.

Chinese Iron Ore Trading Market

The Chinese iron ore trading market remains busy. China is the world’s largest steel producer, churning out approximately 800 million tons of the alloy a year. It is widely believed that China will continue to be the most important regional market for iron ore producers. China’s total iron ore demand remains flat, but its share of imports from other countries is constantly rising. According to the 2017 China’s Iron & Steel Demand Forecast released by China Metallurgical Industry Planning and Research Institute, 87.3% of the high-grade iron ores will have to be imported from other countries. This high demand for imported high-grade iron ores creates abundant opportunities for iron ores traders. Based on the number provided by Dalian Commodity Exchange, the unit price for high-grade iron ores hit the record high in 2017 at $100 per tonne.

Our Business

Our Products and Services

Shengrong manufactures and sells the following five types of products as well as training services for the customers:

Secondary Tailings Comprehensive Utilization System

The secondary tailings comprehensive utilization system is designed for the second stage of recycling of mining tailings, including secondary ilmenite tailings and low grade silicon ore, following the first stage of removing heavy metals containing silicon, calcium, aluminum, magnesium tailings elements. Each individual system is customized to meet the needs of the end user, based on the physical and chemical characteristics of the secondary tailings, the processing power involved, the positioning of the final product and other factors. The system recycles the secondary tailings into new construction materials.

Non-metallic Mineral Impurity Purification System

The non-metallic mineral impurity purification system is an integrated system with efficient permanent magnet sorting equipment used for non-metallic mineral impurity removal or significant reduction of non-metallic mineral content of heavy metals. This system improves the quality of products and expands the scope of the application of products. The system can be used to recycle a variety of non-metallic mineral, including silicon ore, micro silica, high-phosphorus soil and other minerals. Each individual system is customized to meet the needs of the end user, based on the processing power involved, the mineral resource properties and other factors.

Refractory Low-Grade Ore Comprehensive Recovery System

The refractory low-grade ore comprehensive recovery system is integrated with efficient permanent magnet sorting equipment. This system uses low-grade refractory processes to physically separate the metal ore components, thereby achieving comprehensive utilization of mineral resources and reduce the amount of ore. This process generates significant savings in the cost of production of mineral recovery and can be used for a variety of low-grade hematite, limonite, native rutile ore and other refractory comprehensive sorting recycling metal ores. Each individual system is customized to meet the needs of the end user, based on the processing power involved, the mineral resource properties and other factors.

Permanent Tailings Sorting and Recycling System

The permanent tailings sorting and recycling system is designed for the first stage of recycling of mining tailings. The system recovers valuable metals from various mining tailings, including but not limited to manganese tailings, copper tailings, red mud and other aluminum dross tailings. Each individual system is customized to meet the needs of the end user, based on the physical and chemical characteristics of the secondary tailings, the processing power involved, the positioning of the final product and other factors.

Industrial solid waste recycling sorting system

The industrial solid waste recycling sorting system involves integrated sorting for industrial solid waste, including but not limited to petrochemicals, iron, steel and nonferrous metals, generating valuable recycled resources and reducing solid waste emissions. Each individual system is customized to meet the needs of the end user, based on the solid waste treatment capacity and other factors.

On-Site training service

For each type of system manufactured, Shengrong also provided on-site training service to its customers due to the complex nature of its products. Failure to operate these systems properly could significantly hinder their effectiveness. As a result, this on-site training service serves as a necessary support to Shengrong’s customers and help them lower the maintenance cost.

TJComex

Trading

TJComex imports high-end wine from a vineyard in the Appalachian region, which provides limited investment-grade wines, and then sell to Chinese wine collectors. TJComex also organizes high-end wine tasting events and provides wine logistics services.

TJComex sources high-quality Chinese agarwood and sells to customers in China. Agarwood, also known as gaharu, is an important non-timber forest product. As incense, perfume and medicine, it has been used for hundreds of years by many cultures throughout the world, especially in China.

TJComex also acts as middleman for iron ore supplied by iron ore mine in Laos and sell them to a customer in China.

Shipping Exchange Consulting Service

TJComex is one of the seven private companies licensed to engage in the ship exchange business. TJComex has assisted a clients in identifying suitable vessels and shipyards and generated revenue during the first quarter 2017. However, management do not expect this service to be the future focus of TJComex.

Our Customers

Shengrong’s Customers

Currently Shengrong sells all of its products domestically in China. Depending on the nature of the product and the utilization of the product Shengrong sells its products to end users or distributors. Shengrong’s end users are primarily in the mining, metal and clean technology industries.

Shengrong has a diverse end user base and rely primarily on two major distributors, Wuhan Kaiweixi Valve Co., Ltd. (“Wuhan KYX”) and Wuhan Zhirong Science & Technology Co., Ltd. (“Wuhan Zhirong”), to sell our products to end users. Since January 2014, Shengrong has entered into multiple equipment purchase contracts with each of these two distributors pursuant to which Shengrong supplied an aggregate of 21 industrial waste/metal filtering units to each of Wuhan KYX and Wuhan Zhirong.

Shengrong believes that the loss of any of our largest customers, including any of our primary distributors, Wuhan KYX and Wuhan Zhirong, or a material change in our relationship with any such customer, would materially impact our business and results of operations. To mitigate such risk and continue to develop our business, Shengrong has been actively seeking new customers and has been able to generate equipment sales revenue through such efforts. In addition, Shengrong has been continuously expanding its technology service business segment. Since early 2013, Shengrong has been providing technology development and consulting services to a wide range of customers, including large state owned enterprises such as Aluminum Corporation of China, Daye Non-Ferrous Metal Co., Ltd. and Jingmen Lisheng Petrifaction Gongmao Co., Ltd. and private companies such as Shanghai Baoning Environment Protection Technology Co., Ltd. and Shenwu Science and Technology Group Co., Ltd. Shengrong is actively looking to expand its business for more distributors and consulting services tangential to the sale of Shengrong’s products.

TJComex’s customers

TJComex currently sell its Agarwood and wine products domestically in China. TJComex’s sales are typically governed by short-term purchase contracts. TJComex acts as trader for the iron ore based on a long term contract with the customer.

Our Suppliers

Shengrong’s suppliers

Shengrong has long-term contracts with suppliers for supply of components used in the manufacture of Shengrong’s major products including steel, nd-fe-b materials, stainless steel, magnetic separator, equipment parts, frequency converter, stainless steel brush, beam barrel, U-steel, reduction gears, magnetic sheet and pulse dust collectors. The price of the supply contract may change on an annual basis based on the parties negotiation. Although Shengrong’s supply base is small and highly concentrated, Shengrong believes that the component parts used or expected to be used in our current products can be acquired from multiple sources and are readily available on the market.

TJComex’s suppliers

TJComex maintains a strong and long-standing exclusive relationship with its primary supplier of dry red wines based in Virginia. TJComex works closely with this supplier to maintain its reputation as a reliable and affordable wine importer. In China, imported wine is a popular yet generally expensive good and TJComex believes its long-term exclusive relationship with Chateau is a key competitive advantage.

TJComex has stable relationships with several reputable agarwood suppliers from Yunan and Myanmar for the supply of its high-grade agarwood. From time to time, individual suppliers from other regions also contacted TJComex to establish supply chains.

Production

Shengrong manufactures its products in its manufacture facilities located in No. 3 Plant Changfeng Hi-tech Industry Park (West Area), Wuhan City, Hubei Province, China. In China, no permit or certification is required for establishing such manufacturing facility. Our manufacturing processes are based on technology developed primarily in-house by engineering personnel.

Shengrong designs and builds customized solid waste recycling systems and equipment catering to its customers’ needs. Shengrong offers its customers a tailor-made full service, from conceptual design to planning, production, modernization, optimization, assembly, start-up, conversions, disassembly, maintenance and servicing of components to complete solid waste recycling and process systems. For a waste recycling equipment manufacturer, understanding each customer’s particular problem is always the key. Thus, it is a general practice at Shengrong to maintain a balanced and robust communication channel with its customers throughout the production process. As a result, Shengrong develops a thorough understanding of its customers’ needs and creates cost-effective manufacturing plans most suitable to each of its customers’ situations. Each equipment manufactured at Shengrong will go through a rigorous quality control process to make sure every one of them is at its optimum target quality level. Shengrong also provide on-site setup and training services to its customers.

Shengrong’s products are generally picked by its distributors or customers directly at its manufacturing facilities once the manufacturing process is completed. Since distributors or customers have to pick up products themselves, Shengrong will not pay for transportation costs.

Research and Development and Our Technology

Sunlong management believes Shengrong is a pioneer in China for manufacturing zero-emission manganese tailings recycling equipment. This achievement was made possible through Shengrong’s own technology known as high efficiency permanent magnet machine and comprehensive utilization technology for selecting weak magnetic micro-particle mineral industrial waste residue.

Shengrong has been gaining traction in the PRC mining and industrial recycling industry since it began selling its products on a large scale in 2015 by introducing innovative solutions to the mining and industrial sector in the PRC. Shengrong’s research and development team consists of 7 members as of August 31, 2017, including two members of our senior management team that are recognized as industry experts in China. Shengrong’s engineering team works closely with Shengrong’s customers and distributors in order to understand the requirements of the end users of Shengrong’s products, and develop products that are tailored to the needs of such end users. Shengrong offers proprietary “green” technology to enable end users to save operating cost in the removal of solid mining and industrial wastes. In addition, Shengrong’s products also allows end users to collect certain usable resources like metal residues during the recycling process.

Our in-house technology was listed on the “catalogue for advanced applicable technical on comprehensive utilization of mineral resource” issued by Ministry of Land and Resource of the People’s Republic of China in October 2014. Shengrong is also a pioneer in Titanium dioxide pigment black tailings acid hydrolysis separating and recycling system using waste catalyst magnetic separating system in Chinese titanium dioxide pigment production industry, which has the capacity to occupy more than 95% of catalytic cracking unit Chinese market share. According to the Scientific Technology Novelty Retrieval Report (“STNRR”) provided by Hubei Academy of Science and Technical Information in April 2016, Shengrong’s in-house technology for the recovery of the ilmenite concentrate from Titanium Dioxide acid hydrolysis slag using the axial sorting method for inner surface of permanent magnetic cylinder was confirmed to be novel in the world. STNRR is widely considered as a technical documents provided by a Chinese science and technology academy to appraise the novelty of a technology in the world. Shengrong also maintained a leading position in the development of microsilica ultrapure extracting technology, primary rutile separation and purification technology. Management believes that Shengrong’s unique technology is superior to other recycling systems available in the PRC and global markets because the high efficiency permanent magnetic separating and comprehensive utilization system developed by Shengrong is a pure physical process. Pure physical process can prevent the creation of secondary pollution and save energy. Sunlong management also believes Shengrong has more experience in market application and technology implementation than its peers.

Intellectual Property

Sunlong relies on a combination of patents, trademarks, domain names and confidentiality agreements to protect our intellectual property. Our manufacturing processes are based on technology developed primarily in-house by engineering personnel.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests. All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We are not aware of any material infringement of our intellectual property rights.

Patents

As of December 31, 2016, Shengrong has five patents registered with the State Intellectual Property Office of the PRC, including five invention patents and one utility model patents, and two patents registered with the United States Patent and Trademark Office.

The following table provides the name, patent number, type of patents, issuance date, validity term, and expiration date of each of Shengrong’s registered patents.

Certificate No.	Patent content	Type	Patent No.	Application Date	Issuance Date	Term
615552	Axial Sporting Method and Device with Permanent-Magnet Drum Eccentric Inner Surface	invention	ZL2009 1 0061341.9	03/30/2009	05/12/2010	20 years
619237	Method and Device for Axial Separation by The Inner Surface of a Permanent Megnetic arched groove	invention	ZL2009 1 0061407.4	04/03/2009	05/12/2010	20 years
895657	Production and manufacturing method of aerated concrete block by using manganese carbonate tailings removed the heavy metal	invention	ZL2010 1 0196244.3	06/10/2010	01/11/2012	20 years
1334384	Axial Sporting Device with Permanent-Magnet Drum Eccentric Inner Surface	utility model	ZL2009 2 0084557.2	03/30/2009	01/06/2010	10 years
1334383	Device for Axial Separation by The Inner Surface of a Permanent Megnetic arched groove	utility model	ZL2009 2 0084699.9	04/03/2009	06/01/2010	10 years
US008746457B2	Method and Device for Axial Separation by The Inner Surface of a Permanent Megnetic arched groove	N/A	US8,746, 457 B2	03/30/2010	06/10/2014	June 10, 2014 to Oct 30, 2030, subject to any patent term adjustments or terminal disclaimers
US008746458B2	Axial Sporting Method and Device with Permanent-Magnet Drum Eccentric Inner Surface	N/A	US8,746, 458 B2	03/30/2010	06/10/2014	June 10, 2014 to Oct 30, 2030, subject to any patent term adjustments or terminal disclaimers

Trademarks

Sunlong has been granted three trademarks, which are currently registered in China.

Certificate No.	Trademark	Approved goods
6576227

category 7: washer, slag screen (machine), ore sand processor, flotation machine, magnetic separator, ore washer, ore contamination precipitation, mine select machine, waste treatment equipment, and waste treatment machine (machine).

6617166

category 6: undressed or half-processed cast iron, ferrotitanium, manganese powder, ferrosilicon, packaging and tinsel for packaging, metal in powder form, zinc powder, sheet metal and plate metals, pig iron or half forging iron, and undressed or half-processed common metal.

19842647

category 35: market analysis, providing business and trading information, business agent service, business negotiation and contracting on behalf of a third party, providing business information via website, import & export agent, auction, sales promotion on behalf of a third party, purchasing for a third party, and providing on-line market for purchaser and seller.

Industry Recognition

Shengrong’s innovative, high efficiency technologies have been recognized by various government and industry agencies, including the PRC Ministry of Land and Resources, the PRC Ministry of Industry and Information and the PRC Ministry of Science and Technology. Shengrong’s manganese tailings separation and comprehensive utilization technology is included in the 2013 Ministry of Industry and Information Technology (MIIT) Advanced Applicable Technology Directory. High efficiency permanent magnetic separation and comprehensive utilization system technology is included in the 2014 Ministry of Land and Resource Mineral Resources Saving and Comprehensive Utilization Advanced Applicable Technology Directory. The valuable resources recycling from titanium dioxide pigment tailings acid hydrolysis technology is promoted by Titanium Dioxide Industry Association. Achievement of Government Innovation Fund Award, third prize of 2010 Wuhan City Science and Technology Progress Award, and second prize of 2011 Innovation Tournament. “Titanium dioxide acid hydrolysis tailings comprehensive separation and utilization technology” received recommendation by the Titanium Dioxide Industry Technology Innovation Alliance and the National Productivity Centre experts.

Competition

Competition for Shengrong’s business

To date, Shengrong sales have been exclusively to customers and end users located in the PRC, and as a result, our competitors are PRC domestic companies. We believe that there a number of competitive factors within our industry, including the following:

•         Pricing. Flexibility to control pricing of products and the future ability to use economies of scale to secure competitive pricing advantages;

•         Technology. Self-owned patents making us have ability to provide end users with systems that efficiently dispose of solid wastes, using a limited amount of energy consumption and operating costs; and

•         Barriers to entry. Technical knowledge, industry reputation, local market knowledgeand established relationships with suppliers and distributors and end users to support the development and sale of commercially viable systems.

Competition among Fluid Catalytic Cracking (‘FCC”) system providers in China can be characterized as niche market. Our primary competitor for these systems is Qingdao Huicheng Environmental Protection Technology Co., Ltd. We believe that our systems are superior for various reasons, including the fact that our proprietary processing does not result in the high cost re-disposal of waste water and waste acid involved in the use of chemical methods used by our competitor.

Competition among providers of low grade hematite separation systems in China can be characterized as niche market. Our primary competitors for these systems are Ganzhou Jinhuan Magnetic Separation Equipment Co., Ltd., which is a supplier, producer, manufacturer of high gradient magnetic separators (HGMS) and wet high intensity magnetic separators (WHIMS). It designs, develops, manufactures and markets magnetic separation equipment for beneficiating weakly magnetic minerals, and for purifying non-metallic minerals.), Shenyang Longji Electromagnetic Science and Technology Co., Ltd., which is a supplier of steam condensed water iron removing filter, condensed water iron removing filter, high temperature condensed water iron removing filter), Yueyang Dalishen Electromagnetic Mechanical and Electrical Co., Ltd. and Guangzhou Nonferrous Metals Research Institute. Shengrong believes it competes favorably with them because it has a series of self-owned unique patents in China which have already been utilized in the production of the environmental protection equipment. Some of Shengrong’s patents were also registered in the U.S. We believe that our systems are superior because our proprietary processing does not result in the high cost electromagnetic high gradient magnetic separation process with hematite involved in the use of chemical methods used by our competitor.

Based on collective extensive experience in the industry, Shengrong management believes that it is the leading enterprise in China in the design, engineering, manufacture and sale of solid waste recycling systems for the mining and industrial sectors in the PRC. However, there can be no assurance that our initial competitive advantage will be retained and that one or more competitors will not develop systems that are equal or superior to ours or are better priced than our systems.

Chinese imported wine market

Chinese imported wine market remains busy and competitive. According to the Chinese Custom Department, China’s wine imports grew both in volume and value terms in 2016, bolstered by strong demand for bottled wine from Guangdong, Shanghai, Beijing and coastal regions in China. Chinese wine imports totaled 638 million liters in 2016, a year-an-year increase of 15%. Its import value also grew by 16.3% year-on-year to US$2.364 billion. Bottled wines still dominated the majority of the country’s imports, taking up 92.8% of all the value imports. France remained China’s primary source for imported bottled wines, responsible for 191 million liters of wines worth about US$965 million. In value terms, French wines grew by 11.82% year-on-year, accounting for 44% of total value of bottled wine imports. Chinese imported wine market is dominated by ecommerce retailers. Comparing with them, TJComex is relatively small in terms of both size and revenue. TJComex currently only focuses on selling imported wines individually or in small quantity and has no long-term clients.

Chinese agarwood trading market

According to Asia Planation Capital Group, a large sustainable plantation management firm, China is currently poised to be the world’s largest and fastest growing single market for agarwood. Demand for agarwood and agarwood products has grown exponentially in China in recent years, and is believed to be worth billions US dollars. Accordingly, a growing number of agarwood traders establish stronghold in South China, where agarwood primarily grows. Specific figures are unfortunately unknown, as the market is dominated by domestic trade which is currently not recorded. In addition, the domestic nature of trade means it cannot captured by the Convention on International Trade in Endangered Species of Wild Fauna and Flora (“CITES”) and other general import/export trade statistics. TJComex has just started its agarwood trading business and currently focuses on selling agarwood procured from individual agarwood farmers directly to its customers.

Chinese iron ore trading market

Chinese iron ore trading market remains highly competitive due to strong China demand for high-grade iron ore for its constant growing steel industry. According to figures released by Financial Times, China is on course to buy more than 1 billon tonnes of iron ore from overseas producers in 2017, as the country’s mills turn to the seaborne market to secure supplies of the steelmaking ingredient. China as the world’s leading steel producer imported 94.7 million tonnes of iron ore in June 2017, up from 91.5 million tonnes in May 2017 for a total of 539m tonnes in the first six months of the year, according to customs data. Because that level of purchasing is sustained in the second half of the year, China’s iron ore imports is estimated to exceed 2016’s record of 1.024 billon tonnes. In comparison with Chinese top iron ore trader, such as RGL Group, CNBM International, and China Minimetal whose annual trading volume can range from 40 million tonnes to 120 million tonnes, TJComex traded in relatively small quantity. However, TJComex competitive strength is the quality of its iron ore. TJComex is an exclusive sales partner with a reputable iron ore supplier in Myanmar, a country rich of high-grade iron ore deposits. TJComex also has concrete plans to expand its supply chain by developing and establishing import contact points in Southeast Asia to further improve the quality of its iron ores.

Employees

As of September 30, 2017, we have approximately 87 full-time employees.

We have not experienced any significant labor disputes and consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

We have established an employee welfare plan in accordance with the relevant PRC laws and regulations. Our total expenses for this plan were approximately $11,883 and $8,802 in 2015 and 2016, respectively.

As we continue to expand our business, we believe it is critical to hire and retain top talent, especially in the areas of marketing and technology engineering. We believe we have the ability to attract and retain high quality engineering talent in China based on our competitive salaries, annual performance-based bonus system, and equity incentive program for senior employees and executives. In addition, we have a training program for entry-level engineers that allows them to work closely with an experienced mentor to gain valuable hands-on experience and provide other professional development opportunities, including seminars where experienced engineers give lectures on specific engineering topics and new methods that can be applied to various projects.

Environmental Matters

The Environmental Protection Law, promulgated by the National People’s Congress on December 26, 1989, is the primary law for environmental protection in China. The law establishes basic principles for coordinated advancement of economic growth, social progress and environmental protection, and defines the rights and duties of governments at all levels. Local environmental protection bureaus may set stricter local standards than the national standards and enterprises are required to comply with the stricter of the two sets of standards. Due to the nature of our business, we may produce certain amounts of waste water and solid waste materials during the course of our production. We believe that we are in compliance in all material respects with applicable PRC laws and regulations. All of our products in all material respects meet the relevant environmental requirements under PRC laws and during the three years ended December 31, 2016, 2015 and 2014, we were not subject to any fines or legal action involving non-compliance with any relevant environmental regulation, nor are we aware of any threatened or pending action, including by any environmental regulatory authority.

Governmental Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business of manufacturing, sale and lease of environment protection equipment, development of environment protection technologies and related technology and consulting services. Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. China’s National Labor Law, which became effective on January 1, 1995, and amended on August 27, 2009, and China’s National Labor Contract Law, which became effective on January 1, 2008, and amended on December 28, 2012, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Intellectual property protection in China

Patent. The PRC has domestic laws for the protection of copyrights, patents, trademarks and trade secrets. The PRC is also signatory to some of the world’s major intellectual property conventions, including:

•         Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•         Paris Convention for the Protection of Industrial Property (March 19, 1985);

•         Patent Cooperation Treaty (January 1, 1994); and

•         The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 1993, 2001 and 2009, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents — patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file, which means that a patent may be granted only to the person who first files an application. Consistent with international practice, the PRC allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability only. For a design to be patentable it cannot be identical with, or similar to, any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked. The duration of a trademark is 10 years from the date of registration.

Domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations on Tax

PRC Corporate Income Tax

The PRC corporate income tax, or CIT, is calculated based on the taxable income determined under the applicable CIT Law and its implementation rules, which became effective on January 1, 2008 and amended on February 24, 2017. The CIT Law imposes a uniform corporate income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the CIT Law applies to the tax residence status of The Company and our offshore subsidiaries. Under the CIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for corporate income tax purposes. Although the implementation rules of the CIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of

Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although the Company does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in Circular 82 to evaluate the tax residence status of The Company and our subsidiaries organized outside the PRC.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC corporate income tax on its worldwide income only if all of the following criteria are met:

•         the primary location of the day-to-day operational management is in the PRC;

•         decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•         the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and

•         50% or more of voting board members or senior executives habitually reside in the PRC.

We do not believe that we meet any of the conditions outlined in the immediately preceding paragraph.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

Value-Added Tax and Business Tax

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013 and April 2014, the Ministry of Finance and the State Administration of Taxation promulgated Circular 37, Circular 106 and Circular 43 to further expand the scope of services which are to be subject to Value-Added Tax, or VAT, instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT will be imposed to replace the business tax in certain service industries, including technology services and advertising services, on a nationwide basis. The VAT rate shall be 17% for sale or importation of goods by a taxpayer. But, unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

Preferential Tax Policies for the High-tech Enterprise

The National People’s Congress of the People’s Republic of China issued Corporate Income Tax Law of the People’s Republic of China, effective on January 1, 2008, under which corporate income tax for high-tech enterprises supported by the State shall be at a reduced tax rate of 15%

The Ministry of Finance and State Administration of Taxation issued Notice of Ministry of Finance and State Administration of Taxation on Issues Relating to Applicable Tax Rates and Tax Credits on Overseas Income of High-tech Enterprises, effective on January 1, 2010, provided for high-tech enterprises, the total amount of research and development expenses, total revenue, total sales revenue and revenue from high-tech products (services) in relation to all their manufacturing and business activities in China and overseas may be subject to enterprise income tax based on the preferential tax rate of 15%, and when computing the overseas tax credit limit, the total taxable amount of income in China and overseas may be computed based on the preferential tax rate of 15%.

We received High-Tech Enterprise Certificate in 2013 and 2016, respectively, the effective period of each certificate is 3 years. Accordingly, we enjoy enterprise income tax based on the preferential tax rate of 15% from 2013 to 2019.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to obtain the relevant approvals of SAFE and other PRC government authorities as necessary.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and we have completed the filing of SAFE Circular 37 reports, on behalf of certain shareholders whom we know are PRC residents. However, we may not be aware of the identities of all our beneficial owners who are PRC residents. In addition, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular 37. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or amend the registration may also limit our ability to contribute additional capital to our PRC subsidiaries or receive dividends or other distributions from our PRC subsidiaries or other proceeds from disposal of our PRC subsidiaries, or we may be penalized by SAFE.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Legal Proceedings

From time to time, Sunlong may be involved in various claims and legal proceedings arising in the ordinary course of business. Neither Shengrong nor TJComex is currently a party to any such claims or proceedings which, if decided adversely to Sunlong, would either, individually or in the aggregate, have a material adverse effect on Sunlong’s business, financial condition, results of operations or cash flows.

Executive Officers and Directors

Set forth below is certain information regarding the executive officers and directors of Sunlong:

Name	Age	Position
Chuanliu Ni	56	Co-Chair of the Board
Jiazhen Li	55	Co-Chair of the Board
Xiaonian Zhang	66	President and Director
Xiaoyan Shen	37	Chief Financial Officer and Secretary
Hongxiang Yu	38	Director
Junxi Zhang	54	Director

Dr. Chuanliu Ni

Mr. Ni was appointed as Sunlong’s Co-Chair of the Board in 2017. He has an extensive managerial experience and has a proven track record of success as a team leader. From 2007 to present, Mr. Ni has served as TJComex’s CEO and Chairman. From 1994-1999, Mr. Ni served as the U.S. Business Representative for Tianjin Economic and Technological Development Area (TEDA)/Tianjin City based in Washington D.C. Mr. Ni holds a Bachelor Science degree in Electrical Engineering of Nanjing University of Science and Technology, a Master Science degree in Management Information Systems of Hebei Polytechnic University, a Master Arts degree in Economics and a Ph.D. in Economics of West Virginia University. Mr. Ni was also a member of 11th China People’s Political Consultative Conference (CPPCC) Tianjin Commission.

Ms. Jiazhen Li

Sunlong’s Co-Chair, Ms. Li has over seven years of work experience in environmental protection equipment and industrial waste recycling and utilizing area. She co-founded Hubei Shengrong Environmental Protection and Energy Saving Technology Co. Ltd. in 2009. Ms. Li won the third prize of Tech-Innovation Award issued by the Wuhan City Government in 2010, and under her leadership, her team won the second place in the China (Shenzhen) Innovation Tournament 2011. Ms. Li is also the co-inventor of multiple important patents owned by the Company. Ms. Li served as the Director of Sales for Wuhan Textile Industry Co. Ltd during the period from 1983 to 1995. She founded Wuhan Mingjia Trading Co. Ltd in 1995. Wuhan Mingjia is engaged in the business of fashion design, manufacture, marketing and distribution. Wuhan Mingjia owns two fashion brands, “MG” and “Mingjia Guixiu”, in China. Ms. Li actively serves as the Vice President of Hubei Wuhan Qiaokou District Commercial and Industrial Association. Ms. Li graduated from Beijing College of Economics and Management with a bachelor degree in Marketing and obtained her MBA degree from Welsh College of Wuhan University.

Mr. Hongxiang Yu

Hongxiang Yu was appointed to be a director of Sunlong in 2017. Mr. Yu serves as the vice Chairman of Tianjin Dragon Film Co. Ltd. Since 2006, Mr. Yu has worked for Hongrun Construction Group Co., Ltd. (trade symbol: 002062), a company listed in Shenzhen Stock Exchange and he served for a position in charge of internal audit and general manager for Foundation engineering company. In 2015, Mr. Yu, as the founding partner and Chairman, established Shanghai Highlights Assets Management Co. Ltd. Mr. Yu graduated from University of Portsmouth in U.K. in 2004 with a Master degree in International HRM in 2006 and a Bachelor degree in International Trade & English.

Junxi Zhang

Junxi Zhang was appointed to be a director of Sunlong in 2017. Mr. Zhang is a well-known international economic and financial expert. In 2002, he was named as one of the top 500 economists in the world and ranked at 378, the highest spot ever achieved by a Chinese national. From 1979 to 1983, he studied physics at Nankai University in Tianjin. In 1986, he studied in the Economics Department of University of Pittsburgh and obtained his Ph. D. in 1992. From 1992 to 1995, he taught at the Department of Economics at the Chinese University of Hong Kong and then had participated in an education research program at the University of Dundee in England for two years. He taught at National University of Singapore in 1997. From 1998 to 2012, he served as a Ph. D. supervisor at the School of Economics and Finance at the University of Hong Kong. In 2012, he returned to Tianjin and currently serves as Vice Dean for Tianjin University of Finance and Economics.

Mr. Xiaonian Zhang

Xiaonian Zhang was appointed to be President and a director of Sunlong in 2017. From 2009 to present, Mr. Zhang has been the general manager and head of technology department in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. Over the last decade, Mr. Zhang had been working on R&D and successfully managed a team with a research focus on high efficiency permanent magnetic separation of industrial solid wastes and comprehensive utilization of tailings. Mr. Zhang also held 2 U.S. invention patents on the high efficiency permanent magnetic comprehensive separating technology. Mr. Zhang graduated from Huazhong University of Science and Technology in July 1989 with a Bachelor degree of Automatic Control.

Ms. Xiaoyan Shen

Xiaoyan Shen was appointed to be Sunlong’s Chief Financial Officer in 2017. Ms. Shen has over 15 years of corporate financial leadership and commodity exchange experience. Ms. Shen held a Master of Public Accounting from Macquarie University, and a Bachelor Economic degree in Economics from Tongji University. Mr. Shen is also a Certified Public Accountant in Australia.

EXECUTIVE AND DIRECTOR COMPENSATION OF SUNLONG

This section discusses the material components of the fiscal 2016 executive compensation program for the named executive officers of Sunlong who are identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Sunlong’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Summary of Cash and Certain Other Compensation

Sunlong has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Sunlong’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended December 31, 2016 exceeded $100,000. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and consolidated variable interest entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund (collectively, “Social Insurance”). Ms. Jiazhen Li, who is a non-executive director of Sunlong, is an executive officer of Shengrong, one of Sunlong’s significant subsidiaries, and is therefore included in the table below one of Sunlong’s named executive officers.

Summary Compensation Table

Name and principal position	Fiscal year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Chuanliu Ni CEO	2016	127,833	—	—	—	—	—	—	127,833
	2015	127,833	—	—	—	—	—	—	127,833
Xiaoyan Shen CFO	2016	36,538	—	—	—	—	—	—	36,538
	2015	36,538	—	—	—	—	—	—	36,538
Xiaonian Zhang President	2016	14,615	—	—	—	—	—	—	14,615
	2015	14,615	—	—	—	—	—	—	14,615
Jiazhen Li Executive Director of Shengrong	2016	9,135	—	—	—	—	—	—	9,135
	2015	9,135	—	—	—	—	—	—	9,135

Employment Agreements and Other Arrangements with Named Executive Officers

Our operating entities, Shengrong and TJComex, have entered into employment agreements with each of our executive officers, respectively, including Ms. Jiazhen Li, the Chairwoman of Shengrong (each an “Employment Agreement,” collectively, the “Employment Agreements”). Under these agreements, each of our executive officers is employed for a specified time period. Shengrong and TJComex may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a crime, or misconduct or a failure to perform agreed duties. The executive officer may resign at any time with a three-month advance written notice.

The employment agreements provide for a base salary of RMB 70,000, RMB 20,000 and RMB8,000 per month for Mr. Chuanliu Ni, Ms. Xiaoyan Shen and Mr. Xiaonian Zhang as our CEO, CFO and COO, respectively.

The officers also agreed to enter into additional confidential information and invention assignment agreements and are subject to certain non-compete and non-solicitation restrictions for a period of 24 months following termination.

2017 Long-Term Incentive Plan

For information regarding a proposed plan governing post-closing equity compensation for employees, officers, consultants and directors, see “Incentive Plan Proposal.”

Director Compensation

During fiscal 2016, Sunlong paid directors’ fees to Mr. Chuanliu Ni and Ms. Jiazhen Li. No other directors received directors’ fees for service during the fiscal year ended December 31, 2016, as they are not directors Sunlong then. Sunlong reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board of directors and committees of the board of directors. The following table sets forth the compensation paid to each person who served as a director of Sunlong in the fiscal year ended December 31, 2016. Mr. Chuanliu Ni, Sunlong’s Chief Executive Officer, does not receive any additional compensation for his service as a director. See the 2016 Summary Compensation Table and related disclosures for information concerning the compensation paid to Mr. Chuanliu Ni and Ms. Jiazhen Li.

Director Compensation Table

Name	Fees earned or paid in cash for fiscal 2016 ($)	Stock Awards ($)	Total ($)
Jiazhen Li	9,135	—	9,135

____________

(1)      Chuanliu Ni, Co-Chair of Sunlong, did not receive any compensation for his service on the Board of Directors for the year ended December 31, 2016.

SUNLONG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the consolidated financial statements and related notes thereto of Sunlong included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting current expectations of Sunlong management that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section captioned “Risk Factors” and elsewhere in this proxy statement.

Overview

China Sunlong Environmental Technology Inc. (“CaymanCo”) is a holding company incorporated on August 31, 2015, under the laws of Cayman Islands. CaymanCo has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI, a business company incorporated in the British Virgin Islands with limited liability on June 30, 2015, is a holding company for Hong Kong Shengrong Environmental Technology Limited, a Hong Kong registered company (“Shengrong HK”) incorporated on September 25, 2015, which in turn owns 100% of the issued and outstanding equity interests in Shengrong Environmental Protection Technology (Wuhan) Co., Ltd., a Wholly Foreign-Owned Enterprise registered in Hubei, China (“Shengrong WFOE”), which in turn, since March 2016, has owned 100% of the issued and outstanding equity interests in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd., a registered company in Hubei, China (“Hubei Shengrong”). We refer to CaymanCo and its consolidated subsidiaries collectively as “Sunlong.”

Hubei Shengrong was formed in 2009. Since inception, the company has been focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Hubei Shengrong provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing of solid waste discharge into the environment and enables such users to extract value from valuable metals and other industrial waste materials. During the years ended December 31, 2015 and December 31, 2016, Hubei Shengrong generated approximately $23.9 million and $26.3 million, respectively, of revenue from sales of its solid waste recycling equipment and systems and sales from trading of industrial solid waste.

On March 31, 2017, CaymanCo completed its acquisition of 100% equity interest in TJComex International Group Corporation (“TJComex BVI”). At the closing of the share exchange on March 31, 2017, the Selling Shareholders received 5,935 shares (”Payment Shares”) of CaymanCo common stock valued at $926.71 per share for 100% of their equity interests in TJComex BVI, equating to 100% of all outstanding interests in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC.

Key Factors that Affect Operating Results

Management has observed the trends and uncertainties of government efforts to control the industrial solid wastes discharge, which we believe may have a direct impact on our operations in the near future.

Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. According to the National Bureau of Statistics in China (“NBS”), the annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, 6.9% in 2015 and 6.7% in 2016, A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s direct lending service and may have a materially adverse effect on its business.

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the Chinese government; (c) changes in the Chinese or regional business or regulatory environment affecting our customers; and (e) Changes in the Chinese government policy on industrial solid waste. Unfavorable changes could affect demand for services that we provide and could materially and adversely affect the results of operations. Although Sunlong has generally benefited from China’s economic growth and the policies to encourage the improvement of reducing of solid waste discharge, Sunlong is also affected by the complexity, uncertainties and changes in the Chinese economic conditions and regulations governing the mining industry.

Results of Operations

Nine Months Ended September 30, 2017 vs. September 30, 2016

	For the Nine Months ended September 30,
	2017	2016	Change	Percentage Change
Revenues – Equipment and systems	$18,365,058	$20,077,025	$(1,711,967)	(8.5%	)
Revenues – Trading and others	19,980,554	398,172	19,582,382	4918.1%
Total revenues	38,345,612	20,475,197	17,870,415	87.3%
Cost of Revenues – Equipment and systems	5,937,155	11,790,340	(5,853,185)	(49.6%	)
Cost of Revenues – Trading and others	13,148,665	125,986	13,022,679	10336.6%
Total cost of revenues	19,085,820	11,916,326	7,169,494	60.2%
Gross profit	19,259,792	8,558,871	10,700,921	125.0%
Selling, general and administrative expenses	1,114,947	626,414	488,533	78.0%
Income from operations	18,144,845	7,932,457	10,212,388	128.7%
Other expense, net	(157,582)	(115,215)	42,367	36.8%
Provision for income taxes	2,904,702	1,254,821	1,649,881	131.5%
Net income	$15,082,561	$6,562,421	$8,520,140	129.8%

Revenues

Sunlong’s revenue consists of solid waste recycling systems and equipment revenues and trading revenues. Total revenues increased by approximately $17.8 million, or approximately 87.3%, to approximately $38.3 million for the nine months ended September 30, 2017, compared to approximately $20.5 million for the nine months ended September 30, 2016. The overall increase in total revenue was attributable to our new line of business in trading of industrial waste materials beginning July 2016 and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017. Additionally, the overall increase in total revenue was partially offset by the decrease in revenues of solid waste recycling systems and equipment.

Revenues of solid waste recycling systems and equipment decreased by approximately $1.7 million, or approximately 8.5%, to approximately $18.4 million for the nine months ended September 30, 2017, compared to approximately $20.1 million for the nine months ended September 30, 2016. The decrease was primarily attributable to the decrease of solid waste recycling infrastructure system orders, which generally has a higher average selling prices. As a result, we have allocated our resource to the solid waste recycling equipment orders during the nine months ended September 30, 2017. However, we have three solid waste recycling equipment that were supposed to be delivered in August 2017, which were still held at our warehouse as the end user of the solid waste recycling system infrastructure have not been completely build and our distributor is not ready to accept our equipment, which also attributable to our decrease in revenues from the solid waste recycling systems and equipment. Our revenues from solid waste recycling systems and equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016	Change	Change (%)
Solid waste recycling equipment sold	32	18	14	77.8%
Average selling price	$573,908	$606,509	$(32,601)	(5.4%	)
Solid waste recycling system infrastructure built	—	4	(4)	(100.0%	)
Average selling price	$—	$2,663,230	$(2,663,230)	(100.0%	)

During the nine months ended September 30, 2017, we sold 32 units of solid waste recycling equipment with an average selling price of $573,908 per unit as compared to 18 units sold with an average selling price of $606,509 during the nine months ended September 30, 2016. The increase in units sold of 14 units or 77.8% during the nine months ended September 30, 2017 as compared to the same period in 2016 were mainly due to we have allocated our resource to the solid waste recycling equipment and we did not have any solid waste recycling infrastructure systems order to be sold until the end of 2017. The decrease in average unit price of $32,601 or 5.4% during the nine months ended September 30, 2017 as compared to the same period in 2016 were mainly due the depreciation of Chinse Reminbi (“RMB”) against U.S. Dollar of 3.3%. Our average unit selling price of our solid waste recycling equipment remained consistent throughout the period in term of Reminbi.

During the nine months ended September 30, 2017, we did not built any solid waste recycling infrastructure systems as compared to the same period in 2016, which we built 4 units of solid waste recycling infrastructure systems with an average price of $2,663,230 per unit. However, we expect to have 3 units of solid waste recycling infrastructure systems to be completed and sold during the fourth quarter of 2017.

Revenues of trading of industrial waste materials and other general merchandises increased by approximately $19.6 million or 4918.1%, to approximately $20.0 million for the nine months ended September 30, 2017, compared to $0.4 million for the nine months ended September 30, 2016. The increase in revenue was attributable to our new line of business in trading of industrial waste materials beginning July 2016 of approximately $19.8 million and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017 of approximately $0.2 million. Our revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$9,463,537	$—	$9,463,537	100.0%
Petroleum FCC Catalyst	6,967,293	—	6,967,293	100.0%
Ilmenite Tailings	1,747,370	—	1,747,370	100.0%
Copper Smelting Tailings	1,553,218	—	1,553,218	100.0%
Ultrafine Grinding Silicon Powder	—	194,871	(194,871)	(100.0%	)
Others revenues	249,136	203,301	45,835	22.5%
Total	$19,980,554	$398,172	$19,582,382	4918.1%

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	7,780	—	7,780	100.0%
Average selling price	$1,216	$—	$1,216	100.0%
Petroleum FCC Catalyst (quantity in tons)	5,780	—	5,780	100.0%
Average selling price	$1,205	$—	$1,205	100.0%
Ilmenite Tailings (quantity in tons)	2,100	—	2,100	100.0%
Average selling price	$832	$—	$832	100.0%
Copper Smelting Tailings (quantity in tons)	1,400	—	1,400	100.0%
Average selling price	$1,109	$—	$1,109	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	—	162.5	(162.5)	(100.0%	)
Average selling price	$—	$1,199	$(1,199)	(100.0%	)

Starting from July 2016, in the normal course of Shengrong BVI’s trading of industrial waste materials business, we directly purchase the processed industrial waste materials from our suppliers under our specifications and drop ships the materials directly to our customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on our assessment of whether it is the principal or an agent in the transaction. In determining whether we are the principal or an agent, we follow the accounting guidance for principal-agent considerations. Since we are the primary obligor and are responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from our customers, we have concluded that we are the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

We started our trading of industrial waste materials business mainly due to our end users whom used our solid waste recycling equipment and they are able to extract and segregate the valuable metals and other industrial waste materials from its mine. As a result, we connected the end users of the solid waste recycling equipment to our suppliers who have the capability of processing the industrial waste materials from moisturized solid waste into powder and directly drop ship these industrial waste materials to our customers. This type of trading business is correlated with our solid waste recycling systems and equipment business because the end users of our solid waste recycling equipment are focused to use our equipment to extract the valuable metals and chemicals for their needs and they do not need the industrial waste materials. As a result, we believe as long as our solid waste recycling system and equipment business will sustain, our trading of industrial waste materials business will sustain accordingly.

During the nine months ended September 30, 2017, trading of some industrial waste materials from Acid Hydrolysis Titanium Dioxide, Petroleum FCC Catalyst, Ilmenite Tailings, Copper Smelting Tailings increased offset by the decrease in Ultrafine Grinding Silicon Powder, as compared to the same period in 2016. Our trading of industrial waste materials are dependent to the progress of the end users whom used our solid waste recycling equipment and when they are able to sell those industrial waste materials to our suppliers.to process the waste. During the nine months ended September 30, 2017, we have more resources to trade for the aforementioned industrial waste materials as compared to the same period in 2016.

We do not believe that we have any competitors to compete with us in the trading of industrial waste materials as their equipment are not as sophisticated as our equipment to extract value from valuable metals and other industrial waste materials. As a result, we do not believe that other potential competitors will have the source of obtaining the industrial waste materials to compete in this business.

During the nine months ended September 30, 2017, two customers accounted for 49.7% and 49.0% of our trading and others revenues as compared to 48.9% and 45.8% during the nine months ended September 30, 2016. These two customers are in the construction, decorative and paint materials industry. They are able to manufacture from these processed industrial waste materials and turned them into variety of materials used for decoration such as plastic wood, interior wall decorative panels, stone plastic limitation wood flooring...etc. The decoration materials made from these processed industrial waste materials is much cheaper than using other environmental friendly raw materials, and the preservative effect is more sustain and better. And we believe they might be able to obtain government support and grant for using these industrial waste materials products.

In addition, environment risk does not appears to be applied to us since we are assisting the end users of our solid waste recycling equipment to reduce their solid waste discharge and we did not create any environment effect or risk.

Cost of Revenues

Sunlong’s cost of revenues consists of cost of solid waste recycling systems and equipment revenues and cost of trading revenues. Total cost of revenues increased by approximately $7.1 million, or approximately 60.2% to approximately $19.1 million for the nine months ended September 30, 2017, compared to approximately $12.0 million for the nine months ended September 30, 2016. Our total cost of revenues increased which is in line with the increase of total revenues.

Cost of revenues of solid waste recycling systems and equipment decreased by approximately $5.9 million, or approximately 49.6% to approximately $5.9 million for the nine months ended September 30, 2017, compared to approximately $11.8 million for the nine months ended September 30, 2016. The decrease was mainly due to our improvement on production material usage by reducing steel scrap as we becomes more efficient and effective to produce our solid waste recycling systems.

Cost of revenues of trading of industrial waste materials and others increased by approximately $13.0 million or 10336.6%, to approximately $13.1 million for the nine months ended September 30, 2017, compared to $0.1 million for the nine months ended September 30, 2016. The increase was attributable to our new line of business in trading of industrial waste materials beginning July 2016 and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017. Our cost of revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$6,226,745	$—	$6,226,745	100.0%
Petroleum FCC Catalyst	4,562,583	—	4,562,583	100.0%
Ilmenite Tailings	1,164,914	—	1,164,914	100.0%
Copper Smelting Tailings	1,164,914	—	1,164,914	100.0%
Ultrafine Grinding Silicon Powder	—	125,986	(125,986)	(100.0%	)
Others cost of revenues	29,509	—	29,509	100.0%
Total	$13,148,665	$125,986	$13,022,679	10,336.6%

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	7,780	—	7,780	100.0%
Average unit cost	$800	$—	$800	100.0%
Petroleum FCC Catalyst (quantity in tons)	5,780	—	5,780	100.0%
Average unit cost	$789	$—	$789	100.0%
Ilmenite Tailings (quantity in tons)	2,100	—	2,100	100.0%
Average unit cost	$555	$—	$555	100.0%
Copper Smelting Tailings (quantity in tons)	1,400	—	1,400	100.0%
Average unit cost	$832	$—	$832	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	—	162.5	(162.5)	(100.0%	)
Average unit cost	$—	$775	$(775)	(100.0%	)

Gross Profit

Sunlong’s gross profit increased by approximately $10.7 million, or 125.0%, to approximately $19.3 million during the nine months ended September 30, 2017, from approximately $8.6 million for the nine months ended September 30, 2016. For the nine months ended September 30, 2017 and 2016, Sunlong’s gross margin was approximately 50.2% and 41.8%, respectively. The increase in gross margin was primarily due to our improvement on production material usage by reducing steel scrap as we became more efficient and effective to produce our solid waste recycling systems, which in turn, reducing our cost of production and increasing our gross margin percentage from 41.3% for the nine months ended September 30, 2016 to 67.7% for the nine months ended September 30, 2017. The increase in gross margin was also due to our new line of business in trading of industrial waste materials beginning July 2016 and the acquisition of TJComex BVI with the inclusion of its general merchandise trading business starting in April 2017. The gross margin percentage for our trading operations increased from 17.3% for the nine months ended September 30, 2016 to 34.2% for the nine months ended September 30, 2017 mainly due to we were able to negotiated a better trading price of the industrial waste materials for the nine months ended September 30, 2017 at a higher gross margin percentage as compared to the same period in 2016 where we just started trading business in 2017.

Operating Expenses

Sunlong’s operating expenses consist of selling, general and administrative (“SG&A”) expenses. Operating expenses increased by approximately $489,000, by approximately 78.0%, from approximately $626,000 for the nine months ended September 30, 2016 as compared to $1.1 million for the nine months ended September 30, 2017. The increase in selling, general and administrative expenses was primarily due to the increase of depreciation expense of approximately $98,000, the increase of consulting service of approximately $86,000, the increase of rent expense of approximately $52,000, the increase of audit, IPO, and legal fees totaled to approximately $206,000, and the increase of other SG&A expense of approximately $47,000 for the nine months ended September 30, 2017 as compared to the same period in 2016.

Income from Operations

As a result of the foregoing, income from operations for the nine months ended September 30, 2017 was approximately $18.1 million, an increase of approximately $10.2 million, or approximately 128.7%, from approximately $7.9 million for the nine months ended September 30, 2016. As a percentage of total revenues, income from operations increased to approximately 47.3% during the nine months ended September 30, 2017 from approximately 38.7% during the nine months ended September 30, 2016.

Other Income (Expense)

Sunlong’s other income (expense) consists of interest income, interest expense, gain from disposal of long-lived assets and other income (expense), net. Sunlong’s other expense was approximately $158,000 during the nine months ended September 30, 2017, an increase of approximately $42,000, or approximately 36.8%, as compared to approximately $115,000 during the nine months ended September 30, 2016.

Provision for Income Taxes

Sunlong’s provision for income tax was approximately $2.9 million during the nine months ended September 30, 2017, compared to approximately $1.3 million for the nine months ended September 30, 2016. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, Sunlong obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15%. The Company renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. The increase in provision for income taxes is in line with the increase in income before income taxes.

Net Income

As a result of the foregoing, net income increased by approximately $8.5 million, or 129.8%, to approximately $15.1 million for the nine months ended September 30, 2017, from approximately $6.6 million for the nine months ended September 30, 2016.

Years Ended December 31, 2016 vs. December 31, 2015

	For the Years ended December 31,
				Percentage
	2016	2015	Change	Change
Revenues – Equipment and systems	$25,468,391	$22,821,219	$2,647,172	11.6%
Revenues – Trading and others	837,332	—	837,332	100.0%
Revenues – Equipment and systems – related party	—	1,063,803	(1,063,803)	(100.0%	)
Total revenues	26,305,723	23,885,022	2,420,701	10.1%
Cost of revenues – Equipment and systems	13,740,846	13,620,401	120,445	0.9%
Cost of revenues – Trading and others	407,990	—	407,990	100.0%
Cost of revenues – Equipment and systems – related party	—	667,859	(667,859)	(100.0%	)
Total cost of revenues	14,148,836	14,288,260	(139,424)	(1.0%	)
Gross profit	12,156,887	9,596,762	2,560,125	26.7%
Selling, general and administrative expenses	867,872	978,554	(110,682)	(11.3%	)
Income from operations	11,289,015	8,618,208	2,670,807	(31.0%	)
Other expense, net	(149,739)	(163,761)	(14,022)	(8.6%	)
Provision for income taxes	1,849,935	1,401,113	448,822	32.0%
Net income	$9,289,341	$7,053,334	$2,236,007	31.7%

Revenues

Sunlong’s revenue consists of solid waste recycling systems and equipment revenues and trading revenues. Total revenues increased by approximately $2.4 million, or approximately 10.1%, to approximately $26.3 million for the year ended December 31, 2016, compared to approximately $23.9 million for the year ended December 31, 2015. The increase was primarily attributable to the increase of solid waste recycling systems sales as a result from the “Titanium Dioxide Acid Waste Separation and Recovery Technology” seminar that we hosted in March 2016 which led to an increase of our solid waste recycling systems and equipment revenues. The other increase in revenue was attributable to our new line of business in trading of industrial solid waste (Titanium Dioxide).

Revenues of solid waste recycling systems and equipment from non-related parties increased by approximately $2.6 million, or approximately 11.6%, to approximately $25.4 million for the year ended December 31, 2016, compared to approximately $22.8 million for the year ended December 31, 2015. The increase was primarily attributable to the increase of solid waste recycling systems and equipment sales as a result from the “Titanium Dioxide Acid Waste Separation and Recovery Technology” seminar that we hosted in March 2016 which led to an increase of our solid waste recycling systems revenues.

Our revenues from solid waste recycling systems and equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Solid waste recycling equipment sold	27	36	(9)	(25.0%	)
Average selling price	$608,260	$633,923	$(25,663)	(4.0%	)
Solid waste recycling system infrastructure built	5	—	5	100.0%
Average selling price	$1,809,073	$—	$1,809,073	100.0%

During the year ended December 31, 2016, we sold 27 units of solid waste recycling equipment with an average selling price of $608,260 per unit as compared to 36 units sold with an average selling price of $633,923 during the year ended December 31, 2015. The decrease in units sold of 9 units or 25.0% during the year ended December 31, 2016 as compared to the period in 2015 were mainly due to we have allocated our resource to the solid waste recycling infrastructure systems which we firstly introduced during the year ended December 31, 2016. The decrease in average unit price of $25,663 or 4.0% % during the year ended December 31, 2016 as compared to the period in 2015 were mainly due the depreciation of Chinse Renminbi (“RMB”) against U.S. Dollar of 6.2%. Our average unit selling price of our solid waste recycling equipment remained consistent throughout the period in term of Reminbi.

During the year ended December 31, 2016, we built 5 units or 100% of solid waste recycling equipment with an average price of $1,809,073 per unit as compared to the year ended December 31, 2015, which we did not build any solid waste recycling infrastructure systems, which we completed our first infrastructure systems in January 2016.

Revenues of trading of industrial waste materials increased by approximately $0.8 million or 100%, to approximately $0.8 million for the year ended December 31, 2016, compared to $0 for the year ended December 31, 2015. The increase in revenue was attributable to our new line of business in trading of industrial waste materials in July 2016 after we sought business opportunity where the processed industrial waste materials can be sold as a raw materials of construction or decoration materials. The increase of revenue also attributable to some consulting revenues in relation to the industrial waste related matters that we earned in 2016. We are not expected these revenues will continue to sustain as it is not a major focus on our operations. Our revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$226,535	$—	$226,535	100.0%
Petroleum FCC Catalyst	226,535	—	226,535	100.0%
Ultrafine Grinding Silicon Powder	193,069	—	193,069	100.0%
Others revenues	191,193	—	191,193	100.0%
Total	$837,332	$—	$837,332	100.0%

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	220	—	220	100.0%
Average selling price	$1,030	$—	$1,030	100.0%
Petroleum FCC Catalyst (quantity in tons)	220	—	220	100.0%
Average selling price	$1,030	$—	$1,030	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	162.5	—	162.5	100.0%
Average selling price	$1,188	$—	$1,188	100.0%

Starting from July 2016, in the normal course of Shengrong BVI’s trading of industrial waste materials business, we directly order the processed industrial waste materials from our suppliers under our specifications and drop ships the materials directly to our customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on our assessment of whether it is the principal or an agent in the transaction. In determining whether we are the principal or an agent, we follow the accounting guidance for principal-agent considerations. Since we are the primary obligor and are responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from our customers, we have concluded that we are the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

We started our trading of industrial waste materials business mainly due to our end users whom used our solid waste recycling equipment and they are able to extract and segregate the valuable metals and other industrial waste materials from its mine. As a result, we connected the end users of the solid waste recycling equipment to our suppliers who have the capability of processing the industrial waste materials from moisturized solid waste into powder and directly drop ship these industrial waste materials to our customers. This type of trading business is correlated with our solid waste recycling systems and equipment business because the end users of our solid waste recycling equipment are focused to use our equipment to extract the valuable metals and chemicals for their needs and they do not need the industrial waste materials. As a result, we believe as long as our solid waste recycling system and equipment business will sustain, our trading of industrial waste materials business will sustain accordingly.

We do not believe that we have any competitors to compete with us in the trading of industrial waste materials as their equipment are not as sophisticated as our equipment to extract value from valuable metals and other industrial waste materials. As a result, we do not believe that other potential competitors will have the source of obtaining the industrial waste materials to compete in this business.

During the year ended December 31, 2016, two customers accounted for 54.8% and 42.7% of our trading and others revenues. These two customers are in the construction, decorative and paint materials industry. They are able to manufacture from these processed industrial waste materials and turned them into variety of materials used for decoration such as plastic wood, interior wall decorative panels, stone plastic limitation wood flooring...etc. The decoration materials made from these processed industrial waste materials is much cheaper than using other environmental friendly raw materials, and the preservative effect is more sustain and better. And we believe they might be able to obtain government support and grant for using these industrial waste materials products.

In addition, environment risk does not appears to be applied to us since we are assisting the end users of our solid waste recycling equipment to reduce their solid waste discharge and we did not create any environment effect or risk.

Revenues from related party consists of sales to Wuhan Mingjia Industry and Trade Development Co., Ltd., or Wuhan Mingjia, a company owned by Sunlong’s chairman until September 2015. Revenue from related party decreased by approximately $1.1 million, or 100%, to $0 for the year ended December 31, 2016, compared to approximately $1.1 million for the year ended December 31, 2015. The decrease was attributable to the fact that Wuhan Mingjia is no longer a related party to Sunlong and did not purchase any products from Sunlong during the year ended December 31, 2016.

Our revenues from solid waste recycling equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Solid waste recycling equipment sold	—	1	(1)	(100.0%	)
Average selling price	$—	$1,063,803	$(1,063,803)	(100.0%	)

Cost of Revenues

Sunlong’s cost of revenues consists of cost of solid waste recycling systems and equipment revenues and cost of trading revenues. Total cost of revenues decreased by approximately $0.1 million, or approximately 1.0% to approximately $14.2 million for the year ended December 31, 2016, compared to approximately $14.3 million for the year ended December 31, 2015. The decrease was mainly caused by the depreciation of Chinese Renminbi against U.S. dollar for the year ended December 31, 2016 as compared to the same period in 2015. In our functional currency under Chinese Renminbi, our cost of revenues increased by approximately 6% which is in line with the increase of revenues.

Cost of revenues of solid waste recycling systems and equipment from non-related parties increased by approximately $0.1 million, or approximately 0.9% to approximately $13.7 million for the year ended December 31, 2016, compared to approximately $13.6 million for the year ended December 31, 2015. The increase was in line with the increase of revenue offset by our improvement on production material usage by reducing steel scrap as we becomes more efficient and effective to produce our solid waste recycling systems.

Cost of revenues of trading of industrial solid waste increased by approximately $0.4 million or 100%, to approximately $0.4 million for the year ended December 31, 2016, compared to $0 for the year ended December 31, 2015. The increase was attributable to our new line of business in trading of industrial solid waste in 2016. Our cost of revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$141,584	$—	$141,584	100.0%
Petroleum FCC Catalyst	141,584	—	141,584	100.0%
Ultrafine Grinding Silicon Powder	124,822	—	124,822	100.0%
Others cost of revenues	—	—	—	—
Total	$407,990	$—	$407,990	100.0%

	For the Year ended December 31, 2016	For the Year ended December 31, 2015	Change	Change (%)
Acid Hydrolysis Titanium Dioxide (quantity in tons)	220	—	220	100.0%
Average unit cost	$644	$—	$644	100.0%
Petroleum FCC Catalyst (quantity in tons)	220	—	220	100.0%
Average unit cost	$644	$—	$644	100.0%
Ultrafine Grinding Silicon Powder (quantity in tons)	162.5	—	162.5	100.0%
Average unit cost	$768	$—	$768	100.0%

Cost of revenues from related party consists of cost of revenues to Wuhan Mingjia. Cost of revenues from related party decreased by approximately $0.7 million, or 100.0%, to $0 for the year ended December 31, 2016, compared to approximately $0.7 million for the year ended December 31, 2015. The decrease was attributable to the fact that Wuhan Mingjia is no longer a related party to Sunlong and did not purchase any products from Sunlong during the year ended December 31, 2016.

Gross Profit

Sunlong’s gross profit increased by approximately $2.6 million, or 26.7%, to approximately $12.2 million during the year ended December 31, 2016, from approximately $9.6 million for the year ended December 31, 2015. For the years ended December 31, 2016 and 2015, Sunlong’s gross margin was approximately 46.2% and 40.2%, respectively. The increase in gross margin was primarily due to our improvement on production material usage by reducing steel scrap as we became more efficient and effective to produce our solid waste recycling systems and equipment, which in turn, reducing our cost of production and increasing our gross margin percentage.

Operating Expenses

Sunlong’s operating expenses consist of selling, general and administrative expenses. Operating expenses decreased by approximately $0.1 million, by approximately 11.3%, from approximately $1.0 million for the year ended December 31, 2015 as compared to $0.9 million for the year ended December 31, 2016. The decrease in selling, general and administrative expenses was primarily due to the decrease of professional fees, such as attorney and consultant fees, of approximately $0.1 million for the year ended December 31, 2016 as compared to the same period in 2015.

Income from Operations

As a result of the foregoing, income from operations for the year ended December 31, 2016 was approximately $11.3 million, an increase of approximately $2.7 million, or approximately 31.0%, from approximately $8.6 million for the year ended December 31, 2015. As a percentage of total revenues, income from operations increased to approximately 42.9% during the year ended December 31, 2016 from approximately 36.1% during the year ended December 31, 2015.

Other Income (Expense)

Sunlong’s other income (expense) consists of interest income, interest expense, gain from disposal of long-lived assets and other income (expense), net. Sunlong’s other expense was approximately $0.2 million during the year ended December 31, 2016, a decrease of approximately $14,000, or approximately 8.6%, as compared to approximately $0.2 million during the year ended December 31, 2015.

Provision for Income Taxes

Sunlong’s provision for income tax was approximately $1.8 million during the year ended December 31, 2016, compared to approximately $1.4 million in 2015. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, Sunlong obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15%. The Company renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. The increase in provision for income taxes is in line with the increase in income before income taxes.

Net Income

As a result of the foregoing, net income increased by approximately $2.2 million, or 31.7%, to approximately $9.3 million for the year ended December 31, 2016, from approximately $7.1 million for 2015.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Accounts receivable

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value.

Prepayments

Prepayments are monies deposited or advanced to outside vendors for future inventory purchases. As a standard practice in China, many of Sunlong’s vendors require a certain amount to be deposited with them as a guarantee that Sunlong will complete its purchases on a timely basis. This amount is refundable and bears no interest. Sunlong has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to Sunlong when the contract ends.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us. Sunlong considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Revenue recognition

Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured.

Revenue from equipment and systems and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, Sunlong has no other significant obligations and collectability is reasonably assured. In addition, training service revenues are recognized when the services are completed and Sunlong has no other obligations, and collectability is reasonably assured. Training service revenues for the years ended December 31, 2016 and 2015, and for the nine months ended September 30, 2017 and 2016 were not significant. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits. All of Sunlong’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% to 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by us on raw materials and other materials included in the cost of producing the finished product.

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of Shengrong BVI’s trading of industrial waste materials business, we directly purchase the processed industrial waste materials from our suppliers under our specifications and drop ships the materials directly to our customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on our assessment of whether it is the principal or an agent in the transaction. In determining whether we are the principal or an agent, we follow the accounting guidance for principal-agent considerations. Since we are the primary obligor and are responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from our customers, we have concluded that we are the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for Sunlong’s fiscal year beginning January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, Sunlong plans to adopt Topic 606 in the first quarter of its fiscal 2018 using the retrospective transition method, and is continuing to evaluate the impact of its pending adoption of Topic 606 will have on its consolidated financial statements. We believe that Sunlong’s current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of Sunlong’s contracts. While no significant impact is expected upon adoption of the new guidance, Sunlong will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In July 2015, the FASB issued ASU No. 2015-11, an amendment to Topic 330 for simplifying the measurement of inventory. The update requires that inventory be measured at the lower of cost and net realizable value where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendment is intended to provide clarification on the measurement and disclosure of inventory in Topic 330 and not intended for those clarifications to result in any changes in practice. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted for all entities and should be applied prospectively. Management does not believe the adoption of this ASU would have a material impact on Sunlong’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. Sunlong has elected to early adopt the ASU, and its effects are reflected in Sunlong’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is require to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on Sunlong’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Amendments to the ASC 842 Leases. This update requires lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Years or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on Sunlong’s consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on Sunlong’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests held through related parties that are under common control. The amendments in this ASU require that the reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a VIE and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The adoption of this ASU did not have any effect on Sunlong’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business. The amendments in this ASU is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material effect on Sunlong’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, this ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The adoption of this ASU would not have a material effect on Sunlong’s consolidated financial statements.

Sunlong does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on Sunlong’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Liquidity and Capital Resources

Sunlong has funded working capital and other capital requirements primarily by equity contribution and loans from shareholders, cash flow from operations and short term bank loans. Cash is required to repay debts and pay salaries, office expenses, income taxes and other operating expenses.

Sunlong’s management believes that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed Sunlong’s amounts of cash and cash equivalents on hand, Sunlong may seek to issue debt or equity securities or obtain a credit facility.

Accounts Receivable

As of September 30, 2017, we had approximately $21.0 million of accounts receivables from our customers, of which, approximately $18.7 million were accounts receivable from our trading operations. Our turnover ratio currently is at 2.4 times per year. Since we just developed the trading operations, we have extended credit to our customers to gain market shares. Our current payment terms on these customers are due in 30 days after receipts of the goods. These customers are in the construction, decorative and paint materials industry as the construction period and its operating cycles usually take longer, which will also take a longer periods to receive their payments. After we have considered the creditworthiness of these customers and its collection history, no allowance was required as of September 30, 2017. We did not receive any accounts receivables from these customers subsequent to September 30, 2017. However, we are putting our best efforts to collect these accounts receivable balance from these customers. We are continuously assessing our potential losses based on the credit history and relationships with our customers on a regular basis to determine if our bad debt allowance on our accounts receivable is adequate.

Prepayments

As of September 30, 2017, we prepaid approximately $25.0 million to our vendors for inventory purchases, of which, approximately $10.2 million were prepaid primarily related to our solid waste recycling systems and equipment operations and approximately $14.8 million were prepaid primarily related to our trading of industrial waste materials operations. We are required to make such prepayments for our systems and equipment operations because the orders that we placed had unique specifications with such a high volume, we must make such prepayments in order for us to secure our purchases to meet our production timely. We are required to make such prepayments for our trading operations because the orders that we placed had unique processing specifications, our suppliers will not process the industrial waste materials without getting any prepayments from us. In addition, our vendors can provide us with better than pricing on these purchases by making such prepayments. We expect that we are able to utilize all of our September 30, 2017 repayments within one year from September 30, 2017. No loss allowance were required as none of these vendors have ever failed to meet the contractual obligation on our purchase orders. None of these vendors are related to our Company or any of our managements.

The following summarizes the key components of Sunlong’s cash flows for the nine months Ended September 30, 2017 and for the years ended December 31, 2016 and 2015.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$109,462	$(959,815)	$(781,073)	$4,080,956
Net cash provided by (used in) investing activities	21,579	(395)	(116,036)	(4,428,152)
Net cash provided by (used in) financing activities	(242,147)	752,737	788,961	991,995
Effect of exchange rate change on cash	24,585	(14,166)	(37,278)	(28,152)
Net increase/(decrease) in cash and cash equivalents	$(86,521)	$(221,639)	$(145,426)	$616,647

As of September 30, 2017, December 31, 2016 and 2015, cash in the amount of $414,831, $501,352, and $646,778, respectively, were all held by Sunlong’s subsidiaries in the PRC or Hong Kong.

Operating activities

Net cash provided by operating activities was approximately $0.1 million for the nine months ended September 30, 2017, as compared to approximately $1.0 million net cash used in operating activities for the nine months ended September 30, 2016. Cash provided by operating activities for the nine months ended September 30, 2017 was mainly due to approximately $15.1 million of net income from our operations, the increase of approximately $19.8 million of accounts receivable, the increase of approximately $3.7 million of inventories, the decrease of approximately $1.7 million of prepayments, the increase of approximately $6.0 million of taxes payables, the increase of approximately $0.4 million of customer deposits, and the increase of approximately $0.1 million of other payables and accrued liabilities, and depreciation and amortization totaled to approximately $0.3 million. Cashed used in operating activities for the nine months ended September 30, 2016 was mainly due to approximately $6.6 million of net income from our operations, the increase of approximately $3.2 million of accounts receivable, the decrease of approximately $0.9 million of inventories, the increase of approximately $10.5 million of prepayments as we need to make advance payment to secure our future purchases, the increase of approximately $1.0 million of customer deposits, and the increase of approximately $4.2 million of taxes payables.

Net cash used in operating activities was approximately $0.8 million for the year ended December 31, 2016, as compared to approximately $4.0 million net cash provided by operating activities for the same period in 2015. Cash used in operating activities for the year ended December 31, 2016 was mainly due to approximately $9.3 million of net income from our operations, the decrease of approximately $2.2 million of inventories, the increase of approximately $6.7 million of taxes payable offset by the increase of approximately $17.5 million of prepayments as we need to make advance payment to secure our future purchases and the decrease of approximately $1.5 million of customer deposits. Cash provided by operating activities for the year ended December 31, 2015 was mainly due to an approximately of $7.0 million of net income from our operations, the decrease of approximately of $1.6 million of accounts receivable, the decrease of approximately of $5.1 million of other assets and receivables, the increase of approximately $2.2 million of customer deposits, and the increase of approximately $2.5 million of taxes payable offset by the increase of approximately $2.3 million of inventories, the increase of approximately $8.0 million of prepayments as we need to make advance payment to secure our future purchases, the decrease of approximately $1.5 million of accounts payable and the decrease of approximately $2.8 million of other payables and accrued liabilities.

Investing activities

Net cash provided by investing activities was approximately $22,000 for the nine months ended September 30, 2017, as compared to approximately $400 net cash used in investing activities for the nine months ended September 30, 2016. Cash provided by investing activities for the nine months ended September 30, 2017 was mainly due to cash that we acquired through TJ Comex International Group Corp on March 31, 2017 and the purchase of plant and equipment. Cash used by investing activities for the nine months ended September 30. 2016 was mainly due to approximately $400 purchase of plant and equipment.

Net cash used in investing activities was approximately $116,000 for the year ended December 31, 2016, as compared to approximately $4.4 million net cash provided by investing activities for the same period in 2015. Cash used in investing activities for the year ended December 31, 2016 was mainly due to approximately $116,000 purchase of plant and equipment. Cash used in investing activities for the year ended December 31, 2015 was mainly due to a loan to a related party of approximately $4.4 million prior execution of a three-party offset agreement.

Financing activities

Net cash used in financing activities was approximately $0.2 million for the nine months ended September 30, 2017, as compared to approximately $0.8 million net cash provided by financing activities for the nine months ended September 30, 2016. Cash used in financing activities for the nine months ended September 30, 2017 was mainly due to approximately $451,000 payments on offering related costs, approximately $146,000 loan from a third party, approximately $63,000 loan from our related party and approximately $3.7 million proceeds from short-term bank loans and offset by our repayment of principal of approximately $3.7 million short-term bank loans. Cash provided by financing activities for the nine months ended September 30, 2016 was mainly due to approximately $2.3 million proceeds from short-term bank loans and offset by our repayment of principal of approximately $1.5 million short-term bank loans and a loan repayment to our related party of approximately $7,000.

Net cash provided by financing activities was approximately $0.8 million for year ended December 31, 2016, as compared to approximately $1.0 million net cash provided by financing activities for the same period in 2015. Cash provided by financing activities for the year ended December 31, 2016 was mainly due to approximately $2.3 million proceeds from short-term bank loans offset by our repayment of principal of approximately $1.5 million short-term bank loans. Cash provided by financing activities for the year ended December 31, 2015 was mainly due to approximately $1.6 million proceeds from short-term bank loans and approximately $1.8 million loan proceeds from a related party prior execution of a three-party offset agreement, which were offset by our repayment of principal of approximately $2.4 million short-term bank loans.

Risks

Credit Risk

Credit risk is one of the most significant risks for Sunlong’s business.

Financial instruments that potentially subject Sunlong to significant concentrations of credit risk consist primarily of cash and accounts receivable. Cash held at major financial institutions located in the PRC are not insured by the government. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. Sunlong manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, Sunlong normally require prepayment from the customers prior to begin production or delivery products. Sunlong identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of our sales to our customers, Sunlong mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

Sunlong is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, Sunlong will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

Inflation Risk

Sunlong is also exposed to inflation risk Inflationary factors, such as increases in raw material and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the selling prices of our products do not increase with such increased costs.

Foreign Currency Risk

A majority of Sunlong’s operating activities and a significant portion of Sunlong’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information concerning the executive officers, see “Information about Sunlong — Executive Officers.” For biographical information concerning the directors, see “Director Election Proposal” and “— Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age	Position
Chuanliu Ni	56	Co-Chair of the Board and Chief Executive Officer
Jiazhen Li	55	Co-Chair of the Board
Xiaonian Zhang	66	President and Director
Hui Zhu	54	Independent Director
Yaqing Hu	25	Independent Director
Chenchen Zhang	29	Independent Director
Wenting Zou	29	Independent Director
Xiaoyan Shen	37	Chief Financial Officer and Secretary

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate the size of our board of directors will remain at seven directors. All the incumbent directors of JM Global have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the seven vacancies created by the resigning directors with seven persons, three of whom are incumbent directors of Sunlong. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of three existing Sunlong directors, Chuanliu Ni, Jiazhen Li and Xiaonian Zhang, and four newly appointed directors Hui Zhu, Yaqing Hu, Chenchen Zhang, and Wenting Zou, and all seven directors will serve until our annual meeting in 2018 or until their successors are elected and qualified.

Dr. Chuanliu Ni

Dr. Ni, was appointed as Sunlong’s Co-Chair of the Board in 2017. He has an extensive managerial experience and has a proven track record of success as a team leader. From 2007 to present, Mr. Ni has served as TJComex’s CEO and Chairman. From 1994-1999, Mr. Ni served as the U.S. Business Representative for Tianjin Economic and Technological Development Area (TEDA)/Tianjin City based in Washington D.C. Mr. Ni holds a Bachelor Science degree in Electrical Engineering of Nanjing University of Science and Technology, a Master Science degree in Management Information Systems of Hebei Polytechnic University, a Master Arts degree in Economics and a Ph.D. in Economics of West Virginia University. Mr. Ni was also a member of 11th China People’s Political Consultative Conference (CPPCC) Tianjin Commission.

Ms. Jiazhen Li

Sunlong’s Co-Chair, Ms. Li has over seven years of work experience in environmental protection equipment and industrial waste recycling and utilizing area. She co-founded Hubei Shengrong Environmental Protection and Energy Saving Technology Co. Ltd. in 2009. Ms. Li won the third prize of Tech-Innovation Award issued by the Wuhan City Government in 2010, and under her leadership, her team won the second place in the China (Shenzhen) Innovation Tournament 2011. Ms. Li is also the co-inventor of multiple important patents owned by the Company. Ms. Li served as the Director of Sales for Wuhan Textile Industry Co. Ltd during the period from 1983 to 1995. She founded Wuhan Mingjia Trading Co. Ltd in 1995. Wuhan Mingjia is engaged in the business of fashion design, manufacture, marketing and distribution. Wuhan Mingjia owns two fashion brands, “MG” and “Mingjia Guixiu”, in China. Ms. Li actively serves as the Vice President of Hubei Wuhan Qiaokou District Commercial and Industrial Association. Ms. Li graduated from Beijing College of Economics and Management with a bachelor degree in Marketing and obtained her MBA degree from Welsh College of Wuhan University.

Ms. Hui Zhu

Hui Zhu will be appointed to be a director of Sunlong after the Business Combination. Ms. Zhu has served as the Fund manager of Wealthever Investment Management Co., Ltd. since March 2015, where she is in charge of gathering information, reading financial briefings, making informed financial recommendations and decisions and other managerial responsibilities. Ms. Zhu received her bachelor degree from Zhejiang Open University in 1987.

Ms. Yaqing Hu

Yaqing Hu will be appointed to be a director of Sunlong after the Business Combination. Ms. Hu has served as an investment manager of Wealthever Investment Management Co., Ltd. since March 2017. From July 2015 until March 2017, Ms. Hu served as the Premier Relationship Manager for the Hong Kong and Shanghai Banking Corporation, Shanghai Branch. Ms. Hu received her Bachelor of Science degree in Business Administration from the Ohio State University, Fisher Business School, her master degree from Tulane University, A.B. Freeman School of Business. We believe Ms. Hu is well qualified to serve as a member of the Board because her finance background adds to, and rounds out the experience of the Board.

Mr. Chenchen Zhang

Chenchen Zhang will be appointed to be a director of Sunlong after the Business Combination. Mr. Zhang currently serves as an investment manager of Wealthever Investment Management Co., Ltd. and is specialized in private equity investment. From 2014 to 2016, Mr. Zhang has worked for Joyful Financial Consulting Company Limited, a Hong Kong company and he served for a position in charge of product development, including information collection, produce and promotion, as well as in charge of channel training. Mr. Zhang graduated from Medicine School of Ningbo University with a bachelor degree in Clinical Medicine in 2012 and obtained a master degree in Public Health from the Chinese University of Hong Kong.

Mr. Xiaonian Zhang

Xiaonian Zhang was appointed to be President and a director of Sunlong in 2017. From 2009 to present, Mr. Zhang has been the general manager and head of technology department in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. Over the last decade, Mr. Zhang had been working on R&D and successfully managed a team with a research focus on high efficiency permanent magnetic separation of industrial solid wastes and comprehensive utilization of tailings. Mr. Zhang also held 2 U.S. invention patents on the high efficiency permanent magnetic comprehensive separating technology. Mr. Zhang graduated from Huazhong University of Science and Technology in July 1989 with a Bachelor degree of Automatic Control.

Ms. Wenting Zou

Wenting Zou will be appointed to be a director of Sunlong after the Business Combination. Ms. Zou currently serves as the Executive Assistant of Wealthever Investment Management Co., Ltd. and has held this position since 2016. From 2011 to 2015, Ms. Zou has worked for Shanghai Fenghua Investment Group, and she served for a position responsible for budgeting, accounting, auditing and other administrative work. Ms. Zou graduated from Shanghai Lixin University with a bachelor’s degree in accounting in 2011.

No Classification of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to have no separate classification, such that each director serves a one-year term until the next annual meeting of stockholders or until such director’s successor is elected or qualified. If Proposals 4 and 6 are approved at the special meeting, all seven directors that our board of directors has nominated to serve on the board will serve until the first annual meeting of stockholders following the Business Combination in 2018.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will determine that Ms. Hui Zhu, Ms. Yaqing Hu, Mr. Chengchen Zhang and Ms. Wenting Zou are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Xiaonian Zhang will succeed Mr. Tim Richerson as our Chief Executive Officer, and Dr. Ni and Ms. Li will serve as Co-Chairs of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About JM Global — Management — Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of Ms. Hui Zhu, Ms. Yaqing Hu, Mr. Chengchen Zhang and Ms. Wenting Zou, with Ms. Yaqing Hu serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Ms. Yaqing Hu qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.tmsr-ltd.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About JM Global — Management — Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Ms. Hui Zhu, Ms. Yaqing Hu, Mr. Chengchen Zhang and Ms. Wenting Zou, with Ms. Hui Zhu serving as the chairman of the Compensation Committee. We anticipate that each of the members of our Compensation Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.tmsr-ltd.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Ms. Hui Zhu, Ms. Yaqing Hu, Mr. Chengchen Zhang and Ms. Wenting Zou, with Mr. Chenchen Zhang serving as the chairman of the Corporate Governance and Nominating Committee. We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.tmsr-ltd.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2016, no officer or employee served as a member of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.tmsr-ltd.com upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with Sunlong’s business objectives and the creation of stockholder value, while enabling Sunlong to attract, motivate and retain individuals who contribute to the long-term success of Sunlong.

Decisions on the executive compensation program will be made by the Compensation Committee following the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been Sunlong’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Sunlong’s cost structure. Upon completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses under the Long-Term Incentive Plan for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by JM Global’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Incentive Plan Proposal.”

Employment Agreements

Please see “Executive and Director Compensation of Sunlong — Employment Agreements and Other Arrangements with Named Executive Officers” for a summary of the material terms of our executive officers’ current employment agreements with us.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed second amended and restated certificate of incorporation (the “proposed charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed charter is described in “The Charter Proposals,” and the full text of the proposed charter is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

Pursuant to our current amended and restated certificate of incorporation, our authorized capital stock consists of 15,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. The proposed charter authorizes the issuance of 110 million shares, consisting of 100 million shares of common stock, par value $0.0001 per share, and 10 million shares of preferred stock, $0.0001 par value.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one-half of one share of common stock exercisable at $5.75 per half share, subject to adjustment as described in this prospectus. For example, if a warrant holder holds two warrants, such warrants will be exercisable for one share at a price of $11.50 per share. Warrants must be exercised for one whole share. The common stock and warrants comprising the units began separate trading on September 11, 2015.

Common Stock

As of the date of this proxy statement, there are 5,599,388 shares of JM Global common stock issued and outstanding, consisting of 4,036,888 shares originally sold as part of units in JM Global’s IPO, 250,000 shares included in the placement units issued to our Sponsor in a private placement simultaneously with the consummation of JM Global’s IPO, and 1,312,500 founder shares that were issued to our Sponsor prior to JM Global’s IPO and are held by our initial stockholders.

The proposed charter, which we will adopt if the Charter Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

We will provide all stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination in connection with the special meeting, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes or the payment of taxes, divided by the number of then outstanding public shares, subject to the limitations described herein and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of the Business Combination. The amount in the trust account is initially anticipated to be $10.00 per public share.

Our initial stockholders have agreed to waive their redemption rights with respect to their founder shares and placement shares (i) in connection with the consummation of a Business Combination or, if an initial Business Combination is not consummated by January 29, 2018, our earlier liquidation. Additionally, of the 3,000,000 units that our Sponsor purchased in our IPO, our Sponsor has agreed to hold 650,000 of the shares included in such units through the consummation of our initial business combination and not seek redemption in connection therewith; the remaining 2,350,000 may be redeemed on the same terms as the public shares. To the extent our initial stockholders or purchasers of placement units transfer any of these securities to certain permitted transferees, such permitted transferees will agree, as a condition to such transfer, to waive these same redemption rights.

We will consummate the Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, our Sponsor, the other initial stockholders, our officers and our directors, have also agreed to vote their respective founder shares, placement shares and any public shares held by them in favor of the Business Combination. As a result, the participation of our initial stockholders, officers, directors, or their respective affiliates in privately-negotiated transactions, if any, could result in the approval of our Business Combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such Business Combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of the Business Combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such stockholder meeting, if required, at which a vote shall be taken to approve our initial business combination.

Assuming the Business Combination is approved, each public stockholder may elect to redeem his, her or its public shares irrespective of whether he, she or it votes for or against the proposed transaction, for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but less interest released to us for working capital purposes, to pay taxes or dissolution costs.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate an initial business combination by January 29, 2018, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses (although, we expect all or substantially all of such interest released to be used for working capital purposes), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses (although, we expect all or substantially all of such interest released to be used for working capital purposes).

Founder Shares and Placement Shares

The founder shares and placement shares are each identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares or placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions, as described in “Principal Stockholders — Transfers of Founder Shares and Placement Units (including securities contained therein)”, and (ii) each holder of founder shares has agreed, and each purchaser of placement units will agree, to waive his, her or its redemption rights with respect to his, her or its founder shares and placement shares, (A) in connection with the consummation of a business combination, (B) if we fail to consummate our initial business combination by January 29, 2018 and (C) upon our earlier liquidation. To the extent holders of founder shares or purchasers of placement units transfer any of these securities, such transferees will agree, as a condition to such transfer, to waive these same redemption rights. Our Sponsor, the other initial stockholders, and our officers and directors have agreed to vote their respective founder shares, placement shares and any public shares held by them in favor of our initial business combination.

With certain limited exceptions as described in more detail under “Principal Stockholders — Transfers of Founder Shares and Placement Units (including securities contained therein)”, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our initial stockholders, each of whom will be subject to the same transfer restrictions) (i) for one year following our initial business combination or (ii) earlier, if the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period at least 150 days following the consummation of our initial business combination, or earlier, in any case, if, following an initial business combination, we engage in a subsequent transaction (1) resulting in our shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or similar transaction that results in change in the majority of our board of directors or management team in which the company is the surviving entity.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock have been issued as of the date of this proxy statement. However, if issued prior to our initial Business Combination, none of the shares of our preferred stock will have any right to amounts held in the trust account.

Warrants

Public Warrants

There are currently 5,000,000 public warrants of JM Global outstanding, which were originally sold as part of units in JM Global’s IPO. Each warrant entitles the registered holder to purchase one half of one share of our common stock at an exercise price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of our initial business combination. Only full shares of common stock may be purchased, and no fractional shares will be issued in connection with such exercise. The warrants will expire five years after the consummation of our initial Business Combination, at 5:00 p.m., New York time, or earlier upon our failure to consummate an initial business combination by January 29, 2018 or our liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the warrant holder will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that, as soon as practicable, but in no event later than 30 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus is a part, or a new registration statement, for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption therefrom is not available. We will use our best efforts to cause the post-effective amendment or new registration statement the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we agree to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 90th business day following the closing of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of our warrants exercising on a cashless basis would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption (excluding the placement warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to Cantor Fitzgerald and/or its designees):

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price per whole share after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

If, at any time while the warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the warrants would have received if such holder had exercised his or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants and Loan Warrants

Our Sponsor, an affiliate of our Chairman of the Board, purchased 250,000 placement units, each consisting of one share of common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.75 per half share, at a price of $10.00 per unit ($2,500,000 in the aggregate) in a private placement that occurred simultaneously with the IPO. In addition, possible working capital loans by our sponsor, management team, their affiliates and other third parties may be converted into warrants of the post-business combination entity at a price of $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants). The placement and loan warrants will be identical to the warrants sold in this offering, except that, if held by our sponsor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions (as described in more detail under “Principal Stockholders — Transfers of Founder Shares and Placement Units and (including securities contained therein)”), be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. In addition, for as long as any warrants are held by Cantor Fitzgerald or its designees or affiliates upon Cantor Fitzgerald’s exercise of its unit purchase option, they may not be exercised after July 23, 2023.

The placement and loan warrants will become worthless if we do not consummate our initial Business Combination. The personal and financial interests of holders of the placement and loan warrants may influence their motivation in identifying and selecting a target business and completing our initial business combination in a timely manner. See “Management — Conflicts of Interest.”

Purchase Option

In connection with the IPO, we sold to Cantor Fitzgerald (and/or its designees), for $100, an option to purchase up to a total of 400,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,000,000). The option will effectively represents the right to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to the public warrants. The option is not exercisable until the closing of our initial business combination and expires July 23, 2020.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends before we complete our initial Business Combination. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants imposed by the debt instruments.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our common stock issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which information is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 5,599,388 shares of common stock outstanding. Of these shares, the 4,036,888 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 1,312,500 founder shares owned by our Sponsor, officers, independent directors and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

Registration Rights

The holders of the founder shares, placement shares and placement warrants, and warrants that may be issued upon conversion of working capital loans (and any shares issued upon the exercise of such warrants) are entitled to certain registration. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an initial business combination. We will bear the costs and expenses of filing any such registration statements.

In addition, pursuant to the Share Exchange Agreement, Sellers have certain registration rights with respect to the Exchange Shares. For more information, see “The Business Combination Proposal — Registration Rights.”

Listing of Securities

We plan to apply to continue the listing of our common stock and warrants on the Nasdaq Capital Market under the symbols “TMSR” and “TMSRW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our shares of common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our shares of common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no securities of the Company are purchased or sold after the record date, and that no public shares of the Company are redeemed, and alternatively that the maximum number of public shares of the Company are redeemed, by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock;

•         each of our current executive officers and directors;

•         each person who will become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our shares of common stock pre-Business Combination is based on 5,599,388 shares issued and outstanding as of the record date.

The expected beneficial ownership percentages set forth in the table below with respect to JM Global following the Business Combination is based on 9,482,043 Exchange Shares being issued to Sellers at closing (of which 10% of such Exchange Shares are deposited in escrow but deemed to be outstanding and owned by the Sellers while held in escrow) and do not take into account: (i) the 5,000,000 public warrants to purchase up to a total of 2,500,000 shares of common stock, (ii) the 250,000 private warrants included in the placement units to purchase up to a total of 125,000 shares of common stock, (i) options to purchase 6,000 shares of common stock, which were issued to two JM Global directors, or (iv) the unit purchase option, held by the underwriter in our IPO, to purchase up to 400,000 shares of common stock and 400,000 public warrants to purchase up to a total of 200,000 shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by JM Global’s existing shareholders in JM Global will be different.

The expected beneficial ownership of shares of common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no JM Global shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its JM Global shares and we have not issued any additional shares and (ii) there will be an aggregate of 15,081,431 shares of common stock issued and outstanding at closing.

The expected beneficial ownership of shares of common stock post-Business Combination assuming 3,386,888 public shares have been redeemed has been determined based on the following: (i) JM Global stockholders (including our Sponsor, with respect to up to 2,350,000 of its public shares) have exercised their redemption rights with respect to 3,386,888 shares and (ii) there will be an aggregate of 11,694,543 shares of common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 3,386,888 Shares
	Number of Shares(5)%		Number of Shares	%	Number of Shares		%
Name and Address of Beneficial Owners(1)
Zhong Hui Holding Limited (our sponsor)(2)	4,326,500	77.3	4,326,500	28.7	1,976,500	(3)	16.9
Qi (Jacky) Zhang(2)	4,326,500	77.3	4,326,500	28.7	1,976,500		16.9
Tim Richerson	150,000	2.7	150,000	1.0	150,000		1.3
Peter Nathanial	80,000	1.4	80,000	*	80,000		*
Dr. Kurt Jetta	3,000	*	3,000	*	3,000		*
Dongliang Qu	3,000	*	3,000	*	3,000		*
Arthur B. Drogue	—	—	—	—	—		—
Xiaoguang Liu	—	—	—	—	—		—
Hopeway International Enterprises Limited(4)	—	—	4,842,880	32.1	4,842,880		41.1
Eastham Global Holdings Limited(6)	—	—	515,200	3.4	515,200		4.4
Chuanliu Ni(6)	—	—	515,200	3.4	515,200		4.4
Jiazhen Li(4)	—	—	4,842,880	32.1	4,842,880		41.1
Xiaonian Zhang(4)	—	—	—	—	—		—
Hui Yu	—	—	—	—	—		—
Yaqing Hu	—	—	—	—	—		—
Chenchen Zhang	—	—	—	—	—		—
Weiting Zou	—	—	—	—	—		—
All directors and officers as a group (Pre-Business Combination) (7 persons)	4,562,500	81.5	4,562,500	30.2	2,212,500		18.9
All directors and officers as a group (Post-Business Combination) (7 persons)	—	—	5,358,080	35.5	5,358,080		15.8

____________

*         Less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.

(2)      These shares represent (i) the founder shares and placement shares held by our Sponsor and (ii) 3,000,000 shares included in 3,000,000 units purchased by our sponsor in our initial public offering. Mr. Zhang owns 100% of our Sponsor, Zhong Hui Holding Limited.

(3)      Assumes 2,350,000 public shares are redeemed by Sponsor in connection with the Business Combination

(4)      Ms. Jiazhen Li and Mr. Xiaonian Zhang are members of Hopeway International Enterprises Limited. Ms. Li, as the sole director of Hopeway International Enterprises Limited, maybe deemed as the beneficial owner of these shares.

(5)      Assumes issuance of 9,482,043 shares issued to the Sunlong Sellers upon the consummation of the Business Combination.

(6)      As a result of certain contractual arrangements between Dr. Ni and Ruran Ni, who is Dr. Ni’s daughter and the sole shareholder of Eastham Global Holdings Limited, Dr. Ni may be deemed as the beneficial owner of these shares.

The table above does not include the shares of common stock underlying the private placement warrants held by our Sponsor because these securities are not exercisable within 60 days of this proxy statement.

Changes in Control

N/A

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

JM Global Related Person Transactions

In April 2015, our Sponsor, Zhong Hui Holding Limited, which is an affiliate of our Chairman of the Board, purchased an aggregate of 1,504,688 founder shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. In June 2015, our sponsor transferred 164,063 founder shares to each of Tim Richerson, our Chief Executive Officer, and Peter Nathanial, our President, as well as 3,000 founder shares to each of Messrs. Jetta and Qu, our independent directors. On September 8, 2015, our Sponsor forfeited 192,188 founder shares because the underwriter’s overallotment option in our IPO was not exercised. In January 2016, Messrs. Nathanial and Richerson transferred an aggregate of 268,126 founder shares to our Sponsor.

Our Sponsor purchased 250,000 placement units, at a price of $10.00 per unit ($2,500,000 in the aggregate) in a private placement that occurred simultaneously with the completion of our IPO. The placement warrants are identical to the warrants sold in the IPO, except that if held by our Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. There will be no redemption rights or liquidating distributions with respect to our founder shares, placement shares or warrants, which will expire worthless if we do not complete an initial business combination. Including founder shares, placement units and 3,000,000 units purchased by our Sponsor in our IPO, holders of founder shares and purchasers of placement units own 81.5% of the outstanding common stock.

The placement units were sold in a private placement pursuant to Section 4(a)(2) or Regulation D of the Securities Act and were exempt from registration requirements under the federal securities laws. As such, the holders of the placement warrants included in the placement units will be able to exercise such placement warrants even if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of such warrants is not available. Our placement units and the underlying securities will become freely tradable only after they are registered.

Our Sponsor purchased 3,000,000 units in our IPO. In connection therewith, our Sponsor agreed that it will not seek redemption of 1,000,000 shares included in such units. Notwithstanding the foregoing, we have agreed to permit our Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that our Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the public shares.

For the period from April 10, 2015 (inception) through December 31, 2016, the Company’s Sponsor advanced to us a total, net of repayments, of $140,500 which has been used for the payment of costs associated with the IPO. These advances are non-interest bearing, unsecured and due on demand. Total amounts due to the sponsor were $140,500 at September 30, 2017 and December 31, 2016, respectively.

For the period from April 10, 2015 (inception) through December 31, 2016, an officer of the Company advanced us approximately $53,000 for expenses related to the IPO. These advances were repaid as of December 31, 2016.

Additionally, for the period from June 2017 through November 2017, Dr. Ni, an affiliate of Sunlong, advanced us a total of $237,000 to the Company for working capital purposes. These advances are non-interest bearing, unsecured and due on demand. As of the date of this proxy statement, total amounts due to Dr. Ni was $237,000.

In October 2017, our Sponsor sold an aggregate of 170,000 founder shares to Tim Richerson, our Chief Executive Officer, and Peter Nathanial, our President, for $0.017 per share, to effect a return of a portion of the founder shares sold by Messrs. Nathanial and Richerson in January 2016. Additionally, if the Business Combination is consummated, our Sponsor intends to sell an aggregate of 87,500 shares to Kurt Jetta and Arthur Drogue, two of our independent directors, and Elsa Sung, a consultant of the Company, at the same purchase price.

Qi (Jacky) Zhang, the Chairman of our Board of Directors has agreed that, if the trust account is liquidated without the consummation of a business combination, he will indemnify us to the extent any claims by a third party for services rendered or products sold to us, or any claims by a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per public share, except for any claims by any third party who executed a waiver of any and all rights to seek access to the trust account, regardless of whether such waiver is enforceable, and except for claims arising from our obligation to indemnify the underwriter of our initial public offering pursuant to the underwriting agreement for such offering. We have not independently verified whether Mr. Zhang has sufficient funds to satisfy his indemnity obligations, we have not asked Mr. Zhang to reserve for such obligations and he may not be able to satisfy those obligations. We believe the likelihood of Mr. Zhang having to indemnify the trust account is limited because we will endeavor to have all third parties that provide products or services to us and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

In order to fund working capital requirements and finance transaction costs in connection with an intended initial business combination, our Sponsor, management team, their affiliates and other third parties may (but are not obligated to) loan us additional funds to fund our working capital requirements and transaction costs. The loans will be interest free. If we consummate an initial business combination, we would repay such loaned amounts. If we do not consummate an initial business combination, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment, other than interest income earned thereon. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Up to $500,000 of such loans may be converted into additional warrants at $0.50 per warrant of the post-business combination entity at the option of our sponsor. The warrants would be identical to the placement warrants issued to our Sponsor.

Other than (i) repayment of loans made to us prior to the consummation of our initial public offering by our Sponsor to cover offering-relating and organization expenses, (ii) repayment of any loans that our sponsor, management team, their affiliates or other third parties may have made to finance transaction costs in connection with an intended initial business combination (provided that if we do not consummate an initial business combination, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment other than interest earned thereon); and (iii) reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our initial stockholders, officers, directors or any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). The audit committee will approve such payments.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Upon the completion of our IPO, we entered into a registration rights agreement with respect to the founder shares, placement shares, placement warrants and warrants which may be issued upon any conversion of working capital loans from our Sponsor. These holders will be entitled to make up to three demands, excluding short form registration demands. In addition, these holders will have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.

Sunlong Related Person Transactions

Related party balances

a.       Other payables – related party:

Name of related party	Relationship	September 30, 2017	December 31, 2016	December 31, 2015
		(unaudited)
Jiazhen Li	CEO of Shengrong, Shareholder of Sunlong	$289,204	$260,004	$275,311
Chuanliu Ni	CEO of TJComex Tianjin	699,272	—	—
	Total	$988,476	$260,004	$275,311

Related party transactions:

a.       Revenues – related party:

		Nine months ended		Years ended
Name of related party	Relationship	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015
Wuhan Mingjia Industry and Trade development Co., Ltd.	CEO was the majority owner, legal representative and general manager; CEO transferred her ownership to a third party on September 11, 2015	$—	$—	$—	$1,063,803

Other than as described below, the Company has not engaged in any transactions with any of its related persons.

On September 11, 2015, Ms. Jiazhen Li, who was the CEO of Wuhan Mingjia Industry and Trade Development Co. Ltd. and the majority shareholder of Sunlong, transferred her ownership of the Shares to a third party pursuant to a Share Purchase Agreement. The Share Purchase Agreement provides that 600,000 shares of Wuhan Mingjia Industry and Trade Development Co. Ltd. owned by Ms. Jiazhen Li were transferred to Mr. Wensheng Yan for a price of $9,134.51.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

JM Global

Price Range of JM Global Securities

Our units, common stock and warrants are each traded on the NASDAQ Capital Market under the symbols “WYIGU,” “WYIG” and “WYIGW, respectively. Our units commenced public trading on July 24, 2015, and our common stock and public warrants commenced public trading on September 11, 2015.

The following table includes the high and low sales prices for our units, common stock and public warrants for the periods presented.

	Units		Common Stock		Warrants
	Low	High	Low	High	Low	High
Year Ended December 31, 2015
July 24, 2015 through September 30, 2015	$9.50	$10.41	$9.50	$10.41	$0.30	$0.50
October 1, 2015 through December 31, 2015	$9.50	$9.90	$9.50	$9.90	$0.12	$0.40
Year Ended December 31, 2016
January 1, 2016 through March 31, 2016	$9.52	$9.85	$9.42	$9.60	$—	$—
April 1, 2016 through June 30, 2016	$9.79	$9.90	$9.55	$9.78	$—	$—
July 1, 2016 through September 30, 2016	$9.87	$10.00	$9.75	$10.00	$—	$—
October 1, 2016 through December 31, 2016	$9.95	$10.15	$9.85	$10.00	$—	$—
Year Ending December 31, 2017
January 1, 2017 through March 31, 2017	$10.15	$10.80	$9.85	$10.05	$—	$—
April 1, 2017 through June 30, 2017	$10.34	$10.46	$9.96	$10.00	$—	$—
July 1, 2017 through September 30, 2017	$10.15	$10.34	$9.95	$10.20	$—	$—
October 1, 2017 through December 31, 2017(1)	$10.15	$10.34	$9.87	$9.98	$—	$—

____________

(1)      Through November 30, 2017.

On August 28, 2017, our common stock had a closing price of $9.98, our units had a closing price of $10.19 and our public warrants had no trading activity.

Holders

On November 30, 2017, there were 2 holders of record of our units, 6 holders of record of our common stock and 1 holder of record of our public warrants.

Dividend Policy of JM Global

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Sunlong

Price Range of Sunlong Securities

Historical market price information regarding Sunlong is not provided because there is no public market for CaymanCo’s capital stock.

Sunlong has not paid any cash dividends during the past three years.

As of the date of this proxy statement, CaymanCo has 14 shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The audited financial statements of JM Global Holding Company as of the year ended December 31, 2016, and for the period from April 10, 2015 (inception) to December 31, 2015, included in this proxy statement have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of China Sunlong Environmental Technology Inc. as of December 31, 2016 and December 31, 2015, and for each of the two fiscal years in the period ended December 31, 2016, included in this proxy statement have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2016. Upon written or oral request, we will deliver a separate copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 to any stockholder at a shared address to which a single copy of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 may likewise request that we deliver single copies of our proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2018 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than         , 2018 and no later than         , 2018; provided, however, that in the event that the 2018 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2018 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2018 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2018 annual meeting is first made by the Company.

If you intend to present a proposal at the 2018 annual meeting, or if you want to nominate one or more directors at the 2018 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2018 annual meeting, the proposal must be received at our principal executive offices by         , 2018, but if the 2018 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2018 annual meeting of stockholders. Stockholder proposals for the 2018 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2018 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read JM Global’s SEC filings, including this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2016, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Tim Richerson, Chief Executive Officer
JM Global Holding Company
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
Tel: (561) 900-3672
Email: mit127@hotmail.com

You may also obtain these documents by requesting them in writing or by telephone from JM Global’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

If you are a stockholder of JM Global and would like to request documents, please do so by         , 2017, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2016 relating to JM Global has been supplied by JM Global, and all such information relating to Sunlong has been supplied by Sunlong. Information provided by either JM Global or Sunlong does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of JM Global for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Sunlong that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

Index to Financial Statements

JM GLOBAL HOLDING COMPANY

CONDENSED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2016 AND FOR THE PERIOD FROM APRIL 10, 2015 (INCEPTION) THROUGH DECEMBER 31, 2015

SUNLONG

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-34
CONSOLIDATED BALANCE SHEETS as September 30, 2017, December 31, 2016 and 2015	F-35
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015	F-36
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015	F-37
CONSOLIDATED STATEMENTS OF CASH FLOWS for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015	F-38
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-39

JM GLOBAL HOLDING COMPANY
Condensed Interim Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,799	$150,306
Prepaid assets	22,622	15,580
Total current assets	25,421	165,886

Trust account (See Note 7)	40,434,721	50,109,326

Total assets	$40,460,142	$50,275,212
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$92,061	$19,922
Accrued expenses	214,339	82,647
Due to affiliates	140,500	140,500
Total current liabilities	446,900	243,069

Common stock subject to possible redemption: 3,036,888 and 4,000,000 shares (at a redemption value of approximately $10 per share) at September 30, 2017 and December 31, 2016, respectively (See Note 3)	30,368,880	40,000,000
Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value, 15,000,000 shares authorized; 2,562,500 shares issued and outstanding (excluding 3,036,888 and 4,000,000 shares subject to redemption) at September 30, 2017 and December 31, 2016, respectively (See Note 3)	256	256
Additional paid-in capital	10,807,708	10,807,708
Accumulated deficit	(1,163,602)	(775,821)
Total stockholders’ equity	9,644,362	10,032,143
Total liabilities and stockholders’ equity	$40,460,142	$50,275,212

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

JM GLOBAL HOLDING COMPANY

Condensed Interim Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—

Operating expenses	371,161	96,174	615,384	512,981

Loss from operations	(371,161)	(96,174)	(615,384)	(512,981)

Interest income	94,560	17,513	227,603	53,497
Net loss attributable to common stock (excluding shares subject to possible redemption)	$(276,601)	$(78,661)	$(387,781)	$(459,484)

Basic and diluted net loss per share	$(0.11)	$(0.03)	$(0.15)	$(0.18)

Weighted average number of common stock outstanding
Basic and diluted (excluding shares subject to possible redemption)	2,562,500	2,562,500	2,562,500	2,562,500

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

JM GLOBAL HOLDING COMPANY
Condensed Interim Statements of Stockholders’ Equity
For the periods ended December 31, 2016 and September 30, 2017 (Unaudited)

	Common Stock		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance, December 31, 2015	2,562,500	256	10,857,228	(234,205)	10,623,279

Cancellation of Common stock issuable to Firstrust		—	(65,066)	—	(65,066)

Stock-based compensation recorded for options issued to a director by the Sponsor			15,546	—	15,546

Net loss	—	—	—	(541,616)	(541,616)

Balance, December 31, 2016	2,562,500	$256	10,807,708	(775,821)	10,032,143

Net loss	—	—	—	(387,781)	(387,781)

Balance, September 30, 2017	2,562,500	$256	$10,807,708	$(1,163,602)	$9,644,362

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

JM GLOBAL HOLDING COMPANY
Condensed Interim Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net loss	$(387,781)	$(459,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issuable for consulting fees		97,600
Stock-based compensation for director fees		15,546
Changes in operating assets and liabilities
Increase in prepaid expenses	(7,042)	(3,882)
Increase (decrease) in accounts payable	72,139	(26,970)
Increase in accrued expenses	131,692	18,077
Net cash used in operating activities	(190,992)	(359,113)

Cash flows from investing activities:

Withdrawal from Trust Account upon redemption of 963,112 shares	9,631,120
Interest income withdrawal (reinvested) in Trust Account	43,485	(53,497)
Net cash provided by (used in) investing activities	9,674,605	(53,497)

Cash flows from financing activities:
Redemption of 963,112 shares	(9,631,120)	—
Net cash used in financing activities	(9,631,120)	—

Net change in cash	(147,507)	(412,610)
Cash, beginning of period	150,306	623,044

Cash, end of period	$2,799	$210,434

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash operating and financing activities
Payments made directly to a vendor by an affiliate of China Sunlong Environmental Technology, Inc.	$30,000	$—
Cancellation of common stock issued for future services included in unamortized prepaid expenses	$—	$65,066

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

JM Global Holding Company (the “Company,” “we” or “us” or “our”) is a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s sponsor is Zhong Hui Holding Limited, a Seychelles limited company (the “Sponsor”). The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 23, 2015. The Sponsor purchased, simultaneously with the closing of the Public Offering on July 29, 2015, 250,000 units at $10.00 per unit in a private placement for an aggregate price of $2,500,000. Each unit purchased is substantially identical to the units sold in the Public Offering, except that the Sponsor has agreed that it will not seek redemption of the stock contained within such units. In addition, the Sponsor purchased an aggregate of 3,000,000 units in the Public Offering. The Sponsor had agreed that it will not seek redemption of 1,000,000 shares of the 3,000,000 shares purchased in the Public Offering. In the event that the Company is unable to complete its initial Business Combination within the required time frame, the non-redeemable 1,000,000 Sponsor shares will be entitled to the liquidation rights described in the “Business Combination” section. In October 2017, the Company agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares. As a result, the number of non-redeemable Sponsor shares was reduced to 650,000 (See Note 10). The Company initially had until July 29, 2017 to consummate its initial Business Combination. This date has now been extended to January 29, 2018 as described in Note 2 below. If the Company is unable to consummate its initial Business Combination within such time period, the Company will distribute the aggregate amount then on deposit in the Trust Account pro rata to its public shareholders by way of the redemption of their shares and will cease all operations except for the purposes of winding up of its affairs, as further described herein. In such event, the Company’s warrants will expire worthless. The Company expects the per share redemption price to be $10.00 per common share, without taking into account any interest earned on such funds. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders. In that case, it may be possible that the per-share value of the residual assets remaining available for distribution will be less than the price per Unit in the Public Offering.

Upon the closing of the Public Offering and the private placement, $50,000,000 was placed in a trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. A total of approximately $40.4 million remains in the Trust Account as of September 30, 2017 (See Note 7).

Going Concern and Liquidation

None of our Sponsor, stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Additionally, the Company has until January 29, 2018 (See Note 2) to complete its initial business combination. If the Company has not completed its initial business combination by that time, the Company will

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

distribute the aggregate amount then on deposit in the Trust Account, pro rata, to our public shareholders by way of redemption and cease all operations except for purposes of the winding up of our affairs.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Trust Account

An amount equal to 100% of the gross proceeds of the Public Offering received on July 29, 2015 is held in a Trust Account invested in U.S. government securities meeting the conditions of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the 1940 Act, as determined by the Company until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account.

Other than the withdrawal of interest to pay taxes or for working capital, if any, none of the funds held in trust may be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the outstanding public shares included in the units sold in the Public Offering if the Company is unable to complete the Business Combination within the required timeframe. On July 27, 2017, in connection with the Special Meeting (see Note 2), the Company and Continental entered into the Trust Amendment, pursuant to which the date on which to commence liquidation of the Trust Account established in connection with the Company’s initial Public Offering in the event the Company has not consummated a Business Combination was extended from July 29, 2017 to January 29, 2018.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the private placement, although substantially all of the net proceeds of the Public Offering and the private placement are intended to be generally applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, may decide to not submit the transaction for stockholder approval, unless otherwise required by law. The Company will proceed with a Business Combination if it is approved by the board of directors. In the event that the Company is required to seek stockholder approval in connection with its initial Business Combination, the Company will proceed with a Business Combination only if a majority of the aggregate outstanding shares that are voted in favor of the Business Combination. In connection with such a vote, the Company will provide its stockholders with the opportunity to redeem their shares of common stock upon the consummation of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to the Company for working capital purposes or the payment of taxes, divided by the number of then outstanding shares of common stock that were sold as part of the Units in the Public Offering, which the Company refers to as its public shares, subject to the limitations described within the registration statement and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed Business Combination. These shares of common stock, excluding the 1,000,000 non-redeemable shares of the 3,000,000 shares purchased in the Public Offering by the Sponsor, are recorded at a redemption value as of September 30, 2017 and December 31, 2016 and classified as temporary equity upon the completion of the Public Offering, in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity”. The Company subsequently agreed to permit its Sponsor to redeem an additional 350,000 of the 1,000,000 non-redeemable shares. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company has until January 29, 2018 (the “Combination Period”) to consummate its initial Business Combination. If the Company is unable to complete its initial Business Combination within the required timeframe the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including a portion of the interest earned thereon which was not previously used for working capital, but net of any taxes, pro rata to its public stockholders by way of redemption of its public shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of its net assets to its remaining stockholders, as part of its plan of dissolution and liquidation; in the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. EXTENSION, TRUST AMENDMENT AND AGREEMENT FOR BUSINESS COMBINATION

Extension

On July 27, 2017, at the Special Meeting of Stockholders (the “Special Meeting”), the Company’s stockholders approved the following items: (i) an amendment (the “Extension Amendment”) to the Company’s Certificate of Incorporation to extend the date by which the Company has to consummate a Business Combination (the “Extension”) from July 29, 2017 to January 29, 2018 (the “Extended Date”); and (ii) an amendment (the “Trust Amendment”) to the investment management trust agreement, dated July 23, 2015, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a Business Combination to the Extended Date. The Company received 98.3% of the affirmative vote of the Company’s outstanding shares of common stock to approve the Extension Amendment and the Trust Amendment. The purpose of the Extension was to allow the Company more time to complete a Business Combination.

Trust Amendment

Following redemptions of 963,112 of the Company’s shares in connection with the Extension, a total of approximately $40.4 million remains in the Trust Account. On July 27, 2017, in connection with the Special Meeting, the Company and Continental entered into the Trust Amendment, pursuant to which the date on which to commence liquidation of the Trust Account established in connection with the Company’s initial Public Offering in the event the Company has not consummated a Business Combination was extended from July 29, 2017 to January 29, 2018.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

2. EXTENSION, TRUST AMENDMENT AND AGREEMENT FOR BUSINESS COMBINATION (cont.)

Business combination

General Terms, Effects, and Consideration

On August 28, 2017, the Company entered into a Share Exchange Agreement with China Sunlong Environmental Technology, Inc., a Cayman Islands company (“CaymanCo”), each of CaymanCo’s shareholders (collectively, the “Sellers”), the Company’s sponsor, Zhong Hui Holding Limited, in the capacity as the representative for the Company’s stockholders prior to the closing of the Business Combination (as defined below) (the “Purchaser Representative”), and Chuanliu Ni, in the capacity as the representative for the Sellers (the “Seller Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, the Company will effect an acquisition of CaymanCo, which primarily conducts its business through its indirect wholly-owned subsidiaries, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. (“Hubei Shengrong”) and Tianjin Commodity Exchange Company Limited (“TJComex” and collectively with CaymanCo and its subsidiaries, the “Sunlong”) by acquiring from the Sellers all outstanding equity interests of CaymanCo (the “Business Combination”).

Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of Sunlong, the Company will issue a number of shares of our common stock (the “Exchange Shares”) at $10.00 per share based on an adjusted equity valuation of CaymanCo (the “Adjusted Equity Value”) determined by starting with a base valuation of $92.0 million, deducting the amount of indebtedness (net of cash) of Sunlong as of the closing, deducting the amount of unpaid transaction expenses incurred by Sunlong, and increasing (or decreasing if negative) such valuation to the extent that the net working capital (excluding indebtedness, cash and transaction expenses) of Sunlong as of the closing is greater than $26.55 million.. Ten percent (10%) of the Exchange Shares (“Escrow Shares”) will be deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of CaymanCo prior to the Business Combination. The Exchange Shares will be subject to a lock-up as set forth in the Lock-Up Agreement as described elsewhere in the preliminary proxy statement filed with the Securities and Exchange Commission on October 11, 2017.

The Escrow Shares will be held in an escrow account maintained by a mutually agreed escrow agent (the “Escrow Agent”). While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by JM Global and not paid until the Escrow Shares are released from escrow to the Sellers, but the Sellers will be entitled to vote the Escrow Shares.

The Business Combination will be accounted for as a “reverse merger” in accordance with accounting principles generally accepted in the U.S. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sunlong comprising ongoing operations of the combined company, Sunlong’s senior management comprising the senior management of the combined company, and Sunlong stockholders having a majority of the voting power of the combined company. For accounting purposes, Sunlong will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Sunlong (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Sunlong). Accordingly, the consolidated assets, liabilities and results of operations of Sunlong will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with Sunlong beginning on the acquisition date.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

2. EXTENSION, TRUST AMENDMENT AND AGREEMENT FOR BUSINESS COMBINATION (cont.)

Representations and Warranties

The Share Exchange Agreement contains a number of representations and warranties made by the Company, on the one hand, and Sunlong, on the other hand, made for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Share Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Share Exchange Agreement. The representations and warranties are customary for transactions similar to the Business Combination. Each representation, warranty, covenant, undertaking and agreement contained in the Share Exchange Agreement will expire as of, and will not survive, the consummation of the Business Combination.

Conditions to Closing

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including, among others: (i) the approval by the Company’s shareholders of the election of certain directors to serve as directors on its board of directors (ii) the expiration or termination of the regulatory waiting periods under any applicable antitrust laws and the receipt of any other required governmental and regulatory approvals and consents, (iii) the entrance by the applicable parties into the Escrow Agreement, the Lock-Up Agreement, the Non-Competition and Non-Solicitation Agreement and the Registration Rights Agreement, (iv) no material adverse effect shall have occurred with respect to the other party (or with respect to CaymanCo, its subsidiaries) since the date of the Share Exchange Agreement (v) the approval by the Company’s shareholders of the election of certain directors to serve as directors on its board of directors, (vi) that upon the closing, and after giving effect to the redemptions, the Company has at least $5,000,001 in net tangible assets (excluding the assets and liabilities of Sunlong), and (vii) that the net working capital of Sunlong shall be at least $22,000,000.

Termination

The Share Exchange Agreement may be terminated under certain customary and limited circumstances at any time prior to closing, including by either party if the transactions contemplated by the Share Exchange Agreement have not been completed by January 29, 2018; provided that the party seeking to terminate shall not have breached in any material respect its obligations in any manner that has proximately caused the failure to consummate the Business Combination. If the Share Exchange Agreement is terminated, all further obligations of the parties under the Share Exchange Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver against trust, and certain general provisions will continue in effect), and neither the Company nor Sunlong will have any further liability to any other party thereto except for liability for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination. In the event that JM Global terminates the Share Exchange Agreement for a breach by CaymanCo or the Sellers, CaymanCo will be required to pay to JM Global as liquidated damages a termination fee equal to $500,000, plus transaction expenses incurred by JM Global and its affiliates, provided that CaymanCo and the Sellers will not be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

Other Agreements

The Business Combination also calls for additional agreements, including, among others, the Escrow Agreement, the Non-competition Agreements, the Lock-Up Agreements, and the Registration Rights Agreement, as described elsewhere in the preliminary proxy statement filed with the Securities and Exchange Commission on October 11, 2017.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) for interim information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying financial statements do not include all of the information and notes required by GAAP for a complete financial statement presentation. These financial statements should be read in conjunction with the Company’s annual Form 10-K filing. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year and pursuant to the rules and regulations of the SEC.

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. At September 30, 2017, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of September 30, 2017. No amounts were accrued for the payment of interest and penalties at September 30, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2017 and December 31, 2016.

Cash and securities held in Trust Account

At September 30, 2017 and December 31, 2016, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Accrued expenses and due to affiliate

Accrued expenses represent amounts the Company owes to its vendors for services that have been provided but not paid for, state franchise tax as well as an affiliate of the Sunlong advanced to the Company for paying the Company’s working capital. These advances are non-interest bearing, unsecured and payable on demand. At September 30, 2017 and December 31, 2016 there was approximately $214,000 and $83,000, respectively, accrued for state franchise tax and third party advance in the Company’s accrued expenses.

Due to affiliate represents entity costs and offering costs paid by an affiliate on behalf of the Company. These advances are non-interest bearing, unsecured and payable on demand.

Redeemable common stock

As discussed in Note 5, 4,000,000 of the 5,000,000 shares of common stock sold as part of the units in the Public Offering contain a redemption feature which allows for the redemption of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. As described in Note 2, in connection with the Extension, 963,112 of the Company’s outstanding shares of common stock were redeemed in July, 2017. Accordingly, at September 30, 2017 and December 31, 2016, 3,036,888 and 4,000,000 Public Shares were classified outside of permanent equity at its redemption value, respectively. In addition to the 4,000,000 common stock with a redemption feature, the Company subsequently agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares. As a result, the Company has a total of 3,386,888 shares of redeemable common stock as of the date of this report.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s interim financial statements.

4. PUBLIC OFFERING

On July 29, 2015, the Company sold 5,000,000 units at a purchase price of $10.00 per unit (“Public Units”) in the Public Offering. Each Public Unit consists of one share of the Company’s common stock, $0.0001 par value, and one common stock purchase warrant. The Company did not register the shares of common stock issuable upon exercise of the warrants at the time of the Public Offering. However, the Company has agreed to use its best efforts to file and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the warrants expire or are redeemed and, the date on which all of the warrants have been exercised and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available. Each warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share). Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will become exercisable on the later of (a) 30 days after the consummation of its initial Business Combination, or (b) 12 months from the closing of the Public Offering. The warrants will expire at 5:00 p.m., New York time, five years after the consummation of its initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the Trust Account. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

The Company paid an upfront underwriting discount of $1,250,000 (approximately 2.5% of the gross proceeds of the Public Offering) to the underwriters at the closing of the Public Offering. The amount was charged to the additional paid in capital account.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 400,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing the initial Business Combination, the option will effectively represent the right to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those issued in the Public Offering. (See Note 6).

5. RELATED PARTY TRANSACTIONS

Founder shares

In April 2015, the Sponsor purchased 1,504,688 shares of the Company’s common stock (the “Founder Shares”) for $25,000, or $0.01662 per share, which included an aggregate of 192,188 Founder Shares that were subject to forfeiture by the Sponsor to the extent that the overallotment option was not exercised by the underwriter. In June 2015, our Sponsor transferred 164,063 Founder Shares to each of Tim Richerson, our Chief Executive Officer, and Peter Nathanial, our President, as well as 3,000 Founder Shares to each of Messrs. Jetta and Qu, our independent directors. These 334,126 Founder Shares were not subject to forfeiture in the event the underwriter’s overallotment option was not exercised in full. The Founder Shares are identical to the shares of common stock included in the Units sold in the Public Offering, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their redemption rights with respect to their founder shares in connection with the consummation of a Business

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

5. RELATED PARTY TRANSACTIONS (cont.)

Combination and (ii) to waive their redemption rights with respect to their founder shares if we fail to complete our Business Combination within the required timeframe. However, our initial stockholders will be entitled to redemption rights with respect to any public shares they hold by way of public market purchase if we fail to consummate a Business Combination within such time period. If we submit our initial Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their shares and any public shares held in favor of our initial Business Combination. The initial stockholders own founder shares equal to 20.0% of the Company’s issued and outstanding shares (not including the placement shares).

On September 8, 2015, the Sponsor forfeited 192,188 Founder Shares since the overallotment was not exercised, so that the initial stockholders owned 20.0% of the Company’s issued and outstanding shares of common stock (not including the placement shares).

Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after our initial Business Combination (the “lock up”). Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, or if we consummate a transaction after our initial Business Combination which results in our stockholders having the right to exchange their shares for cash or property, the Founder Shares will be released from the lock-up.

The Sponsor purchased an aggregate of 3,000,000 units in the Public Offering. The Sponsor has agreed that it will not seek redemption of 1,000,000 shares included in such units. Subsequent to September 30, 2017, the Company agreed to permit the Sponsor to redeem an additional 350,000 of such non-redeemable shares, such that the Sponsor may redeem up to an aggregate of 2,350,000 shares on the same terms as the Public Shares.

In July 2015, the Sponsor purchased 250,000 placement units, each consisting of one share of common stock and one warrant to purchase one-half of one share of common stock at a price of $5.75 per half share, at a price of $10.00 per unit ($2,500,000 in the aggregate,) in a private placement that occurred simultaneously with the completion of the Public Offering. In addition, possible working capital loans by our Sponsor, management team, their affiliates and other third parties may be converted into warrants of the post-business combination entity at a price of $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants). The placement warrants, and the loan warrants, if any, are (or will be) identical to the warrants sold in the Public Offering, except that, if held by our Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial Business Combination. The Sponsors have agreed that the warrants purchased will not be sold or transferred until 30 days following consummation of a Business Combination, subject to certain limited exceptions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the warrants issued to the initial stockholders will expire worthless.

The private placement warrants and the common shares issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the consummation of our initial Business Combination and the placement warrants will be non-redeemable so long as they are held by our Sponsor or its affiliates or designees. If the private placement warrants are held by someone other than the Sponsor, or its respective permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

5. RELATED PARTY TRANSACTIONS (cont.)

Due to Affiliates

For the period from April 10, 2015 (inception) through December 31, 2016, the Company’s Sponsor advanced to us a total, net of repayments, of $140,500 which has been used for the payment of costs associated with the Public Offering. These advances are non-interest bearing, unsecured and due on demand. Total amounts due to the sponsor were $140,500 at September 30, 2017 and December 31, 2016, respectively.

For the period from April 10, 2015 (inception) through December 31, 2016, an officer of the Company advanced us approximately $53,000 for expenses related to the Public Offering. These advances were repaid as of December 31, 2016.

In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment, other than the interest income earned thereon. Up to $1,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants. The terms of such loans by our Sponsors, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

6. COMMITMENTS AND CONTINGENCIES

The underwriter was entitled to an underwriting discount of two and a half percent (2.5%), which was paid in cash.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 400,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing of our initial Business Combination, the option will effectively represent the right to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those offered in the Public Offering. This option may be exercised during the five-year period from the date of the Public Offering commencing on the later of the consummation of an initial Business Combination and the one-year anniversary of the date of the Public Offering. The Company accounts for the fair value of the unit purchase option, net of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimates the fair value of this unit purchase option is approximately $2.02 per unit (for a total fair value of approximately $669,114) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 11.15%, (2) risk-free interest rate of 1.36% and (3) expected life of 5 years. Because the Company’s units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption was calculated using the average volatility of exchange-traded funds tracking various indices, which are representative of the sectors on which the company intends to focus for the initial business transaction, including: Fidelity Select Consumer Staples Portfolio, Rydex Consumer Products Fund, Icon Consumer Staples, Putnam Global Consumer Fund, and Vanguard Consumer Staples ETF. The Company believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the units. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination within the prescribed time period and it liquidates, the option will become worthless. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of cash.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

7. TRUST ACCOUNT

A total of $50,000,000, which includes $47,500,000 of the net proceeds from the Public Offering and $2,500,000 from the sale of the Private Warrants, has been placed in the Trust Account. As of September 30, 2017 and December 31, 2016, the balance in the Trust Account was $40,434,721 and $50,109,326, respectively.

As of September 30, 2017, the Company’s Trust Account consisted of $40,329,255 in U.S. Treasury Bills, $65,385 in accrued interest and $40,081 in cash. As of December 31, 2016, the Company’s Trust Account consisted of $49,940,597 in U.S. Treasury Bills, $5,400 in accrued interest and $163,329 in cash. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying September 30, 2017 and December 31, 2016 balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The carrying amount, excluding interest income, gross unrealized holding gains and fair value of held-to-maturity securities at September 30, 2017 and December 31, 2016 are as follows:

	Held-To-Maturity	Carrying Amount	Accrued Interest	Fair Value
September 30, 2017	U.S. Treasury Bills	$40,329,255	$65,386	$40,394,641

December 31, 2016	U.S. Treasury Bills	$49,940,597	$5,400	$49,945,997

As discussed in Note 2, the Trust Amendment extended the date on which to commence liquidating the Trust Account in the event the Company has not consummated a Business Combination from July 29, 2017 to January 29, 2018. In July, 2017, 963,112 of the Company’s outstanding shares of common stock were redeemed which left approximately $40.4 million in the Trust Account at September 30, 2017.

8. FAIR VALUE MEASUREMENTS

The Company complies with ASC 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table’s present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2017, and December 31, 2016, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	Description	Total Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
September 30, 2017	Cash and U.S. Treasury Bills held in Trust Account	$40,434,721	$40,394,641	$—	$—

December 31, 2016	Cash and U.S. Treasury Bills held in Trust Account	$50,109,326	$49,945,997	$—	$—

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

8. FAIR VALUE MEASUREMENTS (cont.)

As discussed in Note 2, the Trust Amendment extended the date on which to commence liquidating the Trust Account in the event the Company has not consummated a Business Combination from July 29, 2017 to January 29, 2018. In connection with the Extension, 963,112 of the Company’s outstanding shares of common stock were redeemed in July 2017, which left approximately $40.4 million in the Trust Account.

9. STOCKHOLDERS’ EQUITY

Common stock

On October 30, 2015, the Company entered into a twelve-month consulting agreement (the “Agreement”) with FirsTrust China Ltd. (the “Consultant”), pursuant to which the Consultant agreed to provide advisory services relating to potential business combination transactions and the Company agreed to pay the Consultant a monthly fee of $20,000, payable quarterly in advance. In addition, the Company agreed to issue to the Consultant 20,000 restricted shares of the Company’s common stock upon the closing of the Company’s initial Business Combination. The Company estimated the fair value of the shares issuable to the Consultant to be $195,200 and has fully expensed the amount as of December 31, 2016. The Consultant was entitled to piggy-back registration rights relating to such shares similar to the piggy-back registration rights granted to the Company’s initial stockholders. During the year ended December 31, 2016, the Company recorded $150,134 in its consulting expenses.

On June 10, 2016, the Company and the Consultant entered into a termination agreement, pursuant to which the Company and Consultant mutually agreed to terminate the Agreement in exchange for a $60,000 termination fee. Further, the Consultant agreed that the Company shall have no further obligations to the Consultant, including but not limited to the Company’s obligation to issue shares to the Consultant upon the closing of the Company’s initial Business Combination. Accordingly, the Company wrote off the unamortized $65,066 prepaid consulting expenses.

The Company agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares and resulted in a total of 4,350,000 shares of redeemable common stock (see Note 3). As described in Note 2, in connection with the Extension, there were redemptions of 963,112 of the Company’s shares of common stock. Accordingly, at September 30, 2017 and December 31, 2016, 3,036,888 and 4,000,000 Public Shares were classified outside of permanent equity at its redemption value, respectively. In addition to the 4,000,000 common stock with a redemption feature, the Company subsequently agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares. As a result, the Company has a total of 3,386,888 shares of redeemable common stock as of the date of this report.

The Company is authorized to issue 15,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2017 and December 31, 2016, there were 5,599,388 and 6,562,500 shares of common stock issued and outstanding (including 3,036,888 and 4,000,000 shares of common stock subject to redemption, respectively), respectively.

Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At September 30, 2017 and December 31, 2016, there were no shares of preferred stock issued and outstanding. The rights privileges, restrictions and conditions of the preferred shares have not been determined.

Options

In July 2016, the board of directors of the Company appointed two new directors. In August, the Sponsor granted an option to each of the two new directors to acquire 6,000 shares of common stock at a price of $9.79 per share exercisable commencing six months after closing of the initial Business Combination and expiring five years from the closing of the initial Business Combination. The Company estimates the fair value of the purchase options at $15,546 using a Black-Scholes option-pricing model and recorded $15,546 as compensation expenses accordingly for the year ended December 31, 2016.

JM GLOBAL HOLDING COMPANY
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (unaudited)
September 30, 2017

10. SUBSEQUENT EVENTS

In addition to the 4,000,000 common stock with a redemption feature, the Company subsequently agreed to permit its Sponsor to redeem an additional 350,000 of the non-redeemable shares and resulted in a total of 4,350,000 shares of redeemable common stock. As a result, the Company has a total of 3,386,888 shares of redeemable common stock as of the date of this report.

In October 2017, an affiliate of the Sunlong further advanced approximately $30,000 to the Company for working capital purposes. The advance is non-interest bearing, unsecured and due on demand.

In October 2017, Zhong Hui Holding Limited sold an aggregate of 170,000 founder shares to the Company’s CEO and President at the purchase price of $0.017 per share, pursuant to the Securities Assignment Agreement dated October 11, 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
JM Global Holding Company

We have audited the accompanying balance sheets of JM Global Holding Company (the “Company”), as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and for the period from April 10, 2015 (inception) to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JM Global Holding Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and for the period from April 10, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by July 29, 2017, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, PC

New York, New York
March 27, 2017

JM GLOBAL HOLDING COMPANY

Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash	$150,306	$623,044
Prepaid assets	15,580	188,367
Total current assets	165,886	811,411

Trust account	50,109,326	50,023,363

Total assets	$50,275,212	$50,834,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,922	$27,707
Accrued expenses	82,647	43,288
Due to affiliates	140,500	140,500
Total current liabilities	243,069	211,495

Common stock subject to possible redemption: 4,000,000 shares (at a redemption value of approximately $10 per share) at December 31, 2016 and 2015, respectively	40,000,000	40,000,000
Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value, 15,000,000 shares authorized; 2,562,500 shares issued and outstanding (excluding 4,000,000 shares subject to redemption) at December 31, 2016 and 2015, respectively	256	256
Additional paid-in capital	10,807,708	10,857,228
Accumulated deficit	(775,821)	(234,205)
Total stockholders’ equity	10,032,143	10,623,279
Total liabilities and stockholders’ equity	$50,275,212	$50,834,774

See accompanying notes to financial statements

JM GLOBAL HOLDING COMPANY

Statement of Operations

	For the Year Ended December 31, 2016	For the period from April 10, 2015 (date of inception) to December 31, 2015
Revenue	$—	$—

Operating expenses	627,579	257,568

Loss from operations	(627,579)	(257,568)

Interest income	85,963	23,363
Net loss attributable to common stock (excluding shares subject to possible redemption)	$(541,616)	$(234,205)

Basic and diluted net loss per share	$(0.21)	$(0.11)

Weighted average number of common stock outstanding
Basic and diluted (excluding shares subject to possible redemption)	2,562,500	2,091,409

See accompanying notes to financial statements

JM GLOBAL HOLDING COMPANY

Statement of Stockholders’ Equity

For the period from April 10, 2015 (inception) to December 31, 2016

	Common Stock		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Sale of common stock to initial stockholder on April 22, 2015 at $0.01662 per share	1,504,688	$150	$24,850	$—	$25,000

Sale of common stock on July 29, 2015 at $10.00 per share	5,250,000	525	52,499,475	—	52,500,000

Underwriters’ discount and offering expenses	—	—	(1,862,816)	—	(1,862,816)

Proceeds from sale of underwriter options	—	—	100	—	100

Common stock subject to possible redemption	(4,000,000)	(400)	(39,999,600)	—	(40,000,000)

Forfeiture of 192,188 shares of common stocks as a result of no over-allotment option exercised	(192,188)	(19)	19	—	—

Common stock issuable to Firstrust at $9.76 per share	—	—	195,200	—	195,200

Net loss	—	—	—	(234,205)	(234,205)

Balance, December 31, 2015	2,562,500	256	10,857,228	(234,205)	10,623,279

Cancellation of Common stock issuable to Firstrust		—	(65,066)	—	(65,066)

Stock-based compensation recorded for options issued to a director by the sponsor			15,546	—	15,546

Net loss	—	—	—	(541,616)	(541,616)

Balance, December 31, 2016	2,562,500	$256	$10,807,708	$(775,821)	$10,032,143

See accompanying notes to financial statements

JM GLOBAL HOLDING COMPANY

Statements of Cash Flows

	Year Ended December 31, 2016	For the period from April 10, 2015 (inception) to December 31, 2015
Cash flows from operating activities:
Net loss	$(541,616)	$(234,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issuable for consulting fees	97,600	32,533
Stock-based compensation for director fees	15,546	—
Changes in operating assets and liabilities
Increase in prepaid expenses	10,121	(25,700)
Increase in accounts payable	(7,785)	27,707
Increase in accrued expenses	39,359	43,288
Net cash used in operating activities	(386,775)	(156,377)

Cash flows from investing activities:
Proceeds deposited in Trust Account	—	(50,000,000)
Interest income reinvested in Trust Account	(85,963)	(23,363)
Net cash used in investing activities	(85,963)	(50,023,363)

Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholder	—	25,000
Proceeds from sale of units in Private Placement	—	2,500,000
Proceeds from sale of units in Public Offering, net of offering expenses paid	—	48,137,184
Proceeds from sale of underwriter options	—	100
Proceeds from due to affiliates, net	—	140,500
Net cash provided by financing activities	—	50,802,784

Net change in cash	(472,738)	623,044
Cash, beginning of period	623,044	—

Cash, end of period	$150,306	$623,044

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION
Non-cash investing and financing activities
Cancellation of common stock issued for future services included in unamortized prepaid expenses	$65,066	$—
Common stock issuable for consulting services	—	$195,200

See accompanying notes to financial statements

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

JM Global Holding Company (the “Company,” “we” or “us”) is a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s sponsor is Zhong Hui Holding Limited, a Seychelles limited company (the “Sponsor”). The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 23, 2015. The Sponsor purchased, simultaneously with the closing of the Public Offering on July 29, 2015, 250,000 units at $10.00 per unit in a private placement for an aggregate price of $2,500,000. Each unit purchased is substantially identical to the units sold in the Public Offering, except that the Sponsor has agreed that it will not seek redemption of the stock contained within such units. In addition, the Sponsor purchased an aggregate of 3,000,000 units in the Public Offering. The Sponsor has agreed that it will not seek redemption of 1,000,000 shares of the 3,000,000 shares purchased in the Public Offering. In the event that the Company is unable to complete its initial Business Combination within 24 months from the closing of the Public Offering, the non-redeemable 1,000,000 Sponsor shares will be entitled to the liquidation rights described in the “Business Combination” section.

Upon the closing of the Public Offering and the private placement, $50,000,000 was placed in a trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee.

Going Concern

None of our Sponsor, stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Additionally, the Company has until July 29, 2017 to complete its initial business combination. If the Company has not completed its initial business combination by that time, the Company will distribute the aggregate amount then on deposit in the Trust Account, pro rata, to our public shareholders by way of redemption and cease all operations except for purposes of the winding up of our affairs.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Trust Account

An amount equal to 100% of the gross proceeds of the Public Offering received on July 29, 2015 is held in a Trust Account invested in U.S. government securities meeting the conditions of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the 1940 Act, as determined by the Company until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account.

Other than the withdrawal of interest to pay taxes or for working capital, if any, none of the funds held in trust may be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the outstanding public shares included in the units sold in the Public Offering if the Company is unable to complete the Business Combination within 24 months from the closing of the Public Offering.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the private placement, although substantially all of the net proceeds of the Public Offering and the private placement are intended to be generally applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, may decide to not submit the transaction for stockholder approval, unless otherwise required by law. The Company will proceed with a Business Combination if it is approved by the board of directors. In the event that the Company is required to seek stockholder approval in connection with its initial Business Combination, the Company will proceed with a Business Combination only if a majority of the aggregate outstanding shares that are voted in favor of the Business Combination. In connection with such a vote, the Company will provide its stockholders with the opportunity to redeem their shares of common stock upon the consummation of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to the Company for working capital purposes or the payment of taxes, divided by the number of then outstanding shares of common stock that were sold as part of the Units in the Public Offering, which the Company refers to as its public shares, subject to the limitations described within the registration statement and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed Business Combination. These shares of common stock, excluding the 1,000,000 non-redeemable shares of the 3,000,000 shares purchased in the Public Offering by the Sponsor, are recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity”. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company has until 24 months from the closing of the Public Offering (the “Combination Period”) to consummate its initial Business Combination. If the Company is unable to complete its initial Business Combination within 24 months from the closing of the Public Offering the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including a portion of the interest earned thereon which was not previously used for working capital, but net of any taxes, pro rata to its public stockholders by way of redemption of its public shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of its net assets to its remaining stockholders, as part of its plan of dissolution and liquidation; in the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company elected not to opt out of such extended

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC’).

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. At December 31, 2016, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31,

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2016 and 2015, the Company has a deferred tax assets of approximately $328,000 and $84,000 related to the net operating loss carryforwards of approximately $890,000 and $260,000, respectively (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of their deferred tax assets is appropriate at this time.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2016 and 2015. No amounts were accrued for the payment of interest and penalties at December 31, 2016 and 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2016 and 2015.

Cash and securities held in Trust Account

At December 31, 2016 and 2015, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Deferred offering costs

Deferred offering costs consisted of legal, underwriter and accounting fees incurred that were directly related to the Public Offering and that were charged to stockholders’ equity upon the completion of the Public Offering on July 29, 2015. Deferred offering costs amounting to $1,862,816 were charged to stockholders’ equity upon completion of the Offering.

Accrued expenses and due to affiliate

Accrued expenses represents amount the Company owes to its vendors, for which service has been provided but the Company has not paid for and state franchise tax. At December 31, 2016 there was approximately $83,000 accrued for state franchise tax in the Company’s accrued expenses. At December 31, 2015, there were approximately $4,000 of accrued travel expenses and $39,000 accrued state franchise tax in the Company’s accrued expenses. Due to affiliate represents entity costs and offering costs paid by an affiliate on behalf of the Company. These advances are non-interest bearing, unsecured and payable on demand.

Redeemable common stock

As discussed in Note 4, 4,000,000 of the 5,000,000 shares of common stock sold as part of the units in the Public Offering contain a redemption feature which allows for the redemption of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

Accordingly, at December 31, 2016 and 2015, 4,000,000 of the 5,000,000 Public Shares were classified outside of permanent equity at its redemption value.

Recently issued accounting standards

The Company complies with ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management is required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and the adoption of ASU 2014-15 will not have a material effect on its financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. PUBLIC OFFERING

On July 29, 2015, the Company sold 5,000,000 units at a purchase price of $10.00 per unit (“Public Units”) in the Public Offering. Each Public Unit consists of one share of the Company’s common stock, $0.0001 par value, and one common stock purchase warrant. The Company did not register the shares of common stock issuable upon exercise of the warrants at the time of the Public Offering. However, the Company has agreed to use its best efforts to file and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the warrants expire or are redeemed and, the date on which all of the warrants have been exercised and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available. Each warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share). Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will become exercisable on the later of (a) 30 days after the consummation of its initial Business Combination, or (b) 12 months from the closing of the Public Offering. The warrants will expire at 5:00 p.m., New York time, five years after the consummation of its initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the Trust Account. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

The Company paid an upfront underwriting discount of $1,250,000 (approximately 2.5% of the gross proceeds of the Public Offering) to the underwriters at the closing of the Public Offering. The amount was charged to the additional paid in capital account.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 400,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing the initial

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

3. PUBLIC OFFERING (cont.)

Business Combination, the option will effectively represent the right to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those issued in the Public Offering. (See Note 5).

4. RELATED PARTY TRANSACTIONS

Founder shares

In April 2015, the Sponsor purchased 1,504,688 shares of the Company’s common stock (the “Founder Shares”) for $25,000, or $0.01662 per share, which included an aggregate of 192,188 Founder Shares that were subject to forfeiture by the Sponsor to the extent that the overallotment option was not exercised by the underwriter. In June 2015, our Sponsor transferred 164,063 Founder Shares to each of Tim Richerson, our Chief Executive Officer, and Peter Nathanial, our President, as well as 3,000 Founder Shares to each of Messrs. Jetta and Qu, our independent directors. These 334,126 Founder Shares were not subject to forfeiture in the event the underwriter’s overallotment option was not exercised in full. The Founder Shares are identical to the shares of common stock included in the Units sold in the Public Offering, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their redemption rights with respect to their founder shares in connection with the consummation of a Business Combination and (ii) to waive their redemption rights with respect to their founder shares if we fail to complete our Business Combination within 24 months from the closing of the Public Offering. However, our initial stockholders will be entitled to redemption rights with respect to any public shares they hold by way of public market purchase if we fail to consummate a Business Combination within such time period. If we submit our initial Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their shares and any public shares held in favor of our initial Business Combination. The initial stockholders own founder shares equal to 20.0% of the Company’s issued and outstanding shares (not including the placement shares).

On September 8, 2015, the Sponsor forfeited 192,188 Founder Shares since the overallotment was not exercised, so that the initial stockholders owned 20.0% of the Company’s issued and outstanding shares of common stock (not including the placement shares).

Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after our initial Business Combination (the “lock up”). Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, or if we consummate a transaction after our initial Business Combination which results in our stockholders having the right to exchange their shares for cash or property, the Founder Shares will be released from the lock-up.

The Sponsor purchased an aggregate of 3,000,000 units in the Public Offering. The Sponsor has agreed that it will not seek redemption of 1,000,000 shares included in such units.

Private placement

In July 2015, the Sponsor purchased 250,000 placement units, each consisting of one share of common stock and one warrant to purchase one-half of one share of common stock at a price of $5.75 per half share, at a price of $10.00 per unit ($2,500,000 in the aggregate,) in a private placement that occurred simultaneously with the completion of the Public Offering. In addition, possible working capital loans by our Sponsor, management team, their affiliates and other third parties may be converted into warrants of the post-business combination entity at a price of $0.50 per warrant (a maximum of 1,000,000 warrants if up to $500,000 is loaned and that amount is converted into warrants). The placement warrants, and the loan warrants, if any, are (or will be) identical to the

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

4. RELATED PARTY TRANSACTIONS (cont.)

warrants sold in the Public Offering, except that, if held by our Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial Business Combination. The Sponsors have agreed that the warrants purchased will not be sold or transferred until 30 days following consummation of a Business Combination, subject to certain limited exceptions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the warrants issued to the initial stockholders will expire worthless.

The private placement warrants and the common shares issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the consummation of our initial Business Combination and the placement warrants will be non-redeemable so long as they are held by our Sponsor or its affiliates or designees. If the private placement warrants are held by someone other than the Sponsor, or its respective permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering.

Due to Affiliates

For the period from April 10, 2015 (inception) through December 31, 2016, the Company’s Sponsor advanced to us a total, net of repayments, of $140,500 which has been used for the payment of costs associated with the Public Offering. These advances are non-interest bearing, unsecured and due on demand. Total amounts due to the sponsor were $140,500 at December 31, 2016 and 2015, respectively.

For the period from April 10, 2015 (inception) through December 31, 2016, an officer of the Company advanced us approximately $53,000 for expenses related to the Public Offering. These advances were repaid as of December 31, 2016.

In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment, other than the interest income earned thereon. Up to $1,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants. The terms of such loans by our Sponsors, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

5. COMMITMENTS AND CONTINGENCIES

The underwriter was entitled to an underwriting discount of two and a half percent (2.5%), which was paid in cash.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 400,000 units exercisable at $10.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing of our initial Business Combination, the option will effectively represent the right to purchase up to 400,000 shares of common stock and 400,000 warrants to purchase 200,000 shares at $11.50 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those offered in the Public Offering. This option may be exercised during the five-year period from the date of the Public Offering commencing on the later of the consummation of an initial Business Combination and the one-year anniversary of the date of the Public Offering. The Company accounts for the fair value of the unit purchase option, net of the

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

5. COMMITMENTS AND CONTINGENCIES (cont.)

receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimates the fair value of this unit purchase option is approximately $2.02 per unit (for a total fair value of approximately $669,114) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 11.15%, (2) risk-free interest rate of 1.36% and (3) expected life of 5 years. Because the Company’s units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption was calculated using the average volatility of exchange-traded funds tracking various indices, which are representative of the sectors on which the company intends to focus for the initial business transaction, including: Fidelity Select Consumer Staples Portfolio, Rydex Consumer Products Fund, Icon Consumer Staples, Putnam Global Consumer Fund, and Vanguard Consumer Staples ETF. The Company believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the units. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination within the prescribed time period and it liquidates, the option will become worthless. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of cash.

6. TRUST ACCOUNT

A total of $50,000,000, which includes $47,500,000 of the net proceeds from the Public Offering and $2,500,000 from the sale of the Private Warrants, has been placed in the Trust Account. As of December 31, 2016 and 2015, the balance in the Trust Account was $50,109,326 and $50,023,363, respectively.

As of December 31, 2016, the Company’s Trust Account consisted of $49,940,597 in U.S. Treasury Bills, $5,400 in accrued interest and $163,329 in cash. As of December 31, 2015, the Company’s Trust Account consisted of $49,994,122 in U.S. Treasury Bills, $21,485 in accrued interest and $7,756 in cash. The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2016 and 2015 balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The carrying amount, excluding interest income, gross unrealized holding gains and fair value of held-to-maturity securities at December 31, 2016 and 2015 are as follows:

	Held-To-Maturity	Carrying Amount	Gross Unrealized Holding Gains	Fair Value
December 31, 2016	U.S. Treasury Securities	$49,940,597	$5,400	$49,945,997

December 31, 2015	U.S. Treasury Securities	$49,994,122	$21,485	$50,015,607

7. FAIR VALUE MEASUREMENTS

The Company complies with ASC 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

7. FAIR VALUE MEASUREMENTS (cont.)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2016 and 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	Description	Total Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
December 31, 2016	Cash and securities held in Trust Account	$50,109,326	$50,109,326	$—	$—

December 31, 2015	Cash and securities held in Trust Account	$50,023,363	$50,023,363	$—	$—

8. STOCKHOLDERS’ EQUITY

Common stock

On October 30, 2015, the Company entered into a twelve-month consulting agreement (the “Agreement”) with FirsTrust China Ltd. (the “Consultant”), pursuant to which the Consultant agreed to provide advisory services relating to potential business combination transactions and the Company agreed to pay the Consultant a monthly fee of $20,000, payable quarterly in advance. In addition, the Company agreed to issue to the Consultant 20,000 restricted shares of the Company’s common stock upon the closing of the Company’s initial Business Combination. The Company estimated the fair value of the shares issuable to the Consultant to be $195,200 and has expensed on a pro-rata basis over the term of the contract. The Consultant is entitled to piggy-back registration rights relating to such shares similar to the piggy-back registration rights granted to the Company’s initial stockholders. During the year ended December 31, 2016, the Company recorded $150,134 in its consulting expenses.

On June 10, 2016, the Company and the Consultant entered into a termination agreement, pursuant to which the Company and Consultant mutually agreed to terminate the Agreement in exchange for a $60,000 termination fee. Further, the Consultant agreed that the Company shall have no further obligations to the Consultant, including but not limited to the Company’s obligation to issue shares to the Consultant upon the closing of the Company’s initial business combination. Accordingly, the Company wrote off the unamortized $65,066 prepaid consulting expenses.

The Company is authorized to issue 15,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2016, there were 6,562,500 shares of common stock issued and outstanding (including 4,000,000 shares of common stock subject to redemption).

Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2016, there were no shares of preferred stock issued and outstanding. The rights privileges, restrictions and conditions of the preferred shares have not been determined.

JM GLOBAL HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

8. STOCKHOLDERS’ EQUITY (cont.)

Options

In July 2016, the board of directors of the Company appointed two new directors. In August, the Sponsor has granted an option to each of the two new directors to acquire 6,000 shares of common stock at a price of $9.79 per share exercisable commencing six months after closing of the initial Business Combination and expiring five years from the closing of the initial Business Combination. The Company estimates the fair value of the purchase options at $15,546 using a Black-Scholes option-pricing model and recorded $15,546 as compensation expenses accordingly for the year ended December 31, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
China Sunlong Environmental Technology Inc.

We have audited the accompanying consolidated balance sheets of China Sunlong Environmental Technology Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Sunlong Environmental Technology Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, New York
July 20, 2017

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2017		December 31, 2016	December 31, 2015
	(Unaudited	)
ASSETS
CURRENT ASSETS
Cash	$414,831		$501,352	$646,778
Notes receivable	—		—	154,100
Accounts receivable	21,060,871		86,396	52,224
Other receivables	4,103		374	4,008
Inventories, net	3,876,665		76,698	2,271,142
Prepayments	25,047,318		25,614,202	9,533,989
Total current assets	50,403,788		26,279,022	12,662,241

PLANT AND EQUIPMENT, NET	2,192,520		359,390	110,084

OTHER ASSETS
Goodwill	3,830,813		—	—
Intangible assets, net	1,242,155		1,378,830	1,744,955
Other assets	1,154,433		9,780	2,761
Deferred tax assets	—		—	4,203
Total other assets	6,227,401		1,388,610	1,751,919

Total assets	$58,823,709		$28,027,022	$14,524,244

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short term loans – bank	$2,254,425		$2,159,895	$1,541,000
Third party loan	145,228		—	—
Accounts payable	249,178		126,766	118,718
Other payables and accrued liabilities	194,623		31,360	267,070
Other payables – related parties	988,476		260,004	275,311
Customer deposits	969,903		533,494	2,109,072
Taxes payable	16,231,526		8,806,050	2,573,130
Total current liabilities	21,033,359		11,917,569	6,884,301

OTHER LIABILITIES
Accounts payable – noncurrent	15,781		83,156	—
Deferred rent liabilities	50,884		4,875	—
Total other liabilities	66,665		88,031	—

Total liabilities	21,100,024		12,005,600	6,884,301

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 105,935, 100,000 and 100,000 shares issued and outstanding as of September 30, 2017, December 31, 2016 and 2015, respectively	53		50	50
Shares subscription receivable	(50)		(50)	(50)
Additional paid-in capital	10,593,288		5,093,291	5,093,291
Statutory reserves	2,247,684		1,171,146	242,142
Retained earnings	24,576,883		10,570,860	2,210,523
Accumulated other comprehensive (loss) income	305,827		(813,875)	93,987
Total shareholders’ equity	37,723,685		16,021,422	7,639,943

Total liabilities and shareholders’ equity	$58,823,709		$28,027,022	$14,524,244

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited )	(Unaudited )
REVENUES
Equipment and systems	$18,365,058	$20,077,025	$25,468,391	$22,821,219
Trading and others	19,980,554	398,172	837,332	—
Equipment and systems – related party	—	—	—	1,063,803
TOTAL REVENUES	38,345,612	20,475,197	26,305,723	23,885,022

COST OF REVENUES
Equipment and systems	5,937,155	11,790,340	13,740,846	13,620,401
Trading and others	13,148,665	125,986	407,990	—
Equipment and systems – related party	—	—	—	667,859
TOTAL COST OF REVENUES	19,085,820	11,916,326	14,148,836	14,288,260

GROSS PROFIT	19,259,792	8,558,871	12,156,887	9,596,762

OPERATING EXPENSES:
Selling, general and administrative	1,114,947	626,414	867,872	978,554

INCOME FROM OPERATIONS	18,144,845	7,932,457	11,289,015	8,618,208

OTHER INCOME (EXPENSE)
Interest income	580	586	752	774
Interest expense	(127,551)	(100,018)	(143,632)	(168,966)
Gain from disposal of long-lived assets	—	—	—	13,503
Other expense, net	(30,611)	(15,783)	(6,859)	(9,072)
Total other expense, net	(157,582)	(115,215)	(149,739)	(163,761)

INCOME BEFORE INCOME TAXES	17,987,263	7,817,242	11,139,276	8,454,447

PROVISION FOR INCOME TAXES	2,904,702	1,254,821	1,849,935	1,401,113

NET INCOME	15,082,561	6,562,421	9,289,341	7,053,334

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	1,119,702	(291,150)	(907,862)	(334,076)

COMPREHENSIVE INCOME	$16,202,263	$6,271,271	$8,381,479	$6,719,258

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	104,000	100,000	100,000	100,000

EARNINGS PER SHARE
Basic and diluted	$145.02	$65.62	$92.89	$70.53

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Shares	Additional		Retained earnings (accumulated deficit)	Accumulated other
	Ordinary Shares		Subscription	paid-in	Statutory		comprehensive
	Shares	Par Value	Receivable	capital	reserves	Unrestricted	income (loss)	Total
BALANCE, December 31, 2014	100,000	$50	$(50)	$5,093,291	$—	$(4,600,669)	$428,063	$920,685
Net income	—	—	—	—	—	7,053,334	—	7,053,334
Statutory reserve	—	—	—	—	242,142	(242,142)	—	—
Foreign currency translation	—	—	—	—	—	—	(334,076)	(334,076)
BALANCE, December 31, 2015	100,000	50	(50)	5,093,291	242,142	2,210,523	93,987	7,639,943
Net income	—	—	—	—	—	9,289,341	—	9,289,341
Statutory reserve	—	—	—	—	929,004	(929,004)	—	—
Foreign currency translation	—	—	—	—	—	—	(907,862)	(907,862)
BALANCE, December 31, 2016	100,000	50	(50)	5,093,291	1,171,146	10,570,860	(813,875)	16,021,422
Acquisition of TJComex International Group Corp.	5,935	3		5,499,997	—	—	—	5,500,000
Net income	—	—	—	—	—	15,082,561	—	15,082,561
Statutory reserve	—	—	—	—	1,076,538	(1,076,538)	—	—
Foreign currency translation	—	—	—	—	—	—	1,119,702	1,119,702
BALANCE, September 30, 2017 (Unaudited)	105,935	$53	$(50)	$10,593,288	$2,247,684	$24,576,883	$305,827	$37,723,685

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,082,561	$6,562,421	$9,289,341	$7,053,334
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	115,695	18,684	29,592	22,036
Amortization of intangible assets	192,702	199,254	263,216	280,708
Bad debt expense	—	—	—	27,302
(Recovery of) Provision for inventory reserve	—	13,154	(59,457)	63,408
Amortization of deferred revenue	—	—	—	(2,842)
Gain from disposal of long-lived assets	—	—	—	(13,503)
Loss from disposal of equity investment	—	—	—	15,065
Deferred tax provision	—	4,146	4,107	29,036
Change in operating assets and liabilities
Notes receivable	—	151,999	150,594	(160,600)
Accounts receivable	(19,824,722)	(3,179,928)	(72,436)	1,583,693
Other receivables	(3,484)	(4,042)	(4,005)	5,117,691
Inventories	(3,673,256)	848,501	2,198,713	(2,267,966)
Prepayments	1,678,264	(10,488,411)	(17,471,345)	(8,061,980)
Accounts payable	15,442	(73,346)	(78,312)	(1,482,287)
Other payables and accrued liabilities	100,286	(222,687)	(223,097)	(2,846,978)
Customer deposits	404,007	999,639	(1,503,137)	2,175,870
Taxes payable	6,021,967	4,210,801	6,695,153	2,548,969
Net cash (used in) provided by operating activities	109,462	(959,815)	(781,073)	4,080,956

CASH FLOWS FROM INVESTING ACTIVITIES:
Other receivables – related party	—	—	—	(4,415,883)
Cash received from acquisition of TJComex International Group Corp.	23,452	—	—	—
Proceeds from sale of long-lived assets	—	—	—	16,060
Purchases of plant and equipment	(1,873)	(395)	(116,036)	(28,329)
Net cash (used in) provided by investing activities	21,579	(395)	(116,036)	(4,428,152)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on offering related costs	(450,524)	—	—	—
Proceeds from short-term loans – bank	3,675,025	2,279,985	2,258,910	1,606,000
Repayments of short-term loans – bank	(3,675,025)	(1,519,990)	(1,505,940)	(2,409,000)
Proceeds from third party loan	145,645	—	—	—
Proceeds from (repayments to) other payable – related parties	62,732	(7,258)	35,991	1,794,995
Net cash (used in) provided by financing activities	(242,147)	752,737	788,961	991,995

EFFECT OF EXCHANGE RATE ON CASH	24,585	(14,166)	(37,278)	(28,152)

(DECREASE) INCREASE IN CASH	(86,521)	(221,639)	(145,426)	616,647

CASH, beginning of period	501,352	646,778	646,778	30,131

CASH, end of period	$414,831	425,139	$501,352	$646,778

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—	$—	$—
Cash paid for interest	$121,482	$100,018	$143,632	$168,966

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Other receivables – related parties and other payables – related parties offset upon execution of three-parties agreement	$—	$—	$—	$4,464,063
Accounts receivable and other payables – related parties offset upon execution of three-parties agreement	$—	$—	$33,116	$—
Unpaid leasehold improvement costs	$—	$—	$181,842	$—
Disposal of equity investment	$—	$—	$—	$64,240
Issuance of ordinary shares for the acquisition of TJComex International Group Corp.	$5,500,000	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

China Sunlong Environmental Technology Inc. (“China Sunlong”) is a holding company incorporated on August 31, 2015, under the laws of Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI is a holding company incorporated on June 30, 2015, under the laws of the British Virgin Islands. Shengrong BVI has no substantive operations other than holding all of the outstanding share capital of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”). Shengrong HK is also a holding company holding all of the outstanding equity of Shengrong Environmental Protection Technology (Wuhan) Co., Ltd. (“Shengrong WFOE”).

China Sunlong and its subsidiaries (collectively, the “Company”) are a high tech enterprise which focused on the industrial solid waste recycling and comprehensive utilization. The Company’s main technology productions are high efficiency permanent magnetic separator and comprehensive utilization system for industrial solid wastes.  The Company’s headquarter is located in Hubei Province, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by the wholly owned operating Chinese company, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Hubei Shengrong”).

On March 15, 2016, the Company completed its reorganization of entities under the common control of Ms. Jiazhen Li and Mr. Xiaonian Zhang, who collectively owned 100% of Hubei Shengrong prior to the reorganization and indirectly through China Sunlong after the reorganization. Shengrong BVI, Shengrong HK, and Shengrong WFOE were established as holding companies of Hubei Shengrong, and all of these entities are under common control, for which the consolidation of Hubei Shengrong has been accounted for as a reorganization of entities under common control at carrying value and prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of China Sunlong.

On March 31, 2017, the Company completed its acquisition of 100% of the equity in TJComex International Group Corporation (“TJComex BVI”). At the closing of the share exchange on March 31, 2017, the selling shareholders of TJComex BVI received 5,935 shares (”Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC.

TJComex Tianjin is engaged in general merchandise trading business and related consulting services, and its headquarter is located in the city of Tianjin, in the PRC.

The accompanying consolidated financial statements reflect the activities of China Sunlong and each of the following entities:

Name	Background	Ownership
Shengrong BVI	• A British Virgin Island company • Incorporated on June 30, 2015	100% owned by China Sunlong
Shengrong HK	• A Hong Kong company • Incorporated on September 25, 2015	100% owned by Shengrong BVI
Shengrong WFOE	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on March 1, 2016 • Registered capital of USD 12,946 (HKD100,000), fully funded	100% owned by Shengrong HK
Hubei Shengrong

•    A PRC limited liability company

•    Incorporated on January 14, 2009

•    Registered capital of USD 4,417,800 (RMB 30,000,000), fully funded

•    Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system.

100% owned by Shengrong WFOE

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Fujian Shengrong

•    A PRC limited liability company

•    Incorporated on October 10, 2017

•    Registered capital of USD 1,518,120 (RMB 10,000,000), to be fully funded by October 10, 2019

•    Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system.

100% owned by Hubei Shengrong
TJComex BVI	• A British Virgin Island company • Incorporated on March 8, 2016	100% owned by China Sunlong
TJComex HK	• A Hong Kong company • Incorporated on March 19, 2014	100% owned by TJComex BVI
TJComex WFOE	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on March 10, 2004 • Registered capital of USD 200,000	100% owned by TJComex HK
TJComex Tianjin	• A PRC limited liability company • Incorporated on November 19, 2007 • Registered capital of USD 7,809,165 (RMB 55,000,000) • General merchandise trading business and related consulting services	100% owned by TJComex WFOE

Recent development

On August 28, 2017, the Company entered into a share exchange agreement with JM Global Holding Company (“JM Global”), a special purpose acquisition company.   Under the terms of the share exchange agreement, JM Global will acquire all of the outstanding equity interests of the Company from the Company’s shareholders in exchange for newly issued shares of common stock of the Company valued at $10.00 per share, with the number of shares based on the $92.0 million valuation of the Company, subject to decrease for any of the Company’s debt net of cash and unpaid transaction expenses, as well as subject to adjustment based on the Company’s net working capital at the closing. 10% of the JM Global shares payable to the Company’s shareholders in the transaction will be held in escrow for 18 months after the closing as a security for the Company’s and such shareholders’ indemnification obligations under the share exchange agreement.  The transaction is subject to the satisfaction of customary closing conditions, including the approval of JM Global’s shareholders.  The transaction is expected to close in the fourth quarter of 2017, promptly following the JM Global’s special shareholders’ meeting to approve the transaction.

This transaction will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of the Company will own the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations will be the operations of the Company following the transaction.  Accordingly, the Company will be deemed to be the accounting acquirer in the transaction and the transaction will be treated as a recapitalization of the Company.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position as of September 30, 2017, its results of operations and its cash flows for the nine months ended September 30, 2017 and 2016, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Principles of consolidation

The consolidated financial statements of the Company include the accounts of China Sunlong and its wholly owned subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of intangible assets, and plant and equipment, impairment of long-lived assets, collectability of receivables, inventory valuation allowance, and realization of deferred tax assets. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to $305,827, $(813,875) and $93,987 as of September 30, 2017, December 31, 2016 and 2015, respectively. The balance sheet amounts, with the exception of shareholders’ equity at September 30, 2017, December 31, 2016 and 2015 were translated at 6.65 RMB, 6.94 RMB and 6.49 RMB to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate.  The average translation rates applied to statement of income accounts for the nine months ended September 30, 2017 and 2016 were 6.80 RMB and 6.58 RMB, respectively. The average translation rates applied to statement of income accounts for the years ended December 31, 2016 and 2015 were 6.64 RMB and 6.23 RMB, respectively.  Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

Notes receivable

Notes receivable represented trade accounts receivable due from various customers where the customers’ banks guaranteed the payment. The notes were non-interest bearing and usually paid within three to six months.

Accounts receivable

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was required as of September 30, 2017, December 31, 2016 and 2015.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value.

Prepayments

Prepayments are monies deposited or advanced to outside vendors for future inventory or services purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that the Company will complete its purchases on a timely basis. This amount is refundable and bears no interest. The Company has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to the Company when the contract ends.

At the end of 2016, Hubei Shengrong signed a long-term cooperation agreement with a vendor as part of the plan to ensure a steady supply of inventory in 2017. In accordance with the cooperation agreement, Hubei Shengrong committed to purchase the majority of its raw materials from this vendor in 2017 and prepaid the vendor for the estimated total purchase amount in order to secure the supply source in advance.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method after consideration of the estimated useful lives of the assets and estimated residual value. The estimated useful lives and residual value are as follows:

	Useful Life	Estimated Residual Value
Building	Shorter of the remaining building certificate terms or estimated useful lives	5%
Office equipment and furnishing	5 years	5%
Production equipment	3-10 years	5%
Automobile	5 years	5%
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives	0%

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income.  Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

Intangible assets represent patents.  Research and development costs associated with internally developed patents are expensed when incurred. Internally developed patents are initially recorded at patent application cost. Patents acquired through capital injection at the date of the Company’s formation were recorded at fair value. The patents have finite useful lives and are amortized using a straight-line method that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The original estimated useful lives for intangible assets are 10 and 20 years. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Impairment for long-lived assets

Long-lived assets, including plant, equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of September 30, 2017, December 31, 2016 and 2015, no impairment of long-lived assets was recognized.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Customer deposits

Customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 3% to 10% advanced deposits from the customers upon the signing of the sales contracts. At various stages of the sales contract execution, the Company generally collects certain amounts of advanced deposits from the customers based on the approximate amount of cash flows needed at each stage. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Revenue recognition

Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured.

Revenue from equipment and systems and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, the Company has no other significant obligations and collectability is reasonably assured. In addition, training service revenues are recognized when the services are rendered and the Company has no other obligations, and collectability is reasonably assured. Training service revenues for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015 were not significant. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits. All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% to 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product.

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of the Company’s trading of industrial waste materials business, the Company directly purchases the processed industrial waste materials from the Company’s suppliers under the Company’s specifications and drop ships the materials directly to the Company’s customers. In these situations, the Company generally collects the sales proceed directly from the Company’s customers and pay for the inventory purchases to the Company’s suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction. In determining whether the Company is the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. Since the Company is the primary obligor and is responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) baring the back-end risk of inventory loss with respect to any product return from the Company’s customers, the Company has concluded that it is the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company incurred no penalties and interest relating to the underpayment of income tax for the nine months ended September 30, 2017 and 2016. The Company incurred $38,295 and $26,903 of penalties and interest relating to underpayment of income tax which are classified as income tax expense for the years ended December 31, 2016 and 2015, respectively. As of both September 30, 2017 and December 31, 2016, the Company’s PRC tax returns filed for 2014, 2015 and 2016 remain subject to examination by any applicable tax authorities.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company’s fiscal year beginning January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

have the same effective date as the new revenue standard. Preliminarily, the Company plans to adopt Topic 606 in the first quarter of its fiscal 2018 using the retrospective transition method, and is continuing to evaluate the impact of its pending adoption of Topic 606 will have on its consolidated financial statements.  The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09.  Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts.  While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In July 2015, the FASB issued ASU No. 2015-11, an amendment to Topic 330 for simplifying the measurement of inventory. The update requires that inventory be measured at the lower of cost and net realizable value where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendment is intended to provide clarification on the measurement and disclosure of inventory in Topic 330 and not intended for those clarifications to result in any changes in practice. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted for all entities and should be applied prospectively. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has elected to early adopt the ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is require to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Amendments to the ASC 842 Leases. This update requires lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests held through related parties that are under common control. The amendments in this ASU require that the reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity (“VIE”) and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this ASU did not have any effect on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business. The amendments in this ASU is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, this ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The adoption of this ASU would not have a material effect on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Business combination

On March 31, 2017, China Sunlong completed its acquisition of 100% equity interest in TJComex International Group Corporation (“TJComex BVI”) through a share exchange to expand its business on trading certain solid wastes through TJComex BVI’s commodity exchange channels. At the closing of the share exchange on March 31, 2017, the Selling Shareholders received 5,935 shares (”Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity interests in TJComex BVI, equating to 100% of all outstanding interests in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (the “TJComex Tianjin”), a limited liability company incorporated under the law of the PRC. The $926.71 per share price of China Sunlong Common Stock was based on a valuation of approximately $92.7 million of China Sunlong’s enterprise value determined by an independent third-party appraiser using discounted cash flows projection model. The projected cash flows are based upon, but not limited to, assumptions such as 1) projected selling units and growth in the industry, 2) projected unit selling price, 3) projected unit cost of manufactured, 4) selling and general and administrative expenses to be in line with the growth in the industry, and 5) projected bank borrowings rate or interest rate index.

The Company’s acquisition of TJComex BVI was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of TJComex BVI based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Except for cash, the Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the following valuation methodologies with level 3 inputs: Other current assets, plant and equipment and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of TJComex BVI based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$5,500,000

Fair Value
Cash	$23,451
Other current assets	794,938
Plant and equipment	1,866,894
Other noncurrent assets	609,126
Goodwill	3,819,354
Total asset	7,113,763
Total liabilities	(1,613,763)
Net asset acquired	$5,500,000

Approximately $3.8 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and TJComex BVI. None of the goodwill is expected to be deductible for income tax purposes.

For the three months ended March 31, 2017, the impact of the acquisition of TJComex BVI to the consolidated statements of income and comprehensive income was not material.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Accounts receivable

Accounts receivable consist of the following:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Accounts receivable	$21,060,871	$86,396	$52,224
Less: Allowance for doubtful accounts	—	—	—
Total accounts receivable, net	$21,060,871	$86,396	$52,224

Note 5 — Inventories

Inventories consist of the following:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Raw materials	$—	$—	$52,734
Work in progress	3,835,708	76,698	2,279,249
Finished goods	40,957	—	—
Inventory reserve	—	—	(60,841)
Total inventories	$3,876,665	$76,698	$2,271,142

Movement of inventory reserve is as follows:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Beginning balance	$—	$60,841	$—
Addition	—	—	60,841
Recovery	—	(56,851)	—
Exchange rate effect	—	(3,990)	—
Ending balance	$—	$—	$60,841

Note 6 — Plant and equipment, net

Plant and equipment consist of the following:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Building	$1,511,735	$—	$—
Production equipment	191,414	183,388	195,859
Office equipment and furniture	153,815	39,311	38,973
Automobile	38,430	—	—
Leasehold improvement	1,765,663	293,843	13,153
Subtotal	3,661,057	516,542	247,985
Less: accumulated depreciation and amortization	(1,468,537)	(157,152)	(137,901)
Total	$2,192,520	$359,390	$110,084

Depreciation and amortization expense for the nine months ended September 30, 2017 and 2016 amounted to $115,695 and $18,684, respectively. Depreciation and amortization expense for the years ended December 31, 2016 and 2015 amounted to $29,592 and $22,036, respectively.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Intangible assets, net

Intangible assets consist of the following:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Patents	$3,168,609	$3,035,747	$3,248,829
Less: accumulated amortization	(1,926,454)	(1,656,917)	(1,503,874)
Net intangible assets	$1,242,155	$1,378,830	$1,744,955

Amortization expense for the nine months ended September 30, 2017 and 2016 amounted to $192,702 and $199,254, respectively. Amortization expense for the years ended December 31, 2016 and 2015 amounted to $263,216 and $280,708, respectively.

The estimated amortization is as follows:

Twelve months ending September 30,	Estimated amortization expense
2018	$262,694
2019	262,694
2020	262,694
2021	262,694
2022	191,379
Total	$1,242,155

Note 8 — Related party balances and transactions

Related party balances

a.       Other payables — related parties:

Name of related party	Relationship	September 30, 2017	December 31, 2016	December 31, 2015
		(Unaudited)
Jiazhen Li	CEO of Hubei Shengrong, Shareholder of China Sunlong	$289,204	$260,004	$275,311
Chuanliu Ni	CEO of TJComex Tianjin	699,272	—	—
		$988,476	$260,004	$275,311

Related party transactions:

a.       Revenues — related party:

		Years ended
Name of related party	Relationship	December 31, 2016	December 31, 2015
Wuhan Mingjia Industry and Trade development Co., Ltd.	CEO was the majority owner, legal representative and general manager; CEO transferred her ownership to a third party on September 11, 2015	$—	$1,063,803

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Debt

Short term loans

Short term loan due to bank is as follows:

Short term loans	Maturities	Weighted average interest rate	Collateral/Guarantee	September 30, 2017	December 31, 2016	December 31, 2015
				(Unaudited)
Loan from Wuhan Rural Commercial Bank	July 23, 2017	7.35%	Guaranteed by Hubei Changyang Hongrong Environmental Protection Science and Technology Co. Ltd., a related party	$—	$1,439,930	$1,541,000
Loan from Wuhan Rural Commercial Bank	July 18, 2017	7.80%	Patent	—	719,965	—
Loan from Wuhan Rural Commercial Bank	July 23, 2018	7.35%	Guaranteed by Hubei Changyang Hongrong Environmental Protection Science and Technology Co. Ltd., a related party and pledged with its patent as a collateral	2,254,425	—	—
Total				$2,254,425	$2,159,895	$1,541,000

Third party loan

In April 2017, the Company obtained an unsecured loan from an unrelated third party amounting to $145,228 (RMB 1,000,000) to be due on April 27, 2018 with an annual interest rate of 10%.

Interest expense for the nine months ended September 30, 2017 and 2016 amounted to $127,551 and $100,018, respectively. Interest expense for the years ended December 31, 2016 and 2015 amounted to $143,632 and $168,966, respectively.

Note 10 — Taxes

Income tax

Cayman Islands

China Sunlong is incorporated in the Cayman Islands and are not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by China Sunlong to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Shengrong BVI and TJComex BVI are incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Taxes (cont.)

Hong Kong

Shengrong HK and TJComex HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Shengrong HK and TJComex HK are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the provision for income taxes are as follows:

	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016	For the year ended December 31, 2016	For the year ended December 31, 2015
	(Unaudited)	(Unaudited)
Current	$2,904,702	1,250,675	$1,845,828	$1,372,077
Deferred	—	4,146	4,107	29,036
Total provision for income taxes	$2,904,702	1,254,821	$1,849,935	$1,401,113

Under the Income Tax Laws of the PRC, companies are subject to income tax at a rate of 25%. However, Hubei Shengrong obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15% from 2014 to 2016. Hubei Shengrong renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. Tax savings resulted from the reduced statutory income tax rate amounted to $1,934,788 and $905,923 for the nine months ended September 30, 2017 and 2016, respectively. Such tax amounted to $1,276,495 and $896,783 for the years ended December 31, 2016 and 2015, respectively.

The following table reconciles China statutory rates to the Company’s effective tax rate:

	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
PRC statutory rates	25.0%	25.0%	25.0%	25.0%
Preferential tax rates	(10.0% )	(10.0% )	(10.0% )	(10.0%	)
Effect of change in net operating loss carried forward	0.0%	0.0%	0.0%	0.4%
Effect of temporary difference	0.0%	0.0%	0.0%	(0.1%	)
Effect of permanent difference	1.1%	1.1%	1.3%	1.0%
Effect of penalty and interest	0.0%	0.0%	0.3%	0.3%
Effective tax rate	16.1%	16.1%	16.6%	16.6%

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Taxes (cont.)

Deferred tax assets — China

Bad debt allowance must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return. Significant components of deferred tax assets were as follows:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
Temporary differences – bad debt allowance	$—	$—	$4,203

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with PRC laws. The value added tax (“VAT”) standard rates are 6% to 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished products and services.

Taxes payable consisted of the following:

	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
VAT taxes payable	$8,522,400	$5,201,724	$1,125,620
Income taxes payable	6,697,762	2,995,116	1,316,545
Other taxes payable	1,011,364	609,210	130,965
Totals	$16,231,526	$8,806,050	$2,573,130

Hebei Shengrong’s 2016 enterprise income tax return has not yet been filed. Hebei Shengrong may be subject to 1% to 2% of penalty and interest for the 2016 tax balance due upon filing of the return.

Note 11 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. As of September 30, 2017, December 31, 2016 and 2015, $410,534, $500,027 and $632,082 were deposited with various major financial institutions located in the PRC, respectively. As of September 30, 2017, December 31, 2016 and 2015, $3,239, $956 and $14,564 were deposited with one major financial institution located in Hong Kong, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the nine months ended September 30, 2017, four customers accounted for 25.0%, 24.7%, 14.1%, and 14.1% of the Company’s revenues, respectively. For the nine months ended September 30, 2016, two customers accounted for 50.6% and 21.2% of the Company’s revenues. For the year end December 31, 2016, four customers accounted for 38.4%, 20.0%, 17.9% and 16.1% of the Company’s revenues, respectively. For the year ended December 31, 2015, two customers accounted for 49.8% and 42.8% of the Company’s revenues, respectively.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Concentration of risk (cont.)

As of September 30, 2017, two customers accounted for 45.2% and 43.6% of the Company’s accounts receivable, respectively. As of December 31, 2016, one customer accounted for 100% of the Company’s accounts receivable. As of December 31, 2015, two customers accounted for 64.9% and 35.1% of the Company’s accounts receivables.

September 30, 2017, three suppliers accounted for 39.8%, 33.3% and 25.8% of the Company’s total purchases, respectively. For the nine months ended September 30, 2016, one supplier accounted for 97.5% of the Company’s total purchases. For the years ended December 31, 2016 and 2015, one supplier accounted for 93.6% and 88.0% of the Company’s total purchases, respectively.

As of September 30, 2017, three suppliers accounted for 40.9%, 31.7% and 27.3% of the Company’s prepayments, respectively; and two suppliers accounted for 52.4% and 40.0% of the Company’s total accounts payable, respectively.

As of December 31, 2016, three suppliers accounted for 62.7%, 21.1% and 16.1% of the Company’s prepayments, respectively; and two suppliers accounted for 82.8% and 13.0% of the Company’s total accounts payable, respectively.

As of December 31, 2015, one supplier accounted for 97.8% of the Company’s prepayments and 97.8% of the Company’s total accounts payable.

Note 12 — Equity

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin.

Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Shengrong WFOE and TJComex WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Hubei Shengrong and TJComex Tianjin may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As of September 30, 2017, December 31, 2016 and 2015, Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin collectively attributed $2,247,684, $1,171,146 and $242,142 of retained earnings for their statutory reserves, respectively.

As a result of the foregoing restrictions, Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin from transferring funds to China Sunlong in the form of dividends, loans and advances. As of September 30, 2017, December 31, 2016 and 2015, amounts restricted are the net assets of Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin, which amounted to $34,427,748, $16,045,465 and $7,652,132, respectively.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Equity (cont.)

Shares issuance for recapitalization

On March 15, 2016 and March 31, 2017, China Sunlong issued 99 shares and 99,900 shares, respectively, to Ms. Jiazhen Li and Mr. Xiaonian Zhang, who collectively owned 100% of Hubei Shengrong prior to the reorganization. These shares are considered recapitalization shares and presented as if the recapitalization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of China Sunlong (see Note 1).

Note 13 — Commitments and contingencies

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitment

The Company has entered into non-cancellable operating lease agreements for two offices, one factory space and one dormitory space for its employees. The two office leases are expiring in August 2018 and December 2021 with a monthly rental rate of approximately $2,693 and $5,088, respectively. The factory lease is expiring in December 2018 with a monthly rental rate of approximately $5,996. The dormitory lease expired in July 2017, and was extended to July 2018, with a monthly rental rate of approximately $399. The office lease payments for the lease expiring in December 2021 will be paid over three years beginning 2018.

The Company’s commitments for minimum lease payment under these operating leases as of September 30, 2017 are as follow:

Years ending September 30,	Minimum lease payment
2018	$105,358
2019	113,396
2020	104,948
2021	104,948
Total minimum payments required	$428,650

Rent expense for the nine months ended September 30, 2017 and 2016 were $135,444 and $82,081, respectively. Rent expense for the years ended December 31, 2016 and 2015 were $113,843 and $71,310, respectively.

Other Matters

On December 22, 2016, the Company’s subsidiary, Shengrong BVI, and its shareholder (collectively, the “Shareholder”) entered into a Share Exchange Agreement with American Lorain Corporation (“Lorain”), a publicly traded company, pursuant to which, Lorain will effect an acquisition of the Company by acquiring from the Shareholder outstanding equity interests of the Company. Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of the Company, Lorain will issue 114,000,000 shares of Lorain common stock (the “Exchange Shares”), representing approximately 75% of the issued and outstanding shares of Lorain common stock, to the Shareholder. The Exchange Shares will be subject to a lock-up period of one year. In addition, Lorain is obligated to take all actions necessary so that, on, or promptly following, the closing of the share exchange, Lorain will spin-off its existing food business to a third party. The obligation of both parties to complete the share exchange is subject to the fulfillment of certain closing conditions, including but not limited to, the approval of the Share Exchange Agreement and the transactions contemplated thereby by a majority of Lorain’s shareholders and obtaining

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and contingencies (cont.)

all the necessary consents from government authorities and third parties. On March 30, 2017, the Company decided not to proceed with the transaction and notified Lorain. On June 19, 2017, the Company has formally signed a termination of share exchange agreement with Lorain.

Note 14 — Segment reporting

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. The Company’s chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income from operations of the two operating entities, Hubei Shengrong and TJComex Tianjin.

The Company’s operations currently include two business segments encompassing two different divisions. Such reportable divisions are consistent with the way the Company manages its business, with each division operating under separate management and producing discrete financial information. The accounting principles applied at the operating division level in determining income from operations is generally the same as those applied at the consolidated financial statement level.

The operation and products of the two divisions are as follow:

1.       Shengrong BVI and its wholly owned subsidiaries: production and sales of solid waste recycling and comprehensive utilization equipment; and

2.       TJComex BVI and its wholly owned subsidiaries: general merchandise trading business and related consulting services

The following represents results of divisional operations for the nine months ended September 30:

Revenues:	2017
Shengrong BVI	$38,096,476
TJComex BVI	249,136
Consolidated revenues	$38,345,612

Gross profit:	2017
Shengrong BVI	$19,040,165
TJComex BVI	219,627
Consolidated gross profit	$19,259,792

Income (loss) from operations:	2017
Shengrong BVI	$18,146,509
TJComex BVI	(1,664)
Consolidated income from operations	$18,144,845

Net income (loss):	2017
Shengrong BVI	$15,087,181
TJComex BVI	(4,620)
Consolidated net income	$15,082,561

Depreciation and amortization:	2017
Shengrong BVI	$254,394
TJComex BVI	54,003
Consolidated depreciation and amortization	$308,397

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Segment reporting (cont.)

Interest expense:	2017
Shengrong BVI	$127,551
TJComex BVI	—
Consolidated interest expense	$127,551

Capital expenditures:	2017
Shengrong BVI	$1,751
TJComex BVI	122
Consolidated capital expenditures	$1,873

The following represents assets by division as of:

Total assets as of	September 30, 2017
Shengrong BVI	$51,437,095
TJComex BVI	7,386,614
Total Assets	$58,823,709

Note 15 — Subsequent events

These consolidated financial statements were approved by management and available for issuance on November 22 2017. The Company evaluated subsequent events through the date these consolidated financial statements were available for issuance.

On October 10, 2017, Huibei Shenrong established a fully owned subsidiary, Fujian Shenrong, with registered capital of USD 1,518,120 (RMB 10,000,000), to be fully funded by October 10, 2019. No operations has occurred as of the date of this report.

ANNEX A

CONFIDENTIAL

Execution Copy

SHARE EXCHANGE AGREEMENT

by and among

JM GLOBAL HOLDING COMPANY,
as the Purchaser,

ZHONG HUI HOLDING LIMITED,
as the Purchaser Representative,

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY, INC.,
as the Company,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

CHUANLIU NI,
as the Seller Representative

Dated as of August 28, 2017

A-i

4.15. Real Property	A-18
4.16. Personal Property	A-18
4.17. Title to and Sufficiency of Assets	A-19
4.18. Employee Matters	A-19
4.19. Benefit Plans	A-20
4.20. Environmental Matters	A-21
4.21. Transactions with Related Persons	A-21
4.22. Insurance	A-22
4.23. Top Customers and Suppliers	A-22
4.24. Books and Records	A-22
4.25. Accounts Receivable	A-22
4.26. Certain Business Practices	A-23
4.27. SAFE Registrations	A-23
4.28. Investment Company Act	A-23
4.29. Finders and Brokers	A-23
4.30. Independent Investigation	A-23
4.31. Information Supplied	A-23
4.32. Disclosure	A-24

v. representations and warranties of THE SELLERS	A-24
5.1. Organization and Standing	A-24
5.2. Authorization; Binding Agreement	A-24
5.3. Ownership	A-24
5.4. Governmental Approvals	A-24
5.5. Information Supplied	A-24
5.6. No Litigation	A-25
5.7. Investment Representations	A-25
5.8. Finders and Brokers	A-26
5.9. Independent Investigation	A-26
5.10. Information Supplied	A-26

vI. COVENANTS	A-26
6.1. Access and Information	A-26
6.2. Conduct of Business of the Company	A-27
6.3. Conduct of Business of the Purchaser	A-28
6.4. Annual and Interim Financial Statements	A-30
6.5. Purchaser Public Filings	A-30
6.6. No Solicitation	A-30
6.7. No Trading	A-31
6.8. Notification of Certain Matters	A-31
6.9. Efforts	A-32
6.10. Further Assurances	A-33
6.11. The Proxy	A-33
6.13. Confidential Information	A-35
6.14. Litigation Support	A-36
6.15. Documents and Information	A-36
6.16. Post-Closing Board of Directors and Executive Officers	A-36
6.17. Use of Trust Account Proceeds After the Closing	A-36
6.18. Purchaser Policies	A-37

A-ii

vII. survival and indemnification	A-37
7.1. Survival	A-37
7.2. Indemnification Obligations	A-37
7.3. Limitations and General Indemnification Provisions	A-38
7.4. Indemnification Procedures	A-39
7.5. Indemnification Payment	A-40
7.6. Exclusive Remedy	A-41

VIII. Closing conditions	A-41
8.1. Conditions of Each Party’s Obligations	A-41
8.2. Conditions to Obligations of the Company and the Sellers	A-42
8.3. Conditions to Obligations of the Purchaser	A-43
8.4. Frustration of Conditions	A-44

Ix. TERMINATION AND EXPENSES	A-44
9.1. Termination	A-44
9.2. Effect of Termination	A-45
9.3. Fees and Expenses	A-46
9.4. Termination Fee	A-46

x. WAIVERS and releases	A-46
10.1. Waiver of Claims Against Trust	A-46
10.2. Release and Covenant Not to Sue	A-47

xI. MISCELLANEOUS	A-48
11.1. Notices	A-48
11.2. Binding Effect; Assignment	A-49
11.3. Third Parties	A-49
11.4. Arbitration	A-49
11.5. Governing Law; Jurisdiction	A-50
11.6. Waiver of Jury Trial	A-50
11.7. Specific Performance	A-50
11.8. Severability	A-51
11.9. Amendment	A-51
11.10. Waiver	A-51
11.11. Entire Agreement	A-51
11.12. Interpretation	A-51
11.13. Counterparts	A-52
11.14. Purchaser Representative	A-52
11.15. Seller Representative	A-53

xII. DEFINITIONS	A-55
12.1. Certain Definitions	A-55
12.2. Section References	A-62

INDEX OF ANNEXES AND EXHIBITS

Annex	Description
Annex I	List of Sellers

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement

A-iii

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of August 28, 2017 by and among: (i) JM Global Holding Company, a Delaware corporation (the “Purchaser”); (ii) Zhong Hui Holding Limited, a Republic of Seychelles registered company, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser other than the Sellers and their successors and assigns in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”); (iii) China Sunlong Environmental Technology, Inc., a Cayman Islands business company with limited liability (the “Company”); (iv) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of the Company, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Purchaser Representative, the Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof;

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares and other equity interests in or of the Company;

WHEREAS, the Company is a holding company for (i) Shengrong Environmental Protection Holding Company Limited, a business company incorporated in the British Virgin Islands with limited liability, which is a holding company for Hong Kong Shengrong Environmental Technology Limited, a Hong Kong registered company, which in turn owns 100% of the issued and outstanding equity interests in Shengrong Environmental Protection Technology (Wuhan) Co., Ltd., a Wholly Foreign-Owned Enterprise registered in Hubei, China (the “Hubei WFOE”) in accordance with the Laws of the PRC, which in turn owns 100% of the issued and outstanding equity interests in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd., a registered company in Hubei, China (“Hubei Shengrong”) and (ii) TJ Comex International Group Corporation, a British Virgin Islands corporation (“TJComex”), which is a holding company for TJComex Hong Kong Company Limited, a Hong Kong registered company, which in turn owns 100% of the issued and outstanding equity interests in Tianjin Corro Technological Consulting Co., Ltd., a Wholly Foreign-Owned Enterprise registered in Tianjin, China (the “Tianjin WFOE” and, each of the Tianjin WFOE and the Hubei WFOE, a “WFOE”) in accordance with the Laws of the PRC;

WHEREAS, the Tianjin WFOE owns 100% of the equity interests in Tianjin Commodity Exchange Company Limited, an enterprise registered in Tianjin, China in accordance with the Laws of the PRC;

WHEREAS, the Company, indirectly (i) through Hubei Shengrong, provides industrial solid waste recycling and comprehensive utilization, production, sales and leasing of environmental protection equipment whose main function is the separation and utilization of low grade/refractory mineral resources, development, transfer, consultation and services of environmental protection technology, and sells steel products, furnace refractory, fire resistant materials, construction materials, decorative materials and ore products, and (ii) through TJ Comex and its Subsidiaries provides exchange services for wine and business consulting services; and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued shares of common stock of the Purchaser, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares and other equity interests in or of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate number of Purchaser Common Shares (the “Exchange Shares”) equal to (as such amount is finally determined in accordance with Section 1.5) (a) the sum of (the “Company Equity Valuation”) (i) Ninety-Two Million U.S. Dollars ($92,000,000), plus (or minus if negative) (ii) (A) the Net Working Capital less (B) the Target Net Working Capital Amount, minus (iii) the Closing Net Indebtedness, minus (iv) the amount of any unpaid Transaction Expenses, divided by (b) Ten U.S. Dollars ($10.00) per share (the “Closing Purchaser Per Share Price”), with the number of Exchange Shares issued and delivered to the Sellers at the Closing to be the Closing Exchange Shares in accordance with Section 1.4 (after giving effect to any adjustments to the Estimated Closing Statement thereunder), subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.3. Each Seller shall receive its pro rata share of the Exchange Shares (and any adjustments to the number of Exchange Shares under Section 1.5) based on the percentage of Purchased Shares owned by such as compared to the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”). Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Common Share will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Purchaser Common Share (after aggregating all fractional Purchaser Common Shares that would otherwise be received by such Person) shall instead have the number of Purchaser Common Shares issued to such Person rounded in the aggregate to the nearest whole Purchaser Common Share.

1.3 Escrow.

(a) At or prior to the Closing, the Purchaser, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably acceptable to the Purchaser and the Seller Representative (the “Escrow Agreement”), pursuant to which the Purchaser shall cause to be delivered to the Escrow Agent at the Closing ten percent (10%) of the Closing Exchange Shares otherwise deliverable to the Sellers at the Closing (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares and other Escrow Property shall serve as a source of security for the Sellers’ obligations after the Closing for the adjustments under Section 1.5 and for their indemnification obligations under Article VII. The portion of the Closing Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on each Seller’s Pro Rata Share. Each Seller shall have the right to vote its portion of such Escrow Shares (based on its Pro Rata Share, subject to adjustment for any Escrow Shares that are forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) during the time held in the Escrow Account as Escrow Shares.

(b) The Escrow Property shall no longer be subject to any indemnification claim after the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article VII hereof on or prior to the Expiration Date (including those that are revised or adjusted in accordance with Article VII after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VII and the Purchaser Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VII. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnitee, shall be disbursed by the Escrow Agent to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property.

1.4 Closing Calculations. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time and along with reasonably detailed calculations, and (c) the resulting estimated number of Exchange Shares to be issued by the Purchaser at the Closing (the “Closing Exchange Shares”) using the formula in Section 1.2 based on such estimates of Closing Net Indebtedness, Net Working Capital and Transaction Expenses, which Estimated Closing Statement shall be subject to the review and the reasonable approval by the Purchaser. Promptly after delivering the Estimated Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to (i) Indebtedness of the Target Companies, the amount owed to each creditor of any of the Target Companies and payment instructions, and, with respect to an Indebtedness that the Company and the Purchaser agree to pay in full as of the Closing, payoff and lien release letters from each Target Company’s creditors in form and substance reasonably acceptable to Purchaser, and (ii) Transaction Expenses, the amount owed to each payee thereof and payment instructions therefor. Schedule 1.4 sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Purchaser setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date set forth therein, the calculation of Closing Net Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Exchange Shares, if the Closing had occurred on such date, in each case prepared and calculated in accordance with this Agreement.

1.5 Final Post-Closing Adjustments and Calculations.

(a) Within ninety (90) days after the Closing Date, the Purchaser Representative shall deliver to the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting number of Exchange Shares using the formula in Section 1.2. The Closing Statement shall be prepared, and the Closing Net Indebtedness, Net Working Capital, and Transaction Expenses and the resulting number of Exchange Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Purchaser, the Company and the Seller Representative shall, and shall cause their respective Representatives to, cooperate with the Purchaser Representative and its Representatives in the preparation of the Closing Statement, as reasonably requested by the Purchaser Representative and its Representatives, including providing reasonable access to the books, records, files, facilities and personnel of the Target Companies. After delivery of the Closing Statement, the Seller Representative and its Representatives shall be permitted reasonable access at reasonable times to review the Target Companies’ books, records and any working papers to the extent such books, records and working papers are directly related to the preparation of the Closing Statement. The Seller Representative and its Representatives may make inquiries of the Purchaser Representative or its Representatives regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Purchaser Representative shall provide reasonable cooperation in connection therewith. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to the Purchaser Representative a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered to the Purchaser Representative within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement, all determinations and calculations set forth therein, and the resulting number of Exchange Shares set forth therein, shall be final, binding and non-appealable by the Parties. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser

Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either the Purchaser Representative or the Seller Representative (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.5(b). The Parties acknowledge that any information provided pursuant to this Section 1.5 will be subject to the confidentiality obligations of Section 6.13.

(b) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.5 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.5(b). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Purchaser Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.5. It is the intent of the parties hereto that the Independent Expert Procedure and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(c) For purposes hereof, the term “Adjustment Amount” shall mean (i) the number of Exchange Shares as finally determined in accordance with this Section 1.5, less (ii) the number of Closing Exchange Shares that were issued at the Closing. If the Adjustment Amount is a positive number, then the Purchaser shall, within ten (10) Business Days after such final determination of the Exchange Shares, issue to the Sellers an additional number of Purchaser Common Shares equal to the Adjustment Amount, with each Seller receiving its Pro Rata Share of such additional Purchaser Common Shares. If the Adjustment Amount is a negative amount, then the Sellers shall forfeit and deliver to the Purchaser a number of Purchaser Common Shares equal to the absolute value of the Adjustment Amount, with each Seller responsible for its Pro Rata Share of such Purchaser Common Shares. In furtherance of the foregoing, the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to the Purchaser a number of Escrow Shares equal to the absolute value of the Adjustment Amount. If there is an insufficient number of Escrow Shares to satisfy such obligations, then the Sellers will forfeit and deliver to the Purchaser a number of Purchaser Common Shares to make up such shortfall (with each Seller responsible for its Pro Rata Share of such shortfall). The Purchaser will cancel any Escrow Shares or other Purchaser Common Shares that it receives promptly after its receipt thereof. If for any reason Sellers’ obligations hereunder cannot reasonably be fully satisfied by forfeiture and delivery of Purchaser Common Shares, then the Purchaser Representative may permit the Sellers to satisfy their obligations hereunder by delivery of cash or cash equivalents equal in value to any shortfall in delivery of shares of Purchaser Common Shares, with each undelivered Purchaser Common Share valued at the Closing Purchaser Per Share Price.

1.6 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing as follows:

3.1 Organization and Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject in each case to the Required Shareholder Vote). The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the Required Shareholder Vote), on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be material to the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be material to the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue 15,000,000 Purchaser Common Shares and 1,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Common Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Section 3.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (b) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption, or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) All Indebtedness of the Purchaser is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except (i) for redemptions that were made by the Purchaser in connection with the extension of the date by which it must complete a Business Combination from July 29, 2017 to January 29, 2018 (the “Extension”) or (ii) as contemplated by this Agreement, including the Redemption, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has made available to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002, as amended) with respect to any report referred to in clause (i) above. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements referenced in clause (iv) above are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities and (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2017, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no material pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to be material to the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise or have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the

other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding Purchaser Common Shares as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article I to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement, the Escrow Agreement, the forfeiture provisions of this Agreement and any Liens incurred by Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a material claim.

3.20 Independent Investigation. Without limiting Section 7.3(d) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article IV and Article V (including the related portions of the Company Disclosure Schedules); and (b) none of the Company, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth in Article IV and Article V (including the related portions of the Company Disclosure Schedules).

3.21 Trust Fund. As of the date of this Agreement, Purchaser has more than $40,000,000 in the Trust Account.

3.22 Listing. As of the date of this Agreement, (i) the Purchaser Common Stock is listed on the Nasdaq, and (ii) except for the notice from the listing qualifications department of the NASDAQ Stock Market LLC described in Purchaser’s current report on Form 8-K filed with the SEC on August 18, 2017, there is no Action pending or, to Purchaser’s knowledge, threatened against Purchaser by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of the Purchaser Common Stock on the Nasdaq.

3.23 Net Tangible Assets. As of the date of this Agreement, Purchaser has at least $5,000,001 in tangible net assets, including the funds held in the Trust Account.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and, except as set forth in Schedule 4.1, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 4.1, each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company’s shareholders to the extent required by the Company’s Organizational Documents, the Cayman Act and any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company is authorized to issue 100,000,000 Company Ordinary Shares, 105,935 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, the Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding shares and other equity interests in or of the Company, with each Seller owning the shares and any other equity interests in or of the Company set forth on Schedule 4.3(a), all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests in or of the Company in its treasury. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s shares or other equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

(c) Except as set forth on Schedule 4.3(c), since January 1, 2015, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the Company’s board of directors has not authorized any of the foregoing.

4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (i) its jurisdiction of organization, (ii) its authorized shares or other equity interests (if applicable), and (iii) the number of issued and outstanding equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests in or of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 4.4(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests in or of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The capital and organizational structure of each Target Company organized or registered in the PRC (each, a “PRC Target Company”) are valid and in full compliance with the applicable PRC Laws. Except as listed on Schedule 4.4(b), the registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment. The Establishment Documents of each PRC Target Company has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2016 and December 31, 2015, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (ii) the unaudited financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2017 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2015, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) Except as set forth in the Company Financials, the Target Companies have no Indebtedness. Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since January 1, 2017, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2013, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any

Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit. All filings and registrations with PRC Governmental Authorities required in respect of each of the PRC Target Companies and its operations, including the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with applicable PRC Law.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any reasonable basis for any Action to be made (and not such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2013), or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2013, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $50,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or shares or other equity interests in or of another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $50,000 per year or $150,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Target Company and any Top Customer or Top Supplier;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software; or

(xv) is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademark and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (excluding “shrink wrap”, “click wrap” and “off the shelf” agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (“Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company is and has been in compliance in all material respects with all obligations imposed on it in the Company IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor to the Knowledge of the Company has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is treated as a domestic corporation under Section 7874(b) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is owned, used or leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (ordinary wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned by, or leased, licensed or otherwise contracted to, a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified in the last audited financial statements included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written, or to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list, as of the date hereof, of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2016, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2017. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will” or, with respect to employees located in China, with a “non-fixed term” in accordance with Chinese Labor Contract Law, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and no Target Company has any obligations (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of any Target Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a spate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company, and each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with the Accounting Principles and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), including as required in connection with manufacturing equipment and utilizing, processing or treating industrial solid waste, and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee or trustee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2012, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of assets of a Target Company, purchase of additional equipment or material modification of any of methods of doing business by a Target Company.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company since January 1, 2015. Each Target Company has reported to its insurers all claims, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2016 and (b) the period from January 1, 2017 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has informed the Company in writing of any intent to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or given written notice of any intent to modify materially its relationships with a Target Company or, to the Company’s Knowledge, given written notice of any intent to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer has given written notice of its refusal to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Accounts Receivable. All accounts, notes and other receivables, whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed and represent valid obligations to a Target Company. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.26 Certain Business Practices. No Target Company, nor any of its officers or directors, nor, to the Company’s Knowledge, any of its other Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of its officers or directors, nor, to the Company’s Knowledge, any of its other Representatives acting on its behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. The operations of each Target Company are and have been conducted at all times in compliance in all material respects with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened. No Target Company nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has directly or, to the Knowledge of the Company, indirectly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.27 SAFE Registrations. Each Target Company that is incorporated outside of the PRC has taken, or is in the process of taking, and shall continue to take in the future, all reasonable steps to comply with, and to ensure compliance by each of its equity holders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment Regulations”), including requesting each equity holder, option holder, director, officer and employee that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment Regulations.

4.28 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.29 Finders and Brokers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article III (including the related portions of the Purchaser Disclosure Schedules); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules).

4.31 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.32 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, with each Seller owning the Purchased Shares set forth on Annex I. Except as set forth in Schedule 5.3, there are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

5.4 Governmental Approvals. Except as otherwise described in Schedule 5.4, no Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

5.5 Non-Contravention. Except as otherwise described in Schedule 5.5, the execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of any Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such

Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on any Seller.

5.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

5.7 Investment Representations. Each Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article III (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.9 Independent Investigation. Each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article III (including the related portions of the Purchaser Disclosure Schedules); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules).

5.10 Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article VI
COVENANTS

6.1 Access and Information.

(a) The Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) The Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects

(including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge, dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee outside of the ordinary course of business, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license (other than non-exclusive licenses in the ordinary course of business) to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company

Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $150,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxiii) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.3(a) and except (x) as contemplated by the terms of this Agreement, (y) to the extent reasonably necessary or appropriate by the Purchaser, the incurrence of Expenses by the Purchaser or the financing of its Expenses incurred in connection with the transactions contemplated by this Agreement or (z) as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge, dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $150,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. During the Interim Period, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Common Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Common Shares and the Purchaser Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than in the ordinary course of business) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 The Proxy.

(a) As promptly as practicable after the date hereof, and in consultation with the Company, the Purchaser shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) in accordance with the Purchaser Charter seeking the approval of the Purchaser’s shareholders for the transactions contemplated by this Agreement and offering to redeem from its Public Shareholders their Purchaser Common Shares in conjunction with a shareholder vote on the transactions contemplated by this Agreement (the “Redemption”), and each of the Purchaser and the Company shall use its commercially reasonable efforts to obtain and furnish the information required by the Exchange Act to be included in the Proxy Statement all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, the Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the holders of Purchaser Common Shares in accordance with the Purchaser’s Organizational Documents, the DGCL, and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of an Amended and Restated Certificate of Incorporation of the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”), which Amended Charter will, among other things, change the name of the Purchaser effective as of the Closing to “TMSR Holding Company Limited”, (iii) adoption and approval of the new omnibus equity incentive plan, in form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain Representatives of the Purchaser and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Purchaser Common Shares with a total pool of awards of Purchaser Common Shares equal to ten percent (10%) of the aggregate number of Purchaser Common Shares issued and outstanding immediately after the Closing, (iv) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case in accordance with Section 6.16 hereof, (v) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the approvals described in the foregoing clauses (i) through (v), collectively, the “Shareholder Approval Matters”), and (vi) the adjournment of the Shareholder Meeting, if necessary or appropriate in the reasonable determination of the Purchaser. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Redemption will be made, together with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Proxy Documents”).

(b) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Proxy Statement and other Proxy Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Proxy Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Proxy Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Documents. Subject to compliance by the Company and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Proxy Documents, the Purchaser shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Proxy Documents (including, in each case, any amendments or supplements thereto) to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of the Company and its Representatives. The Purchaser and the Company and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Redemption or the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Common Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Redemption or the Proxy Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Company and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Documents, and responding in a timely manner to comments from the SEC. As promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, the Purchaser shall cause the definitive Proxy Statement to be filed with the SEC and disseminated to the holders of Purchaser Common Shares, and shall duly call, give notice of, convene and hold the Shareholder Meeting.

(c) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, that should be set forth in an amendment or supplement to the Proxy Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party and shall cooperate with the other Parties to ensure that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

6.12 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the Purchaser Representative and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall prepare and file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.13 Confidential Information.

(a) The Company and the Sellers hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, any Seller or any of the respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company, a Seller or an Affiliate of any of them may seek a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VII in which case, the costs and expense will be borne by the parties as set forth in Article VII).

6.15 Documents and Information. After the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Target Companies) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board the seven (7) persons that are designated by the Company prior to the Closing, at least four (4) of whom shall qualify as independent directors under Nasdaq rules. The Parties also agree to cause the board of directors of the Company following the Closing to be identical to that of the Post-Closing Purchaser Board.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

6.17 Use of Trust Account Proceeds After the Closing. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used (i) to pay the Purchaser’s accrued Expenses, (ii) to pay the Purchaser’s deferred Expenses (including any legal fees) of the IPO and (iii) to pay for any outstanding obligations owed by the Purchaser to the Sponsor. Such amounts, as well as any amounts to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

6.18 Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing.

Article VII
SURVIVAL AND INDEMNIFICATION

7.1 Survival.

(a) All representations and warranties of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that (i) the representations and warranties contained in Sections 4.14 (Taxes and Returns), 4.19 (Benefit Plans), 4.20 (Environmental Matters), 4.31 (Information Supplied) and 5.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.29 (Finders and Brokers), 4.30 (Independent Investigation), 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership), 5.8 (Finders and Brokers) and 5.9 (Independent Investigation) will survive indefinitely (such representations and warranties referenced in clauses (i) and (ii), collectively, the “Company Special Representations”). Additionally, Fraud Claims against the Company or any Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company, any Seller or the Seller Representative pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2(a) other than clauses (i) or (ii) thereof may be made at any time.

(b) All representations and warranties of the Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.5(a) (Capitalization), 3.16 (Finders and Brokers) and 3.20 (Independent Investigation) will survive indefinitely (such representations and warranties collectively, the “Purchaser Special Representations”). Additionally, Fraud Claims against the Purchaser shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(b), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Purchaser pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

7.2 Indemnification Obligations.

(a) Subject to the terms and conditions of this Article VII, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made under this Section 7.2(a), a “Seller Indemnitor”) will jointly and severally indemnify, defend and hold harmless the Purchaser, the Purchaser Representative and their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made under this Section 7.2(a), a “Purchaser Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Purchaser Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Company or any Seller set forth in this Agreement or in any certificate delivered by the Company, any Seller or the Seller Representative pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of any Seller, the Company or, after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by the Company, any Seller, the Seller Representative or the Purchaser pursuant to this Agreement; (iii) any and all Liabilities for Taxes (A) in connection with or arising out of the Target Companies’ activities or business on or before the Closing Date or (B) owing by any Person (other than a Target Company) for which a Target Company is liable where the Liability of the Target Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date; (iv) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (v) any Indebtedness and/or Transaction Expenses of the Target Companies as of the Reference Time which were not shown on the final Closing Statement as finally determined pursuant to Section 1.5.

(b) Subject to the terms and conditions of this Article VII, from and after the Closing, the Purchaser and its successors and assigns (each, with respect to any claim made under this Section 7.2(b), a “Purchaser Indemnitor” and, each of the Seller Indemnitors and the Purchaser Indemnitors, an “Indemnitor”) will indemnify, defend and hold harmless the Sellers and their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made under this Section 7.2(b), a “Seller Indemnitee” and, each of the Purchaser Indemnitees and the Seller Indemnitees, an “Indemnitee”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Seller Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Purchaser set forth in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement; or (ii) the breach of any covenant or agreement on the part of the Purchaser to be performed at or prior to the Closing set forth in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement.

7.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article VII, the Purchaser Indemnitees will not be entitled to receive any indemnification payments under clause (i) of Section 7.2(a) unless and until the aggregate amount of Losses incurred by the Purchaser Indemnitees for which they are otherwise entitled to indemnification under this Article VII exceeds Four Hundred and Fifty Thousand U.S. Dollars ($450,000) (the “Deductible”), in which case the Seller Indemnitors shall be obligated to the Purchaser Indemnitees for the amount of all Losses of the Purchaser Indemnitees from the first dollar of Losses of the Purchaser Indemnitees required to reach the Deductible; provided, however, that the Deductible shall not apply to (i) indemnification claims for breaches of any Company Special Representation or (ii) Fraud Claims. Except as otherwise expressly provided in this Article VII, the Seller Indemnitees will not be entitled to receive any indemnification payments under clause (i) of Section 7.2(b) unless and until the aggregate amount of Losses incurred by the Seller Indemnitees for which they are otherwise entitled to indemnification under this Article VII exceeds an amount equal to the Deductible, in which case the Purchaser Indemnitors shall be obligated to the Seller Indemnitees for the amount of all Losses of the Seller Indemnitees from the first dollar of Losses of the Seller Indemnitees required to reach the Deductible; provided, however, that the Deductible shall not apply to (i) indemnification claims for breaches of any Purchaser Special Representation or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments to which the Seller Indemnitors will be obligated to pay in the aggregate (i) under clause (i) of Section 7.2(a) (other than claims for breach of any Company Special Representation or any Fraud Claims) shall not exceed an amount equal to fifteen percent (15%) of the Company Equity Valuation or (ii) under Section 7.2(a) as a whole (other than Fraud Claims) shall not exceed an amount equal to the Company Equity Valuation. The maximum aggregate amount of indemnification payments to which the Purchaser Indemnitors will be obligated to pay in the aggregate (i) under clause (i) of Section 7.2(b) (other than claims for breach of any Purchaser Special Representation or any Fraud Claims) shall not exceed an amount equal to fifteen percent (15%) of the Company Equity Valuation or (ii) under Section 7.2(b) as a whole (other than Fraud Claims) shall not exceed an amount equal to the Company Equity Valuation.

(c) For purposes of determining the amount of Losses with respect to any indemnification claim (but not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d) No investigation or knowledge by an Indemnitee or the Purchaser Representative or Seller Representative, as applicable, or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnitor shall affect the representations, warranties, covenants and agreements of the Indemnitor or the recourse available to the Indemnitees under any provision of this Agreement, including this Article VII, with respect thereto.

(e) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(f) Notwithstanding anything to the contrary contained herein, no Seller will have any indemnification obligations under Section 7.2 for any Loss to the extent that the amount of such Loss is included in the calculation of Net Working Capital, Closing Net Indebtedness or Transaction Expenses and resulted in a change to the Adjustment Amount determined in accordance with Section 1.5.

7.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Purchaser Indemnitors and the Purchaser Indemnitees with respect to any indemnification claims made pursuant to this Article VII, including bringing, defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Purchaser Indemnitors or the Purchaser Indemnitees. The Seller Representative shall have the sole right to act on behalf of the Seller Indemnitors and the Seller Indemnitees with respect to any indemnification claims made pursuant to this Article VII, including bringing, defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Seller Indemnitors or the Seller Indemnitees.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of a Purchaser Indemnitee or the Seller Representative on behalf of a Seller Indemnitee, as applicable, must provide written notice (a “Claim Notice”) of such claim (the Purchaser Representative or the Seller Representative on behalf of the applicable Indemnitee, the “Indemnitee Representative”) to the Seller Representative on behalf of the Seller Indemnitors (and, prior to the Expiration Date, the Escrow Agent) or the Purchaser Representative on behalf of the Purchaser Indemnitors, as applicable (the Purchaser Representative or the Seller Representative on behalf of the applicable Indemnitor, the “Indemnitor Representative”), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnitee Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor Representative (and, with respect to any Claim Notice to the Seller Representative, so long as any Escrow Property remains in the Escrow Account, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c) In the case of any claim for indemnification under this Article VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnitee Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnitor Representative promptly (but in no event later than thirty (30) days) after the Indemnitee’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnitor Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnitor Representative unless (i) the Indemnitor Representative fails to acknowledge fully to the Indemnitee Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnitor Representative on behalf of the Indemnitor and the Indemnitee Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the limit set forth in subclause (i) of Section 7.3(b). If the Indemnitor Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnitee Representative of its intent to do so, and the Indemnitee Representative and the Indemnitee will, at the request and expense of the Indemnitor Representative on behalf of the Indemnitor, cooperate in the defense of such Third Party Claim. If the Indemnitor Representative on behalf of the Indemnitor elects not to, or is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, fails to notify the Indemnitee Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Indemnitee Representative without the prior written consent of the Indemnitor Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor Representative’s right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnitee Representative on behalf of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor Representative’s right on behalf of the Indemnitor to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Indemnitee Representative on behalf of the Indemnitee; provided, however, that consent by the Indemnitee Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor Representative’s right on behalf of the Indemnitor to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnitor Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnitor Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Indemnitor Representative on behalf of the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VII and will have no further right to contest the validity of such Claim Notice. If the Indemnitor Representative on behalf of the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnitee Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement (subject to Section 11.4), any Ancillary Documents or applicable Law.

7.5 Indemnification Payment.

(a) Any indemnification obligation of an Indemnitor under this Article VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4.

(b) Any indemnification claims against the Seller Indemnitors shall first be applied against the Escrow Shares and then against any other Escrow Property before any Seller Indemnitor shall be required to make any out-of-pocket payment for indemnification. Any Escrow Shares or other Purchaser Common Shares received by the Purchaser as an indemnification payment shall be promptly cancelled by the Purchaser.

(c) Any indemnification claims against the Purchaser Indemnitors shall be paid by the Purchaser by delivery of additional Purchaser Common Shares to the applicable Seller Indemnitees, with such Purchaser Common Shares valued at the then current Purchaser Share Price.

(d) The provisions of this Article VII notwithstanding, at its sole discretion and without limiting any other rights of any Indemnitee under this Agreement or any Ancillary Document or at law or equity, to the extent that an Indemnitee is entitled to indemnification hereunder, if an Indemnitor fails or refuses to promptly indemnify the Indemnitee as provided herein then the Indemnitee may offset the full amount to which the Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to the Indemnitor pursuant to this Agreement or any Ancillary Document.

(e) Without limiting any of the foregoing or any other rights of the Purchaser Indemnitees under this Agreement or any Ancillary Document or at law or equity, in the event that a Seller Indemnitor fails or refuses to promptly indemnify a Purchaser Indemnitee as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Purchaser Indemnitor is obligated to provide such indemnification or to make such payment, the applicable Purchaser Indemnitee shall, in its sole discretion, be entitled to claim a portion of the Purchaser Common Shares then owned by such Seller Indemnitor up to an amount equal in value (based on the then current Purchaser Share Price) to the amount owed by such Seller Indemnitor. In the event that such Seller Indemnitor fails to promptly transfer any such Purchaser Common Shares pursuant to this Section 7.5 or any Purchaser Common Shares to the Purchaser pursuant to Section 1.5(c), the Purchaser Representative on behalf of the Purchaser shall be and hereby is authorized as the attorney-in-fact for such Seller Indemnitor to transfer such Purchaser Common Shares to the proper recipient thereof as required by this Section 7.5 or Section 1.5(c) and may transfer such Purchaser Common Shares and cancel the stock certificates for such Purchaser Common Shares on the books and records of the Purchaser and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which Purchaser Common Shares are listed or traded to do the same.

7.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims against a Seller or Target Company or Purchaser, as applicable, claims seeking injunctions or specific performance (including pursuant to Section 11.7) or claims under the terms of the Ancillary Documents, indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Seller Representative of the following conditions:

(a) Required Purchaser Shareholder Approval. This Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Shareholder Vote”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Appointment to the Board. The members of Purchaser’s board of directors shall have been elected or appointed to Post-Closing Board of Directors as of Closing, consistent with the requirements of Section 6.16.

(h) Net Tangible Assets Test. Upon the Closing and after giving effect to the completion of the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

8.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement and be continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that that Required Shareholder Vote shall have been obtained and (D) the incumbency of officers of the Purchaser authorized to execute this Agreement and any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the Purchaser Representative and the Escrow Agent.

(v) Non-Competition Agreements. The Non-Competition and Non-Solicitation Agreements to be entered into by each Seller in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit A hereto, shall be duly executed and delivered by each Seller and the Company and in full force and effect in accordance with the terms thereof as of the Closing.

(vi) Lock-Up Agreements. The Lock-Up Agreements to be entered into by each Seller, the Purchaser and the Purchaser Representative (each a “Lock-Up Agreement”), the form of which is attached as Exhibit B hereto, shall be duly executed and delivered by each Seller and in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Registration Rights Agreement. The Registration Rights Agreement to be entered into by the Sellers, the Purchaser and the Purchaser Representative (the “Registration Rights Agreement”), the form of which is attached as Exhibit C hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Sellers set forth in this Agreement and in any certificate delivered by the Company or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company.

(b) Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement and be continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers of the Company authorized to execute this Agreement and any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Company Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in form and substance reasonably satisfactory to the Purchaser (the “Employment Agreements”), between each of the persons set forth on Schedule 8.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(d)(vi) hereto, each such Employment Agreement duly executed by the parties thereto.

(vii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(viii) Legal Opinion. Purchaser shall have received a duly executed opinion from the Company’s counsel or counsels, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(ix) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser and consistent with the Cayman Act), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(x) Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(xi) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the reasonably agreed form, to the Cayman Islands registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(xii) Non-Competition Agreements. The Non-Competition Agreements shall be duly executed and delivered by the Purchaser and the Purchaser Representative and in full force and effect in accordance with the terms thereof as of the Closing.

(xiii) Lock-Up Agreements. The Lock-Up Agreements shall be duly executed and delivered by the Purchaser and the Purchaser Representative and in full force and effect in accordance with the terms thereof as of the Closing.

(xiv) Registration Rights Agreement. The Registration Rights Agreement shall be duly executed and delivered by the Purchaser and the Purchaser Representative and in full force and effect in accordance with the terms thereof as of the Closing.

(e) Minimum Net Working Capital. The Net Working Capital of the Target Companies shall be at least $22,000,000.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by January 29, 2018 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company or any Seller is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company or the Sellers of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice (i) by the Purchaser if there shall have been a Material Adverse Effect on any Target Company following the date of this Agreement which is uncured and continuing or (ii) by the Company with twenty (20) days prior written notice to the Purchaser if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing; or

(g) by written notice by either the Purchaser or the Company if the Shareholder Meeting (including any adjournment or postponement thereof) is held and concluded, the shareholders of the Purchaser have duly voted, and the Required Shareholder Vote is not obtained.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 9.3, 9.4, Article VII, Article X, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Article VII, Sections 9.3 and 9.4 and this Section 9.2, but subject to Section 10.1, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 9.4, 10.1, 11.14 and 11.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

9.4 Termination Fee. Notwithstanding Section 9.3 above, in the event that there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 9.1(e), then the Company shall pay to the Purchaser a termination fee equal to Five Hundred Thousand U.S. Dollars ($500,000), plus the Expenses actually incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any related SEC filings, the Proxy Documents and the Redemption (such aggregate amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within ten (10) Business Days after the Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against the Company or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. The Company and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and from a certain private placement occurring simultaneously with the IPO, along with interest accrued from time to time thereon, initially in an amount of $50,000,000, for the benefit of the Purchaser’s public shareholders (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem or convert their Purchaser Common Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with any extension of the deadline by which the Purchaser must complete its Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest income earned on the Trust Account balance, for working capital purposes and to pay any taxes or dissolution expenses or (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of them does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser or its Representatives and any of them, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims they may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its

Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Representatives). The Company and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company and each Seller further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that the Company, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company and each Seller hereby acknowledges and agrees that its and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of them or their Affiliates (or any other Person claiming on their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the commencing Person and its Affiliates the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

10.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 10.2.

Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to:

 JM Global Holding Company
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445, USA
Attn: Tim Richerson, Chief Executive Officer
Telephone No.: (561) 900-3672

with a copy (which will not constitute notice) to:

 Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.

Stuart Neuhauser, Esq.

Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

Email: ellenoff@egsllp.com

sneuhauser@egsllp.com

 If to the Purchaser Representative, to:

 Zhong Hui Holding Limited
Room 15A, 15/F, SPA Centre
52-55 Lockhart Road
Wanchai, Hong Kong
Attention: Qi (Jacky) Zhang
Facsimile No.: 852-31158800
Telephone No.: 852-37471690
Email: sqz5259@163.com

with a copy (which will not constitute notice) to:

 Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.

Stuart Neuhauser, Esq.

Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ellenoff@egsllp.com

sneuhauser@egsllp.com

 If to the Company, to:
China Sunlong Environmental Technology, Inc.
A101 Dushi Chanye Yuan, Hanzheng Street
No. 21 Jiefang Avenue, Qiaokou District
Wuhan, Hubei, China
Attn: Dr. Chuanliu Ni, Chairman & CEO
Facsimile No.: 022-5982-4809
Telephone No.: 022-5982-4800
Email: cni@TJComex.com

with a copy (which will not constitute notice) to:

 Allbright Law Offices
9\11\12F, Shanghai Tower, No. 501 Yincheng Middle Road,
Pudong New District, Shanghai 200120 China
Attention: Steve Zhu
Facsimile No.: 86-21-20511999
Telephone No.: 86-21-20511000
Email: stevezhu@allbrightlaw.com

and

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Attention: Joan Wu
Facsimile No.: 212-202-6380
Telephone No.: 212-530-2208
Email: jwu@htflawyers.com

 If to the Seller Representative or any Seller, to:
Dr. Chuanliu Ni
A101 Dushi Chanye Yuan, Hanzheng Street
No. 21 Jiefang Avenue, Qiaokou District
Wuhan, Hubei, China
Facsimile No.: 022-5982-4809
Telephone No.: 022-5982-4800
Email: cni@TJComex.com

with a copy (which will not constitute notice) to:

Allbright Law Offices
11\12F, Shanghai Tower, No. 501 Yincheng Middle Road, Pudong New District, Shanghai 200120 China
Attention: Steve Zhu
Facsimile No.: 86-21-20511999
Telephone No.: 86-21-20511000
Email: stevezhu@allbrightlaw.com

and

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Attention: Joan Wu
Facsimile No.: 212-202-6380
Telephone No.: 212-530-2208
Email: jwu@htflawyers.com

If to the Purchaser after the Closing, to:

 TMSR Holding Company Limited
A-101 98 Huanghai Road TEDA
Tianjin 300457 China
Attn: Chief Executive Officer
Facsimile No.: 022-5982-4809
Telephone No.: 022-5982-4800
Email: cni@TJComex.com

with a copy (which will not constitute notice) to:

 Allbright Law Offices
11\12F, Shanghai Tower, No. 501 Yincheng Middle Road, Pudong New District, Shanghai 200120 China
Attention: Steve Zhu
Facsimile No.: 86-21-20511999
Telephone No.: 86-21-20511000
Email: stevezhu@allbrightlaw.com

 and

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Attention: Joan Wu
Facsimile No.: 212-202-6380
Telephone No.: 212-530-2208
Email: jwu@htflawyers.com

and

the Purchaser Representative (along with the persons entitled to receive copies) at its address in accordance with this Section 11.1

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company, the Purchaser Representative and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the procedure under Section 1.5 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Subject to Section 11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

11.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the shares or other equity interests in or of such Person, in whatever form. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Zhong Hui Holding Limited, in its capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the Adjustment Amount and the adjustment to the number of Exchange Shares under Section 1.5 and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Seller Representative, the Company, any Seller or other Indemnitor relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify a Indemnitee pursuant to Article VII shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Purchaser Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

11.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Chuanliu Ni, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims by or against any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the Adjustment Amount and the adjustment to the number of Exchange Shares under Section 1.5 and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, the Purchaser or any other Indemnitee relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII, shall be binding upon the Sellers and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the Purchaser Representative, the Purchaser, the Company, the Indemnitees and the Indemnitors may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. The Purchaser Representative, the Purchaser, the Company and each Indemnitee and Indemnitor shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnitee pursuant to Article VII, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller nor any other Indemnitor shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any Indemnitee for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the Indemnitees shall not have any Liability to any Seller or other Indemnitor for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 11.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to Sellers for any Losses that any Seller or other Indemnitor may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time, but the Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Financial Statements and as set forth in the Reference Statement. To the extent that the latest audited Financial Statements are inconsistent with the Reference Statement and such inconsistencies are expressly identified and referenced therein, the accounting principles, practices, procedures, policies and methods set forth on the Reference Statement shall control. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing (provided, that any accounts receivable as of the Closing that are determined after the Closing to be uncollectible will be taken into account for purposes of the Closing Statement and the determination of the number of Final Exchange Shares issued) and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything to the contrary contained herein, each WFOE and its Subsidiaries will be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements and the Registration Rights Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement, including the Amended Charter, the Incentive Plan, the Escrow Agreement and the Employment Agreements.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Act” means the Cayman Islands Companies Law (2016 Revision), as amended.

“Closing Net Indebtedness” means, as of the Reference Time, the amount of all Indebtedness of the Target Companies less the amount of the cash and cash equivalents of the Target Companies, each on a consolidated basis determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and effective under the Cayman Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the ordinary shares, $0.0005 par value per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of

Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) (b) all obligations for the deferred purchase price of property or services (other than trade payables and other expenses incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm (which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the Purchaser Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.5.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated July 23, 2015, and filed with the SEC on July 24, 2015 (File No. 333-204995).

“IPO Underwriter” means Cantor Fitzgerald & Co., the lead underwriter in Purchaser’s IPO.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate;

(iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Vote shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, the amount of all current assets of the Target Companies less all current liabilities of the Target Companies, each on a consolidated basis determined in accordance with the Accounting Principles; provided, that, for purposes of this definition of “Net Working Capital”, whether or not the following is consistent with the Accounting Principles, (i) “current assets” will exclude, without duplication, any cash or cash equivalents and any receivable from a shareholder of the Company and (ii) “current liabilities” will exclude, without duplication, the current portion of any Indebtedness and the unpaid Transaction Expenses of the Target Companies.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC” means the People’s Republic of China.

“Purchaser Charter” means the Amended and Restated Articles of Incorporation of the Purchaser, as amended and effective under the DGCL.

“Purchaser Common Share” means a share of common stock, par value $0.0001 per share, of the Purchaser, and any successor equity security, including equity securities of a successor entity issued in exchange for Purchaser Common Shares.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, any Seller or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Private Units” means a unit issued to the Sponsor in a private placement at the time of the consummation of the IPO, which unit consists of one (1) Purchaser Common Share and one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Common Share at a purchase price of $11.50 per full Purchaser Common Share.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Common Share and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Common Share at a price of $11.50 per full Purchaser Common Share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Common Shares, the Purchaser Public Warrants, the Purchaser Private Units, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser Share Price” means an amount equal to the VWAP of the Purchaser Common Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Purchaser UPO” means the option issued to the IPO Underwriter and/or its designee to purchase up to 400,000 Purchaser Public Units at a price of $10.00 per unit.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but giving effect to any obligations in respect of Indebtedness or Transaction Expenses that are contingent upon the consummation of the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsor” means Zhong Hui Holding Limited, a Republic of Seychelles registered company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, each WFOE and its Subsidiaries will each be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Net Working Capital Amount” means $26,550,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Purchaser Common Shares are actually traded on the principal securities exchange or securities market on which the Purchaser Common Shares are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of the Target Companies, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any Taxes imposed in connection with the transfer of the Purchased Shares that are imposed on the Purchaser or the Company.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated as of July 23, 2015, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by Purchaser in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	11.4	Antitrust Laws	6.9(b)
AAA Procedures	11.4	Business Combination	10.1
Accounts Receivable	4.25	Claim Notice	7.4(b)
Acquisition Proposal	6.6(a)	Closing	2.1
Adjustment Amount	1.5(c)	Closing Date	2.1
Agreement	Preamble	Closing Exchange Shares	1.4
Alternative Transaction	6.6(a)	Closing Filing	6.12(b)
Amended Charter	6.11(a)	Closing Press Release	6.12(b)
Closing Purchaser Per Share Price	1.2	Outside Date	9.1(b)
Closing Statement	1.5(a)	Party(ies)	Preamble
Company	Preamble	Pending Claims	1.3(b)
Company Benefit Plan	4.19(a)	Post-Closing Purchaser Board	6.16(a)
Company Disclosure Schedules	Article IV	PRC Establishment Documents	4.4(b)

Term	Section	Term	Section
Company Equity Valuation	1.2	PRC Overseas Investment Regulations	4.27
Company Financials	4.7(a)	PRC Target Company	4.4(b)
Company IP	4.13(d)	Pro Rata Share	1.2
Company IP Licenses	4.13(a)	Proxy Documents	6.11(a)
Company Material Contract	4.12(a)	Proxy Statement	6.11(a)
Company Permits	4.10	Public Shareholders	10.1
Company Personal Property Leases	4.16	Purchased Shares	1.1
Company Real Property Leases	4.15	Purchaser	Preamble
Company Registered IP	4.13(a)	Purchaser Disclosure Schedules	Article III
Company Special Representations	7.1(a)	Purchaser Financials	3.6(b)
Deductible	7.3(a)	Purchaser Indemnitee	7.2(a)
Dispute	11.4	Purchaser Indemnitor	7.2(b)
Employment Agreements	8.3(d)(vi)	Purchaser Material Contract	3.13(a)
Enforceability Exceptions	3.2	Purchaser Representative	Preamble
Environmental Permit	4.20(a)	Purchaser Special Representations	7.1(b)
Escrow Account	1.3(a)	Redemption	6.11(a)
Escrow Agreement	1.3(a)	Reference Statement	1.4
Escrow Shares	1.3(a)	Registration Rights Agreement	8.2(d)(vii)
Estimated Closing Statement	1.4	Related Person	4.21
Exchange Shares	1.2	Released Claims	10.1
Expenses	9.3	Releasing Persons	10.2
Expiration Date	1.3(b)	Required Shareholder Vote	8.1(a)
Extension	3.5(e)	Resolution Period	11.4
Federal Securities Laws	6.11(b)	SEC Reports	3.6(a)
Hubei Shengrong	Recitals	Seller Indemnitee	7.2(b)
Hubei WFOE	Recitals	Seller Indemnitor	7.2(a)
Incentive Plan	6.11(a)	Seller Representative	Preamble
Indemnitee	7.2(b)	Sellers	Preamble
Indemnitee Representative	7.4(b)	Shareholder Approval Matters	6.11(a)
Indemnitor	7.2(b)	Shareholder Meeting	6.11(a)
Indemnitor Representative	7.4(b)	Signing Filing	6.12(b)
Independent Expert Notice Date	1.5(a)	Signing Press Release	6.12(b)
Interim Balance Sheet Date	4.7(a)	Specified Courts	11.5
Interim Period	6.2(a)	Termination Fee	9.4
Leased Premises	4.15	Third Party Claim	7.4(c)
Lock-Up Agreement	8.2(d)(vi)	Tianjin WFOE	Recitals
Loss	7.2	TJComex	Recitals
Non-Competition Agreement	8.2(d)(v)	Top Customer	4.23
Objection Statement	1.5(a)	Top Supplier	4.23
Off-the-Shelf Software	4.13(a)	WFOE	Recitals
Outbound IP License	4.13(c)

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

JM GLOBAL HOLDING COMPANY

By:	/s/ Tim Richerson
Name: Tim Richerson
Title: Chief Executive Officer

The Purchaser Representative:

ZHONG HUI HOLDING LIMITED, solely in its capacity as the Purchaser Representative hereunder

By:	/s/ Qi (Jacky) Zhang
Name: Qi (Jacky) Zhang
Title: Sole Director

The Company:

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY, INC.

By:	/s/ Chuanliu Ni
Name: Chuanliu Ni
Title: Chief Executive Officer

The Seller Representative:

/s/ Chuanliu Ni
Chuanliu Ni, solely in the capacity as the Seller Representative hereunder

{Signature Page To Share Exchange Agreement}

The Sellers:

/s/ Jie Tu
Name: Jie Tu

/s/ Ying Zhang
Name: Ying Zhang

/s/ Ying Zhang
Name: Ying Zhang

EASTHAM GLOBAL HOLDINGS LIMITED

By:	/s/ Ying Zhang
Name: Ying Zhang
Title: Executive Director

FIRST AFFLUENCE LIMITED

By:	/s/ Bangjie Zhou
Name: Bangjie Zhou
Title: Executive Director

HOPEWAY INTERNATIONAL ENTERPRISES LIMITED

By:	/s/ Jiazhen Li
Name: Jiazhen Li
Title: Executive Director

ACT POWER LIMITED

By:	/s/ Xianhua Zhou
Name: Xianhua Zhou
Title: Executive Director

CITI PROFIT INVESTMENT GROUP LIMITED

By:	/s/ Shaohua Zhou
Name: Shaohua Zhou
Title: Executive Director

{Signature Page To Share Exchange Agreement}

JAYWAY INTERNATIONAL HOLDINGS CO., LTD.

By:	/s/ Hui Li
Name: Hui Li
Title: Executive Director

SKY TANK LIMITED

By:	/s/ Manli Long
Name: Manli Long
Title: Executive Director

PATRIOT MANAGEMENT LTD.

By:	/s/ Ziqiang Zheng
Name: Ziqiang Zheng
Title: Executive Director

CITI PROFIT INVESTMENT HOLDING LIMITED

By:	/s/ Jinai Huang
Name: Jinai Huang
Title: Executive Director

SKY TANK INVESTMENT INTERNATIONAL HOLDINGS CO., LTD.

By:	/s/ Mei Le
Name: Mei Le
Title: Executive Director

HAVESUCCESS INVESTMENT LIMITED

By:	/s/ Huazhen Ling
Name: Huazhen Ling
Title: Executive Director

{Signature Page To Share Exchange Agreement}

ANNEX I
List of Sellers

Seller Name	No. of Purchased Shares Held by Seller	Pro Rata Share
Eastham Global Holdings Limited	5,935	5.60%
First Affluence Limited	9,195	8.68%
Hopeway International Enterprises Limited	55,764	52.64%
Jie Tu	3,983	3.76%
Ying Zhang	3,983	3.76%
Act Power Limited	3,983	3.76%
Citi Profit Investment Group Limited	3,983	3.76%
Jayway International Holdings Co., Ltd.	3,983	3.76%
Sky Tank Limited	3,591	3.39%
Patriot Management Ltd.	1,112	1.05%
Min Wang	1,398	1.32%
Citi Profit Investment Holding Limited	2,542	2.40%
Sky Tank Investment International Holdings Co., Ltd.	2,542	2.40%
Havesuccess Investment Limited	3,941	3.72%
TOTAL	105,935	100.00%

ANNEX B

FAIRNESS OPINION OF HIGHLINE RESEARCH ADVISORS LLC

August 28, 2017

Board of Directors

JM Global Holding Company

1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445

Members of the Board:

We understand that JM Global Holding Company (“JMG” or the “Company”) and China Sunlong Environmental Technology Inc (“China Sunlong”), have entered into a Share Exchange Agreement dated August 28, 2017 (the “Agreement”), pursuant to which, among other things, China Sunlong will be acquired by the Company in exchange for newly-issued common shares of the Company (the “Transaction”). Pursuant to the Transaction, the Company will continue as the surviving corporation. The terms and conditions of the Transaction are more fully set forth in the Share Exchange Agreement.

You have asked for our opinion as to whether the Transaction is fair, from a financial point of view, to the holders of the common stock of the Company.

For purposes of the opinion set forth herein, we have reviewed the Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We reviewed also the historical market prices and trading activity for the common stock of the Company. We have reviewed also certain related documents and certain financial statements and other business and financial information of China Sunlong, including the audited financial statements for the years ended December 31, 2015 and 2016 and the unaudited financial statements for the three-month period ended March 31, 2017. We have reviewed also certain forward looking information relating to China Sunlong, including financial projections and operating data, prepared by the management of China Sunlong (the “China Sunlong Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of China Sunlong with senior executives of China Sunlong. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and China Sunlong. With respect to the China Sunlong Projections we have been advised by the management of China Sunlong, and have assumed, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of China Sunlong of the future financial performance of China Sunlong and other matters covered thereby. We have assumed that the Agreement will be consummated in accordance with the terms set forth in the Agreement without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Agreement, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or China Sunlong or the contemplated benefits expected to be derived in the Transaction. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or China Sunlong, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of China Sunlong as to the existing and future technology and products of China Sunlong and the risks associated with such technology and products.

We have been engaged by the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable prior to rendering of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. Prior to this engagement, no material relationship existed between Highline Research Advisors LLC (“HRA”) and its affiliates and the Company or China Sunlong pursuant to which compensation was received by HRA or its affiliates; however

B-1

HRA and/or its affiliates may in the future provide investment banking and other financial services to the Company or China Sunlong and their respective affiliates for which we or they would expect to receive compensation.

HRA provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of the common stock of the Company should vote with respect to the Agreement or any other matter and does not in any manner address the prices at which the common stock of the Company will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to enter into the Agreement, or the relative merits of the Agreement as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Agreement to the holders of the common stock of the Company. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons. We also express no opinion regarding the consideration to be received by any other participant in the transactions contemplated by the Agreement.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Agreement is fair, from a financial point of view, to the holders of the common stock of the Company.

Yours faithfully,

Highline Research Advisors LLC

/s/ Theodore Kalem

President

B-2

ANNEX C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JM GLOBAL HOLDING COMPANY

JM Global Holding Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is “JM Global Holding Company”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 10, 2015 (the “Original Certificate”).

2.       This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.       This Second Amended and Restated Certificate amends and restates the provisions of the Original Certificate.

4.       Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

Article I. NAME

The name of the corporation is TMSR Holding Company Limited.

Article II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Article III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or any Preferred Stock Designation.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and any other provisions of this Second Amended and Restated Certificate, as it may be amended from time to time, the holders of Common Stock shall be entitled to receive ratably such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock and any other provisions of this Second Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive ratably all the remaining assets of the Corporation available for distribution to its stockholders.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V. BOARD OF DIRECTORS

Section 5.01 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) [Reserved.]

(c) Subject to Section 5.05 hereof, a director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.05 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate or any Preferred Stock Designation.

Article VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate or any Preferred Stock Designation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

Article X. AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Article XI. EXCLUSIVE JURISDICTION

Section 11.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees or agents governed by the internal affairs doctrine.

Section 11.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XI.

IN WITNESS WHEREOF, JM Global Holding Company has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf as of the [__]th day of [___], 2017.

JM GLOBAL HOLDING COMPANY

By:	/s/ Tim Richerson
Name: Tim Richerson
Title: Chief Executive Officer

 [Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX D

TMSR HOLDING COMPANY LIMITED
2017 LONG-TERM INCENTIVE PLAN

1.           Purpose. The purpose of the TMSR Holding Company Limited 2017 Long-Term Equity Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, managers, employees, consultants and advisors (and prospective directors, officers, managers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

2.           Definitions. The following definitions shall be applicable throughout this Plan:

(a)          “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest as determined by the Committee in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)         “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award and Performance Compensation Award granted under this Plan.

(c)          “Board” means the Board of Directors of the Company.

(d)         “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e)         “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by federal law or executive order to be closed.

(f)           “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar document or policy between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement, document or policy (or the absence of any definition of “Cause” contained therein), (A) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Participant of any agreement between the Participant and the Company, except for any such breach or default which is caused by the physical disability of the Participant (as determined by a neutral physician), or a continuing failure by the Participant to follow the direction of a duly authorized representative of the Company; (B) gross negligence, willful misfeasance or breach of fiduciary duty by the Participant; (C) the commission by the Participant of an act of fraud, embezzlement or any felony or other crime of dishonesty in connection with the Participant’s duties; or (D) conviction of the Participant of a felony or any other crime that would materially and adversely affect: (i) the business reputation of the Company or (ii) the performance of the Participant’s duties to the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(g)          “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)           An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities.

(ii)         The individuals who constitute the members of the Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board; or

(iii)        The consummation of any of the following events:

(A)        A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B)         A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; provided, however, that to the extent necessary to comply with Section 409A of the Code, the occurrence of an event described in this subsection (B) shall not permit the settlement of Restricted Stock Units granted under this Plan; or

(C)         An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

(h)         “Closing Price” means (A) during such time as the Common Shares are registered under Section 12 of the Exchange Act, the closing price of the Common Shares as reported by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if no sale of the Common Shares shall have been made on any such stock exchange or automated quotation system that day, on the next preceding day on which there was a sale of such Common Shares, or (B) during any such time as the Common Shares are not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Common Shares in the over-the-counter market on the day for which such value is to be determined, as reported by the Financial Industry Regulatory Authority, Inc., or (C) during any such time as the Common Shares cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Committee considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

(i)           “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. References in this Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j)           “Committee” means a committee of at least two people as the Board may appoint to administer this Plan or, if no such committee has been appointed by the Board, the Board. Unless altered by an action of the Board, the Committee shall be the Compensation Committee of the Board.

(k)          “Common Shares” means the common stock, par value $.0001 per share, of the Company (and any stock or other securities into which such common shares may be converted or into which they may be exchanged).

(l)           “Company” means TMSR Holding Company Limited., a Cayman Islands company, together with its successors and assigns.

(m)        “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(n)         “Disability” means a “permanent and total” disability incurred by a Participant while in the employ of the Company or an Affiliate. For this purpose, a permanent and total disability shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(o)         “Effective Date” means the date when the Plan is adopted by the Board.

(p)         “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

(q)         “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate, provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(r)          “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in this Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(s)          “Exercise Price” has the meaning given such term in Section 7(b) of this Plan.

(t)           “Fair Market Value”, unless otherwise provided by the Committee in accordance with all applicable laws, rules regulations and standards, means, on a given date, (i) if the Common Shares (A) are listed on a national securities exchange or (B) are not listed on a national securities exchange, but is quoted by the OTC Markets Group, Inc. (www.otcmarkets.com) or any successor or alternative recognized over-the-counter market or another inter-dealer quotation system, on a last sale basis, the average selling price of the Common Shares reported on such national securities exchange or other inter-dealer quotation system, determined as the arithmetic mean of such selling prices over the thirty (30)-Business Day period preceding the Date of Grant, weighted based on the volume of trading of such Common Shares on each trading day during such period; or (ii) if the Common Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Shares.

(u)         “Immediate Family Members” shall have the meaning set forth in Section 15(b) of this Plan.

(v)          “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in this Plan.

(w)        “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of this Plan.

(x)          “Intellectual Property Products” shall have the meaning set forth in Section 15(c) of this Plan.

(y)          “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.

(z)          “Negative Discretion” shall mean the discretion authorized by this Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.

(aa)       “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(bb)      “Option” means an Award granted under Section 7 of this Plan.

(cc)       “Option Period” has the meaning given such term in Section 7(c) of this Plan.

(dd)      “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(ee)      “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(ff)         “Participant” means an Eligible Person who has been selected by the Committee to participate in this Plan and to receive an Award pursuant to Section 6 of this Plan.

(gg)       “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of this Plan.

(hh)      “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under this Plan.

(ii)          “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(jj)          “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(kk)       “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(ll)          “Permitted Transferee” shall have the meaning set forth in Section 15(b) of this Plan.

(mm)   “Person” has the meaning given such term in the definition of “Change in Control.”

(nn)      “Plan” means this TMSR Holding Company Limited. 2017 Long-Term Equity Incentive Plan, as amended from time to time.

(oo)      “Retirement” means the fulfillment of each of the following conditions: (i) the Participant is good standing with the Company as determined by the Committee; (ii) the voluntary termination by a Participant of such Participant’s employment or service to the Company and (B) that at the time of such voluntary termination, the sum of: (1) the Participant’s age (calculated to the nearest month, with any resulting fraction of a year being calculated as the number of months in the year divided by 12) and (2) the Participant’s years of employment or service with the Company (calculated to the nearest month, with any resulting fraction of a year being calculated as the number of months in the year divided by 12) equals at least 62 (provided that, in any case, the foregoing shall only be applicable if, at the time of Retirement, the Participant shall be at least 55 years of age and shall have been employed by or served with the Company for no less than 5 years).

(pp)      “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(qq)      “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of this Plan.

(rr)        “Restricted Stock” means Common Shares, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of this Plan.

(ss)        “SAR Period” has the meaning given such term in Section 8(c) of this Plan.

(tt)         “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in this Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other official interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(uu)      “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of this Plan which meets all of the requirements of Section 1.409A-1(b)(5)(i)(B) of the Treasury Regulations.

(vv)       “Stock Bonus Award” means an Award granted under Section 10 of this Plan.

(ww)    “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(xx)       “Subsidiary” means, with respect to any specified Person:

(i)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Outstanding Company Voting Securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)         any partnership or limited liability company (or any comparable foreign entity) (a) the sole general partner or managing member (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners or managing members (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(yy)       “Substitute Award” has the meaning given such term in Section 5(e).

(zz)        “Treasury Regulations” means any regulations, whether proposed, temporary or final, promulgated by the U.S. Department of Treasury under the Code, and any successor provisions.

3.           Effective Date; Duration. The Plan shall be effective as of the Effective Date, but no Award shall be exercised or paid (or, in the case of a stock Award, shall be granted unless contingent on stockholder approval) unless and until this Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months after the Effective Date. The expiration date of this Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of this Plan shall continue to apply to such Awards.

4.           Administration.

(a)          The Committee shall administer this Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under this Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, as applicable, it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under this Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under this Plan. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Whether a quorum is present shall be determined based on the Committee’s charter as approved by the Board.

(b)         Subject to the provisions of this Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by this Plan and its charter, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of this Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

(c)          The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code.

(d)         Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations, and other decisions under or with respect to this Plan or any Award or any documents evidencing Awards granted pursuant to this Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)         No member of the Board, the Committee, delegate of the Committee or any employee, advisor or agent of the Company or the Board or the Committee (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from (and the Company shall pay or reimburse on demand for) any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under this Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)           Notwithstanding anything to the contrary contained in this Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer this Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under this Plan.

5.           Grant of Awards; Shares Subject to this Plan; Limitations.

(a)          The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b)         Each Common Share subject to an Option or a Stock Appreciation Right will reduce the number of Common Shares available for issuance by one share, and each Common Share underlying an Award of Restricted Stock, Restricted Stock Units, Stock Bonus Awards and Performance Compensation Awards will reduce the number of Common Shares available for issuance by 1.15 shares.

(c)          Common Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash shall be available again for Awards under this Plan at the same ratio at which they were previously granted. Notwithstanding the foregoing, the following Common Shares shall not be available again for Awards under the Plan: (i) shares tendered or held back upon the exercise of an Option or settlement of an Award to cover the Exercise Price of an Award; (ii) shares that are used or withheld to satisfy tax obligations of the Participant; and (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the SAR upon exercise thereof.

(d)         Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)         Subject to compliance with Section 1.409A-3(f) of the Treasury Regulations, Awards may, in the sole discretion of the Committee, be granted under this Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall be counted against the aggregate number of Common Shares available for Awards under this Plan.

6.           Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in this Plan.

7.           Options.

(a)          Generally. Each Option granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement. All Options granted under this Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Notwithstanding any designation of an Option, to the extent that the aggregate Fair Market Value of Common Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under this Plan.

(b)         Exercise Price. The exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant; and, provided further, that notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)          Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and as set forth in the applicable Award agreement, and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate; and, provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement:

•             an Option shall vest and become exercisable with respect to 100% of the Common Shares subject to such Option on the third (3rd) anniversary of the Date of Grant;

•             the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for:

•     one year following termination of employment or service by reason of such Participant’s death or Disability (with the determination of Disability to be made by the Committee on a case by case basis), but not later than the expiration of the Option Period;

•     for directors, officers and employees of the Company only, for the remainder of the Option Period following termination of employment or service by reason of such Participant’s Retirement (it being understood that any Incentive Stock Option held by the Participant shall be treated as a Nonqualified Stock Option if exercise is not undertaken within 90 days of the date of Retirement);

•     90 calendar days following termination of employment or service for any reason other than such Participant’s death, Disability or Retirement, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and

•     both the unvested and the vested portion of an Option shall immediately expire upon the termination of the Participant’s employment or service by the Company for Cause.

(d)         Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award agreement accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check (subject to collection), cash equivalent and/or vested Common Shares valued at the Closing Price at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided, however, that such Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value (as determined by the Committee in its discretion) on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Closing Price equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. Any fractional Common Shares shall be settled in cash.

(e)         Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under this Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)           Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.           Stock Appreciation Rights.

(a)          Generally. Each SAR granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement. Any Option granted under this Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)         Exercise Price. The Exercise Price per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)          Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement:

•             a SAR shall vest and become exercisable with respect to 100% of the Common Shares subject to such SAR on the third anniversary of the Date of Grant;

•             the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for:

•             one year following termination of employment or service by reason of such Participant’s death or Disability (with the determination of Disability to be made by the Committee on a case by case basis), but not later than the expiration of the SAR Period;

•             for directors, officers and employees of the Company only, for the remainder of the SAR Period following termination of employment or service by reason of such Participant’s Retirement;

•             90 calendar days following termination of employment or service for any reason other than such Participant’s death, Disability or Retirement, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and

•             both the unvested and the vested portion of a SAR shall expire immediately upon the termination of the Participant’s employment or service by the Company for Cause.

(d)         Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Closing Price exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e)         Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Closing Price of one Common Share on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. Any fractional Common Share shall be settled in cash.

9.           Restricted Stock and Restricted Stock Units.

(a)          Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement.

(b)         Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void ab initio. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)          Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement: (i) the Restricted Period shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units on the third (3rd) anniversary of the Date of Grant; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)         Delivery of Restricted Stock and Settlement of Restricted Stock Units. (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Closing Price equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

(ii)         Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion and subject to the requirements of Section 409A of the Code, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Closing Price of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

10.        Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under this Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the

Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement.

11.        Performance Compensation Awards.

(a)          Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of this Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b)         Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code, if applicable), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(c)          Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company and/or one or more Affiliates, divisions or operational units, or any combination of the foregoing, as determined by the Committee. Any one or more of the Performance Criteria adopted by the Committee may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.

(d)         Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time during the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code, if applicable), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(e)         Payment of Performance Compensation Awards.

(i)           Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)         Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii)        Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv)        Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion, except as is otherwise provided in this Plan, to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of this Plan.

(f)           Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11, but in no event later than two-and-one-half months following the end of the fiscal year during which the Performance Period is completed in order to comply with the short-term deferral rules under Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding the foregoing, payment of a Performance Compensation Award may be delayed, as permitted by Section 1.409A-2(b)(7)(i) of the Treasury Regulations, to the extent that the Company reasonably anticipates that if such payment were made as scheduled, the Company’s tax deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.

12.        Changes in Capital Structure and Similar Events. In the event of (a) any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments that are equitable, including without limitation any or all of the following:

(i)           adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under this Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of this Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii)         providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

(iii)        subject to the requirements of Section 409A of the Code, canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) or ASC Topic 718, or any successor thereto), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.        Effect of Change in Control. Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of this Plan to the contrary, with respect to all or any portion of a particular outstanding Award or Awards:

(a)          all of the then outstanding Options and SARs shall immediately vest and become immediately exercisable as of a time prior to the Change in Control;

(b)         the Restricted Period shall expire as of a time prior to the Change in Control (including without limitation a waiver of any applicable Performance Goals);

(c)          Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Shares subject to their Awards.

14.        Amendments and Termination.

(a)       Amendment and Termination of this Plan. The Board may amend, alter, suspend, discontinue, or terminate this Plan or any portion thereof at any time; provided, that (i) no amendment to the definition of Eligible Employee in Section 2, Section 5(b), Section 11(c) or Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to this Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); and, provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the prior written consent of the affected Participant, holder or beneficiary.

(c)          Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided, however that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; and, provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of this Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash or take any action that would have the effect of treating such Award as a new Award for tax or accounting purposes and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

15.        General.

(a)       Award Agreements. Each Award under this Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. The Company’s failure to specify any term of any Award in any particular Award agreement shall not invalidate such term, provided such terms was duly adopted by the Board or the Committee.

(b)         Nontransferability; Trading Restrictions.

(i)           Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, with or without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of this Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of this Plan.

(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in this Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under this Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of this Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in this Plan and the applicable Award agreement.

(iv)        The Committee shall have the right, either on an Award-by-Award basis or as a matter of policy for all Awards or one or more classes of Awards, to condition the delivery of vested Common Shares received in connection with such Award on the Participant’s agreement to such restrictions as the Committee may determine.

(c)          Tax Withholding.

(i)           A Participant shall be required to pay to the Company or any Affiliate, or the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under this Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a fair market value equal to such withholding liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

(d)         No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under this Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or any Award agreement. By accepting an Award under this Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under this Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)         International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may in its sole discretion amend the terms of this Plan or outstanding Awards (or establish a sub-plan) with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f)           Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under this Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation filed with the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. Upon the occurrence of a Participant’s divorce (as evidenced by a final order or decree of divorce), any spousal designation previously given by such Participant shall automatically terminate.

(g)          Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)         No Rights as a Stockholder. Except as otherwise specifically provided in this Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)           Government and Other Regulations.

(i)           The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares to be offered or sold under this Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under this Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of this Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in this Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under this Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)         The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares to the Participant, the Participant’s acquisition of Common Shares from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless doing so would violate Section 409A of the Code, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof. The Committee shall have the discretion to consider and take action to mitigate the tax consequence to the Participant in cancelling an Award in accordance with this clause.

(j)           Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)          Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)           No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of this Plan or any Award shall require the Company, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under this Plan other than as general unsecured creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with this Plan by any agent of the Company or the Committee or the Board, other than himself.

(n)         Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)         Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions.

(p)         Severability. If any provision of this Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws in the manner that most closely reflects the original intent of the Award or the Plan, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

(q)         Obligations Binding on Successors. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)          Code Section 162(m) Approval. If so determined by the Committee, the provisions of this Plan regarding Performance Compensation Awards shall be disclosed and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such provisions, in each case in order for certain Awards granted after such time to be exempt from the deduction limitations of Section 162(m) of the Code. Nothing in this clause, however, shall affect the validity of Awards granted after such time if such stockholder approval has not been obtained.

(s)          Expenses; Gender; Titles and Headings. The expenses of administering this Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings shall control.

(t)           Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(u)         Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code. The Plan and all Awards granted under this Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Notwithstanding anything in this Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Section 1.409A-3(j)(4) of the Treasury Regulations. If a Participant is a “specified employee” (within the meaning of Section 1.409A-1(i) of the Treasury Regulations) at any time during the twelve (12)-month period ending on the date of his termination of employment, and any Award hereunder subject to the requirements of Section 409A of the Code is to be satisfied on account of the Participant’s termination of employment, satisfaction of such Award shall be suspended until the date that is six (6) months after the date of such termination of employment.

(v)          Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares under any Award made under this Plan.

PRELIMINARY COPY, SUBJECT TO COMPLETION DATED DECEMBER 1, 2017

PROXY CARD

FOR THE SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF

JM GLOBAL HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tim Richerson (the “Proxy”) with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2017 annual meeting of stockholders of JM Global Holding Company (the “Company”) to be held on         , 2017 at          , Eastern time at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

JM GLOBAL HOLDING COMPANY — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8.			Please mark votes as ☐ indicated in this example

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Share Exchange Agreement, dated as of August 28, 2017, as it may be amended (the “Share Exchange Agreement”), by and among the Company, China Sunlong Environmental Technology Inc., Zhong Hui Holding Limited, the stockholders of CaymanCo, and Chuanliu Ni, solely in his capacity as the Seller Representative, and the transactions contemplated thereby (the “Business Combination”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2017 Annual Meeting of JM Global Stockholders — Redemption Rights.”

The Charter Proposals: (2) Proposal 2 — To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and China Sunlong Environmental Technology Inc.

(3) Proposal 3 — To consider and act upon a proposed amendment to the Company’s existing charter to change the Company’s name from “JM Global Holding Company” to “TMSR Holding Company Limited”; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4 — To consider and act upon a proposed amendment to the Company’s existing charter to eliminate the classification of the board of directors; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5 — To consider and act upon a proposed amendment to the Company’s existing charter to provide for certain additional changes, including designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) The Director Election Proposal — To elect seven individuals the Company’s board of directors to serve until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified

	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. ________________

Chunliu Ni Jiazhen Li Junxi Zhang Xiaoguang Liu Hongxiang Yu Xiaonian Zhang [__]	Nominees: 01 05	02 06	03 07	04

(7) The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the TMSR Holding Company Limited 2017 Long-Term Incentive Plan; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting in lieu of the 2017 annual meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Charter Proposals.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2017

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 1, 2, 3, 4 and 5. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7 and 8. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~